     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998.


                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                 LODGIAN, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 7011                             TO BE APPLIED FOR
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)              Identification Number)

                              1601 BELVEDERE ROAD
                         WEST PALM BEACH, FLORIDA 33406
                                 (561) 689-9970
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                              DAVID A. BUDDEMEYER
                              1601 BELVEDERE ROAD
                         WEST PALM BEACH, FLORIDA 33406
                                 (561) 689-9970
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                  ALISON W. MILLER, ESQ.                                         KEN HARRIGAN, ESQ.
                   STEVEN D. RUBIN, ESQ.                               POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
              STEARNS WEAVER MILLER WEISSLER                           191 PEACHTREE STREET, N.E., SUITE 1600
                ALHADEFF & SITTERSON, P.A.                                     ATLANTA, GEORGIA, 30303
            150 WEST FLAGLER STREET, SUITE 2200                                    (404) 572-6744
                   MIAMI, FLORIDA 33130
                      (305) 789-3200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ].

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                                PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
          OF SECURITIES TO BE              AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
              REGISTERED                    REGISTERED             SHARE              PRICE(1)                FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................    29,951,695(2)          $12.73            $381,205,867          $112,456(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) based on (i) $15.1875, the average of the high and low per share sale price of the Common Stock, par value $.01 per share (the "Servico Common Stock"), of Servico, Inc., a Florida corporation, on the New York Stock Exchange on July 13, 1998, and (ii) $5.23, the book value of the Class A Ordinary Membership Units (the "Impac Units") of Impac Hotel Group, L.L.C., a Georgia limited liability company ("Impac"), on March 31, 1998. The proposed maximum offering price is equal to (i) the per share market value of the Servico Common Stock multiplied by the maximum number of shares of Servico Common Stock which may be converted in the Mergers described herein (the "Mergers") for shares of the Common Stock, par value $.01 per share (the "Lodgian Common Stock"), of Lodgian, Inc., a Delaware corporation, plus (ii) the per unit book value of the Impac Units multiplied by the maximum number of Impac Units which may be converted in the Mergers for shares of Lodgian Common Stock.

(2) Assumes that all shares of Lodgian Common Stock issuable to unitholders of Impac are issued pursuant to the terms of the Agreement and Plan of Merger described herein.

(3) Previously paid with the initial filing of the Registration Statement on July 17, 1998.


                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[SERVICO LOGO]
                                                 SERVICO, INC.
                                                 1601 Belvedere Road
                                                 West Palm Beach, Florida 33406

                                                             , 1998

Dear Fellow Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders to be
held at              , on            , 1998, at              a.m., Eastern Time.
At this meeting, you will be asked to approve a merger between Servico and Impac Hotel Group, L.L.C., a private hotel ownership, management and development company. Impac owns, manages or has under development 55 hotels, with approximately 9,266 rooms in 24 states. In the merger, Servico shareholders and the unitholders of Impac will become the owners of a combined company to be called Lodgian, Inc., with Servico shareholders and Impac unitholders owning approximately 74% and 26%, respectively, of Lodgian's outstanding common stock. The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the merger and its effect on Servico and on you as shareholders of Servico.
    The purpose of the merger is to create a combined enterprise with the increased financial strength, franchise base and the expertise necessary to excel in the increasingly competitive and consolidating hotel industry. However, the combined company will be subject to significant potential risks including:

       - Inability to successfully consolidate the business, operations and personnel of the two companies;
       - High levels of debt which subject the combined company to a greater risk of default and foreclosure in economic downturns;
       - Unavailability of capital for growth through the acquisition, development or renovation of hotel properties;
       - Increased competition for customers and hotel acquisition opportunities; and
       - Illiquidity of real estate and exposure to general economic downturns in the lodging industry.

    At the Annual Meeting, you will also be asked to approve the Lodgian 1998 Short-Term Incentive Compensation Plan, the Lodgian 1998 Stock Incentive Plan and the Lodgian Non-Employee Directors' Stock Plan and an amendment to Servico's existing Stock Option Plan to increase the number of shares in the Servico Stock Option Plan. The Lodgian Plans will replace the Servico Stock Option Plan if the merger is approved. Servico shareholders will also vote on the election of one director to serve until the earlier of the year 2001 or the completion of the merger.
    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF SERVICO AND ITS SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AND FOR EACH OF THE LODGIAN PLANS. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR ITS NOMINEE FOR DIRECTOR AND FOR APPROVAL OF THE AMENDMENT TO SERVICO'S EXISTING STOCK OPTION PLAN.
    Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please complete, sign and date your proxy card and promptly return it in the envelope provided. If you attend the Annual Meeting you may vote in person, even if you previously returned a proxy.

                                          Sincerely yours,


                                          David A. Buddemeyer,
                                          Chairman of the Board, President and
                                          Chief Executive Officer

    The Securities and Exchange Commission and state securities regulations have not approved the transaction described in this Joint Proxy Statement/Prospectus or the shares of Lodgian common stock to be issued in the transaction, and they have not determined if this Joint Proxy Statement/Prospectus is truthful or complete. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the transaction. Any representation to the contrary is a criminal offense.
     SEE "RISK FACTORS" BEGINNING ON PAGE                FOR MATERIAL RISKS YOU
SHOULD CONSIDER.

       THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED             , 1998
        AND IS FIRST BEING MAILED TO SHAREHOLDERS AND UNITHOLDERS ON OR
                           ABOUT             , 1998.

                                 [SERVICO LOGO]

                                 SERVICO, INC.
                              1601 Belvedere Road
                         West Palm Beach, Florida 33406

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD ON             , 1998, AT       A.M.

To Our Shareholders:

    Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Servico, Inc., a Florida corporation ("Servico"), will be held at
            , on       , 1998, commencing at       a.m. Eastern Time, and at any
adjournments or postponements thereof, for the following purposes:

        1. To approve the Amended and Restated Agreement and Plan of Merger,
    dated as of July   , 1998 (the "Merger Agreement"), among Lodgian, Inc.
    ("Lodgian"), Servico, Impac Hotel Group, L.L.C., a Georgia limited liability company ("Impac"), P-Burg Lodging Associates, Inc., a Kentucky corporation ("P-Burg"), Hazard Lodging Associates, Inc., a Kentucky corporation ("Hazard"), Memphis Lodging Associates, Inc., a Florida corporation ("Memphis"), Delk Lodging Associates, Inc., a Delaware corporation ("Delk"), Impac Hotel Development, Inc., a Delaware corporation ("IHD"), Impac Design and Construction, Inc., a Delaware corporation ("IDC"), Impac Hotel Group, Inc., a Florida corporation ("IHG") (P-Burg, Hazard, Memphis, Delk, IHD, IDC and IHG referred to collectively as the "Impac Affiliated Companies") and certain acquisition subsidiaries providing for mergers which will result in Servico, Impac and each of the Impac Affiliated Companies becoming wholly-owned subsidiaries of Lodgian (together referred to as the "Merger");

        2. To approve the Lodgian 1998 Short-Term Incentive Compensation Plan, which appears as Appendix D to the accompanying Joint Proxy
    Statement/Prospectus;

        3. To approve the Lodgian 1998 Stock Incentive Plan, which appears as Appendix E to the accompanying Joint Proxy Statement/Prospectus;

        4. To approve the Lodgian Non-Employee Directors' Stock Plan, which appears as Appendix F to the accompanying Joint Proxy Statement/Prospectus (the Lodgian 1998 Short-Term Incentive Compensation Plan, the Lodgian 1998 Stock Incentive Plan and the Lodgian Non-Employee Directors' Stock Plan being referred to as the "Lodgian Plans");

        5. To elect one director to the Board of Directors of Servico to serve until the earlier of the year 2001 or the consummation of the Merger;

        6. To approve an amendment of the Servico Stock Option Plan to increase the number of shares issuable pursuant to the Plan; and

        7. To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

    Only shareholders of record on           , 1998 will be entitled to notice
of and to vote at the Annual Meeting and any adjournments thereof. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock of Servico, par value $.01 per share (the "Servico Common Stock"), is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Servico Common Stock is required to approve the Merger. The affirmative vote of a majority of the shares of Servico Common Stock voting in person or by proxy at the Annual Meeting is required to approve each of the Lodgian Plans and the amendment of the Servico Stock Option Plan. The nominee will be elected as a director upon receipt of a plurality of the votes cast.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID REPLY ENVELOPE PROVIDED. THE PROMPT RETURN OF YOUR PROXY WILL ASSIST US IN PREPARING FOR THE ANNUAL MEETING. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. YOU MAY ALSO REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES OR BY FILING WITH THE SECRETARY OF SERVICO A DULY EXECUTED LETTER OF REVOCATION. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR SHARES VOTED, EACH OF YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER, FOR THE APPROVAL OF THE EACH OF THE LODGIAN PLANS, FOR THE AMENDMENT OF THE SERVICO STOCK OPTION PLAN AND FOR THE ELECTION OF THE NOMINEE AS DIRECTOR.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER, EACH OF THE LODGIAN PLANS, THE AMENDMENT TO THE SERVICO STOCK OPTION PLAN AND THE NOMINEE FOR DIRECTOR.

                                          By Order Of The Board Of Directors

                                          Charles M. Diaz
                                          Secretary

West Palm Beach, Florida
          , 1998

[IMPAC LOGO]

                                                IMPAC HOTEL GROUP, L.L.C.
                                                Two Live Oak Center
                                                3445 Peachtree Road, N.E.
                                                Suite 700
                                                Atlanta, Georgia 30326

                                                            , 1998

Dear Fellow Unitholders:

    I am writing to you to solicit your consent to two very important matters that directly affect your interest as unitholders of Class A Ordinary Membership Interests of Impac Hotel Group, L.L.C. The first matter involves a merger with Servico, Inc., a New York Stock Exchange listed company which owns or manages 89 hotels with approximately 17,937 rooms in 24 states. As a result of the merger, Servico shareholders and Impac unitholders will become the owners of a combined company to be called Lodgian, Inc., with Impac unitholders and Servico shareholders owning approximately 26% and 74%, respectively, of Lodgian's outstanding common stock. Unitholders of Impac will receive an aggregate of 6 million shares of Lodgian common stock or 0.519 shares for each unit owned (subject to adjustment based on the average closing price of Servico common stock over the ten days prior to the merger). In addition, as five of Impac's hotels that are currently under development are opened, the Impac unitholders will receive up to an aggregate of 1.4 million additional shares of Lodgian common stock representing an additional 0.121 shares of Lodgian common stock for each Impac unit. Impac unitholders and Servico shareholders will then own approximately 26% and 74% respectively of Lodgian's outstanding common stock.

    You are also being asked to approve the Lodgian 1998 Short-Term Incentive Compensation Plan, the Lodgian 1998 Stock Incentive Plan and the Lodgian Non-Employee Directors' Stock Plan. The plans are intended to provide Lodgian's directors and employees with incentives that are aligned with your interests as a Lodgian shareholder going forward. The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the merger and its effect on Impac and on you as unitholders of Impac.

    The purpose of the merger is to create a combined enterprise with the increased financial strength, franchise base, global reach and expertise necessary to excel in the increasingly competitive and consolidating hotel industry. However, the merger will be subject to significant potential risks including:

       - Inability to successfully consolidate the business, operations and personnel of the two companies;

       - High levels of debt which subject the combined company to a greater risk of default and foreclosure in economic downturns;

       - Unavailability of capital for growth through the acquisition, development or renovation of hotel properties;

       - Increased competition for customers and hotel acquisition opportunities; and

       - Illiquidity of real estate and exposure to general economic downturns in the lodging industry.

    I strongly believe in the merger and have agreed to vote my Impac units in favor of the merger. My vote, together with the vote of others who have already agreed to vote their units in favor of the merger, will represent more than a majority of the outstanding units, thus assuring the approval of the merger and the Lodgian benefit plans by the Impac unitholders.

    AS MANAGER, I HAVE CAREFULLY REVIEWED THE TERMS AND CONDITIONS OF THE MERGER AND BELIEVE THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF IMPAC AND ITS UNITHOLDERS AND RECOMMEND THAT YOU CONSENT TO THE MERGER AND TO THE ADOPTION OF EACH OF THE LODGIAN BENEFIT PLANS. Please complete, sign and date your written consent form and promptly return it in the envelope provided.

                                          Sincerely yours,

                                          Robert S. Cole
                                          Manager

    The Securities and Exchange Commission and state securities regulations have not approved the transaction described in this Joint Proxy Statement/Prospectus or the shares of Lodgian common stock to be issued in the transaction, and they have not determined if this Joint Proxy Statement/Prospectus is truthful or complete. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the transaction. Any representation to the contrary is a criminal offense.

    SEE "RISK FACTORS" BEGINNING ON PAGE   FOR MATERIAL RISKS YOU SHOULD
CONSIDER.

        THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED           , 1998
        AND IS FIRST BEING MAILED TO SHAREHOLDERS AND UNITHOLDERS ON OR
                            ABOUT           , 1998.

                                  [IMPAC LOGO]

                           IMPAC HOTEL GROUP, L.L.C.
                              TWO LIVE OAK CENTER
                           3445 PEACHTREE ROAD, N.E.
                                   SUITE 700
                             ATLANTA, GEORGIA 30326

                 SOLICITATION OF WRITTEN CONSENT OF UNITHOLDERS

To Our Unitholders:

     Pursuant to Section 5.5(b)(i) of the Second Amended and Restated Operating Agreement of Impac Hotel Group, L.L.C. ("Impac"), the consent of the holders of the Class A Ordinary Membership Interests (the "Units") is solicited in order to take the following actions:

          1. To approve the Amended and Restated Agreement and Plan of Merger,
     dated as of July   , 1998 (the "Merger Agreement"), among Lodgian, Inc.
     ("Lodgian"), Servico, Impac Hotel Group, L.L.C., a Georgia limited liability company ("Impac"), P-Burg Lodging Associates, Inc., a Kentucky corporation ("P-Burg"), Hazard Lodging Associates, Inc., a Kentucky corporation ("Hazard"), Memphis Lodging Associates, Inc., a Florida corporation ("Memphis"), Delk Lodging Associates, Inc., a Delaware corporation ("Delk"), Impac Hotel Development, Inc., a Delaware corporation ("IHD"), Impac Design and Construction, Inc., a Delaware corporation ("IDC"), Impac Hotel Group, Inc., a Florida corporation ("IHG") (defined collectively as the "Impac Affiliated Companies") and certain acquisition subsidiaries providing for mergers which will result in Servico, Impac and each of the Impac Affiliated Companies becoming wholly-owned subsidiaries of Lodgian (together referred to as the "Merger");

          2. To approve the Lodgian 1998 Short-Term Incentive Compensation Plan, which appears as Appendix D to the accompanying Joint Proxy
     Statement/Prospectus;

          3. To approve the Lodgian 1998 Stock Incentive Plan, which appears as Appendix E to the accompanying Joint Proxy Statement/Prospectus; and

          4. To approve the Lodgian Non-Employee Directors' Stock Plan, which appears as Appendix F to the accompanying Joint Proxy Statement/Prospectus (the Lodgian 1998 Short-Term Incentive Compensation Plan, the Lodgian 1998 Stock Incentive Plan and the Lodgian Non-Employee Directors' Stock Plan being referred to as the "Lodgian Plans").

     The written consent of the holders of a majority of the outstanding Units of Impac is required to approve the Merger and each of the Lodgian Plans.

     Please sign, date and return promptly the enclosed form of written consent in the postage-paid reply envelope provided. You may revoke your consent by filing with the Secretary of Impac a duly executed letter of revocation prior to completion of the Merger.

     THE MANAGER RECOMMENDS THAT UNITHOLDERS CONSENT TO THE MERGER AND THE ADOPTION OF EACH OF THE LODGIAN PLANS.

                                          Robert S. Cole
                                          Manager

Atlanta, Georgia
            , 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE SERVICO/IMPAC TRANSACTION...
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY....................
     The Companies..........................................
     What You Will Receive in the Merger....................
     Reasons for the Merger.................................
     Summary of Risk Factors................................
     Recommendations........................................
     Opinions of Financial Advisors.........................
     Conflicts of Interests of Certain Persons..............
     Conditions to the Transaction..........................
     Termination of the Merger Agreement....................
     Termination Fees.......................................
     Regulatory Approvals...................................
     Material U.S. Federal Income Tax Consequences..........
     No Appraisal Rights....................................
     Per Share Market Price Information.....................
     Listing of Lodgian Common Stock........................
     Lodgian Dividend Policy................................
     Lodgian Plan Proposals.................................
     Other Servico Annual Meeting Matters...................
     Eligibility to Vote....................................
     Vote Required..........................................
     Cautionary Statement...................................
     Organizational Chart...................................
SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
  CONDENSED CONSOLIDATED FINANCIAL INFORMATION..............
     Selected Historical Financial Information -- Servico...
     Selected Historical Financial Information -- Impac.....
     Selected Unaudited Pro Forma Financial Information.....
     Comparative Per Share Information......................
RISK FACTORS................................................
     Inability to Successfully Integrate Operations.........
     Risks Associated with High Levels of Debt..............
     Significant Amount of Debt.............................
     No Limit on Additional Debt............................
     Terms of Indebtedness Which Include Variable Rates and
      Prepayment Penalties..................................
     Cross Default Provisions and Corporate Guarantees......
     Recent Convertible Trust Security Offering.............
     Inability to Expand....................................
     Illiquidity and Possible Declines in Value of Real
      Estate................................................
     Unavailability of Additional Capital to Support
      Growth................................................
     Competition for Acquisitions and Impact on
      Profitability.........................................
     Delays in Completion or Unanticipated Costs Associated
      with Development and Renovation of Properties.........
     Loss of Flexibility of Ownership of Real Estate with
      Others................................................
     Lodging Industry Risks.................................
     No Assurance of Profitability..........................
     Competition for Customers..............................
     Maintenance and Refurbishment Expenses.................


                                       (i)

                                                              PAGE
                                                              ----
     Liability and Unavailability or Increased Costs of
      Insurance.............................................
     Seasonal Fluctuations in Operating Results.............
     Increased Costs and Decreased Profitability Associated
      with Inflation........................................
     Limitations and Requirements of Franchise Agreements...
     Costs of Compliance with Environmental Laws............
     No Intention to Pay Dividends..........................
     Cost of Compliance with Governmental Regulations.......
     Substantial Reliance on Key Personnel..................
     Anti-Takeover Provisions...............................
SERVICO ANNUAL MEETING......................................
     Date, Time and Place and Purpose.......................
     Record Date for Eligibility to Vote....................
     Voting of Proxies......................................
     Revocability of Proxies................................
     Votes Required; Shares Held by Certain Persons.........
     Solicitation of Proxies................................
MATTERS TO BE VOTED UPON AT THE SERVICO ANNUAL MEETING......
     Approval of the Merger.................................
     Approval of Each of the Lodgian Plans..................
     Amendment of Servico Stock Option Plan.................
     Election of Directors..................................
SOLICITATION OF IMPAC UNITHOLDER CONSENTS...................
     Purpose................................................
     Unitholders Entitled to Vote...........................
     Submission of Written Consent..........................
     Revocability of Consent................................
     Consent Required; Voting Agreements....................
     Solicitation of Consents...............................
THE MERGER..................................................
     General................................................
     The Merger.............................................
     Background of the Merger...............................
     Recommendation of Servico's Board of Directors.........
     Servico-Reasons for the Merger.........................
     Servico-Negative Considerations and Potential
      Disadvantages of the Merger...........................
     Recommendation of Impac's Manager......................
     Impac-Reasons for the Merger...........................
     Impac-Negative Considerations and Potential
      Disadvantages of the Merger...........................
     Impac-Alternatives Considered by the Manager...........
     Opinion of Financial Advisors..........................
     Material Federal Income Tax Consequences...............
     Accounting Treatment...................................
     Anti-Trust Approval....................................
     No Appraisal Rights....................................
     Stock Exchange Listing.................................
     Delisting and Deregistration of Servico Common Stock...
     Securities Law Restrictions............................
THE MERGER AGREEMENT........................................
     General................................................
     Consideration to be Received in the Merger.............


                                      (ii)

                                                              PAGE
                                                              ----
     Exchange of Shares.....................................
     Lodgian Following the Merger...........................
     Certain Representations and Warranties.................
     Certain Covenants......................................
     Restrictions on Solicitation of Alternative
      Transactions..........................................
     Certain Benefits Matters...............................
     Indemnification and Insurance..........................
     Certain Conditions.....................................
     Amendment and Waiver...................................
     Termination............................................
     Termination Fees; Expenses.............................
     Impac Voting Agreements................................
     Registration Rights Agreement..........................
CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER......
     Certain Arrangements Regarding Management and Directors
      of Lodgian............................................
     Arrangements with Executive Officers...................
     Development Agreements.................................
     Registration Rights Agreement..........................
     Indemnification and Insurance..........................
     Release of Guarantees..................................
MARKET PRICE AND DIVIDEND DATA..............................
     Servico................................................
     Impac..................................................
LODGIAN, INC. UNAUDITED PRO FORMA COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS......................................
LODGIAN, INC. UNAUDITED PRO FORMA COMBINING BALANCE SHEET
  MARCH 31, 1998............................................
SERVICO, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS FOR THE OFFERING, EXCLUDING THE MERGER.........
SERVICO, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED BALANCE SHEETS MARCH 31, 1998................
SERVICO, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA STATEMENT
  OF INCOME YEAR ENDED DECEMBER 31, 1997....................
SERVICO, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA STATEMENT
  OF INCOME THREE MONTHS ENDED MARCH 31, 1998...............
SERVICO, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA
  STATEMENT OF INCOME.......................................
IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS AND IMPAC HOTEL
  DEVELOPMENT, INC. UNAUDITED PRO FORMA STATEMENT OF
  OPERATIONS EXCLUDING THE MERGER...........................
IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS AND IMPAC HOTEL
  DEVELOPMENT, INC. UNAUDITED PRO FORMA STATEMENT OF
  OPERATIONS YEAR ENDED DECEMBER 31, 1997...................
IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS AND IMPAC HOTEL
  DEVELOPMENT, INC. NOTES TO UNAUDITED PRO FORMA STATEMENT
  OF OPERATIONS.............................................

                                      (iii)

                                                              PAGE
                                                              ----
DESCRIPTION OF LODGIAN......................................
     Directors And Management of Lodgian Following The
      Merger; Compensation..................................
     Stock Ownership of Directors, Executive Officers and
      Five Percent Shareholders.............................
DESCRIPTION OF SERVICO......................................
     General................................................
     Information Relating to Directors and Executive
      Officers of Servico...................................
     Servico Employment Agreements and Termination of
      Employment............................................
     Report of the Compensation Committee on Executive
      Compensation..........................................
     Performance Graph......................................
     Security Ownership of Certain Beneficial Owners and
      Management............................................
BUSINESS OF IMPAC...........................................
     General................................................
     Organization...........................................
     Investment Strategy....................................
     Acquisition and Development Strategy...................
     Operating Strategy.....................................
     Properties.............................................
     Hotel Operations.......................................
     Franchise Affiliation..................................
     Development Agreements.................................
     Compensation Paid to Impac Manager.....................
     Employees..............................................
     Legal Proceedings......................................
SELECTED HISTORICAL FINANCIAL DATA -- IMPAC.................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- IMPAC........................
     General................................................
     Results of Operations..................................
     Liquidity and Capital Resources........................
     Existing Financing Arrangements........................
     Refinancing Commitment.................................
DESCRIPTION OF LODGIAN CAPITAL STOCK........................
     Authorized Capital Stock...............................
     Lodgian Common Stock...................................
     Lodgian Preferred Stock................................
     Transfer Agent and Registrar...........................
COMPARISON OF CERTAIN RIGHTS OF THE HOLDERS OF SERVICO
  COMMON STOCK AND IMPAC UNITS..............................
     Comparison of Current Servico Shareholder Rights and
      Lodgian Shareholder Rights Following the Merger.......
     Comparison of Current Impac Unitholder Rights and
      Lodgian Shareholder Rights Following the Merger.......
LODGIAN PLAN PROPOSALS......................................
     The Lodgian 1998 Short-Term Incentive Compensation
      Plan..................................................
     Federal Income Tax Consequences........................
     The Lodgian 1998 Stock Incentive Plan..................
     Federal Income Tax Consequences........................
     The Lodgian Non-Employee Directors' Stock Plan.........
     Federal Income Tax Consequences........................

                                      (iv)

                                                              PAGE
                                                              ----
PROPOSAL TO AMEND THE SERVICO STOCK OPTION PLAN.............
     Description of the Servico Stock Option Plan...........
     Federal Income Tax Consequences........................
     Options Granted Under the Plan.........................
     Amendment to the Plan..................................
LEGAL MATTERS...............................................
EXPERTS.....................................................
SHAREHOLDER PROPOSALS.......................................
WHERE YOU CAN FIND MORE INFORMATION.........................
INDEX TO FINANCIAL STATEMENTS...............................   F-

APPENDICES
APPENDIX A   --   Agreement and Plan of Merger................................
APPENDIX B   --   Opinion of Lehman Brothers..................................
APPENDIX C   --   Opinion of Allen & Company..................................
APPENDIX D   --   Lodgian 1998 Short-Term Incentive Compensation Plan.........
APPENDIX E   --   Lodgian 1998 Stock Incentive Plan...........................
APPENDIX F   --   Lodgian Non-Employee Directors' Stock Plan..................
APPENDIX G   --   Form of Restated Certificate of Incorporation of Lodgian....
APPENDIX H   --   Form of Restated Bylaws of Lodgian..........................

                                       (v)

                             QUESTIONS AND ANSWERS
                      ABOUT THE SERVICO/IMPAC TRANSACTION

Q.        WHEN ARE THE MEETINGS?

A.        The Servico meeting will take place on                , 1998. No
          meeting of Impac unitholders will be held. If you are an Impac unitholder, you should mail in your consent indicating your vote.

Q.        WHAT DO I NEED TO DO NOW?

A. First, read the proxy statement-prospectus carefully. Then you should vote.

Q.        HOW DO I VOTE?

A.        IF YOU ARE A SERVICO SHAREHOLDER, please mail your signed proxy card in the enclosed postage prepaid return envelope as soon as possible, so that your shares may be represented and voted at the
          Annual Meeting, which is scheduled to take place on                ,
          1998. Since a majority of the outstanding shares of Servico must approve the Merger, it is especially important that Servico shareholders return their signed proxy cards. YOUR VOTE IS VERY IMPORTANT.

          IF YOU ARE AN IMPAC UNITHOLDER, please mail your signed written consent form in the enclosed postage prepaid return envelope as soon as possible.

Q.        WHAT DO I DO IF I WANT TO CHANGE MY VOTE OR REVOKE MY
          CONSENT AFTER I HAVE MAILED MY PROXY CARD OR CONSENT FORM?

A. IF YOU ARE A SERVICO SHAREHOLDER, there are three ways in which you may revoke your proxy. First, you may submit a written notification stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these methods, you should send your notice of revocation or new proxy card to Charles M. Diaz, Corporate Secretary of Servico at the address on the cover of this Joint Proxy Statement/Prospectus. Third, you may attend the Servico Annual Meeting and vote in person. If you hold your shares in "street name" or through a nominee or broker, you must follow directions received from your broker to cast or change your vote.

          IF YOU ARE AN IMPAC UNITHOLDER, you may revoke your consent by submitting a written notification stating that you would like to revoke your consent. You should send your notice of revocation to the Secretary of Impac at the address shown on the cover of this Joint Proxy Statement/Prospectus.
                                      (vi)

Q.        SHOULD I SEND IN MY STOCK OR UNITS NOW?

A. No. If the merger is completed, you will receive written instructions for exchanging your shares or units for certificates representing Lodgian common stock.

Q.        PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A.        SERVICO SHAREHOLDERS:

          Servico shareholders will receive one share of Lodgian common stock for each share of Servico common stock that they own.

          IMPAC UNITHOLDERS AND IMPAC AFFILIATED COMPANY SHAREHOLDERS:

          Impac unitholders and Impac Affiliated Company Shareholders will receive a number of shares of Lodgian common stock that will be determined based on the average price of Servico common stock during a specified ten-day period prior to the merger. If the average price of Servico common stock is at least $14.00 per share and not more than $25.00 per share, then the Impac unitholders and the Impac Affiliated Company Shareholders will receive a total of 6.0 million shares of Lodgian common stock. Approximately 0.519 of a share of Lodgian common stock will be issued for each Impac Unit outstanding prior to the Merger. If the average price of the Servico common stock is less than $14.00 per share or more than $25.00 per share, the number of Lodgian shares to be issued will be adjusted. An aggregate of an additional
          1.4 million shares of Lodgian common stock will be issued as each of five Impac hotels that are currently under development is opened. This means approximately 0.121 additional shares of Lodgian common stock could be issued for each Impac Unit outstanding prior to the Merger assuming the opening of all five hotels.

          IMPAC AFFILIATED COMPANY SHAREHOLDERS:

          For federal income tax planning purposes, the Impac Affiliated Companies, which are all Impac unitholders, will each merge directly with newly formed subsidiaries of Lodgian and the shareholders of the Impac Affiliated Companies will acquire Lodgian common stock directly in the Merger based upon the number of Impac units held by the respective Impac Affiliated Company and each shareholder's respective holdings in the Impac Affiliated Company.

                                      (vii)

Q.        WHEN WILL THE ADDITIONAL 1.4 MILLION SHARES OF LODGIAN
          COMMON STOCK BE ISSUED?

A. The additional shares will be issued to former Impac unitholders and former Impac Affiliated Company shareholders upon receipt by Lodgian of the certificates of occupancy and the initial opening for business of five Impac hotels that are currently under development. The hotels are expected to open in 1999 and the additional shares of Lodgian common stock will be issued to former Impac unitholders and former Impac Affiliated Company shareholders upon each hotel opening, based upon an allocated value for each hotel, whether or not the former unitholders or shareholders still own their Lodgian stock.

Q.        WILL LODGIAN ISSUE FRACTIONAL SHARES?

A. No. Lodgian will not issue fractional shares. Instead, you will be paid cash based on the market value of any fractional shares of Lodgian common stock you would have otherwise received.

Q.        IF MY SERVICO SHARES ARE HELD IN "STREET NAME" BY MY
          BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. If you are a Servico shareholder, your broker is not permitted to vote your shares of Servico common stock on the merger proposal or the proposals to approve each of the Lodgian Plans unless you provide instructions on how to vote. All shareholders of Servico should instruct their brokers to vote their shares following directions provided by their brokers.

Q.        WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A.        We expect to complete the merger during the third quarter of 1998.

Q.        WHOM SHOULD I CALL WITH QUESTIONS?

A.        If you have questions about the transaction, you should call:
          Georgeson & Company Inc. at 1-800-223-2064.

                                     (viii)

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE LEGAL TERMS OF THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE
               ).

THE COMPANIES (Pages      )

SERVICO, INC.
1601 Belvedere Road
West Palm Beach, Florida 33406
(561) 689-9970

     Servico is one of the largest owners and operators of full-service hotels in the United States. Servico currently owns or manages 89 hotels containing approximately 17,937 rooms located in 24 states and Canada. Servico's hotels are primarily mid-sized, with an average of approximately 202 rooms per hotel, and are primarily located in secondary metropolitan markets. Servico's full-service hotels offer food and beverage services and meeting and banquet facilities. Servico's hotels include 76 wholly owned hotels, 11 partially owned hotels and two managed hotels. Substantially all of Servico's hotels are affiliated with nationally recognized hospitality franchises, including Holiday Inn, Crowne Plaza, Hilton, Omni, Radisson, Sheraton and Westin. Servico operates 59 hotels under franchise agreements with Holiday Inn, making Servico the second largest Holiday Inn franchisee in the United States.

IMPAC HOTEL GROUP, L.L.C.
Two Live Oak Center
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326
(404) 364-9400

     Impac is one of the largest private hotel companies in the United States. Impac owns or manages primarily upscale or mid-market full service hotels, most of which have been renovated or developed within the last five years. Impac currently owns or operates 55 hotels (including five under development) containing approximately 9,266 rooms located in 24 states. Impac's hotels include 52 wholly owned hotels, one partially owned hotel and two managed hotels. Impac's hotels are generally affiliated with internationally recognized brands including Marriott, Doubletree and Holiday Inn. Impac operates 24 hotels under franchise agreements with Holiday Inn.

LODGIAN, INC.

     Lodgian, Inc. was formed by Servico in connection with the proposed Merger. Lodgian will own Servico, Impac and the Impac Affiliated Companies after the Merger.

WHAT YOU WILL RECEIVE IN THE MERGER (Pages      )

     SERVICO SHAREHOLDERS:

          Servico shareholders will receive one share of Lodgian common stock for each share of Servico common stock that they own.

     IMPAC UNITHOLDERS AND IMPAC AFFILIATED COMPANY SHAREHOLDERS:

          Impac unitholders and Impac Affiliated Company shareholders will receive a number of shares of Lodgian common stock that will be determined based on the average price of Servico common stock during a specified ten-day period prior to the merger.

        - If the average price of Servico common stock is at least $14.00 per share and not more than $25.00 per share, then the Impac unitholders and Impac Affiliated Company shareholders will receive a total of 6.0 million shares of Lodgian common stock or approximately 0.519 of a share of Lodgian common stock for each Impac Unit.

        - If the average price of the Servico common stock is less than $14.00 per share, the number of shares of Lodgian common stock to be received will be determined by dividing $103.6 million by the average Servico common stock price during the specified ten-day period and then subtracting 1.4 million shares.

        - If the average price of Servico common stock is more than $25.00 per share, the number of shares of Lodgian common stock to be received will be determined by dividing $185 million by the average Servico common stock price during the specified ten day period and then subtracting 1.4 million shares.

     The number of shares of Lodgian common stock Impac unitholders and Impac Affiliated Company shareholders will receive for each Impac Unit outstanding can be determined by dividing the total number of Lodgian shares to be delivered to the Impac unitholders and Impac Affiliated Company shareholders by 11,559,527.20 (which is the total number of outstanding Impac Units).

        - In addition, Impac unitholders and Impac Affiliated Company shareholders will receive an incremental portion of an aggregate of an additional 1.4 million shares of Lodgian common stock upon the opening of each of five Impac hotels that are currently under development or approximately 0.121 of additional shares of Lodgian common stock for each Impac Unit outstanding prior to the Merger.

     The number of shares of Lodgian common stock each Impac Affiliated Company shareholder will receive will be based upon (i) the number of Impac units owned by the respective Impac Affiliated Company and (ii) the shareholder's ownership percentage in the respective Impac Affiliated Company.

REASONS FOR THE MERGER (Pages      )

     If completed, the Merger will create one of the largest independent multi-brand owner and operator of hotels in the United States. Here are a few of the highlights of how Lodgian would look after the Merger:

        - Lodgian will own or manage 140 hotels, including six hotels under development, with approximately 26,698 rooms.

        - Lodgian will have greater geographic diversity with hotels in 35 states and Canada.

        - Based on historical results of the combined companies at December 31, 1997, Lodgian would have had combined annual revenues of approximately $474 million.

     Servico believes that the Merger meets its criteria for a strategic acquisition based on the following additional factors:

        - Servico expects the Merger to contribute to earnings (before one-time merger-related charges) in the first year of combined operations.

        - The Merger offers possible opportunities for cost savings including savings through the addition of Impac's development expertise, greater purchasing power and the elimination of duplicate administrative and accounting functions.

        - The Merger will add a number of upscale hotels in major markets where Servico currently does not hold properties.

SUMMARY OF RISK FACTORS (Pages      )

     The following principal risks and uncertainties should be considered by both Servico shareholders and Impac unitholders and Impac Affiliated Company shareholders:

        - the risk that the contemplated benefits of the Merger will not be achieved;

        - the challenges of integrating the two companies including potential personnel changes and costs associated with moving Servico's offices to Atlanta as well as the fact that no cost savings or efficiencies will be achieved;

        - the risks associated with the high amount of indebtedness of the combined company including the increased possibility of default, foreclosure and loss of properties;

        - adverse changes in the economy generally or in the lodging industry in particular could materially negatively impact Lodgian;

        - Impac unitholders will no longer receive distributions on their Units and Lodgian's business plan does not contemplate the disposition of the properties;

        - Unlike Impac, Lodgian will not be a limited life entity; and

        - The Manager of Impac will be employed by Lodgian pursuant to a three-year employment agreement and will receive options to buy Lodgian stock which are benefits not enjoyed by other Impac unitholders.

RECOMMENDATIONS (Pages      )

     SERVICO:

     The Servico Board believes that the terms of the Merger are fair to, and in the best interests of, Servico and its shareholders and unanimously recommends that the shareholders of Servico vote to approve the Merger, each of the Lodgian Plans and the amendment of the Servico Stock Option Plan and to elect the nominee as a director.

     IMPAC:

     The Manager of Impac has determined that the terms of the Merger are fair to, and in the best interests of, Impac and its unitholders and recommends that the unitholders of Impac consent to the Merger and to the adoption of each of the Lodgian Plans.

OPINIONS OF FINANCIAL ADVISORS (Pages      )

     In deciding to approve the Merger, the Board of Directors of Servico and the Manager of Impac considered opinions from financial advisors as to the fairness of the consideration from a financial point of view. Servico received the opinion of its financial advisor, Lehman Brothers, Inc., and Impac received the opinion of its financial advisor, Allen & Company Incorporated. Their opinions are attached as Appendices B and C to this Joint Proxy Statement/Prospectus. We encourage you to read and consider these opinions.

CONFLICTS OF INTERESTS OF CERTAIN PERSONS (Pages      )

     In considering the recommendations of the Servico Board and the Impac Manager, shareholders of Servico and unitholders of Impac should be aware that certain officers and directors of Servico and the Manager of Impac will receive certain benefits you will not receive. Messrs. Buddemeyer and Cole will receive employment agreements with Lodgian pursuant to which they will receive base compensation of $405,000 and $300,000, respectively, potential bonuses based on future performance and, in the event of certain changes of control of Lodgian,
2.5 times their base salary plus bonus and other benefits. The Merger Agreement also provides that Lodgian will assume an option that was previously granted by Impac to Mr. Cole. Pursuant to the Merger Agreement, this option will be converted into an option to purchase 185,000 shares of Lodgian Common Stock at an exercise price of $17.75 per share.

CONDITIONS TO THE TRANSACTION (Pages      )

     The completion of the Merger depends upon meeting a number of conditions, including the following:

        - obtaining the approval by the shareholders of Servico and unitholders of Impac;

        - there being no law, litigation or court order that prohibits the Merger;

        - clearance from U.S. antitrust agencies;

        - receipt of opinions from our respective tax counsel that the Merger will qualify as a tax-free transaction for Federal income tax purposes;

        - receipt of a commitment to restructure the indebtedness of Impac and its subsidiaries;

        - the representations and warranties of the respective parties being true and correct in all material respects;

        - there being no material adverse change in the businesses of either Impac or Servico.

     The Servico Board or the Impac Manager may, exercising its or his fiduciary duty, respectively, choose to waive any of the last three of these conditions.

TERMINATION OF THE MERGER AGREEMENT (Pages      )

     Servico and Impac can agree in writing to terminate the Merger Agreement at any time without completing the transaction.

     Either Servico or Impac may terminate the Merger Agreement if:

        - the Merger is not completed by December 31, 1998;

        - any governmental authority, such as a court, prohibits the Merger;

        - the Servico shareholders do not approve the Merger;

        - Servico's Board withdraws or changes its recommendation of the Merger;

        - Servico chooses to pursue an alternative acquisition transaction;

        - either Servico or Impac is negotiating with any third party or provides a third party for an alternative acquisition transaction with non-public information concerning its business;

        - the other party materially breaches its representations, warranties or obligations under the Merger Agreement.

     In addition, Impac may terminate the Merger Agreement if Servico determines to acquire more than $100 million of hotels and Impac reasonably believes that these acquisitions would be materially adverse to Servico or materially change the nature of Servico's business.

TERMINATION FEES (Pages      )

     The Merger Agreement requires Servico or Impac to pay the other a termination fee if, under certain circumstances, the Merger Agreement is terminated. Depending on the date and circumstances of the termination, Servico may be obligated to pay Impac a termination fee ranging from $10 million to $15 million and Impac may be obligated to pay Servico a termination fee of $10 million. Additionally, Servico or Impac may become obligated to reimburse the other party for up to $2.5 million for costs and expenses incurred in connection with the transaction.

REGULATORY APPROVALS (Page      )

     Federal law required us to furnish certain information and materials to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the Merger can be completed. On June 28, 1998, the waiting period terminated. Nevertheless, the Antitrust Division of the Department of Justice and the Federal Trade Commission will have the authority to challenge the transaction on antitrust grounds before or after the transaction is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (Pages      )

     The transaction has been structured so that neither Servico, Impac nor the Impac Affiliated Companies, nor their respective shareholders or unitholders will recognize gain or loss for federal income tax purposes as a result of the Merger, except for taxes payable on cash received in lieu of fractional shares and gain recognized equal to the excess of their share of Impac liabilities over their basis in their Impac Units. THE TAX CONSEQUENCES OF THE TRANSACTION TO SHAREHOLDERS OF SERVICO, UNITHOLDERS OF IMPAC AND SHAREHOLDERS OF ANY IMPAC AFFILIATED COMPANY WILL DEPEND ON THE FACTS OF EACH HOLDER'S SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE TRANSACTION TO YOU.

NO APPRAISAL RIGHTS (Page      )

     Neither Servico shareholders, Impac unitholders nor Impac Affiliated Company shareholders have any right to an appraisal of the value of their shares or units in connection with the Merger.

PER SHARE MARKET PRICE INFORMATION (Pages      )

     Shares of Servico common stock are listed on the New York Stock Exchange. On March 20, 1998, the last full trading day of the New York Stock Exchange prior to the public announcement of the proposed Merger, Servico common stock
closed at $17.75 per share. On             , 1998, Servico common stock closed
at $     per share. Impac Units are not reported on any national quotation system nor is there any established public trading market for Impac Units. Assuming an exchange ratio for Impac of 0.519, the equivalent of an Impac Unit
was $          on             , 1998.

LISTING OF LODGIAN COMMON STOCK (Page      )

     The shares of Lodgian common stock to be issued in connection with the Merger will be listed on the New York Stock Exchange and will trade under the symbol LOD.

LODGIAN DIVIDEND POLICY

     Lodgian currently intends to retain future earnings for use in its business and does not intend to pay dividends on its common stock.

LODGIAN PLAN PROPOSALS (Pages      )

     Because Lodgian is a new company, in addition to approving the Merger, the shareholders of Servico and unitholders of Impac are being asked to approve three incentive compensation plans for Lodgian. Servico and Impac currently have different incentive compensation plans. These new plans will replace those plans currently in effect with a package of incentive compensation plans for directors and employees of Lodgian. The new plans are the following: (i) a short-term incentive plan that provides for bonus compensation linked to performance over a fiscal year or other relatively short period; (ii) a stock incentive plan that provides for longer-term incentives in the form of stock options, stock appreciation rights or other equity-based compensation awards; and (iii) a stock plan for non-employee directors that provides for grants of stock options. For a
more complete description of each of these plans, see pages      through
       .

OTHER SERVICO ANNUAL MEETING MATTERS

     At the Servico Annual Meeting, Servico is also asking its shareholders to vote on the following annual meeting proposals:

        - amendment of Servico's existing Stock Option Plan to increase the number of shares of common stock issuable under the Plan;

        - the election of a director to Servico's Board.

Approval by Servico shareholders of these matters is not a condition to completion of the Merger. Likewise, approval of the Merger is not a condition to the approval of these matters.

ELIGIBILITY TO VOTE

     If you were the owner of record of shares of Servico common stock on the
close of business on             , 1998, you are entitled to vote at the Servico
Annual Meeting. At the Servico record date, [21,038,995] shares of Servico common stock were outstanding which were held by approximately 3,000 holders of record.

     All holders of Impac units will be entitled to vote on the Merger and the Lodgian benefit plans.

VOTE REQUIRED (Pages      )

     SERVICO SHAREHOLDERS:

     You will have one vote for each share of Servico common stock that you owned on the record date. The favorable vote of the holders of at least a majority of the outstanding shares of Servico common stock is required to approve the Merger. ACCORDINGLY, YOUR FAILURE TO VOTE YOUR SHARES OF SERVICO COMMON STOCK WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. The favorable vote of the holders of at least a majority of the total number of eligible votes cast at the Servico Annual Meeting is required to approve each of the Lodgian Plans and the amendment to the Servico Stock Option Plan. A plurality of the votes cast will be required to elect the nominee as a director of Servico.

     IMPAC UNITHOLDERS:

     You will have one vote for each Impac Unit that you own. The written consent of the holders of at least a majority of the outstanding Impac Units is required to approve the Merger and to approve each of the Lodgian Plans.

     Robert Cole, the President and Manager of Impac, certain entities controlled by Mr. Cole or members of his family, and other Impac unitholders who collectively own or control more than 51% of Impac's outstanding Units, previously agreed to vote in favor of the Merger and the Lodgian Plans, thus assuring the approval of the Merger and the Lodgian Plans by the Impac unitholders.

CAUTIONARY STATEMENT

     This document and documents that are incorporated herein by reference include various forward-looking statements about Servico, Impac and Lodgian that are subject to risks and uncertainties. Forward-looking statements include the information concerning anticipated future results of operations of Servico, Impac and Lodgian. Also, statements including the words "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions are forward-looking statements. Shareholders and unitholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that are incorporated by reference, could cause the actual results of Servico, Impac or Lodgian to differ materially from the anticipated results set forth in or contemplated by such forward-looking statements. You are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Servico, Impac or Lodgian to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect Servico's, Impac's or Lodgian's operations, markets and services. Such factors and risks include: adverse changes in general economic and business conditions, including changes in local real estate markets; changes in interest rates and in the availability, cost and terms of financing; rates of inflation and the performance of financial markets which can impact not only operations but the availability of capital; changes in domestic and foreign laws, regulations and taxes which can require additional expenditures, decrease profitability, increase liability or delay or impede property development or renovation; the significant levels of indebtedness of Servico and Impac and Lodgian's ability to service such indebtedness or to reference such indebtedness and to satisfy the financial covenants required by outstanding indebtedness; integration of the operations of Servico and Impac, including the failure to realize the benefits from the transaction; increased competition in the hospitality industry generally or in specific markets or overbuilding in the hotel industry as a whole; the loss of any franchises; availability of additional capital to support growth; construction and renovation cost overruns and delays; seasonal fluctuations; and an adverse change in the level of tourism or business related travel; and other factors discussed under "Risk Factors" or elsewhere herein or in the documents that are incorporated by reference herein. Further, changes in business strategy or development plans could impact future results and the forward-looking statements contained herein.

                              ORGANIZATIONAL CHART

                               EXISTING ENTITIES

                        [ORGANIZATIONAL CHART TO COME?]

              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
             COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following financial information is provided to assist you in the analysis of the financial aspects of the Merger. This information was derived from the audited consolidated financial statements of Servico for the years ended December 31, 1993 through 1997 and the unaudited consolidated financial statements of Servico for the three months ended March 31, 1998 and the unaudited consolidated and combined financial statements of Impac and IHD for the years ended December 31, 1993 and 1994, the audited consolidated and combined financial statements of Impac for the years ended December 31, 1995 through 1997 and the unaudited consolidated and combined financial statements of Impac and IHD for the three months ended March 31, 1998. The summary financial information for the three months ended March 31, 1997 and 1998 is unaudited. The information is only a summary and should be read in conjunction with the Unaudited Pro Forma Combined Consolidated Financial Statements on pages and the accompanying notes, the historical financial statements of Impac and IHD on page F-5 and the historical financial statements of Servico contained in Servico's annual reports and other information that Servico has filed with the Securities and Exchange Commission, and any other financial information included and incorporated by reference in this Joint Proxy Statement/Prospectus.

     See "Where You Can Find More Information" on page   .

              SELECTED HISTORICAL FINANCIAL INFORMATION -- SERVICO

                                                                                          THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                     -----------------------------------------   ------------------------------
                                       1993       1994       1995       1996       1997       1997       1998
                                     --------   --------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................  $128,998   $149,683   $178,480   $239,526   $276,657   $ 62,647   $ 82,881
Income before extraordinary items,
  net of taxes.....................     1,777      2,781      3,909      8,548     12,570        310      2,996
Earnings per common share (a):
  Income before extraordinary
    items, net of taxes............  $    .25   $    .36   $    .45   $    .92   $    .83   $    .03   $    .14
Earnings per common
  share -- assuming dilution:
  Income before extraordinary
    items, net of taxes............  $    .25   $    .33   $    .42   $    .88   $    .80   $    .03   $    .14
Basic weighted average shares......     7,061      7,827      8,651      9,295     15,183      9,389     20,989
Diluted weighted average shares....     7,131      8,335      9,319      9,751     15,640      9,926     21,437
Cash dividends per common share....        --         --         --         --         --         --         --
End of period:
  Total assets.....................  $191,270   $228,900   $324,202   $439,786   $627,651   $445,170   $694,854
  Long-term obligations............   114,841    143,830    210,242    284,880    323,320    285,237    376,793
  Total stockholders' equity.......    35,008     46,740     62,820     74,738    239,535     75,315    243,439

---------------

(a) All prior-period earnings per share amounts have been restated to conform to Financial Accounting Standards Board Statement No. 128 "Earnings per Share".

               SELECTED HISTORICAL FINANCIAL INFORMATION -- IMPAC

                                         YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                 ---------------------------------------   ----------------------------------
                                  1993      1994       1995       1996     1997(A)        1997       1998(D)
                                 -------   -------   --------   --------   --------     --------     --------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS)
Revenues.......................  $23,927   $41,615   $ 55,576   $ 67,813   $119,859     $ 22,306     $ 34,571
(Loss) income before
  extraordinary items (b)......     (457)      (64)     5,619     14,064    (16,089)(c)   (3,762)(d)   (4,707)
End of period:
         Total assets..........  $48,143   $71,875   $116,248   $191,666   $417,780     $266,142     $433,781
  Long-term obligations........   42,615    61,754     92,849    155,851    355,236      222,495      377,427
         Total
           members'/partners'
           equity..............    3,284     5,375     13,408     19,760     36,970       30,006       31,356

---------------

(a) On March 12, 1997, Impac was formed through the combination of 22 partnerships, 4 corporations and two operating companies (collectively, the "Predecessors") through a reorganization. The formation of Impac was accounted for as a reorganization of entities under common control with the purchase of minority interest. The operations and financial position of the Predecessors prior to the reorganization are presented on a combined basis. The principal activity of IHD is to analyze prospective hotel acquisitions for Impac. IHD was not acquired by Impac in the above-described reorganization.
(b) Impac is a limited liability company and is not subject to income taxes. The Predecessors and IHD were each either general or limited partnerships or S-corporations and were similarly not subject to income taxes. The results of these entities operations are included in the tax returns of the unitholders, partners or S-corporation shareholders.
(c) Twenty-five of Impac's properties were under significant renovation during 1997. Impac purchased 16 properties and opened three newly constructed properties during 1997. The renovation process greatly affects the operating performance of a hotel while it is underway. Revenues are significantly reduced while fixed expenses remain substantially constant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impac".
(d) Impac opened or acquired six hotels during the quarter ended March 31, 1997. During the quarter ended March 31, 1998, Impac had 18 hotels under renovation. Impac also had 18 hotels under renovation during the first quarter of 1997. Although revenues have increased substantially during the first quarter of 1998 compared to the first quarter of 1997, revenues have been adversely affected by the renovations which remained ongoing during the first quarter ended March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impac."

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following selected unaudited pro forma financial information presents the combined condensed consolidated financial statements of Servico and Impac as if the Merger had occurred for the periods indicated. The Merger will be treated as a purchase for financial accounting purposes. You should read this together with the combined and consolidated financial statements and accompanying notes of Servico and Impac included elsewhere in this Joint Proxy Statement/Prospectus and in the documents described under "Where You Can Find More Information" and in the unaudited pro forma combined condensed financial statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" included herein. The pro forma amounts in the table below are presented for your information and do not indicate what the financial position or the results of operations of Lodgian would have been had the Merger occurred as of the dates or for the periods presented. The pro forma amounts also do not indicate what the financial position or future results of operations of Lodgian will be. No adjustment has been included in the pro forma amounts for any cost savings or other synergies anticipated as a result of the Merger or any Merger-related expenses.

                     SELECTED UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                          YEAR ENDED DECEMBER 31, 1997

                                                     PRO FORMA   PRO FORMA    PRO FORMA    PRO FORMA
                                                      SERVICO      IMPAC     ADJUSTMENTS    COMBINED
                                                     ---------   ---------   -----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................................  $334,340    $139,630     $     --     $  473,970
Income (loss) before extraordinary items...........    17,982      (8,659)      (2,591)         6,732
Earnings per common share:
  Income (loss) before extraordinary items.........       .86                       --            .25
Earnings per common share assuming dilution:
  Income (loss) before extraordinary items.........       .84                       --            .25
Basic weighted average shares......................    20,918                       --         26,918
Diluted weighted average shares....................    21,375                       --         27,375
End of period:
  Total assets.....................................   630,346     417,780      116,030      1,164,156
  Long-term obligations............................   154,845     355,236           --        510,081
  Total stockholders'/members' equity..............   237,237      36,726       71,030        344,993

                     SELECTED UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                       THREE MONTHS ENDED MARCH 31, 1998

                                                     PRO FORMA   HISTORICAL    PRO FORMA    PRO FORMA
                                                      SERVICO      IMPAC      ADJUSTMENTS    COMBINED
                                                     ---------   ----------   -----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................................  $ 82,881     $ 34,571     $     --     $  117,452
Income (loss) before extraordinary items...........     3,247       (4,707)      (1,282)          (178)
Earnings per common share:
  Income (loss) before extraordinary items.........       .15                        --           (.01)
Earnings per common share assuming dilution:
  Income (loss) before extraordinary items.........       .15                        --           (.01)
Basic weighted average shares......................    20,989                                   26,989
Diluted weighted average shares....................    21,437                                   27,437
End of period:
  Total assets.....................................   697,800      433,781      121,644      1,253,225
  Preferred redeemable securities..................   175,000           --           --             --
  Long-term obligations............................   208,318      377,427           --        585,745
  Total stockholders'/members' equity..............   241,292       31,356       76,644        349,292

                       COMPARATIVE PER SHARE INFORMATION

     Certain of the above per share or per unit information has been summarized for the respective companies on a historical, pro forma combined and equivalent basis. The Servico per share equivalents are equal to the Unaudited Pro Forma Combined per share amounts because the Servico shareholders will receive one share of Lodgian common stock for each share of Servico common stock. The Impac per Unit equivalents are calculated by multiplying the outstanding Impac Units by approximately .519, the Impac Exchange Ratio, assuming the price of Servico common stock is greater than $14.00 per share and not more than $25.00 per share during the specified ten-day period prior to the Merger. As of the date of this Joint Proxy Statement/ Prospectus, there were 11,559,527.20 Impac Units outstanding.

                                                                                    LODGIAN      IMPAC
                                                          SERVICO       IMPAC      PRO FORMA   PRO FORMA
                                                         HISTORICAL   HISTORICAL   COMBINED    EQUIVALENT
                                                         ----------   ----------   ---------   ----------
Book value per common share/unit assuming dilution:
  December 31, 1997....................................    $15.32       $ 3.71      $12.70       $ 7.16
  March 31, 1998.......................................     11.36         2.71       12.73         5.23
Cash dividends per common share/unit:
  Year ended December 31, 1997.........................        --           --          --           --
  Three months ended March 31, 1998....................        --           --          --           --
Income (loss) per common share/unit from continuing
  operations:
Primary:
  Year ended December 31, 1997.........................       .83        (1.64)        .32        (3.11)
  Three months ended March 31, 1998....................       .14         (.41)         --         (.78)
Diluted:
     Year ended December 31, 1997......................       .80        (1.64)        .31        (3.11)
     Three months ended March 31, 1998.................       .14         (.41)         --         (.78)

                                  RISK FACTORS

     Shareholders of Servico and Unitholders of Impac should consider all of the information contained in this Joint Proxy Statement/Prospectus, including the following factors:

INABILITY TO SUCCESSFULLY INTEGRATE OPERATIONS

     The Merger involves the integration of two separate companies that previously operated independently. Lodgian may encounter difficulties in integrating the operations of Servico and Impac and the benefits and operating synergies anticipated from the Merger may not be realized. Lodgian's growth and profitability will be impacted by its ability to consolidate the business, operations and personnel of the two companies including its ability to eliminate duplicative functions and to achieve anticipated cost savings. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on Lodgian's business, financial condition and results of operations. No assurance can be given that Lodgian will be able to accomplish the consolidation and cost savings in a timely or profitable manner or that any savings will be realized. If the Merger is approved, Servico's operations will be moved from West Palm Beach, Florida to Atlanta, Georgia. Additional costs will be incurred in connection with such move including not only the cost and disruption associated with the move but also any severance costs associated with Servico employees who do not move to Atlanta.

RISKS ASSOCIATED WITH HIGH LEVELS OF DEBT

  Significant Amount of Debt

     Substantially all of Servico's and Impac's hotels and properties are subject to mortgage financing, which at March 31, 1998, totaled approximately $372.0 and $377.4 million, respectively. Additionally, in June 1998 Servico issued $175 million of 7% Convertible Junior Subordinated Debentures Due 2010 in connection with a private offering of convertible trust preferred securities. See "-- Recent Convertible Trust Security Offering." Substantially all of the indebtedness of Servico and Impac is, and Lodgian's indebtedness will likely continue to be, secured by mortgages on all, or substantially all, of the hotels, and by the equity of subsidiaries. Lodgian may not in the future be able to meet its debt service obligations and if it cannot, there is a risk of loss of some or all of its assets, including hotels, to foreclosure. Further, adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if additional capital is required to repay indebtedness in accordance with its terms or otherwise, it may be necessary to liquidate one or more investments in hotels at times which may not permit realization of the maximum return on such investments. Servico's and Impac's leverage poses certain risks for Lodgian's future operations, including the risk that sufficient cash flow will not be generated to service the indebtedness; that additional financing or refinancing may be unavailable in the future; that, to the extent Lodgian is significantly more leveraged than its competitors, Lodgian may be placed at a competitive disadvantage and that its ability to respond to market conditions may be adversely affected. Lodgian's ability to service its debt will depend on its future performance, which in turn will largely depend on prevailing economic and competitive conditions.

  No Limit on Additional Debt

     Lodgian's Certificate of Incorporation and Bylaws will not limit the amount of indebtedness that Lodgian may incur. Subject to any limitations in its debt instruments, Lodgian may incur additional debt in the future to finance acquisitions and renovations. Substantial indebtedness could increase Lodgian's vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could limit Lodgian's ability to obtain additional financing in the future and to take advantage of business opportunities that may arise.

  Terms of Indebtedness which include Variable Rates and Prepayment Penalties

     Impac's and Servico's indebtedness bears interest at both fixed and variable rates. To the extent that Servico or Impac has or Lodgian incurs additional debt bearing interest at variable rates, economic conditions could result in increased debt service requirements and could reduce the amount of cash available for other corporate purposes. Such economic conditions could also result in an increase of the U.S. Treasury benchmark rate at which Impac fixes a significant portion of its variable rate indebtedness. To the extent Impac has not previously locked in a lower benchmark Treasury rate, this would result in higher interest rates for the remaining term of those loans. Further, certain of the loans prohibit or limit prepayment during certain years, impose prepayment penalties during certain later years, restrict the ability to utilize the cash generated by the hotels if the hotels fail to meet certain financial covenants, and in certain events may accelerate the repayment of the loans. Certain of the mortgages and related loan documents evidencing Impac's indebtedness contain provisions that would require the borrower to prepay such financing within the near future if specified conditions are not met. With respect to the Impac indebtedness, there can be no assurance that such conditions will be met, that prepayments will not be required, or that any such prepayment will not have an adverse effect on Impac's or Lodgian's business, financial condition and results of operations. Further, Impac's indebtedness, with Nomura Asset Capital Corporation ("NACC"), provides that in the event the NACC indebtedness is to be repaid in connection with a merger, reorganization or sale of Impac, NACC will negotiate in good faith an appropriate prepayment premium, making due allowance for among other things the expected profits that NACC could reasonably have been expected to have received if the loans had not been prepaid, including profits associated with the securitization of the indebtedness. Servico and NACC are currently negotiating the amount of the payment which would be due to NACC in the event of a prepayment but it is anticipated that such prepayment penalty would be substantial.

     Finally, Impac has certain other third-party indebtedness in the approximate principal amount of $78.5 million (which is included in the total indebtedness of $377.4 million described above) which is subordinated to the NACC indebtedness. The terms of such indebtedness require that Impac either obtain the consent of the holder thereof to the Merger or that Impac prepay such indebtedness in full on the effective date of the Merger. Depending upon certain factors, including whether the source of proceeds used to make such prepayment is treated as equity or debt at the Impac level (and if debt, whether it is to be subordinated to the NACC loans), Impac may need to obtain NACC's consent to the prepayment of such subordinated debt prior to satisfaction in full of Impac's obligations to NACC. No assurance can be given that NACC's consent, if required, could be obtained. If NACC's consent is required but cannot be obtained, Impac will be unable to prepay such indebtedness and will be required to obtain the consent of the holder of the subordinated indebtedness to the Merger. No request for any such consents have yet been made, and no assurance can be given as to the likelihood of receiving such consents or the terms or conditions upon which any such consents could be obtained.

  Cross Default Provisions and Corporate Guarantees

     Certain of the mortgages and related loan documents evidencing Servico and Impac's indebtedness contain provisions which, among other things, cross-collateralize and cross-default each of the mortgages granted by the same borrower. Further, at March 31, 1998, approximately $210 million and $25.1 million of the outstanding financing is guaranteed by Servico and Impac, respectively, excluding amounts which may be guaranteed from time to time in connection with the construction or renovation of hotels. Each of Servico's and Impac's guarantees of mortgage financing generally provide for direct recourse by the lender without requiring the lender to seek recourse against either the applicable subsidiary or the hotel property securing the mortgage financing. As a consequence, if payments under mortgage financing guaranteed by Servico or Impac are not timely made, Servico or Impac may be required to make payments in accordance with its guarantees. Lodgian may be required to guarantee debt in the future in connection with the refinancing or assumption of debt.

  Recent Convertible Trust Security Offering

     In June 1998, Servico issued $175 million of 7% Convertible Junior Subordinated Debentures Due 2010 to a newly created wholly owned trust which, in turn, sold convertible trust preferred securities to qualified institutional buyers in a private offering. The Debentures and the trust securities bear interest at a rate of 7% per annum, payable quarterly in arrears, commencing September 30, 1998. The trust will utilize the payments under the Debentures to make corresponding payments under the trust securities. The trust securities are convertible, in whole or in part, at any time beginning in September 1998 through June 2010, at the option of the holders thereof, into shares of Servico Common Stock at an initial conversion price of $21.42 per share of Servico Common Stock. In the event the Merger is completed, Lodgian will assume all of Servico's obligations with respect to the Debentures and the related trust securities, and the trust securities will become convertible into shares of Lodgian Common Stock at the same conversion price and on the same terms.

     Additionally, in the event the Merger Agreement is terminated or the Merger has not been completed by December 31, 1998, holders of the trust securities will have the right to require Servico to repurchase any of their trust securities for cash at a purchase price equal to 101% of the aggregate liquidation amount thereof plus accrued and unpaid interest. In such event, Servico may not have sufficient financial resources, or may not be able to arrange financing, to repay the required purchase price for all the trust securities tendered.

INABILITY TO EXPAND

  Unavailability of Additional Capital to Support Growth

     As part of Lodgian's business strategy, Lodgian intends to seek to continue to grow through the identification, acquisition, repositioning and renovation of additional hotel properties. In order to pursue this strategy, Lodgian will be required to obtain additional capital. Capital may be raised by the issuance of additional equity or the incurrence of indebtedness. In addition, in appropriate situations, Lodgian may seek financing from other sources or enter into joint ventures and other collaborative arrangements in connection with the acquisition of hotel properties. Lodgian may not be successful in obtaining additional capital in a timely manner, on favorable terms or at all. Insufficient capital may cause Lodgian to delay, scale back or abandon some or all of its property acquisition plans or opportunities.

  Competition for Acquisitions and Impact on Profitability

     Servico and Impac currently compete and Lodgian will compete for the acquisition of hotels with numerous entities, some of which have greater financial resources than Lodgian, Servico or Impac. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions has attracted additional investors to enter the hotel acquisition market, which in turn has caused the cost of hotel acquisitions to increase and the number of attractive hotel acquisition opportunities to decrease. To successfully implement a growth strategy, Lodgian must be able to continue to successfully acquire hotels on attractive terms and to integrate the acquired hotels into its existing operations. The failure of Lodgian to consolidate the management and operations and integrate the systems and procedures of the combined operations of Servico and Impac and of acquired hotels into Lodgian's operations in a timely and profitable manner could have a material adverse effect on Lodgian's business, financial condition and results of operations. There can be no assurance that Lodgian will be in a position to grow or to achieve operating results in its newly acquired hotels comparable to Servico's or Impac's historical performance.

ILLIQUIDITY AND POSSIBLE DECLINES IN VALUE OF REAL ESTATE

     Servico and Impac are, and Lodgian will be, subject to varying degrees of risk generally incident to the ownership of real estate. These risks include changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the companies. In addition, real estate investments are relatively illiquid, resulting in a limited ability of such companies to vary their portfolio of hotels or motels in response to changes in economic and other conditions. The market value of any one of, or all of, the properties owned by the companies may decrease in the future. Moreover, there can be no assurance that Servico, Impac or Lodgian will be able to dispose of an investment when it finds dispositions advantageous or necessary or that the sales price of any disposition will exceed the company's investment in the property.

DELAYS IN COMPLETION OR UNANTICIPATED COSTS ASSOCIATED WITH DEVELOPMENT AND RENOVATION OF PROPERTIES

     Both Servico and Impac are, and Lodgian will be, involved in the renovation and development of hotels as contemplated by their business plans or as may be required by their franchisors. The development and renovation of hotels involves all of the risks associated with the construction and renovation of real property including cost overruns and delays associated with regulatory compliance, inclement weather and labor and material shortages and cash flow limitations. Such risks also include delays or the inability to obtain necessary zoning, the need for and costs associated with the accessibility of utilities necessary to develop the property or expand operations, the availability of and costs associated with obtaining the permits, approvals, or licenses necessary to develop or renovate the property, and the costs of environmental compliance. Any unanticipated delays or expenses in connection with the development or renovation of hotels could have a material adverse effect on Lodgian's business, financial condition and results of operations.

LOSS OF FLEXIBILITY OF OWNERSHIP OF REAL ESTATE WITH OTHERS

     Ten of the hotels owned by Servico are owned in partnerships with other parties. Servico does not have sole control over decisions regarding sale and refinancing of these hotels as the partnership agreements provide certain protective provisions or the non-Servico partners which make sale or refinancing subject to such partners' consent although such consent may not be unreasonably withheld. Servico's investments in these joint ventures may, under certain circumstances, involve risks not otherwise present in property ownership, including (i) Servico's partner in a joint venture may become bankrupt, (ii) buy/sell rights that exist with respect to certain of such hotels may result in the disposition of the property, (iii) Servico's partner may have economic or other business interests or goals that are inconsistent with the business interests or goals of Servico, and (iv) the partner(s) may be in a position to veto actions which may be inconsistent with Servico's objectives or policies. Impac faces similar risks as a party to a joint venture arrangement involving one of its hotels.

LODGING INDUSTRY RISKS

     Risks generally inherent in investments in hotel facilities may cause operating results for hotels to vary more than for investments in other types of properties. These factors include the following:

  No Assurance of Profitability

     Servico and Impac are, and Lodgian will be, subject to risks generally incident to the lodging industry. Cash flow will vary based on seasonal fluctuations and individual property performance which in turn is impacted by changes in both general and local economic conditions. Further, periodic over-building in the hotel industry or over-building in a specific market; and competition from existing hotels, motels and recreational properties has and may in the future make it difficult to maintain hotel occupancy levels and room rates. Additionally, changes in levels of tourism or business-related travel and changes in travel patterns will impact hotel performance. Labor unavailability and disruptions could increase costs and if significant in scope could make it impossible to operate a property. Travel disruptions could also result in a loss of a property's customer base. Further, there is also a recurring need for renovation, refurbishment and improvement of hotel properties (including furniture, fixtures and equipment) so as to attract customers and maintain franchises and this results in a continuing need for funds available for this purpose and disruption of cash flow during renovations. The operation of hotels also involves required compliance with governmental regulations which influence or determine wages, interest rates and construction procedures and the application of health and beverage laws. Hotel operations could also be negatively impacted by losses due to personal injuries, fire, earthquake, collapse or structural defects. Many of the factors which could impact operations are beyond the control of Servico and Impac and will be beyond the control of Lodgian. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

  Competition for Customers

     The hotel industry is highly competitive in nature. While there is no single competitor or small group of competitors that are dominant in the industry, competition within the industry has recently resulted in consolidations and other ownership changes among major hotel companies. Servico's and Impac's hotels generally operate in areas that contain numerous other competitive lodging facilities, some of which have greater financial resources than either Servico or Impac or those which Lodgian will have. Each of the companies competes with and Lodgian will compete with such companies and facilities on various bases, including room rates and quality, brand name recognition, location and other services and amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities, thereby adversely affecting Servico and Impac's operations and Lodgian's future operations.

  Maintenance and Refurbishment Expenses

     For hotels to remain competitive, they must be maintained and refurbished on an ongoing basis and these renovations and refurbishments increase the need for funds for capital improvements (whether from reserves, current cash flow or financing). Moreover, operating revenues may decrease as facilities are removed from service from time to time during such renovations. See "Risk
Factors -- Development and Renovation Risks" above.

  Liability and Unavailability or Increased Costs of Insurance

     Hotels have extensive assets, require more employees, rely more on suppliers and serve more customers than many other types of real estate properties. Hotels are also subject in certain states to dram shop statutes which may give an injured person the right to recover damages from any establishment which wrongfully served alcoholic beverages to the person who, while intoxicated, caused the injury. As a result, hotels may have greater exposure to liability for, among other things, theft of property and other casualty and property loss, labor difficulties and personal injuries. In this respect, many businesses, including those in the lodging industry, have experienced recent increases in the cost of, and contraction in the availability of, insurance, resulting in cost escalation and reductions in amounts of coverage available. The continuation of this trend could render certain types of desired coverage unavailable with the attendant possibility that certain claims may exceed coverage.

  Seasonal Fluctuations in Operating Results

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of Servico and Impac. Quarterly earnings also may be adversely affected by events beyond Servico's or Impac's control, such as extreme weather conditions, economic factors and other considerations affecting travel. Poor weather conditions will generally result in decreased revenues at the affected hotel.

  Increasing Costs and Decreased Profitability Associated with Inflation

     Inflationary pressures could have the effect of increasing operating expenses, including labor and energy costs (and, indirectly, property taxes) above expected levels at a time when it may not be possible to increase room rates to offset such higher operating expenses. In addition, inflation could have a secondary effect upon occupancy rates by increasing the cost or decreasing the availability of travel by potential guests. Although the inflation rate has been low recently, there is no assurance that it will not increase in the future.

LIMITATIONS AND REQUIREMENTS OF FRANCHISE AGREEMENTS

     Servico's and Impac's hotels are, and Lodgian's hotels will be, operated pursuant to franchise agreements with major hotel chains. Each of the franchise agreements contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel. The requirements may be contrary to the planned expenditures and priorities set by Servico, Impac or Lodgian. Further, such requirements are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict the ability of Servico, Impac or Lodgian to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such requirements could require Servico, Impac or Lodgian to incur significant expenses or capital expenditures. Additionally, in connection with changing the franchise affiliation of a hotel in the future, Lodgian may be required to incur additional expenses or capital expenditures. Franchise agreements are terminable by the franchisor upon the failure to maintain specified operating standards or to make payments due under the applicable agreements in a timely fashion or at the end of its term. If Servico, Impac or Lodgian lose a franchise, this may have an adverse impact on the operations and underlying value of the affected hotel because of the loss of name recognition, marketing support and centralized reservation systems provided by the franchisor. Franchise agreements often define transactions such as the Merger as a "change of control" that require the franchisor's approval and in some cases the payment of certain fees. It is anticipated that approximately $1 million to $2.5 million could be payable to franchisors in connection with the Merger under such provisions. A majority of the hotels owned by Servico and Impac are affiliated with Holiday Inn and any deterioration in the relationship with or the benefits associated with being a franchisee of Holiday Inn could have a material adverse effect on Lodgian's business, financial condition and results of operations.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     Under federal, state, and local environmental laws, ordinances and regulations, Servico, Impac or Lodgian as a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. The law often imposes liability whether or not Servico, Impac or Lodgian knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any remediation or removal of hazardous or toxic substances discovered by Servico, Impac or Lodgian may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the ability of Servico, Impac or Lodgian to sell or lease the property, to use the property for its intended purpose, or to borrow using the property as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Additionally, federal, state and local laws, ordinances and regulations and the common law impose on Servico and Impac and will impose on Lodgian requirements regarding conditions and activities that may affect human health or the environment, such as the presence of lead in drinking water or lead-containing paint in occupied structures, and the ownership or operation of underground storage tanks. Failure to comply with requirements could, in addition to making it difficult for Servico, Impac or Lodgian to lease, sell or finance any affected property, result in the imposition of monetary penalties, expenditures necessary to bring the property into compliance and potential liability to third parties. Hotels acquired by Servico and Impac have in the past contained asbestos which was handled as required by applicable regulations and additional hotels may be acquired in the future which contain asbestos requiring removal or remediation. While there are currently no material environmental issues known to Servico or Impac, any liability resulting from non-compliance or other claims relating to environmental matters in the future could have a material adverse effect on Lodgian's business, financial condition and results of operations.

NO INTENTION TO PAY DIVIDENDS

     Servico has not paid any dividends since its reorganization in 1992 and has no current plans to initiate the payment of dividends. Impac has historically paid dividends to its unitholders each year and its Operating Agreement provides for quarterly distributions based on cash flow and distributions upon the sale of properties. It is currently anticipated that Lodgian will retain future earnings for business use and does not expect to declare or pay any dividends in the foreseeable future. The Board of Directors of Lodgian will determine future dividend policies based on Lodgian's financial condition, profitability, cash flow and capital requirements, among other factors, and subject to any applicable restrictions on the payment of dividends.

COST OF COMPLIANCE WITH GOVERNMENTAL REGULATIONS

     A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. Each of Servico and Impac believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationships with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the hotels and could otherwise adversely affect Lodgian's business, financial condition and results of operations.

     Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA-required upgrades to Servico's and Impac's hotels, a determination that Servico, Impac or Lodgian is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants which could increase expenses and reduce earnings.

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

     Lodgian will place substantial reliance on the hotel industry knowledge and experience and the continued services of its senior management, led by Mr. David Buddemeyer, Servico's Chairman, President and Chief Executive Officer and Mr. Robert Cole, the Manager and President of Impac. Lodgian's future success and its ability to manage future growth depends in large part upon the efforts of these persons and on its ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that Lodgian will be successful in attracting and retaining such personnel. The loss of the services of Mr. Buddemeyer or Mr. Cole or the inability to attract and retain other highly qualified personnel may adversely affect Lodgian's business, financial condition and the results of operations.

ANTI-TAKEOVER PROVISIONS

     Lodgian's Certificate and Bylaws, which have been filed hereto as Appendices G and H, respectively, contain provisions that could prevent or delay an acquisition of Lodgian by means of a tender offer, a proxy contest or otherwise and may adversely affect prevailing market prices for Lodgian common stock. These provisions, among other things, provide: (i) for a classified board of directors with each class of directors consisting of one-third of the total number of directors of Lodgian and serving for a term of one to three years;
(ii) that the Lodgian Board may designate the terms of any new series of preferred stock of Lodgian; (iii) that any shareholder who wishes to propose any business or to nominate a person or persons for election as a director at any annual meeting may only do so if advance notice is given to the Secretary of Lodgian; (iv) that no shareholder action may be effected by written consent; (v) that a director may be removed only for due cause and upon majority shareholder vote; and (vi) that only a majority of the directors or the Chief Executive Officer may call special meetings of the shareholders. In addition, Lodgian is also subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which generally limits transactions between a publicly held company and "interested shareholders" (generally, those shareholders who, together with their affiliates and associates, own 15% or more of Lodgian's outstanding voting stock) and which generally prohibits such "interested shareholders" from engaging in certain business combinations involving Lodgian during the three-year period after the date the person became an interested shareholder unless the transaction or business combination is generally approved by the board of directors or a majority of the shares entitled to vote, excluding interested shares. See "Description of Lodgian Capital Stock" and "Comparison of Certain Rights of the Holders of Servico Common Stock and Impac Units."

     Additionally, the terms of Servico's recently issued convertible trust securities provide for certain adjustments to the conversion price in the event of a sale of Servico (or after completion of the Merger, a sale of Lodgian) which could deter a possible acquisition of the company or increase the costs of such acquisition. Such provisions may also adversely affect prevailing market prices for Servico (or Lodgian) common stock.

                             SERVICO ANNUAL MEETING

DATE, TIME AND PLACE AND PURPOSE

     The Annual Meeting of Shareholders of Servico will be held at [time], on [day], [month and date], 1998, at the [place], [address].

     At the Servico Annual Meeting, the holders of Servico common stock, par value $.01 per share (the "Servico Common Stock"), will consider and vote upon
(1) the approval of the Merger, (2) the approval of each of the Lodgian Plans,
(3) an amendment of the Servico Stock Option Plan (the "Servico Plan") to increase the number of shares issuable thereunder, and (4) the election of one director to serve until 2001 or the date on which the Merger is completed. The Lodgian Plans will replace the Servico Plan in the event the Merger is approved and in such case, no further options will be granted under the Servico Plan.

RECORD DATE FOR ELIGIBILITY TO VOTE

     The Servico Board has fixed the close of business on             , 1998, as
the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Servico Annual Meeting. At the Servico Record Date, there were [21,038,995] shares of Servico Common Stock outstanding which were held by approximately 3,000 holders of record.

VOTING OF PROXIES

     Shares of Servico Common Stock represented by properly executed proxies received by Servico prior to the vote at the Servico Annual Meeting will be voted at the Servico Annual Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. All shares represented by a properly executed proxy on which no choice is specified will be voted by the persons named on the proxy, to the extent applicable, (i) FOR approval of the Merger, (ii) FOR approval of each of the Lodgian Plans, (iii) FOR the amendment to the Servico Plan, (iv) FOR the election of the nominee as director, and (v) at the discretion of the proxy holder, as to any other matter which may properly come before the Servico Annual Meeting or any adjournments or postponements thereof. Such adjournments may be for the purpose of soliciting additional proxies for a shareholder vote on any proposal. Shares represented by proxies voting for the approval of the Merger will be voted for any proposal to adjourn the Servico Annual Meeting for the purpose of soliciting additional proxies for a shareholder vote on such proposal. Shares represented by proxies voting against the approval of the Merger will be voted against a proposal to adjourn the Servico Annual Meeting for the purpose of soliciting additional proxies. Servico currently does not intend to seek an adjournment of its Annual Meeting.

     Servico knows of no reason why Michael A. Leven, the nominee for election as a director, would be unable to serve. Nevertheless, should the nominee become unable to serve, all proxies, except where a contrary instruction has been given, will be voted in accordance with the best judgment of the persons named as proxies.

     Under the New York Stock Exchange (the "NYSE") rules, brokers who hold shares in "street name" for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters such as the proposal to approve the Merger, the approval of each of the Lodgian Plans and the amendment to the Servico Plan. Accordingly, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals. Since the affirmative vote of a majority of the aggregate voting power of Servico is required for approval of the Merger, a "broker non-vote" with respect to the Merger will have the effect of a vote against the Merger. "Broker non-votes" will have no effect on the proposals to approve each of the Lodgian Plans, amend the Servico Plan or the election of a Servico director.

REVOCABILITY OF PROXIES

     A proxy may be revoked by the record owner by delivering written notice to the Secretary of Servico prior to the vote at the Servico Annual Meeting, or by filing a duly executed proxy bearing a later date with the Secretary of Servico prior to the vote at the Servico Annual Meeting. Attendance at the Servico Annual Meeting will not in itself operate to revoke a proxy. A holder of Servico Common Stock who attends the Servico Annual Meeting may, if he wishes, vote by ballot and such vote will cancel any proxy previously given.

VOTES REQUIRED; SHARES HELD BY CERTAIN PERSONS

     Holders of record of Servico Common Stock on the Servico Record Date are entitled to one vote for each share held by them on any matter that may properly come before the Servico Annual Meeting. The presence, either in person or by proxy, at the Servico Annual Meeting of holders of a majority of the issued and outstanding shares of Servico Common Stock on the Servico Record Date is necessary to constitute a quorum for the transaction of business at the Servico Annual Meeting.

     The affirmative vote of the holders of a majority of the outstanding Servico Common Stock as of the Servico Record Date is required for the approval of the Merger. Abstentions may be specified with respect to the approval of the Merger by properly marking the "ABSTAIN" box on the proxy for such proposal, and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote, due to the requirement for the affirmative vote of the holders of a majority of the outstanding Servico Common Stock to approve the Merger. In addition, the failure of a Servico shareholder to return a proxy will have the effect of a vote against the Merger.

     Approval of each of the Lodgian Plans and amendment of the Servico Plan each requires the affirmative vote of a majority of the shares present in person or by proxy at the Servico Annual Meeting and entitled to vote thereon. An abstention from voting on any of such proposals, by properly marking the "ABSTAIN" box on the proxy for such proposal, will have the same effect as a vote cast against such proposal.

     In the election of the nominee as a director for a three-year term in the event the Merger is not consummated, the director will be elected by a plurality of the shares of Servico Common Stock voting in person or by proxy at the Servico Annual Meeting. The nominee for director receiving the highest number of votes will be elected to Servico's Board. An abstention from voting for the nominee by properly marking the "WITHHOLD" box on the proxy will be tabulated as a vote withheld in the election of directors and will have no influence on the voting results.

     As of the Servico Record Date, directors and executive officers of Servico beneficially owned (excluding currently exercisable options) an aggregate of approximately 770,000 shares of Servico Common Stock, representing approximately 3.6% of the issued and outstanding shares of Servico Common Stock. The directors and executive officers of Servico have indicated their intention to vote their shares of Servico Common Stock in favor of the approval of the Merger, for the approval of each of the Lodgian Plans, for the amendment of the Servico Plan and for the election of the nominee to Servico's Board.

SOLICITATION OF PROXIES

     Servico will bear the costs of the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and selected other employees of Servico may solicit proxies in person, by telephone, by telegram or by similar means of communication. Directors, officers and any other employees of Servico who solicit proxies will not be specially compensated for such services, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements have also been made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Servico Common Stock held of record by such persons. Servico will reimburse the persons with whom these arrangements have been made for reasonable out-of-pocket expenses incurred by them in connection with this solicitation in accordance with applicable rules. Servico has retained Georgeson & Company Inc. to aid in the solicitation of proxies and to verify
certain records relating to the solicitation at a fee of $          plus
expenses.

             MATTERS TO BE VOTED UPON AT THE SERVICO ANNUAL MEETING

APPROVAL OF THE MERGER

     The Servico Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Servico and its shareholders. The Servico Board believes that the Merger, which will create one of the largest independent, multi-brand owners and operators of full service hotels in the United States, will result in a combined enterprise with the financial strength, franchise base and the expertise necessary to excel in the hotel industry. Accordingly, the Servico Board has unanimously approved the Merger Agreement and the Merger.

     THE SERVICO BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE MERGER.

APPROVAL OF EACH OF THE LODGIAN PLANS

     In addition to approving the Merger, because Lodgian is a new company, the shareholders of Servico and unitholders of Impac are being asked to approve three incentive compensation plans for Lodgian. Servico currently has in effect the Servico Plan. The Lodgian Plans will replace the Servico Plan in the event the Merger is approved and, in such case, no further options will be granted under the Servico Plan. The Lodgian Plans are intended to provide Lodgian's directors and employees with incentives which align the interests of the Lodgian directors and employees going forward with the interests of Lodgian shareholders.

     THE SERVICO BOARD RECOMMENDS A VOTE FOR THE PROPOSALS TO APPROVE EACH OF THE LODGIAN PLANS.

AMENDMENT OF SERVICO STOCK OPTION PLAN

     The proposed amendment would increase the number of shares of Servico Common Stock available for issuance under the Plan from 1,675,000 shares to 3,250,000. The Servico Plan was established by Servico in 1992 to provide Servico with an effective means to attract, retain, and motivate employees of Servico. Currently, 1,675,000 shares of Servico Common Stock are issuable under the Servico Plan and no shares remain available for grant under the Plan. In August, 1997, Servico granted stock options with respect to 590,000 shares, to certain of its officers and employees (including options granted to acquire 240,000 shares to David Buddemeyer, 70,000 shares to Peter Walz and 50,000 shares each to Karen Marasco, Warren Knight and Don Shouldice) which, because the Servico Plan did not then have sufficient shares available for issuance, were granted subject to approval by Servico's shareholders of an amendment to the Servico Plan. Approval of this proposal will enable Servico to issue the options previously awarded to employees under the Plan. The Servico Board believes that awards made under the Servico Plan have enabled Servico to better compete for qualified personnel, to retain such personnel in the employ of Servico and to motivate such personnel and align their long-term interests with those of Servico's shareholders. In the event the Merger is approved, the Lodgian Plans are expected to replace the Servico Plan and, in such case, no further options will be granted under the Servico Plan. Any options outstanding under the Servico Plan will convert into options to acquire shares of Lodgian Common Stock after the Merger.

     THE SERVICO BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE SERVICO STOCK OPTION PLAN.

ELECTION OF DIRECTORS

     Servico's Bylaws provide that the number of directors of the Company shall not be less than one nor more than eleven and shall be determined from time to time by resolution of the Servico Board or by shareholders at an annual meeting. The number of directors is currently set at five, divided into three classes. The holders of Servico Common Stock elected all current directors, other than Mr. Michael A. Leven, who was elected by the Servico Board at its August 1997 meeting and is standing for election at the Servico Annual Meeting. The Servico Bylaws also provide that directors elected by the holders of Servico Common Stock shall be elected for three-year terms and that one class of such directors shall be elected at each annual meeting of shareholders. At the Servico Annual Meeting, Mr. Leven, as the sole member of the class of directors whose term expires at that time, shall be elected for a term expiring at the Annual Meeting of Servico shareholders held in 2001. In the event the Merger is completed as expected, Mr. Leven's term as a director of Servico will end and Mr. Leven will become a director of Lodgian.

     THE SERVICO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MR. LEVEN TO SERVICO'S BOARD.

                   SOLICITATION OF IMPAC UNITHOLDER CONSENTS

PURPOSE

     In accordance with Section 5.5(b)(i) of Impac's Second Amended and Restated Operating Agreement (the "Operating Agreement"), the Manager of Impac is soliciting the consent of the holders of Impac Units to: (i) the Merger and all other transactions contemplated by the Merger Agreement; and (ii) the adoption of each of the Lodgian Plans.

UNITHOLDERS ENTITLED TO VOTE

     All holders of Impac Units as of the date of this Joint Proxy Statement/Prospectus will have the opportunity to consent to the matters presented to the Impac unitholders herein.

SUBMISSION OF WRITTEN CONSENT

     To consent to any of the matters described above, holders of Impac Units must deliver their signed written consent forms to the Secretary of Impac prior to the consummation of the Merger. All Units represented by a properly executed written consent form will be voted as specified on such form.

REVOCABILITY OF CONSENT

     Holders of Impac Units may revoke their consent to any of the matters presented for their approval by submitting to the Secretary of Impac, prior to consummation of the Merger, a written notification of intent to revoke their consent.

CONSENT REQUIRED; VOTING AGREEMENTS

     Holders of Impac Units as of the date of this Joint Proxy
Statement/Prospectus are entitled to one vote for each Unit held by them on the matters presented for their approval. The consent of the holders of a majority of the outstanding Impac Units is required for approval of the Merger and each of the Lodgian Plans.

     Pursuant to Voting Agreements between Servico and Robert Cole, the President and Manager of Impac, and entities that Mr. Cole or his family control (the "Cole Entities"), and other Impac unitholders who, together with the Cole Entities, own approximately 55.9% of the outstanding Impac Units (the "Impac Voting Agreements"), the parties thereto have agreed (i) subject to certain exceptions, not to sell or transfer Impac Units held by them during the term of the Merger Agreement and (ii) to vote such Impac Units in favor of the Merger and against any competing transaction during the term of the Merger Agreement and for a one-year period after termination of the Merger Agreement under certain circumstances. Certain Impac unitholders executing the Impac Voting Agreements have the limited right to transfer Impac Units to their partners or equity holders during the term of the Impac Voting Agreements so long as such transferees agree to be bound by the terms of the Impac Voting Agreements.

     The vote of the Cole Entities and the other Impac unitholders bound by the Impac Voting Agreements in favor of the Merger is sufficient to approve the Merger without any action on the part of any other holder of Impac Units.

SOLICITATION OF CONSENTS

     Impac will bear the costs of the solicitation of consents from its unitholders. In addition to soliciting consents by mail, managers, officers and selected other employees of Impac may solicit consents in person, by telephone, by telegram or by similar means of communication. Manager, officers and any other employees of Impac who solicit consents will not be specially compensated for such services, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                                   THE MERGER

GENERAL

     The Merger contemplates a transaction pursuant to which the businesses of Servico and Impac will be combined under the ownership of Lodgian. At the Effective Time (as defined below), Lodgian will acquire all of the issued and outstanding Servico Common Stock and Impac Units and all the issued and outstanding capital stock of each Impac Affiliated Company (the "Impac Affiliated Company Common Stock") through the merger of Servico Merger Sub, Lodgian's wholly-owned subsidiary, with and into Servico (the "Servico Merger"), the merger of Impac Merger Sub, Lodgian's wholly-owned subsidiary, with and into Impac (the "Impac Merger") and the merger of each newly-formed acquisition subsidiary of Lodgian (each an "Impac Affiliated Sub"), with and into the respective Impac Affiliated Company (collectively, the "Impac Affiliated Merger"). Therefore, as a result of the Merger, Servico, Impac and the Impac Affiliated Companies will all be owned by Lodgian. The Effective Time means the later of the time that the Articles or Certificate of Merger relating to the Servico Merger, the Impac Merger or the Impac Affiliated Mergers are filed with the Secretary of State of the applicable state of incorporation or organization for each of the merging entities.

     The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A, and which is incorporated herein by reference.

THE MERGER

  Initial Issuance of Shares

     At the Effective Time, Lodgian will acquire all of the issued and outstanding shares of Servico Common Stock, Impac Units and Impac Affiliated Company Common Stock. Pursuant to the Merger, each share of Servico Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of common stock of Lodgian, par value $.01 per share (the "Lodgian Common Stock"), and each Impac Unit and each share of Impac Affiliated Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a certain number of shares of Lodgian Common Stock equal to a formula based on the average price of Servico Common Stock during a specified ten-day period prior to the Merger. Throughout this discussion and throughout this Joint Proxy Statement/Prospectus, reference to Impac unitholders will be deemed to exclude the Impac Affiliated Companies whose shareholders will directly receive Lodgian shares based on the number of Impac Units held by each of the Impac Affiliated Companies. If the average price of the Servico Common Stock is at least $14.00 per share and not more than $25.00 per share, then the Impac unitholders and Impac Affiliated Company shareholders will receive a total of 6.0 million shares of Lodgian Common Stock. Based on the number of Impac Units outstanding immediately prior to the Merger, approximately 0.519 of a share of Lodgian Common Stock will be issued for each Impac Unit owned. If the average price of the Servico Common Stock is less than $14.00 per share, the Impac unitholders and Impac Affiliated Company shareholders will receive a total number of shares of Lodgian Common Stock determined by dividing $103.6 million by the average Servico Common Stock price during the specified ten-day period and then subtracting 1.4 million. If the average price of Servico Common Stock is more than $25.00 per share, the Impac unitholders will receive a total number of shares of Lodgian Common Stock determined by dividing $185 million by the average Servico Common Stock price during the specified ten-day period and then subtracting 1.4 million.

  Shares Allocable to Impac Unitholders

     The number of shares of Lodgian Common Stock each Impac unitholder will receive for each of his Impac Units can be determined by dividing the total number of shares to be delivered based on the Impac Units outstanding prior to the Merger by 11,559,527.20 (which is the total number of outstanding Impac Units).

  Shares Allocable to Impac Affiliated Companies

     For federal income tax planning purposes, the Impac Affiliated Companies will each merge directly into the Impac Affiliated Subs and, accordingly, each share of Impac Affiliated Company Common Stock will, pursuant to the Merger, be converted into the right to receive a number of shares of Lodgian Common Stock based upon the number of Impac Units owned by the respective Impac Affiliated Companies. The number of Impac Units owned by each of the Impac Affiliated Companies is set forth below:

                                                                                APPROXIMATE
                                                                            NUMBER OF SHARES OF
                                                                              LODGIAN COMMON
                                                        PERCENTAGE OF         STOCK INITIALLY
                                  NUMBER OF IMPAC     OUTSTANDING IMPAC       RECEIVED IN THE
IMPAC AFFILIATED COMPANY            UNITS OWNED             UNITS                MERGER(1)
------------------------          ---------------     -----------------     -------------------
P-Burg Lodging Associates,
  Inc...........................     211,789.68              1.83%                 109,929
Hazard Lodging Associates,
  Inc...........................     111,469.33              0.96                   57,858
Memphis Lodging Associates,
  Inc...........................     153,683.58              1.33                   79,769
Delk Lodging Associates, Inc....      73,414.96              0.64                   38,106
Impac Hotel Development, Inc....   1,281,957.39             11.09                  665,403
Impac Design and Construction,
  Inc...........................      74,786.85              0.65                   38,818
Impac Hotel Company, Inc........     124,644.77              1.08                   64,697
                                   ------------             -----                ---------
          Total.................   2,031,746.56             17.58%               1,054,580

---------------

(1) Based upon an Impac Exchange Ratio of 0.519. The Impac Exchange Ratio will be adjusted in the event the price of Servico Common Stock is less than $14.00 per share or greater than $25.00 per share during the specified 10-day period prior to the Merger. Does not include Impac Additional Shares (as defined) and does not provide for the issuance of cash in lieu of fractional shares.

  Issuance of Impac Additional Shares

     As five of Impac's hotels that are currently under development are opened, holders of Impac Units and Impac Affiliated Company Common Stock will receive up to an aggregate of 1.4 million additional shares of Lodgian Common Stock (the "Impac Additional Shares"). The following incremental portions of the Impac Additional Shares (which will not be subject to change) will be issued following the opening of each of the following development hotels:


                                                         ADDITIONAL SHARES     DOLLAR VALUE
                                       ANTICIPATED          (PER IMPAC        ATTRIBUTABLE TO
HOTEL                                COMPLETION DATE          UNIT*)        ADDITIONAL SHARES**
-----                              --------------------  -----------------  -------------------
Marriott, Portland, Oregon.......  First Quarter, 1999       490,000(.042)      $ 8,820,000
Marriot, Denver, Colorado........  Fourth Quarter, 1998      350,000(.030)        6,300,000
Hilton Garden Inn, Lake Oswego,
  Oregon.........................  Fourth Quarter, 1999      238,000(.021)        4,284,000
Courtyard by Marriott, Livermore,
  California.....................  First Quarter, 1999       168,000(.95)         3,024,000
Hilton Garden Inn, Rio Ranch, New
  Mexico.........................  First Quarter, 1999       154,000(.015)        2,773,000
          Total..................                          1,400,000(.121)      $25,200,000


---------------

 * Assumes 11,559,527.20 Impac Units outstanding at the time of the Merger. The holders of Impac Affiliated Company Common Stock will receive a number of Impac Additional Shares based upon the number of Impac Units owned by the respective Impac Affiliated Companies.
** Based upon the price of Servico's Common Stock on             , 1998. The
   number of Impac Additional Shares will not be adjusted in the event of any increase or decrease in the price of Servico Common Stock. The price of Servico Common Stock at the Effective Time (and thus the Dollar Value Attributable to Impac Additional Shares shown in the above table) may be higher or lower than its price at the date of this Joint Proxy Statement/Prospectus.

Each of the hotels is currently under construction and is expected to open in 1999. The number of Impac Additional Shares attributable to each property will be placed in escrow with the Exchange Agent when the Merger is consummated and subsequently distributed pro rata to persons and entities that were holders of Impac Units or Impac Affiliated Company Common Stock at the time of the Merger based upon the number of Impac Units or shares of Impac Affiliated Company Common Stock they held immediately prior to consummation of the Merger, regardless of whether they continue to hold the Lodgian shares issued to them in connection with the Merger and regardless of whether they received cash in lieu of fractional shares in connection with the Merger. No additional action needs to be taken by former Impac Members or former Impac Affiliated Company shareholders to receive their pro rata share of the Impac Additional Shares unless there is a change of address, in which case the Escrow Agent should be advised of any such change. However, at the time the Impac Additional Shares are issued, cash will again be paid in lieu of fractional shares.

BACKGROUND OF THE MERGER

     Since its inception, Impac has raised an aggregate of $125 million in capital which includes the appraised value of the assets acquired from Impac's predecessor entities. Substantially all of this capital is invested in hotel properties in accordance with Impac's investment objectives which are described in "Business of Impac -- Investment Strategy" with the balance used to fund short-term working capital requirements.

     No representative of Impac had any significant discussions or negotiations with any party regarding a potential change of control of Impac until May 1997 when the first contact between representatives of Impac and Servico occurred. At that time the parties met for the purpose of discussing the retention of Impac in connection with the renovation of certain Servico hotel properties. Thereafter, in June 1997, Mark Elliott of Hodges, Ward & Elliott, a consulting firm who had previously had independent dealings with both Impac and Servico as a hotel broker, spoke with Peter Walz, Vice President of Servico, regarding Servico's interest in discussing a potential business combination with representatives of Impac and called Robert Cole, the

Manager of Impac, to inquire whether Mr. Cole would be interested in meeting with representatives of Servico to discuss a possible combination. Following Mr. Elliot's introduction, David Buddemeyer and Peter Walz of Servico met with Mr. Cole in July 1997 to discuss each company's strategy, portfolio and acquisition/ development activities.

     In August 1997, Mr. Cole initiated the Merger discussions with Servico on behalf of Impac by indicating that he would be interested in pursuing further discussions with Servico and thereafter Messrs. Buddemeyer, Walz and Cole met to discuss the possible business combination and specific valuation issues relating to Impac.

     In September 1997, Mr. Cole asked Allen & Company Incorporated ("Allen & Company") to assist Impac in its review of a potential business combination with Servico. On September 23, 1997, representatives of Impac and Servico, their financial advisors (Allen & Company and Lehman Brothers, Inc. ("Lehman Brothers"), respectively) and their counsel met to discuss the issues raised by such a business combination and the potential advantages and synergies that could be realized by such a combination. The parties discussed various business points, the appropriate corporate structure for the combined entity, tax and accounting issues including the impact of accounting for the transaction as a purchase or pooling of interests, the terms of Impac's indebtedness, potential refinancing options and the composition of the Board of Directors of the combined entity.

     In October, 1997, representatives of Impac and Servico and their respective financial advisors, attorneys and independent accountants met to discuss alternative accounting and transaction structures, refinancing alternatives, financial results, the structure of the combined entity, the process and schedule for the completion of Impac's audit and a possible timetable for pursuing the transaction. Thereafter, drafts of a proposed form of Merger Agreement were circulated and negotiation of the terms of the Agreement commenced.

     In December, 1997, representatives of Impac and Servico and their respective financial advisors, attorneys and independent accountants met to discuss the terms of a proposed credit facility for the combined entity and the status of Impac's audit. The parties also discussed outstanding issues relating to the proposed Merger Agreement, including the scope of Impac's representations and warranties and the operation of Servico's and Impac's business during the period after the execution of an agreement and before closing.

     In January and February, 1998, the parties continued to negotiate the terms of the transaction including, in particular, issues relating to valuations, the accretiveness of the transaction and the stock price collar, issues relating to the appropriate accounting treatment of the transaction, the impact on the transaction of the inclusion of the development properties, the responsibility for costs and break up fees in the event the transaction is not consummated, and the positions and terms of employment of Messrs. Buddemeyer and Cole. On January 28, 1998, Impac delivered to Servico audited financial statements for the period ended September 30, 1997 and the parties continued to negotiate the timing and number of Lodgian shares to be issued to Impac unitholders in connection with the transaction.

     In February 1998, Impac retained Bear Stearns & Company, Inc. as a co-advisor to assist in the execution of the business strategy following the signing of the Merger Agreement.

     In March 1998, representatives of Impac and Servico and their respective attorneys and financial advisors continued to negotiate the terms of the definitive Merger Agreement. While Servico's Board of Directors reviewed the proposed terms of the transaction and the status of negotiations at each of the seven Board meetings commencing with their meeting in September, 1997, on March 11, 1998, Servico's directors, after reviewing the material terms of the transaction and the proposed form of Merger Agreement and after a full discussion of the potential benefits as well as risks associated with the transaction, approved the transaction and authorized David Buddemeyer to execute the Merger Agreement on behalf of Servico. Impac's Manager approved the Merger Agreement on March 20, 1998. The parties executed the Merger Agreement on March 20, 1998 and issued a press release announcing the transaction on March 23, 1998.

     In July 1998, Servico and Impac amended and restated the Merger Agreement to, among other things, extend the termination date from July 31, 1998 to December 31, 1998, and to permit the direct merger of the

Impac Affiliated Companies into newly-formed subsidiaries of Lodgian so that the shareholders of the Impac Affiliated Companies could receive shares of Lodgian directly in a tax free reorganization.

  Servico -- Recommendation of Servico's Board of Directors

     THE SERVICO BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, SERVICO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SERVICO VOTE FOR APPROVAL OF THE MERGER.

       Servico -- Reasons for the Merger

     The Servico Board believes that the Merger offers the unique opportunity to combine two successful and financially sound companies to form Lodgian. The Servico Board considered the significant benefits associated with combining Servico's business and Impac's business in light of the Servico Board's belief that the Merger represents an excellent fit of the two companies' respective strategic advantages in operating and owning hotels, including opportunities for efficiencies and earnings growth. The Merger adds a number of upscale properties to Servico's portfolio, including the Marriott at the Denver Airport, the Marriott Downtown Portland and the four star and four diamond Mayfair Hotel in the Coconut Grove section of Miami. Servico should also benefit from the improved geographic diversity with the addition of hotels in 11 new states, including entry into major markets such as Atlanta, Boston, Denver, Los Angeles, Miami, Portland and San Francisco. Servico's existing hotels will also potentially benefit from the resources offered by Impac's "Revenue Center", which centralizes certain of Impac's reservations, sales and marketing functions at one location in Louisiana, and Impac's management information systems, which track guest satisfaction daily. Further, Impac's development and construction expertise will potentially give the combined company a significant competitive advantage in connection with the renovation of properties and in pursuing the strategic development of upscale, premium branded properties. The Servico Board believes that Impac's development properties, together with both companies' substantial recent growth, represent a built-in pipeline of substantial internal growth through 1999.

     In arriving at its determination, the Servico Board considered a number of factors, including the material factors described below:

          (i) The current state of the hospitality industry and economic and market conditions, including in particular the intensification of competition within the hotel industry and the recent consolidation trend within the industry;

          (ii) The Merger will add scale and geographic diversification to Servico's existing business;

          (iii) The Merger will create one of the largest independent, multi-brand owners and operators of full service hotels in the United States, helping Servico to achieve its objective of strategic growth;

          (iv) The Merger will enable Servico to add individuals to its management from Impac's management who can help grow the combined businesses;

          (v) The Merger should permit operational efficiencies by (a) providing renovation and development expertise, (b) creating greater purchasing power, (c) eliminating duplicate administrative and accounting functions,
     (d) integrating information systems and related personnel, and (e) utilizing Impac's Revenue Center, which will centralize the companies' reservations and sales and marketing functions at one location and track guest satisfaction;

          (vi) That based upon the advice of its tax counsel, the Merger will be a tax-free transaction from the perspective of Servico's shareholders;

          (vii) The opinion of Lehman Brothers to the effect that, as of the date of such opinion and based upon, and subject to, certain matters stated therein, the consideration to be paid in the Merger was fair, from a financial point of view, to Servico;

          (viii) The financial and other information concerning Impac that was provided to Servico and Impac's representatives as part of Servico's due diligence investigation, including, among other things, information regarding Impac's business, properties, operations, financial condition and future prospects; and

          (ix) The terms of the Merger Agreement.

  Servico -- Negative Considerations and Potential Disadvantages of the Merger

     The Servico Board evaluated the advantages, opportunities and general considerations in light of certain risks or other considerations associated with the Merger, including, without limitation, the following:

          (i) The challenges and costs inherent in combining two businesses of the size of Servico and Impac and the resulting diversion of management's attention for an extended period of time;

          (ii) The risk that the benefits sought in the Merger would not be obtained;

          (iii) The effect of the public announcement of the Merger and the proposed relocation of Servico's corporate headquarters from West Palm Beach, Florida, to Atlanta, Georgia, on relationships with franchisors, operating results and Servico's ability to retain employees, and the possible negative effect of the announcement on the trading price of Servico Common Stock;

          (iv) The possibility that certain provisions of the Merger Agreement might have the effect of discouraging other business combinations or strategic alternatives with other companies;

          (v) The terms and amount of Impac's outstanding indebtedness and when combined with Servico's outstanding indebtedness, the effect on the combined company of high levels of indebtedness, including the ability to generate sufficient cash flow from operations to service the debt, the ability to obtain additional financing or refinancing in the future and the increased vulnerability to adverse changes in general economic conditions; and

          (vi) The risks inherent in the construction and completion of Impac's hotels currently under development, including the possibility of construction cost overruns and delays and the resulting impact on the combined company's results of operations and financial condition.

  Conclusion

     In view of the wide variety of factors considered by the Servico Board in connection with the evaluation of the Merger and the complexity of such matters, the Servico Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered in reaching its decision. The Servico Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "The Merger -- Opinion of Lehman Brothers." In addition, the Servico Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative in its ultimate decision, but rather conducted a discussion of the factors described above, including asking questions of Servico's management and legal, financial and accounting advisors, and reached a general consensus that the Merger was advisable and in the best interests of Servico and the Servico shareholders. In considering the factors described above, individual members of the Servico Board may have given different weight to different factors.

     The foregoing discussion of the information and factors considered and given weight by Servico's Board is not intended to be exhaustive but includes the material factors considered.

Recommendation of Impac's Manager

     THE MANAGER OF IMPAC REASONABLY BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, ARE FAIR TO, AND IN THE BEST INTERESTS OF, IMPAC AND ITS UNITHOLDERS AND RECOMMENDS THAT THE HOLDERS OF IMPAC UNITS CONSENT TO THE MERGER.

  Impac -- Reasons for the Merger

     Impac's Manager believes the combination of Servico and Impac constitutes a strategic opportunity for Impac and that the terms of the Merger Agreement are fair and in the best interests of Impac's unitholders. In reaching this determination, Impac's Manager considered the following material factors:

          (i) The value of the consideration to be received by the holders of Impac Units in the Merger;

          (ii) The combined operational efficiencies expected to be realized by the entity resulting from the Merger including, but not limited to, (a) greater purchasing power, (b) elimination of duplicate administrative and accounting functions, (c) the integration of information systems and related personnel, and (d) economies of scale in Impac's Revenue Center;

          (iii) The increased managerial, operational and financial resources that will be available to the combined entity, and the belief that, as a result of its greater financial resources, the combined entity may be expected to have enhanced access to capital on more favorable terms than were previously available to Impac as a private company;

          (iv) The size and market capitalization of the combined entity, which is expected to: (a) increase liquidity for the holders of Impac Units, who would otherwise have no public market for their Units; (b) increase the market visibility of the company's combined operations; and (c) decrease the cost of debt and equity capital;

          (v) That, based upon the advice of its tax counsel, the Merger will be a tax-free transaction from the perspective of Impac's unitholders except for those Impac unitholders who will recognize gain equal to the excess of their share of Impac liabilities over their basis in their Impac Units;

          (vi) The opinion of Allen & Company to the effect that, as of the date of such opinion and based upon, and subject to, certain matters stated therein, the Impac Exchange Ratio was fair, from a financial point of view, to the holders of Impac Units;

          (vii) The financial and other information concerning Servico that was provided to the Manager and other representatives of Impac as part of Impac's due diligence investigation, including, among other things, information regarding Servico's business, properties, operations, financial condition and future prospects;

          (viii) The geographic diversity of the combined hotel portfolio, which is expected to mitigate risks relating to the geographic concentration presented by Impac's existing portfolio; and

          (ix) The terms of the Merger Agreement.

  Impac -- Negative Considerations and Potential Disadvantages of the Merger

     Impac's Manager evaluated the advantages, opportunities and general considerations associated with the Merger in light of certain risks or other considerations associated with the Merger, including, without limitation, the following:

          (i) The risk that the benefits sought in the Merger will not be obtained;

          (ii) The terms and amount of Impac's outstanding indebtedness, the risk that the entity resulting from the Merger might not be able to generate sufficient cash flow from operations to service the debt and the risk that such indebtedness could not be restructured or refinanced on terms satisfactory to Impac or the combined entity;

          (iii) The management time required to integrate Servico's operations with those of Impac and the additional costs that would be incurred in connection with that process;

          (iv) The fact that Lodgian does not intend to pay dividends on its Common Stock and unitholders will, therefore, no longer receive distributions with respect to their Units; and

          (v) The risks inherent in the construction and completion of Impac's hotels that are under development, including the possibility of cost overruns and delays and the adverse consequences to Impac unitholders of the failure to open certain of such hotels in a timely manner so as to entitle such unitholders to receive up to an aggregate of 1.4 million additional shares of Lodgian Common Stock.

  Impac -- Alternatives Considered by the Manager

     The Manager also considered the relative material potential risks and benefits of the Merger as compared to those presented by: (i) Impac's continued status as a stand-alone, private entity and (ii) a liquidation of Impac. The risks and benefits considered relating to such alternatives are summarized below.

     Value of the Merger Consideration Compared to the Value of Units of Impac as a Continuing Stand-
     Alone Entity.


          As is shown in "Opinion of Financial Advisors -- Opinion of Allen & Company," Impac's continuation value, based upon projected 1998 net income ($3.5 million), the multiple of market price to estimated 1998 earnings per share for a group of comparable public companies and a liquidity discount of 20%, is approximately $57.7 million (or approximately $4.99 per Unit). Assuming the average price of Servico Common Stock during a specified 10-day period prior to the Merger is between $14.00 and $25.00 per share, the value of the Merger Consideration to be received by Impac unitholders in the Merger (assuming all of the Additional Shares are issued) will equal between $103.6 million and $185 million (or $9.00 to $16.00 per Unit, respectively). See "The Merger Agreement." However, there is no assurance that either the foregoing value of Impac as a stand-alone entity or the value of the Merger Consideration will ultimately be realized.


     Potential Benefits of the Merger vs. Operation as a Continuing Stand-Alone Entity

          A significant benefit to the Impac unitholders as a result of the Merger will be liquidity for unitholders who do not currently have liquidity as securityholders of a privately held company. There is no public market for the Units. Further, Lodgian will be much larger in size and have a greater market capitalization than Impac, thus increasing market visibility of the combined entities. Additionally, although not certain, combined operational efficiencies are expected to be realized by Lodgian including, but not limited to, greater purchasing power, elimination of duplicative administrative and accounting functions, integration of information systems and related personnel and achievement of economies of scale through the use of Impac's Revenue Center. Increased managerial, operational and financial resources are expected to have enhanced access to capital on more favorable terms than were previously available to Impac as a private company. Finally, geographic diversity of Lodgian's hotel portfolio is expected to mitigate risks relating to the geographic concentration presented by Impac's existing portfolio.

     Potential Risks Presented by the Merger vs. Continued Operation as a Stand-Alone Entity

          Impac's Manager also considered the following material risks associated with the Merger as compared to remaining a stand-alone entity. He considered that Lodgian will have increased indebtedness and accordingly, might not be able to generate sufficient cash flow from operations to service the combined debt of Impac and Servico and might not be able to restructure or refinance such indebtedness on terms satisfactory to Lodgian. Additionally, because the Merger will involve the integration of two large companies that have previously operated independently, Lodgian could encounter difficulties in integrating the respective operations of Servico and Impac and the operation of Impac as a smaller stand-alone company might ultimately have proven more viable. Further, Lodgian does not intend to pay dividends on its common stock and, as a result, Impac unitholders will no longer receive distributions with respect to their investment upon consummation of the Merger. Finally, there are risks inherent in the construction and completion of Impac's hotels that are under development, including the possibility of cost overruns and delays, all of which could preclude or delay Impac from opening such hotels and would preclude or delay Impac unitholders from receiving up to an aggregate of 1.4 million additional shares of Lodgian.

     Value of the Merger Consideration Compared to the Liquidation Value of Impac Units


          While the Manager could not foresee a set of circumstances under which he would currently pursue a liquidation alternative, in the event of a liquidation, Impac would be required to sell all of its hotels and other assets in a series of separate transactions and distribute the proceeds to its unitholders in accordance with the terms of its Operating Agreement. Impac's Manager noted that a liquidation analysis does not reflect that Impac (i) is being operated as a going concern, (ii) has not obtained current appraisals of its properties and (iii) would, as a consequence of its outstanding debt, be restricted in the disposition of the hotels which in the aggregate serve as collateral for the debt. However, if all of Impac's properties were sold for management's best estimate of their fair market value, the net proceeds of such sales after payment of approximately $25-30 million associated with applicable prepayment penalties, guaranteed minimum rates of return and interest rate protection payments under the terms of Impac's outstanding debt, would be approximately $102 million (or approximately $8.82 per Unit) which would potentially be available for distribution to the Impac holders upon liquidation. The Manager believes that the amount that would ultimately be distributed to the Impac unitholders upon liquidation would be affected by the following factors:
     (i) there would likely be an increased supply of properties on the market without a corresponding demand for such properties and (ii) a present liquidation value would likely be less than a future liquidation value because the present value would not reflect the stabilization of income and expenses relating to the operation of properties in Impac's development and renovation pipeline. Further, the liquidation and distribution of proceeds would be taxable to unitholders. The approximate value of the Merger Consideration to be received by the Impac unitholders in the Merger will range from approximately $103.6 million to $185 million (or $9.00 to $16.00 per Unit), assuming the average price of the Servico Common Stock during a specified ten-day period prior to the Merger is between $14.00 and $25.00 per share and assuming issuance of all of the Additional Shares.


     Potential Benefits of the Merger vs. Liquidation

          Impac's Manager did not consider a liquidation of Impac as a viable alternative to the Merger for the reasons set forth in the preceding paragraph. Impac's Manager believes that the restrictions on Impac's ability to dispose of hotels serving as collateral for Impac's debt, coupled with the potential prepayment penalties described above, would reduce significantly any proceeds which might otherwise be received on the sale of Impac's properties. No assurance can be given, however, that this would be the case, given the unpredictable nature of the real estate market and the impossibility of predicting reliably the proceeds or potential gain that might be realized upon the sale of Impac's properties. The Manager also compared the tax consequences of the Merger to those of a liquidation. The Merger was structured to be tax-free with respect to Impac and to have no material tax consequences to the Impac unitholders, while a liquidation would result in an immediate payment of capital gains or ordinary income taxes on the gain resulting from the distribution. Consequently, the Manager determined that from a tax standpoint, the Merger would be more advantageous to Impac and its unitholders than a liquidation.

     Potential Risks Presented by the Merger vs. Liquidation

          The risks discussed above under "-- Potential Risks Presented by the Merger vs. Continued Operation as a Stand-Alone Entity" apply equally to a determination of the relative risks presented by the Merger as opposed to a liquidation of Impac. If any of these risks are realized, the value of the Lodgian common stock that would be held by Impac unitholders as a result of the Merger could have a value that would be less than the value of the distribution they would otherwise have received in the event of a liquidation of Impac. Further, in the event that there is a significant decline in real estate values in the future, a current liquidation might result in greater returns currently than may be available in the future.

  Conclusion

     In view of the variety and complexity of the factors considered in the evaluation of the Merger, the Manager of Impac did not consider it practicable to, nor did he attempt to, quantify, rank or otherwise assign relative weight to the specific factors he considered in reaching his decision. The Manager relied on the experience and expertise of Impac's financial advisor for quantitative analysis of the financial terms of the Merger. However, the Manager did not retain any unaffiliated representative to act on behalf of other unitholders for purposes of negotiating the terms of the Merger. See "The Merger -- Opinion of Allen & Company." In addition, the Manager did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative in his ultimate decision or assign any particular weight to any factor, but instead asked questions of other members of Impac's management team and its legal, financial and accounting advisors in determining that the Merger was in the best interests of Impac and its unitholders.

     The foregoing discussion of the information and factors considered and given weight by Impac's Manager is not intended to be exhaustive but includes the material factors considered.

OPINION OF FINANCIAL ADVISORS

  Opinion of Lehman Brothers

     In connection with its role as financial advisor to Servico in connection with the Merger, on March 11, 1998, Lehman Brothers rendered its oral opinion, which was subsequently confirmed in a written opinion, dated March 12, 1998, that as of such dates, and based upon and subject to various qualifications and assumptions described therein, the consideration to be paid in the Merger was fair to the Company, from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, DATED MARCH 12, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No instructions were given to Lehman Brothers by Servico and no limitations were imposed by Servico on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Servico Board as to the form or amount of consideration to be received by Servico shareholders in the Merger, which was determined through arm's-length negotiations between Servico and Impac and their legal and financial advisors. In arriving at its opinion, Lehman Brothers did not ascribe a range of value to Servico, but rather made its determination as to the fairness to Servico, from a financial point of view, of the consideration to be paid in the Merger (the "Proposed Transaction") on the basis of financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Servico Board in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to any shareholder of Servico as to how such shareholder should vote with respect to the Proposed Transaction. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Servico's underlying business decision to proceed with or effect the Proposed Transaction. Lehman Brothers' analysis did not result in any specific factors which did not support its fairness opinion.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Agreement and the specific terms of the Proposed Transaction; (ii) publicly available information concerning Servico that Lehman Brothers believed to be relevant to its analysis, including Servico's annual report on Form 10-K for the year ended December 31, 1996 and quarterly reports on Form 10-Q for the quarters ended March 31, June 30; (iii) financial statements for Impac and its subsidiaries, including balance sheets as of December 31, 1995 and 1996 and the related statements of income, cash flow and changes in members' equity for the fiscal years ended December 31, 1994, 1995 and 1996, including any related notes, audited and reported on, without qualification, by PricewaterhouseCoopers LLP, Impac's independent public accountants and financial information for the nine months ended September 30, 1997; (iv) financial and operating information with respect to the business, operations and prospects of Servico and Impac furnished to Lehman Brothers by Servico and Impac, respectively; (v) a comparison of the historical financial results and present financial condition of Servico with those of other companies that Lehman Brothers deemed relevant; (vi) the trading history of Servico's Common Stock from January 1996 to March 1997 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (vii) the potential pro forma impact of the Proposed Transaction on Servico, including the cost savings, operating synergies and strategic benefits expected by the management of Servico to result from a combination of the applicable businesses; (viii) a comparison of the relative contribution of Impac to the financial results of Lodgian following the Proposed Transaction to the Impac ownership interest in Lodgian following the Proposed Transaction; and (ix) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the management of Servico and Impac concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of Servico and Impac that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Servico and Impac, upon advice of Servico and Impac, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Servico and Impac as to the future financial performance of Servico and Impac, respectively, and that Servico and Impac will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Servico or Impac and did not make or obtain any evaluations or appraisals of the assets or liabilities of Servico or Impac. In addition, Servico did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Servico's business. Upon advice of Servico, Impac and their respective legal and accounting advisors, Lehman Brothers assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Servico, and therefore as a tax-free transaction to the shareholders of Servico. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of its opinion. It is not a requirement of the transaction that Lehman Brothers update its opinion prior to the Merger. Accordingly, it is possible that if it were redetermined based upon information as of a later date, that an event could occur which could alter that fairness determination. However, Servico is not aware of any significant event occurring after the date of Lehman Brothers fairness opinion which would have altered Lehman Brothers' determination.

     In the event that an amendment is made to the Merger Agreement which the Board, after consultation with Lehman Brothers determines is material to the opinion rendered by Lehman Brothers, the Board will seek to obtain a revised fairness opinion in connection with such amendment.

  Pro Forma Merger Analysis

     Lehman Brothers performed an accretion and dilution analysis to shareholders of Servico under a "stand-alone" basis and "merged company" basis using certain projections provided by Servico and Impac management. The analysis performed under the stand-alone basis assumed that Servico would not merge with Impac but would instead operate as a separate company, whereas the analysis performed under the merged company basis assumed the merger of Servico and Impac pursuant to the Merger Agreement. In evaluating the estimated earnings per share ("EPS") of the stand-alone and combined company, Lehman Brothers utilized certain projections provided by Servico and Impac management. The analysis indicated that the

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

merged company basis, when compared to the stand-alone basis, would be accretive to Servico's EPS in both 1998 and 1999.

  Contribution Analysis

     Lehman Brothers analyzed the respective contributions of EBITDA, equity market capitalization and total market capitalization by Servico and Impac to Lodgian on a pro forma basis after taking into account certain of the possible benefits that may be realized following the Merger. The review was based on Servico's and Impac's current operating characteristics and existing hotel portfolios and assumed no future acquisitions would be made. The analysis showed that: (i) Servico would contribute 64% of Lodgian's 1998 EBITDA and that Impac would contribute 36%; (ii) Servico would contribute 59% of Lodgian's 1999 EBITDA and that Impac would contribute 41%; (iii) Servico would contribute 78% of Lodgian's equity market capitalization as of March 11, 1998 and that Impac would contribute 22%; and (iv) Servico would contribute 57% of Lodgian's total market capitalization (calculated with estimated net debt as of June 30, 1998 for both Servico and Impac) as of March 11, 1998 and that Impac would contribute 43%. On a pro forma basis, Impac unitholders will own 26% of the combined company. Estimates of Servico's 1998 and 1999 EBITDA were derived from published research, and estimates of Impac's 1998 and 1999 EBITDA were based on projections of Impac management.

  Target Price Analysis

     Using Lehman Brothers' published research and Impac management projections for 1998 EBITDA and pro forma average net debt outstanding in 1998, Lehman Brothers analyzed the theoretical value per share to Servico shareholders of Servico on both a stand-alone and merged company basis based on a target 1998 EBITDA multiple of 9.5x. The analysis indicated that on a stand-alone and merged company basis, the per share target price of Servico was approximately $25.50 and $26.60, respectively. Lehman Brothers made no assurance or representation that either the shares of Servico or Lodgian at any time will trade in the range of the above-mentioned target prices.

  Selected Transaction Analysis

     Lehman Brothers reviewed certain publicly available information relating to the financial terms of certain recent transactions in the lodging industry (the "Comparable Transactions"). The Comparable Transactions were Promus/Doubletree, Bass PLC/Intercontinental, Meditrust/La Quinta, Patriot American/Interstate, Starwood Lodging/ITT, Starwood Lodging/Westin, Patriot American/Wyndham and Marriott International/Renaissance. For each such Comparable Transaction, Lehman Brothers reviewed, among other things, the total transaction value as a multiple of forward EBITDA and the implied price per room. Estimates of forward EBITDA were derived from published research and, in certain cases, from internal corporate projections of parties to certain of the Comparable Transactions.

     The analysis indicated that, for the Comparable Transactions: (i) the forward EBITDA multiples had a range of 7.6x to 14.3x, compared to a multiple, as of March 11, 1998, of 9.4x Impac's 1998 estimated EBITDA; and (ii) an implied price per room of $52,000 to $211,000, compared to, as of March 11,1998, $57,300 for Impac's hotels.

     Comparable Transactions were selected, in part, based upon brand similarity, size and geographic considerations, and form of consideration. Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Servico and the entities comprising the Comparable Transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the values inherent in the Merger and the Comparable Transactions. In particular, Lehman Brothers considered the size and desirability of the assets and the markets of operation relative to those of Impac, the strategic fit of the acquired assets with the acquiring company, the form of consideration offered to the seller and the tax characteristics of the transaction. These qualitative judgments do not lead to specific conclusions regarding Impac's value, but rather were part of Lehman Brothers' evaluation of the relevancy of this comparative analysis under the particular circumstances of the Merger.

  Comparable Company Analysis

     Lehman Brothers reviewed and compared certain financial information, ratios and public market multiples relating Servico to corresponding financial information, ratios and public market multiples for selected publicly traded companies in the hotel and lodging industry. The selected companies were Bristol Hotels, La Quinta Inns, Prime Hospitality and John Q. Hammons (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they are publicly-traded companies with operations that, for the purpose of Lehman Brothers' analysis, are similar to those aspects of Servico to which they were compared. For the comparable company analysis, the estimates for Servico and the Comparable Companies were based on research published by selected investment banking firms and market valuations as of March 4, 1998.

     With respect to the Comparable Companies, Lehman Brothers considered: (i) 1997 and 1998 EBITDA multiples (based on March 4, 1998 closing share prices and research analysts' EBITDA estimates) that ranged from 6.9x to 11.2x for 1997 and 6.5x to 8.8x for 1998; and (ii) net debt-to-total market capitalization ratios that ranged from 32.5% to 92.4%. For Servico, Lehman Brothers observed that: (i) 1997 and 1998 EBITDA multiples were 10.3x and 7.7x, respectively; and (ii) the 1998 net debt-to-total market capitalization ratio was 49.5%.

     Because of the lack of a sufficient number of independent comparable companies and the inherent difference between the businesses, operations and prospects of Servico and the businesses, operations and prospects of the companies included as Comparable Companies, Lehman Brothers believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. Lehman Brothers believed that an appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics of Servico and the companies included as Comparable Companies that would affect the public trading values of Servico and such Comparable Companies.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Servico and Impac. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Lehman Brothers is an internationally recognized investment banking firm. Lehman Brothers, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Servico Board retained Lehman Brothers based upon Lehman Brothers' experience and expertise and its familiarity with Servico. Lehman Brothers has performed various investment banking services for Servico, including as a lead managing underwriter of Servico's Common Stock Offering in June, 1997 and has acted, and is currently acting, as a lender to Servico (with an outstanding amount owed by Servico of approximately $200 million) and has received customary fees for such services. In connection with such services, excluding

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

fees relating to the Merger, during the past two years Servico has paid Lehman Brothers fees totaling approximately $20.1 million. In the ordinary course of its business, Lehman Brothers actively trades in the securities of Servico for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter between Lehman Brothers and Servico, Lehman Brothers is entitled to a fee of $500,000 upon delivery of its opinion and is entitled to an additional fee of $3.1 million upon consummation of the Merger. Servico has agreed to reimburse Lehman Brothers for its reasonable expenses in connection with its engagement and to indemnify Lehman Brothers against certain liabilities, including certain liabilities under federal securities laws.

  Opinion of Allen & Company

     On March 19, 1998, Allen & Company delivered to the Manager of Impac its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the Impac Exchange Ratio contemplated by the Merger Agreement was fair to holders of Impac Units from a financial point of view.

     The full text of the written opinion of Allen & Company, dated March 19, 1998, is set forth as Appendix C to this Joint Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. The holders of Impac Units are urged to read the opinion in its entirety. Allen & Company's opinion is directed only to the fairness, from a financial point of view, of the Impac Exchange Ratio and does not constitute a recommendation of the Merger over other courses of action that may be available to Impac or constitute a recommendation to any holder of Impac Units concerning how such holder should vote with respect to the Merger. The summary of the opinion of Allen & Company set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Allen & Company: (i) reviewed the terms and conditions of the Merger Agreement and related documents; (ii) analyzed historical business and financial information relating to Impac and management's forecasts prepared by Impac, as presented in documents provided to Allen & Company by Impac; (iii) analyzed publicly available historical business and financial information relating to Servico, as presented in documents filed with the Securities and Exchange Commission (the "SEC"); (iv) reviewed Impac's and Servico's respective operations and considered the views of professional analysts covering Servico; (v) reviewed certain limited non-public information relating to Servico, including financial and operating results of Servico and management's forecasts prepared by Servico; (vi) conducted discussions with certain members of the senior management of Impac and Servico with respect to the financial condition, business, operations, strategic objectives and prospects of Impac and Servico, respectively; (vii) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which Allen & Company deemed generally comparable to Impac and Servico; (viii) reviewed the trading history of the Servico Common Stock, including such stock's performance in comparison to market indices and to selected companies in comparable businesses; (ix) considered multiples paid in merger and acquisition transactions Allen & Company deemed to be comparable to the Merger; and (x) conducted such other financial analyses and investigations and reviewed such other materials as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

     In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of Impac or Servico. With respect to Impac's and Servico's financial forecasts, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Impac and Servico, respectively, and Allen & Company expressed no opinion with respect to such forecasts or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of Lodgian Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. No limitations were imposed by Impac, nor did Allen & Company receive any specific instructions from Impac, on the scope of Allen & Company's analyses or the procedures to be followed by Allen & Company in rendering its opinion. Allen & Company was not requested to and did not make any recommendation to Impac as to the form or amount of consideration to be received by the holders of Impac Units, which was determined by arm's-length negotiations between Impac and Servico and their legal and financial advisors. Allen & Company's analyses did not result in any specific factors which did not support its fairness opinion.

     Allen & Company's engagement by Impac does not contemplate the issuance by Allen & Company of an additional or supplemental fairness opinion at the closing of the Merger. Impac's Manager has indicated that he may request an additional or supplemental opinion at such time, if any, as consideration is given to any amendment of the material terms of the Merger. Allen & Company's fairness determination was made as of the date of its opinion. Accordingly, it is possible that if it were redetermined based upon information as of a later date, that an event could occur which could alter that fairness determination. However, Impac is not aware of any significant events occurring since the rendering of Allen & Company's fairness opinion on March 19, 1998 which would have altered Allen & Company's determination.

     The following is a summary of the presentation made by Allen & Company to the Manager of Impac in connection with the rendering of Allen & Company's fairness opinion:

  Transaction Overview and Analysis

     Allen & Company presented an overview of the proposed transaction, noting the strategic fit of combining two leading hotel companies, each of which possesses an experienced management team. The transaction, structured as a tax free exchange of stock and accounted for as a purchase, would permit the holders of Impac Units the ability to continue their investment in the combined company resulting from the Merger and would also provide such holders with the liquidity present in owning shares of a public company. Allen & Company also noted that the combined operations of Impac and Servico would likely benefit from the ability to capitalize on synergies such as economies of scale in operations, information systems and purchasing power.

     Allen & Company analyzed the total enterprise value (the recent value of all equity securities plus long-term debt less cash) of Impac (both before and after giving effect to the issuance of the Impac Additional Shares and the incurrence of debt associated with the five Impac hotels currently under development, the opening of which will result in the issuance of the Impac Additional Shares (the "Additional Hotel Debt")) and Servico based on the closing price of Servico Common Stock ($17.75) on March 18, 1998, the day preceding the delivery of Allen & Company's oral opinion to the Manager of Impac. This analysis indicated an enterprise value of Impac of approximately $445.9 million (based upon debt outstanding at December 31, 1997) without giving effect to the Impac Additional Shares and Additional Hotel Debt, approximately $538.6 million after giving effect to the Impac Additional Shares and Additional Hotel Debt and approximately $580.3 million after giving effect to the Impac Additional Shares, the Additional Hotel Debt and additional debt associated with the renovation of certain of Impac's existing hotels. Allen & Company noted that this analysis also indicated an enterprise value of Servico of approximately $709.0 million. Allen & Company also noted that the enterprise value of Impac as a multiple of total hotel rooms before and after giving effect to the Impac Additional Shares and Additional Hotel Debt was estimated to be $56,450 and $61,080, representing 66% and 72%, respectively, of the replacement value per room.

     Allen & Company reviewed the pro forma balance sheet for the combined company resulting from the Merger and the projected 1998 and 1999 pro forma financial results for the combined company after giving effect to certain anticipated synergies resulting from the Merger. The analysis was performed utilizing stand-alone earnings projected for calendar years 1998 and 1999 for Impac and Servico based on certain financial projections for Impac prepared by Impac's management and certain estimates of financial results for Servico based upon certain industry analysts' estimates. Based on such analysis, the Merger is expected to result in the combined company having a higher projected EPS than Servico is projected to have on a stand-alone basis for

1998 ($1.10 for the combined company versus $0.99 for Servico) and 1999 ($1.38 for the combined company versus $1.16 for Servico).

     Allen & Company also calculated the enterprise value of the combined company based on the closing sale price of the Servico Common Stock on March 18, 1998 before ($1,154.8 million) and after ($1,247.5 million) giving effect to the Impac Additional Shares and the Additional Hotel Debt. Allen & Company analyzed the enterprise value of the combined company as multiples of various financial performance criteria and compared such implied multiples to multiples of such financial performance measures for a group of public companies that Allen & Company deemed to be comparable to the combined company (the "Comparables Group"): Bristol Hotels, Capstar, Interstate Hotels and Prime Hospitality. The companies in the Comparables Group were chosen because they are publicly traded companies with operations that Allen & Company deemed to be similar to those of Servico and Impac. To calculate the trading multiples for the Comparables Group, Allen & Company used publicly available information concerning historical and estimated financial information for the Comparables Group. The multiple of enterprise value to sales for the last twelve months ("LTM") for the Comparables Group ranged from 2.6x to 4.3x with an average of 3.5x as compared to implied multiples of enterprise value to 1997 revenue for the combined company of 2.9x and 3.1x before and after giving effect to the Impac Additional Shares and Additional Hotel Debt, respectively. The multiple of enterprise value to LTM EBITDA for the Comparables Group ranged from 11.0x to 16.0x with an average of 12.4x as compared to implied multiples of enterprise value to 1997 EBITDA for the combined company of 13.0x and 14.1x before and after giving effect to the Impac Additional Shares and Additional Hotel Debt, respectively. The multiple of enterprise value to LTM EBIT for the Comparables Group ranged from 14.8x to 21.4x with an average of 17.0x as compared to implied multiples of enterprise value to 1997 EBIT for the combined company of 21.3x and 23.0x before and after giving effect to the Impac Additional Shares and Additional Hotel Debt, respectively.

     Allen & Company calculated the implied per share valuation of the combined company resulting from the Merger based upon the multiple of market price to estimated 1998 and 1999 EPS for the Comparables Group and the projected 1998 EPS ($1.10) and 1999 EPS ($1.38) for the combined company. This analysis yielded an implied per share valuation for the combined company of $23.32 and $23.87, representing a premium of 31.4% and 34.5%, respectively, to the $17.75 market price of Servico Common Stock on March 18, 1998. Allen & Company also calculated the implied per share valuation of the combined company based upon the multiple of enterprise value to estimated 1999 EBITDA for the Comparables Group and the projected 1999 EBITDA ($189 million) for the combined company. This analysis yielded an implied per share valuation for the combined company of $22.73, representing a premium of 28.1% to the $17.75 market price of Servico Common Stock on March 18, 1998. Allen & Company also noted that such $17.75 market price represented a multiple of 12.9x of projected 1999 pro forma EPS for the combined entity as compared to the 17.3x average multiple of price to estimated 1999 EPS at which the Comparables Group traded.

     Allen & Company reviewed and analyzed certain financial, operating and stock market information relating to selected merger transactions occurring in the lodging industry between January 1, 1996 and March 18, 1998 (the "Lodging Transactions"). The Lodging Transactions were Bally/Hilton, Red Lions/ Doubletree, Holiday Inns/Bristol, Studio Plus/Extended Stay, Wyndam/Patriot American, Doubletree/ Promus, Chartwell/Whitehall, Interstate/Patriot American and LaQuinta/Meditrust, and were selected by Allen & Company because they were recent transactions in the lodging industry involving companies with operations that Allen & Company deemed similar to those of Impac and Servico. Allen & Company also analyzed the enterprise value of Impac as implied by the Merger as multiples of various financial performance criteria and compared such implied multiples to multiples paid in such Lodging Transactions. Allen & Company noted that the enterprise value as a multiple of LTM sales ranged from 2.8x to 11.3x and averaged 3.9x for the Lodging Transactions as compared to the multiple of Impac's enterprise value to LTM sales of 3.7x and 4.5x, before and after giving effect to the Impac Additional Shares and Additional Hotel Debt, respectively. Allen & Company noted that the enterprise value as a multiple of LTM EBITDA ranged from 7.1x to 28.4x and averaged 14.1x for the Lodging Transactions as compared to the multiple of Impac's enterprise value to LTM EBITDA of 23.6x and 28.5x, before and after giving effect to the Impac Additional Shares and Additional Hotel Debt, respectively. Allen & Company noted that the enterprise value as a multiple of LTM EBIT ranged from 9.8x to 41.5x and averaged 20.6x for the Lodging Transactions as compared to the multiple of Impac's enterprise value to LTM EBITDA of 57.9x and 69.9x, before and after giving effect to the Impac Additional Shares and Additional Hotel Debt, respectively. Allen & Company also noted that the enterprise value of the combined entity as a multiple of total hotel rooms before and after giving effect to the Impac Additional Shares and Additional Hotel Debt was estimated to be $46,612 and $48,552, respectively, representing 58% and 61%, respectively, of the replacement value per room.

     Allen & Company analyzed and compared the pro forma contributions made by each of Impac and Servico to the combined company's projected 1998 operations based upon a comparison of certain stock market and financial information and projections for each company on a stand-alone basis. Accordingly, this analysis does not take into account any cost savings or revenue enhancements that may result from the Merger. This analysis indicated that on a pro forma basis Impac and Servico would account for approximately 31.8% and 68.2%, respectively, of the combined company's projected 1998 pro forma revenues ($554 million), approximately 34.0% and 66.0%, respectively, of the combined company's projected 1998 pro forma EBITDA ($151 million), and approximately 14.2% and 85.8%, respectively, of the combined company's projected 1998 pro forma net income ($24.7 million). Allen & Company considered these projected contributions in light of the Impac Exchange Ratio which would result in the holders of the Impac Units owning approximately 21.8% of the common stock of the combined entity before giving effect to the Impac Additional Shares, which is expected to occur in 1999 upon the opening of five Impac hotels currently under development.

  Overview of Impac

     Allen & Company presented an overview of Impac's business operations. Allen & Company also reviewed Impac's balance sheet as of December 31, 1997, its historical operating results for the three years ended December 31, 1997 and its projected operating results for the six months ending December 31, 1998 and the year ending December 31, 1999.

     Allen & Company also calculated the implied private market equity value of Impac based upon projected 1998 net income ($3.5 million) and 1999 net income ($9.1 million) for Impac and based upon the multiple of market price to estimated 1998 and 1999 EPS for a group of public companies that Allen & Company deemed to be comparable to Impac (the "Impac Comparables"): Servico, Bristol Hotels, Capstar, Interstate Hotels and Prime Hospitality. This analysis yielded an implied private market equity value for Impac of approximately $57.7 million and $122.3 million, respectively. Allen & Company also calculated the implied private market equity value of Impac based upon the projected 1999 EBITDA ($72.3 million) for Impac and based upon the multiple of enterprise value to estimated 1999 EBITDA for the Impac Comparables. This analysis yielded an implied private market equity value for Impac of approximately $121.8 million. Allen & Company calculated the implied private market equity value of Impac based upon Impac's LTM sales, LTM EBITDA and LTM EBIT and based upon the multiple of enterprise value to LTM sales, LTM EBITDA and LTM EBIT for the Lodging Transactions. This analysis yielded an implied private market equity value for Impac of approximately $128.2 million based on LTM sales, $52.3 million based on LTM EBITDA and a negative value for Impac based on LTM EBIT. In calculating the private market valuations above, Allen & Company utilized a 20% private market (liquidity) discount. In addition, Allen & Company calculated the implied private market equity value of Impac by utilizing certain common industry percentages of enterprise value to replacement value (per room).

  Overview of Servico

     Allen & Company presented an overview of Servico's business operations. Allen & Company also reviewed Servico's balance sheet as of December 31, 1997 and its historical operating results for the four years ended December 31, 1997.

     Allen & Company also reviewed stock price and trading volume data for the Servico Common Stock and compared Servico's general trading patterns to those of the S&P 500 Index, the S&P Lodging Index and to each of the companies included in the Comparables Group. Allen & Company also reviewed certain industry analysts' perspectives on the Servico Common Stock. Allen & Company also compared selected multiples derived from the recent price of Servico Common Stock to multiples derived from recent trading prices of the companies included in the Comparables Group. The multiples compared included enterprise value to estimated 1998 EBITDA (which was 7.2x for Servico compared to an average of 8.6x for the Comparables Group) and market price to estimated 1998 EPS (which was 17.9x for Servico compared to an average of 21.2x for the Comparables Group).

     Allen & Company also calculated the implied per share valuation of Servico based upon 1998 and 1999 EPS for Servico obtained from industry analysts' estimates and based upon the multiples of market price to estimated 1998 and 1999 EPS for the Comparables Group. This analysis yielded an implied per share valuation for Servico of $20.99 and $20.24, respectively, representing a premium of 18.2% and 14.0%, respectively, to the $17.75 market price of Servico Common Stock on March 18, 1998. Allen & Company also calculated the implied per share valuation of Servico based upon the estimated 1998 EBITDA for Servico and based upon the multiple of enterprise value to estimated 1998 EBITDA for the Comparables Group. This analysis yielded an implied per share valuation for Servico of $24.61, representing a premium of 38.7% to the $17.75 market price of Servico Common Stock on March 18, 1998. Allen & Company also noted that the enterprise value of Servico as a multiple of total hotel rooms was estimated to be $41,812, representing 56% of the replacement value per room.

     No company used in the comparable company analyses summarized above is identical to Impac or Servico, and no transaction used in the comparable transaction analysis summarized above is identical to the Merger. Accordingly, any such analysis of the value of the consideration to be received by the holders of Impac Units pursuant to the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

     The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

     In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Impac or Servico. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the Impac Exchange Ratio to the holders of Impac Units. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Allen & Company's opinion does not constitute a recommendation with respect to whether any unitholder of Impac should, upon the consummation of the Merger, continue its investment in the Lodgian Common Stock received as consideration in the Merger or sell such shares of Lodgian Common Stock immediately or at any time. Allen & Company did not specifically analyze the impact on any individual holder of Impac Units of continuing its investment in the Lodgian Common Stock after the Merger because it is believed that Impac unitholders would make such decision only after careful consideration of their respective tax consequences affecting such decision.

     Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Impac retained Allen & Company based on such qualifications as well as its familiarity with Impac. In addition, as a part of its investment banking and securities trading business, Allen & Company may hold positions in and trade in the securities of Servico from time to time.

     Impac entered into a letter agreement with Allen & Company as of March 19, 1998 (the "Engagement Letter"), pursuant to which Allen & Company agreed to act as Impac's financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view of the Impac Exchange Ratio to the holders of the Impac Units. Pursuant to the Engagement Letter, Impac agreed to pay Allen & Company a fee of $350,000 earned upon the delivery of its oral fairness opinion to the Manager and payable upon the earlier to occur of July 1, 1998 and the closing of the Merger and $1,900,000 earned and payable upon the closing of the Merger. Whether or not the Merger is consummated, Impac has agreed, pursuant to the Engagement Letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by Impac and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

     Pursuant to the Engagement Letter, if the Merger is not consummated, Impac shall pay to Allen & Company $750,000 if Impac receives a termination fee and $500,000 if Impac receives an expense reimbursement (but not a termination fee), subject in each case for a credit for any portion of the $350,000 which theretofore may have been paid to Allen & Company with respect to Allen & Company's submission of its fairness opinion. If Impac does not consummate the Merger in contemplation of, or due to, Impac's entering into an alternative business combination transaction with a party other than Servico (a "Third Party"), and either (a) Impac enters, at any time, into such alternative transaction or (b) Impac enters, within 120 days of the termination of the Merger Agreement, into an alternative transaction with a party other than the Third Party, then Impac shall pay to Allen & Company in cash a full investment banking fee with respect to such alternative transaction payable upon the closing of such transaction. Impac and Allen & Company have agreed to negotiate a mutually agreeable fee in respect thereof.

  Cautionary Statement Regarding Impac Projected Financial Information

     Impac does not make, as a matter of course, public forecasts or projections as to future performance or earnings. However, in connection with ongoing budgetary and financing activities, management of Impac periodically prepares projections for internal use. Certain of such projections relating to Impac were provided to Allen & Company and Lehman Brothers in connection with the Merger. Such projections were not prepared for, or with a view toward, dissemination to the public. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT PUBLIC AUDITORS OF IMPAC. In addition, such projections are based upon a variety of assumptions and estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Impac. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Impac, Servico or Lodgian or any other person that the projections will prove to be correct. None of Lehman Brothers, Allen & Company or any party to whom any of these projections were provided assumes any responsibility for the accuracy of such information.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. ("Stearns Weaver"), counsel to Servico, and Powell, Goldstein, Frazer & Murphy LLP ("Powell Goldstein"), counsel to Impac and the Impac Affiliated Companies, the following is a discussion of the material federal income tax consequences of the Merger and is based on the Code, the regulations promulgated thereunder, existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively. The discussion does not address all aspects of federal income taxation that may be important to a shareholder or unitholder in light of such shareholder's or unitholder's particular circumstances or to shareholders or unitholders subject to special rules, such as shareholders or unitholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or shareholders or unitholders who acquired their shares of Servico or of one of the Impac Affiliated Companies, or Impac Units pursuant to the exercise of options or similar derivative securities or otherwise as compensation. This discussion assumes that Servico or any Impac Affiliated Company shareholders and Impac unitholders hold their respective shares of stock or units as capital assets within the meaning of Section 1221 of the Code.

     In the opinion of Stearns Weaver, the Servico Merger will (a) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and
(ii) Lodgian and Servico will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Servico Merger. In the opinion of Powell Goldstein, each of the Impac Affiliated Companies Mergers, except the IHD Merger, will (a) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and (b) Lodgian and each of the Impac Affiliated Companies will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Impac Affiliated Companies Mergers; and that the Impac Merger and the IHD Merger (x) will be considered part of an integrated plan that includes the Servico Merger and, as such, (y) the exchange of Impac Units by the Impac Unitholders and IHD Common Stock by IHD shareholders for Lodgian Common Stock will be considered to be a transfer to a controlled corporation within the meaning of Section 351(a) of the Code. The opinions of counsel are based, in part, upon certain covenants, assumptions, and representations contained in certificates of officers of Servico, Impac and Impac Affiliated Companies. In addition, it is a condition to the obligations of Servico and Impac under the Merger Agreement that the companies receive similar opinions as of the date the Merger is consummated. Neither Servico nor Impac intends to secure a ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Merger. Servico, Impac and the Impac Affiliated Companies believe, based on the opinions of Stearns Weaver and Powell Goldstein, that the Merger will have the federal income tax consequences discussed below. The opinions of counsel to be delivered on the date the Merger is consummated will assume the absence of changes in existing facts and may rely on assumptions, representations and covenants including those contained in certificates of officers of Servico, Impac, Impac Affiliated Companies and others. The tax opinions neither bind nor preclude the IRS from adopting a contrary position. Rather, an opinion of counsel only sets forth such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Further, it must be emphasized that Stearns Weaver's and Powell Goldstein's opinions each will be based upon certain assumptions and will be conditioned upon certain representations as to factual matters made by the managements of Servico, Impac, and Impac Affiliated Companies, including assumptions and representations regarding the operations of Lodgian and the new ownership of Lodgian's Common Stock by Servico's and Impac Affiliated Companies' shareholders and Impac's unitholders after the Merger. In the event that the representations are inaccurate or the assumptions upon which the opinions are based prove incorrect, the opinions could be rendered invalid. Copies of Stearns Weaver's and Powell Goldstein's opinions will be transmitted promptly without charge to Servico shareholders and Impac Members, respectively, upon written request, to:

In the case of Servico:                    In the case of Impac:
     Charles M. Diaz, Secretary            Robert M. Cole, Manager
     Servico, Inc.                         Two Live Oak Center
     1601 Belvedere Road                   3445 Peachtree Road, N.E., Suite 700
     West Palm Beach, Florida 33406        Atlanta, Georgia 30326

  Tax Implications to Servico Shareholders and Impac Unitholders

     In general, (a) no gain or loss will be recognized for federal income tax purposes by holders of Servico or Impac Affiliated Companies Common Stock or Impac Units who exchange their Servico or Impac Affiliated Companies Common Stock or Impac Units for Lodgian Common Stock pursuant to the Merger except, as discussed below, to the extent that an Impac unitholder's allocable share of Impac indebtedness exceeds such unitholder's adjusted basis in his Impac Units at the time of the Merger and except to the extent of cash received in lieu of fractional shares, and (b) the aggregate tax basis of Lodgian Common Stock received by a shareholder or unitholder as a result of the Merger will be the same as the shareholder's or unitholder's adjusted tax basis in the Servico or Impac Affiliated Companies Common Stock or Impac Units surrendered in the Merger (reduced by any such tax basis allocable to fractional shares for which cash is received). The holding period of the Lodgian Common Stock held by each former Servico or Impac Affiliated Companies shareholder or Impac unitholder as a result of the Merger will include the period during which such shareholder or unitholder held the Servico or Impac Affiliated Companies Common Stock or Impac Units exchanged. If a shareholder or unitholder has differing bases and/or holding periods in respect of its shares of Servico or Impac Affiliated Companies Common Stock or Impac Units, he should consult his own tax advisor prior to the Merger with regard to identifying the bases and/or holding periods of the particular shares of Lodgian Common Stock received in the Merger. Cash received by a holder of Impac Units or shareholders of Impac Affiliated Companies in lieu of a fractional share interest in Lodgian Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of a share of an Impac Unit allocable to such fractional share interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such Impac Unit has been held for more than one year at the Effective Time.

     As stated above, an Impac unitholder will recognize gain as a result of the Impac Merger if the unitholder's allocable share of Impac indebtedness immediately prior to the Impac Merger exceeds such unitholder's adjusted basis in his Impac Units at such time. Lodgian will advise Impac unitholders in writing by mail of their allocable share of Impac indebtedness, together with all other information required to file their tax returns within the time period required by the Code and the regulations promulgated thereunder. The amount of such gain will be equal to the excess of such share of allocable indebtedness over such unitholder's basis in his Units. For example, if an Impac unitholder's allocable share of Impac indebtedness immediately prior to the Impac Merger is $45,000 and the unitholder's basis in his Impac Units is $30,000 at such time, then the Impac unitholder will recognize gain equal to $15,000 (the excess of $45,000, the unitholder's allocable share of indebtedness, over $30,000, the unitholder's basis in the Impac units) as a result of the Merger.

     A determination of the amount of gain that might be recognized by an Impac unitholder as a result of the Merger cannot be made with complete accuracy prior to the Merger because each unitholder's allocable share of Impac indebtedness as of the time of the Merger cannot be determined currently. The most recent determination of each unitholder's allocable share of Impac indebtedness was made as of December 31, 1997, and was reported to the unitholders on the 1997 IRS Schedule K-1 issued to the unitholders by Impac. In addition, an Impac unitholder's basis is a determination that must be made by each unitholder and cannot be made by Impac. A unitholder, most likely, would have needed to determine his basis in his Units in connection with the preparation of his federal 1997 income tax return. In order for a unitholder to determine his basis in his Impac Units at the time of the Merger, the unitholder would need to adjust his basis, if so determined as of December 31, 1997, for his allocable share of Impac income or loss for the period January 1, 1998 through the date of the Merger, distributions made to the unitholder by Impac during such period, and for such other items as may be taken into account in determining a unitholder's basis in his Impac units.

     The character of such gain will be capital gain, assuming that an Impac unitholder holds his Impac Units as a capital asset, except to the extent that the gain is attributable to unrealized receivables (including depreciation recapture gain, if any, computed as if Impac had sold its properties at their fair market values) and inventory items of Impac, which gain will be taxed as ordinary income. In addition, an Impac unitholder will not need to compute the amount of gain recognized in connection with the Merger separately with respect to each block of Impac Units exchanged in the Merger, even if the unitholder acquired the Impac Units in separate transactions and would have a different basis with respect to each set of Impac Units so acquired. A member that holds more than one interest in a limited liability company that is treated as a partnership for federal income tax purposes is considered to have a single interest in the entity, with a basis in the interest equal to the aggregate of the bases of all the individual interests in the limited liability company, for purposes of computing any gain recognized with respect to such member's allocable share of limited liability company indebtedness that is in excess of basis.

     Any gain recognized by an Impac unitholder that is capital gain will be considered long-term capital gain, taxed at a maximum federal rate of 28%, so long as the Impac unitholder has held his Impac Units for more than one (1) year. If the Impac unitholder has held his Impac units for more than 18 months, any capital gain recognized by the Impac unitholder will be subject to the maximum federal capital gains tax rate of 20%. Any gain recognized that is other than long-term capital gain will be taxed at federal income tax rates of up to 39.6%.

  Backup Withholding

     Unless a holder or unitholder complies with certain reporting and certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities), the holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger.

  Tax Implications to Lodgian, Servico, Impac, Impac Affiliated Companies, Servico Merger Sub and Impac Merger Sub

     No gain or loss will be recognized for federal income tax purposes by Lodgian, Servico, Impac, Impac Affiliated Companies, Servico Merger Sub or Impac Merger Sub as a result of the formation of either Lodgian, Servico Merger Sub or Impac Merger Sub or as a result of the Merger.

     THE DISCUSSION SET FORTH ABOVE UNDER "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH SHAREHOLDER OR UNITHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREHOLDER'S OR UNITHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER OR UNITHOLDER.

ACCOUNTING TREATMENT

     Lodgian will account for the Merger by the purchase method of accounting under generally accepted accounting principles ("GAAP"). Under GAAP, Servico is the accounting acquirer with Lodgian being the successor in interest to Servico. Servico's values will be carried over to Lodgian and the excess of Servico's cost of acquisition of Impac over the fair value of Impac's assets and liabilities to be acquired in the Merger, if any, will be recorded as goodwill and amortized over a period not to exceed 40 years. It is anticipated that upon consummation of the Merger, the fiscal year of Lodgian will be the calendar year.

ANTI-TRUST APPROVAL

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Servico and Impac filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 29, 1998 and on June 28, 1998 the above-referenced waiting period expired. The Antitrust Division nevertheless has the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

NO APPRAISAL RIGHTS

     Holders of Servico Common Stock, Impac Affiliated Company Common Stock and Impac Units are not entitled to appraisal rights in connection with the Merger under applicable state laws.

STOCK EXCHANGE LISTING

     Lodgian will file an application to list the shares of Lodgian Common Stock to be issued in connection with the Merger on the NYSE, subject to approval of the Merger Agreement by Servico's shareholders and Impac's unitholders and official notice of issuance. It is anticipated that the shares of Lodgian Common Stock will be traded on the NYSE under the ticker symbol "LOD" or another symbol selected by Lodgian.

DELISTING AND DEREGISTRATION OF SERVICO COMMON STOCK

     If the Merger is consummated, the shares of Servico Common Stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

SECURITIES LAW RESTRICTIONS

     The shares of Lodgian Common Stock to be issued to shareholders of Servico, shareholders of the Impac Affiliated Companies and unitholders of Impac in connection with the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). All shares of Lodgian Common Stock received by holders of Servico Common Stock, Impac Affiliated Company Common Stock and Impac Units upon consummation of the Merger will be freely transferable under the Securities Act, except for such shares of Lodgian Common Stock received by persons who are deemed to be "Affiliates" of Servico, any Impac Affiliated Company or Impac, respectively, for purposes of Rule 145 under the Securities Act at the time of the Servico Annual Meeting and the effective date of the consent of the Impac unitholders, as the case may be. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with, Servico, any Impac Affiliated Company or Impac, as the case may be (generally, certain executive officers, directors and principal shareholders or unitholders).

     Shares of Lodgian Common Stock acquired by Affiliates in connection with the Merger may be resold by such Affiliates only in transactions permitted under Rule 145 or as otherwise permitted under the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Lodgian Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of one percent of the outstanding shares of Lodgian Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to Affiliates if Lodgian remained current with its informational filings with the SEC under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell his shares without any restrictions so long as such Affiliate had not been an Affiliate of Lodgian for at least three months prior thereto.

     Impac has agreed in the Merger Agreement to use its best efforts to deliver or cause to be delivered to Servico a letter executed by each person identified as an Affiliate of Impac and each other person, who may be deemed an Affiliate of Impac. Lodgian will place a legend on the certificates representing shares of its Common Stock received by such person in the Merger, to the effect that such shares may be sold, transferred or conveyed only in accordance with Rule 145(d), pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and such legend may be placed on the certificates regardless of whether such person has executed and delivered a letter to Servico or Impac. Lodgian will also be entitled to issue stop transfer instructions to its transfer agent in accordance with the restrictions set forth on such legends. Such restrictions will apply to all purported sales, transfers or conveyances of shares of Lodgian Common Stock received in exchange for Servico Common Stock or Impac Units by such persons.

     In connection with the above, Lodgian will grant certain "piggy-back" registration rights pursuant to a Registration Rights Agreement to those unitholders of Impac and shareholders of the Impac Affiliated Companies who receive Lodgian Common Stock in the Merger and who (i) as a result of the Merger, become subject to the restrictions on the sale of such Lodgian Common Stock pursuant to Rule 145 discussed above and (ii) would be prohibited from selling, over a 12 month period, all of their respective shares of Lodgian Common Stock received in the Merger by virtue of the volume limitations set forth in Rule 145. See "The Merger Agreement -- Registration Rights Agreement."

     THE FOLLOWING DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT IS ONLY A SUMMARY DESCRIBING THE MATERIAL TERMS OF SUCH AGREEMENT BUT DOES NOT PURPORT TO BE COMPLETE. THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND INCORPORATED BY REFERENCE HEREIN. CAPITALIZED TERMS USED IN THIS SECTION AND NOT OTHERWISE DEFINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE MERGER AGREEMENT.

                              THE MERGER AGREEMENT

GENERAL

     Servico has formed Lodgian and Servico Merger Sub and Impac Merger Sub as wholly-owned subsidiaries of Lodgian. The Merger Agreement contemplates the merger of Servico Merger Sub with and into Servico, with Servico being the surviving entity, and the merger of Impac Merger Sub with and into Impac, with Impac being the surviving entity and the merger of each of the Impac Affiliated Subs into the respective Impac Affiliated Companies, with each of the Impac Affiliated Companies being the surviving entity. The Merger will become effective upon the filing of Articles or Certificates of Merger relating to each of the various mergers with the Secretary of State of the State of incorporation or organization of the merger entities or at such later time as may be set forth in such documents. At the Effective Time, Servico, Impac and each of the Impac Affiliated Companies will become wholly-owned subsidiaries of Lodgian.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time:

          (a) each issued and outstanding share of Servico Common Stock (excluding shares owned by Impac or any wholly-owned subsidiary of Servico or Impac, but including any shares held by any Servico employee benefit plan) and all rights in respect thereof, will be converted into one share of Lodgian Common Stock;

          (b) each issued and outstanding Impac Unit (excluding Impac Units owned by Servico, Holdings, any Impac Affiliated Company or any wholly-owned subsidiary of Servico or Impac), and all rights in respect thereof, will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 6,099,347.79 (the "Impac Base Number") and 1,153,930.66 divided by (ii) the number of outstanding Impac Units (excluding Impac Units owned by Servico, Holdings, any Impac Affiliated Company or any wholly-owned subsidiary of Servico or Impac); provided, however, that if the average of the closing sale prices per share of Servico Common Stock on the NYSE over the ten consecutive trading periods preceding the date on which all conditions precedent to the Merger have been satisfied (the "Trading Period Average") is (i) less than $14.00 per share, the Impac Base Number will be equal to the product of the Impac Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, or
     (ii) greater than $25.00 per share, the Impac Base Number will be equal to the product of the Impac Base Number and a fraction, the numerator of which $25.00 and the denominator of which is the Trading Period Average

     (such ratio of Impac Units to shares of Lodgian Common Stock being referred to as the "Impac Exchange Ratio");

          (c) each issued and outstanding share of P-Burg Common Stock and all rights in respect thereof, will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 135,580.25 (the "P-Burg Base Number") and 25,650.32 divided by (ii) the number of outstanding shares of P-Burg Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the P-Burg Base Number shall be equal to the product of the P-Burg Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the P-Burg Base Number shall be equal to the product of the P-Burg Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

          (d) each issued and outstanding share of Hazard Common Stock and all rights in respect thereof will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 71,358.72 (the "Hazard Base Number") and 13,500.30 divided by (ii) the number of outstanding shares of Hazard Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the Hazard Base Number shall be equal to the product of the Hazard Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Hazard Base Number shall be equal to the product of the Hazard Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

          (e) each issued and outstanding share of Memphis Common Stock and all rights in respect thereof will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 98,382.79 (the "Memphis Base Number") and 18,612.96 divided by (ii) the number of outstanding shares of Memphis Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the Memphis Base Number shall be equal to the product of the Memphis Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Memphis Base Number shall be equal to the product of the Memphis Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

          (f) each issued and outstanding share of Delk Common Stock and all rights in respect thereof will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 46,997.66 (the "Delk Base Number") and 8,891.45 divided by (ii) the number of outstanding shares of Delk Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the Delk Base Number shall be equal to the product of the Delk Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Delk Base Number shall be equal to the product of the Delk Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

          (g) each issued and outstanding share of IHD Common Stock and all rights in respect thereof will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 820,663.73 (the "IHD Base Number") and 155,260.71 divided by (ii) the number of outstanding shares of IHD Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the IHD Base Number shall be equal to the product of the IHD Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the IHD Base Number shall be equal to the product of the IHD Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

          (h) each issued and outstanding share of IDC Common Stock and all rights in respect thereof will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 47,875.89 (the "IDC Base Number") and 9,057.60 divided by (ii) the number of outstanding shares of IDC Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the IDC Base Number shall be equal to the product of the IDC Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the IDC Base Number shall be equal to the product of the IDC Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

          (i) each issued and outstanding share of IHG Common Stock and all rights in respect thereof will be converted into a certain number of shares of Lodgian Common Stock equal to the quotient of (i) the difference between 79,793.17 (the "IHG Base Number") and 15,096.00 divided by (ii) the number of outstanding shares of IHG Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the IHG Base Number shall be equal to the product of the IHG Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the IHG Base Number shall be equal to the product of the IHG Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average;

     The sum of the Impac Base Number, the P-Burg Base Number, the Hazard Base Number, the Memphis Base Number, the Delk Base Number, the IHD Base Number, the IDC Base Number and the IHG Base Number shall be referred to as the "Base Number."

     Additionally, (a) each share of Servico Common Stock owned by Impac or any wholly-owned subsidiary of Servico or Impac and each Impac Unit owned by Servico, Holdings, any Impac Affiliated Company or any wholly-owned subsidiary of Servico or Impac will be canceled and retired; (b) each share of Lodgian Common Stock held by Servico will be canceled and retired, (c) each Class B Ordinary Membership Interest of Impac (the "Class B Interest") will be canceled and retired, and (d) each outstanding and unexercised option or warrant granted by Servico to purchase shares of Servico Common Stock immediately prior to the Effective Time will be assumed by Lodgian and converted into an option or warrant to purchase shares of Lodgian Common Stock. See "Interests of Certain Persons in the Merger -- Arrangements with Executive Officers." Additionally, upon the opening of five of Impac's hotels currently under development, the Impac unitholders and the Impac Affiliated Company shareholders will receive as an "earn-out" the Impac Additional Shares as described below. A pro rated portion of the Impac Additional Shares will be issued following the opening of each development hotel. Certificates representing the Impac Additional Shares will be delivered at the closing date of the Merger to the exchange agent, which is appointed by Lodgian to effect the exchange of Servico Common Stock, Impac Affiliated Company Common Stock and Impac Units for Lodgian Common Stock (the "Exchange Agent"), as escrow agent, to be held and delivered to the former holders of Impac Units and former shareholders of the Impac Affiliated Companies upon the opening of Impac's hotels. The escrow agreement will provide for the Impac Additional Shares to be released from escrow from time to time upon the opening of each hotel (the "Milestone Date") in accordance with the following schedule: (i) Marriott, Portland, Oregon -- 490,000 shares; (ii) Marriott, Denver, Colorado -- 350,000 shares; (iii) Hilton Garden Inn, Lake Oswego,
Oregon -- 238,000 shares; (iv) Courtyard by Marriott, Livermore,
California -- 168,000 shares; and (v) Hilton Garden Inn, Rio Rancho, New
Mexico -- 154,000 shares.

     Assuming that there is no adjustment of the Base Number of Shares to be issued, the following table reflects the shares of Lodgian common stock to be issued in connection with the Merger to each holder of an Impac Unit and each holder of one share of Servico Common Stock:

                                                UPON OPENING EACH OF THE DEVELOPMENT HOTELS
                                            ----------------------------------------------------
                                LODGIAN                                ANTICIPATED
                              SHARES UPON                               COMPLETION      NUMBER
                                MERGER           NAME OF HOTEL             DATE        OF SHARES
                              -----------   -----------------------  ----------------  ---------
Servico Common Stock........         1                N/A                  N/A               0
Impac Unit
    Total Upon Merger.......     0.519
                                            Marriott, Portland, OR   1st Quarter 1999    0.042
                                            Marriot, Denver, CO      4th Quarter 1998    0.030
                                            Hilton Garden Inn, Lake  4th Quarter 1999    0.021
                                            Oswego, OR
                                            Courtyard by Marriott,   1st Quarter 1999    0.015
                                            Livermore, CA
                                            Hilton Garden Inn, Rio   1st Quarter 1999    0.013
                                            Rancho, NM
    Total Upon Opening of
       Development Hotels...     0.121
         Impac Total........     0.640

     If the Trading Period Average of Servico Common Stock is less than $14.00 or more than $25.00, the Base Number of Lodgian shares will be adjusted. If the Trading Period Average is less than $14.00 per share, the Base Number will be determined by dividing $103.6 million by the Trading Period Average. If the Trading Period Average is more than $25.00 per share, the Base Number will be determined by dividing $185 million by the Trading Period Average. The following table reflects the affect on the Impac Exchange Ratio of an adjustment of the Base Number at selected Trading Period Averages assuming the full release of all Impac Additional Shares (0.121 Lodgian Shares per Unit).

   TRADING       LODGIAN SHARES
PERIOD AVERAGE    UPON MERGER
--------------   --------------
   $13.00            0.689
    13.25            0.676
    13.50            0.664
    13.75            0.652
 14.00-25.00         0.640
    25.25            0.634
    25.50            0.628
    25.75            0.621
    26.00            0.615

EXCHANGE OF SHARES

     Subject to the terms and conditions of the Merger Agreement, at or prior to the Effective Time, an Exchange Agent will be appointed by Lodgian to effect the exchange of certificates representing the Servico Common Stock, Impac Affiliated Company Common Stock and the Impac Units for certificates representing shares of Lodgian Common Stock. Lodgian will from time to time deposit certificates representing shares of Lodgian Common Stock with the Exchange Agent for the conversion of shares as described above in "-- Consideration to be Received in the Merger." Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of Servico Common Stock, Impac Affiliated Company Common Stock or Impac Units may submit his or her certificates to the Exchange Agent (or directly to Lodgian if the appointment of the Exchange Agent has been terminated), together with a duly signed letter of transmittal. In exchange for such share certificates, each holder will receive certificates representing the number of shares of Lodgian Common Stock to which such holder is entitled. All such shares of Lodgian Common Stock will be deemed to have been issued at the Effective Time; provided, however, that the Impac Additional Shares will not be deemed to be issued or outstanding until issuable on the applicable Milestone Date. Until their shares are surrendered, holders of unexchanged shares of Servico Common Stock, Impac Affiliated Company Common Stock or Impac Units will not be entitled to receive any dividends or other distributions payable by Lodgian. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions, without interest.

     No fractional shares of Lodgian Common Stock will be issued to holders of Servico Common Stock, Impac Affiliated Company Common Stock or Impac Units. For each fractional share that would otherwise be issued, the Exchange Agent will pay to holders of Servico Common Stock, Impac Affiliated Company Common Stock and Impac Units an amount equal to either (a) a pro rata portion of the proceeds of the sale by the Exchange Agent of shares of Lodgian Common Stock representing the aggregate of all such fractional shares, such sale to be executed by the Exchange Agent at then prevailing prices on the NYSE, as promptly after the Effective Time (or Milestone Date, as applicable) as, in the Exchange Agent's reasonable judgment, is consistent with obtaining the best execution of such sales in light of prevailing market conditions, or (b) at the option of Servico, an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Servico Common Stock, Impac Affiliated Company Common Stock and the Impac Units held at the Effective Time by such holder) by (ii) the closing price for a share of Lodgian Common Stock on the NYSE Composite Transaction Tape on the first business day immediately following the Effective Time or the applicable Milestone Date, as the case may be.

LODGIAN FOLLOWING THE MERGER

  Headquarters

     The Restated Bylaws of Lodgian provide that the initial headquarters of Lodgian will be located in Atlanta, Georgia.

  Board

     The Merger Agreement provides that, at the Effective Time, the Lodgian Board will consist of eight members (unless otherwise agreed to in writing by Servico and Impac), five of whom will be Servico Directors, two of whom will be Impac Directors, and one of whom will be selected by both Impac and Servico. The term "Servico Director" means any person who is designated by Servico to become a director of Lodgian at the Effective Time in accordance with the terms of the Merger Agreement, and the term "Impac Director" means any person who is designated by Impac to become a director of Lodgian at the Effective Time. The Lodgian Board will be divided into three classes, designated as Class I, Class II and Class III. The initial directors of Lodgian and initial allocations of the directors among the three classes is as follows: (a) Class I will consist of two directors, comprised of Peter R. Tyson, a Servico Director, and one director selected by both Servico and Impac; (b) Class II will consist of three directors, comprised of two Servico Directors, Joseph C. Calabro and Michael Leven, and one Impac Director, John Lang; and (c) Class III will consist of three directors, comprised of David A. Buddemeyer and Richard H. Weiner, both of whom are Servico Directors, and Robert S. Cole, an Impac Director. Such directors shall serve as the directors of Lodgian from and after the Effective Time in accordance with the Restated Certificate and Restated Bylaws of Lodgian until their successors are elected or appointed and qualified or until their resignation or removal. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Lodgian is unable or unwilling to serve in such position, the company that selected such person shall designate another person to serve in such person's stead. From and after the Effective Time, the composition of the Board of Directors shall be determined in accordance with the Restated Certificate and Restated Bylaws of Lodgian.

  Executive Officers

     At the Effective Time, subject to the Bylaws of Lodgian and each of the Surviving Entities, (i) David A. Buddemeyer will hold the position of Chief Executive Officer of Lodgian and each of the Surviving Entities,

(ii) Robert S. Cole will hold the position of President of Lodgian and each of the Surviving Entities, and (iii) David Buddemeyer and Robert Cole will hold the positions of Co-Chairmen of the Board of Directors of Lodgian and each of the Surviving Entities. If any of such persons is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Lodgian or the Surviving Entities in accordance with their respective Bylaws.

  Future Operations

     As indicated in the Pro Forma Combined Condensed Consolidated Financial Information, it is anticipated that as a result of the Merger each of Impac and Servico will be part of a combined company with increased revenues, increased expenses and increased indebtedness. Assuming no savings associated with the elimination of duplicative functions or from operating synergies, the combined company would have recognized income before extraordinary items of approximately $8.5 million for the year ended 1997 and income before extraordinary items of approximately $47,000 for the quarter ended March 31, 1998. As discussed throughout this Joint Proxy Statement/Prospectus, Servico and Impac anticipate that their liquidity and capital resources will be improved as a consequence of the Merger by virtue of the greater geographic diversity of the combined company's properties and by its increased revenues and size. See "Risk
Factors -- Risks Associated with High Levels of Debt," "The Merger -- Reasons for the Merger; Negative Considerations and Potential Disadvantages of the Merger; Recommendation of Servico's Board and Impac's Manager;" and "Lodgian, Inc. Unaudited Pro Forma Combined Consolidated Financial Statements".

       Dividends

     Pursuant to the Restated Bylaws of Lodgian, dividends will be declared only out of any assets or funds of Lodgian legally available for the payment of dividends at such times as the Lodgian Board directs. It is currently anticipated that Lodgian will retain future earnings for business use and does not expect to declare or pay any dividends in the foreseeable future.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties of Servico, the Impac Affiliated Companies and Impac as to, among other things, due organization and good standing, capitalization, ownership of subsidiaries, corporate authority to enter into the contemplated transactions, the accuracy of recent reports filed by Servico with the SEC and the financial statements contained therein and of Impac, tax matters, regulatory matters, the absence of contractual defaults, title to real and personal property and condition of assets, the absence of material adverse changes or events, litigation, compliance with laws, environmental matters, required board, manager, shareholder and unitholder approvals, accounting matters and conflicts with organizational documents and material agreements.

CERTAIN COVENANTS

     The Merger Agreement also provides that, prior to the Effective Time, Servico and Impac and their respective subsidiaries will, subject to specified exceptions, each conduct their respective businesses in the ordinary course consistent with past practices and will use all reasonable good faith efforts to preserve intact their business organization and goodwill in all material respects, to continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence prior to the Effective Time and to preserve their present relationships with franchisors, licensors, distributors, suppliers and others with whom each has business relationships. Without limiting the foregoing, the Merger Agreement places specific restrictions on the ability of Impac and its subsidiaries to: (i) amend or otherwise change its Articles of Organization, Articles or Certificate of Incorporation, Operating Agreement, Bylaws or other charter documents; (ii) issue, sell or authorize for issuance or sale, any membership interests or shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or other equity interests or any subscriptions, options, warrants, rights or convertible securities or enter into any agreements or commitments obligating it to issue or sell any such membership interests, securities or other equity interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of its membership interests or any shares of capital stock or other equity interests or any option, warrant or other right to purchase or acquire any such shares, membership interests or other equity interests or return all or any portion of any capital contributions; (iv) enter into any commitment or transaction (including, but not limited to, any capital expenditure or sale of assets), other than in the ordinary course of business consistent with past practices; provided, however, if the commitment or transaction involves the receipt (or potential receipt) or payment (or potential payment) of in excess of Five Hundred Thousand Dollars ($500,000), Servico's consent will be required;
(v) create, incur or assume any indebtedness (including purchase money financing), except in the ordinary course of business consistent with past practices under an existing loan availability (but in no event in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) more than is currently owed), and certain other identified indebtedness, or any lien, pledge, mortgage or other encumbrance affecting any of its assets; (vi) pay, discharge or satisfy claims, liabilities or obligations which involve payments or commitments to make payments which exceed normal business operating requirements, consistent with past practice; (vii) cancel any debts or waive any claims or rights other than immaterial debts or claims, in the ordinary course of business and consistent with past practice, of persons who would not be deemed affiliates of Impac or its subsidiaries; (viii) make any loans, advances or capital contributions to, or investments in financial instruments of, any person or entity other than capital contributions to subsidiaries of Impac consistent with past practices; (ix) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity other than immaterial assumptions, guarantees or endorsements made in the ordinary course of business consistent with past practice in favor of persons who would not be deemed affiliates of Impac or its subsidiaries; (x) grant any increase in the compensation payable or pay any bonus to any of its managers, officers, employees, directors or consultants or establish, adopt or increase any bonus, insurance or other employee benefit plan, payment or arrangement made to or for any such persons other than increases in the compensations or bonuses payable to such persons other than Robert Cole or Robert Flanders in the ordinary course of business consistent with past practice; (xi) enter into any employment agreement or grant any severance or termination pay with or to any manager, officer or director or, except in the ordinary course of business, any employee; (xii) declare or pay any dividend or other distribution with respect to its membership interests or capital stock; (xiii) alter in any material way the manner of keeping its books, accounts or records or its accounting practices therein reflected; (xiv) enter into any agreement which would be a material agreement or arrangement or terminate or materially amend any existing material agreement or arrangement of Impac or its subsidiaries; (xv) enter into any indemnification, contribution or similar agreement requiring it to indemnify any other person or entity or make contributions to any other person or entity other than immaterial indemnification, contribution or similar agreements made in the ordinary course of business consistent with past practices with persons who would not be deemed affiliates of Impac or its subsidiaries; (xvi) do any act, or omit to do any act, or permit, to the extent within Impac's control, any act or omission to act which would cause a material violation or breach of any of the representations, warranties or covenants of Impac set forth in the Merger Agreement; (xvii) enter into any agreement or take any action which could have a material adverse effect on Impac (financial or otherwise, an "Impac Material Adverse Effect"); or (xviii) agree, whether in writing or otherwise, to do any of the foregoing.

     Prior to the Effective Time, the Impac Affiliated Companies are prohibited from conducting any business or commencing any operations other than the passive ownership of Impac Units.

     The Merger Agreement also places restrictions on the ability of Servico and its subsidiaries to: (i) do any act, or omit to do any act, or permit, to the extent within Servico's control, any act or omission to act which could cause a material violation or breach of any of the representations, warranties or covenants of Servico set forth in the Merger Agreement; (ii) enter into any agreement or take any action which could have a material adverse effect on Servico (financial or otherwise, a "Servico Material Adverse Effect"); (iii) enter into any commitment or transaction which would be dilutive to Servico's earnings per share in the fiscal year in which such transaction is consummated;
(iv) enter into any commitment or transaction outside of the ordinary course of Servico's business requiring the payment of in excess of Two Million Dollars ($2,000,000) or create, incur or assume indebtedness in excess of Five Million Dollars ($5,000,000) other than in connection with or related to the acquisition, operation or renovation of hotel or hotel related properties; (v) issue or sell any shares of Servico Common Stock or securities convertible into Servico Common Stock other than either pursuant to or in connection with (A) options granted to directors or employees or shares issued pursuant to currently outstanding options or warrants and (B) transactions involving shares representing no more than ten percent (10%) of the outstanding Servico Common Stock; or (vi) agree, whether in writing or otherwise, to do any of the foregoing. If prior to the Effective Time, Servico determines to acquire hotels and related properties for an aggregate purchase price of more than One Hundred Million Dollars ($100,000,000) (excluding any hotels currently under contract such as the AMI Operating Partners, L.P. properties), then Servico shall promptly notify Impac. If Impac reasonably determines that such acquisitions will result in a material adverse effect or materially change the nature of Servico's operations, then Impac may exercise its right to terminate the Merger Agreement. See "The Merger Agreement -- Termination."

     Servico and Impac also have agreed to cooperate and consult with each other and will use their reasonable efforts to (i) take all reasonable action within their control to consummate the Merger, (ii) obtain any necessary consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained in connection with the authorization, execution and delivery of the Merger Agreement and consummation of the Merger, (iii) notify the other of the occurrence or threatened occurrence of any event that would either constitute a violation or breach of the Merger Agreement or cause any representation or warranty made by any party in the Merger Agreement to be false or misleading or any matter which would be required to be disclosed, (iv) refrain from disclosing any confidential or proprietary information with respect to the other party, (v) cause to be delivered to the other a "comfort" letter of each of Ernst & Young L.L.P. and PricewaterhouseCoopers LLP, (vi) prepare and file the Registration Statement on Form S-4 of Lodgian in connection with the registration under the Securities Act of the Lodgian Common Stock to be issued in the Merger and this Joint Proxy Statement/Prospectus and to call the meetings to vote upon the approval of the Merger Agreement and the Merger contemplated thereby, (vii) make all necessary filings and any additional submissions required under the rules or regulations of the NYSE, the Securities Act, the Exchange Act or any other applicable federal or state securities law, the HSR Act and any other applicable law, and (viii) obtain a release of any individuals from liability as guarantor of Impac's or its subsidiaries' obligations to third parties under franchise agreements and other related documentation and indemnify each such individual guarantor from and against any liability such guarantor may incur after the Effective Time under such guarantees as a result of Impac's or its subsidiaries' failure to satisfy its obligations under such franchise agreements or related documentation. Impac will cause the termination of a certain Development Agreement between Impac and IHD, dated March 10, 1998, prior to the closing date of the Merger so that Impac and its subsidiaries have no further obligation to IHD or its assigns of its rights under the agreement after such closing date, other than the payment of up to a 4% development fee (not to exceed $2.5 million in the aggregate) in the event and only in the event Lodgian acquires any of the twenty hotels or nine properties identified in the Merger Agreement as in Impac's acquisition pipeline. Impac will also cause all affiliates of Impac or its subsidiaries to cease using any and all tradenames, trademarks, logos or other names containing the word "Impac" or change its name to a name which does not use or include the name "Impac."

     The Merger Agreement provides that, prior to the Effective Time, Servico and Impac will use their reasonable efforts to obtain the approval for listing on the NYSE the shares of Lodgian Common Stock to be issued upon consummation of the Merger.

RESTRICTIONS ON SOLICITATION OF ALTERNATIVE TRANSACTIONS

     The Merger Agreement provides that unless and until the Merger Agreement is terminated, neither Impac nor any Impac Affiliated Company will (nor will either permit any of its managers, officers, directors, agents or affiliates to) enter into a Competing Transaction (as defined below) and will not, directly or indirectly: (i) from the period commencing on the date of the Merger Agreement and ending on May 1, 1998 (unless required by law or an appropriate confidentiality agreement), disclose any non-public information or any other information not customarily disclosed to any person or entity concerning the business or assets, or afford to any person or entity (other than Servico and its designees) access to the books and records, of Impac or its subsidiaries; and (ii) after May 1, 1998 or such later date during which Servico is actively negotiating with any other third party with respect to any offer or proposal regarding a Change of Control (as defined below), solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to enter into a Competing Transaction, or, except as required by law, disclose any nonpublic information or any other information not customarily disclosed to any person or entity concerning the business and assets of Impac and any Impac subsidiary, afford to any person or entity (other than Servico and its designees) access to the books or records of Impac or any Impac subsidiary or otherwise assist or encourage any person or entity in connection with any of the foregoing. In the event Impac shall receive or become aware of any offer or proposal of the type referred to in the foregoing sentence, Impac shall promptly inform Servico as to any such offer or proposal. The term "Competing Transaction" means the entering into by Impac of a binding agreement to sell all or substantially all of the business, assets, capital stock or Units of Impac or its subsidiaries, whether by merger, purchase of assets or otherwise. The term "Change of Control" means either (a) a consensual merger, consolidation, share exchange, business combination or similar consensual transaction pursuant to which any person, or any "group" (as defined under Section 13(d) of the Exchange Act) acquires more than 28% of the outstanding shares of Servico Common Stock or (b) a sale, lease, exchange, transfer or other disposition of all or substantially all of Servico's business in a single transaction or series of related transactions.

CERTAIN BENEFITS MATTERS

     Except as specifically set forth in the Merger Agreement, the employee benefit plans of Servico and Impac covering employees or former employees in effect as of the Effective Time will remain in effect, subject to their terms, until Lodgian otherwise determines after the Effective Time. With respect to any Servico Plan or benefit plan of Lodgian under which the delivery of Servico Common Stock or Lodgian Common Stock, as the case may be, is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), Lodgian will take all corporate action necessary or appropriate to (i) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to enable such plan to comply with Rule 16b-3 of the Exchange Act, (ii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Lodgian Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such plan and (iii) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8, as appropriate (or any successor or other appropriate forms), with respect to the shares of Lodgian Common Stock subject to such plan to the extent such registration statement is required under applicable law. Lodgian will also reserve for issuance under the Lodgian 1998 Stock Incentive Plan that number of shares of Lodgian Common Stock which equals seven and one-half percent (7 1/2%) of the Base Number. Additionally, Mr. Cole will receive options to purchase two and one-half percent (2 1/2%) of the Base Number pursuant to his employment agreement with Lodgian. See "Interests of Certain Persons in the Merger." Such options will be granted to employees of Impac or its subsidiaries effective as of the closing date of the Merger Agreement and in the names and respective allocations determined by the Lodgian Board after consideration of recommendations from Robert Cole and the grants of stock options made to employees in comparable positions at Servico and its subsidiaries. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Lodgian will administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

INDEMNIFICATION AND INSURANCE

     After the Effective Time, Lodgian will, and will cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager, member, officer and agent of Servico and Impac (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Servico or Impac would have been permitted under Florida or Georgia law, as the case may be, and its articles of incorporation, articles of organization, operating agreement or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Lodgian and the Surviving Entities will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).
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

     For a period of six (6) years after the Effective Time, Lodgian will maintain or cause the Surviving Entities to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by a Servico or Impac directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as Servico's or Impac's existing coverage; provided, however, in no event will Lodgian or the Surviving Entities be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Servico or Impac for such coverage; and if such premium would at any time exceed 200% of such amount, then Lodgian or the Surviving Entities will maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

CERTAIN CONDITIONS

  Conditions of Each Party's Obligations to Consummate the Merger

     The obligations of each party to the Merger Agreement to consummate the Merger are subject to the following: (a) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings therefor shall have been initiated by the SEC and not concluded or withdrawn, (b) the Merger Agreement and the Merger shall have been duly approved by the requisite vote of shareholders of Servico and unitholders of Impac in accordance with applicable law, (c) no judicial or administrative decision shall have been rendered, no law or regulation shall have been enacted, and no litigation, arbitration or other proceeding shall be pending or threatened, which enjoins, prohibits or materially restricts the Merger or the transaction contemplated in the Merger Agreement, (d) any waiting period applicable to the Merger under the HSR Act, or similar law shall have elapsed, (e) all material governmental consents, approvals and authorizations required to be obtained to consummate the Merger shall have been obtained, (f) each of Ernst & Young L.L.P., Servico's independent public accountants, and PricewaterhouseCoopers LLP, Impac's independent public accountants, shall have delivered their "comfort" letters to Servico and Impac, and (g) the shares of Lodgian Common Stock to be issued pursuant to the Merger Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  Additional Conditions to the Obligations of Servico

     The obligations of Servico to effect the Merger are further subject to all the following conditions: (i) all representations and warranties of Impac and the Impac Affiliated Companies contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time (except for changes contemplated or permitted by the Merger Agreement), (ii) Impac and the Impac Affiliated Companies shall have performed or complied in all material respects with all of the agreements, covenants and obligations required by the Merger Agreement on or before the Effective Time, (iii) an Impac Material Adverse Effect shall not have occurred (except as permitted by the Merger Agreement), (iv) Servico shall have received an opinion from its counsel that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of Servico, Servico Merger Sub and Lodgian shall be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect, (v) Servico shall have received from Powell Goldstein, legal counsel to Impac, an opinion letter with respect to certain matters relating to the Merger and an opinion that no membership interests or other securities issued by any Impac Affiliated Company, Impac or its subsidiaries from the date of its organization to the date of the Merger were issued in violation of the rules and regulations of the Securities Act or any blue sky laws, (vi) each of Impac and the Impac Affiliated Companies shall have delivered to Servico a certificate executed by its Manager and President, certifying, among other things, that the conditions specified in (i) and (ii) of this paragraph have been fulfilled and a Certificate of Secretary as to the incumbency and signatures of the officers of Impac of each Impac Affiliated Company, and a certificate of the Secretary of State of the State of Georgia and each other state in which any Impac Affiliated Company, Impac or its subsidiaries are qualified to do business, as to the good standing of each Impac Affiliated Company, Impac and its subsidiaries, (vii) Impac shall have obtained all other material authorizations, consents, waivers and approvals required to consummate the

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

Merger and enable the business and operations of Impac after consummation of the Merger to continue to be conducted in the same manner currently conducted, and
(viii) Servico and Impac shall have received a commitment, effective as of the closing date of the Merger Agreement, to restructure the indebtedness of Impac and its subsidiaries.

  Additional Conditions to the Obligations of Impac and the Impac Affiliated Companies

     The obligations of Impac and the Impac Affiliated Companies to effect the Merger are further subject to all the following conditions: (i) all representations and warranties of Servico contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time (except for changes contemplated or permitted by the Merger Agreement), (ii) Servico shall have performed or complied in all material respects with all of the agreements, covenants and obligations required by the Merger Agreement on or before the Effective Time, (iii) a Servico Material Adverse Effect shall not have occurred (except as permitted by the Merger Agreement), (iv) Impac and the Impac Affiliated Companies shall have received an opinion from its counsel that the Merger will be treated for federal income tax purposes as a transfer of property described in Section 351 of the Code, with respect to Impac and the IHD Merger, and, with respect to each of the Impac Affiliated Companies except for IHD, as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of the Impac Affiliated Companies, the Impac Affiliated Subs and Lodgian shall be a party to the reorganization within the meaning of
Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect, (v) Impac shall have received from Stearns Weaver an opinion letter with respect to certain matters relating to the Merger,
(vi) Servico shall have delivered to Impac a certificate executed by its Chairman and President, certifying, among other things, that the conditions specified in clauses (i) and (ii) of this paragraph have been fulfilled and a Certificate of Secretary as to the incumbency and signatures of the officers of Servico, (vii) Servico shall have obtained all other material authorizations, consents, waivers and approvals required to consummate the Merger and enable the business and operations of Servico after consummation of the Merger to continue to be conducted in the same manner as currently conducted, and (viii) David A. Buddemeyer and Robert S. Cole shall have been offered employment with Lodgian on designated terms.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties, by action taken or authorized by Servico's Board of Directors or Impac's Manager, but after approval by Servico shareholders and Impac unitholders, respectively, no amendment shall be made which, by law, requires further approval without such further approval.

     At any time prior to the Merger, Servico (with respect to Servico and Lodgian) or Impac by action taken or authorized by their respective Boards of Directors or Manager may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein, provided such waiver or extension is set forth in a written instrument signed on behalf of such party.

     In the event that either Impac or Servico has the right to terminate the Merger Agreement for any reason, the Servico Board or the Impac Manager, as the case may be, may, in the exercise of its or his fiduciary duty, make a determination whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger. If a determination is made to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, the Servico Board or the Impac Manager, as the case may be, will make a determination consistent with its or his legal obligations and fiduciary duties as to whether or not to resolicit the approval of the Servico shareholders or Impac unitholders. However, neither the Servico Board nor the Impac Manager will waive any of the conditions included under "Conditions of Each Party's Obligations to Consummate the Merger" or the receipt of a tax opinion relating to the tax-free nature of the Merger.

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

TERMINATION

     Prior to the Effective Time, the Merger Agreement may be terminated (i) by Servico and Impac by mutual written consent, (ii) by either of Servico or Impac, if (a) the Merger is not consummated on or before December 31, 1998 (the "End Date") provided that the party wishing to terminate has not prevented such consummation by failing to fulfill any of its obligations under the Merger Agreement prior to the closing date, (b) any governmental, regulatory or administrative authority or any court or arbitral body enters any order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger and such action is final and nonappealable,(c) the requisite vote of the shareholders of Servico in favor of the approval of the Merger is not obtained at the Servico Annual Meeting (including any adjournments thereof), (d) a proposal for a Change of Control of Servico is publicly announced and Servico's Board of Directors withdraws or adversely modifies its recommendation to Servico's shareholders that they vote in favor of the approval of the Merger (an "Adverse Recommendation") or Servico chooses to enter into a definitive agreement for a Change of Control (the "Change of Control Agreement"), or (e) after May 1, 1998, if the non-terminating party (A) enters into active negotiations with any third party with respect to any offer or proposal regarding a Change of Control of Servico or a Competing Transaction with respect to Impac or (B) provides any third party with non-public information concerning its business or assets with respect to any offer or proposal described in (A) above, (iii) by Servico, if Impac or any Impac Affiliated Company breaches or fails to comply in any material respect with any of its obligations under the Merger Agreement or any representation or warranty made by Impac or any Impac Affiliated Company in the Merger Agreement is not true or correct in all material respects and such breach or misrepresentation is not cured within fifteen (15) business days after notice thereof, but in any event prior to the End Date, or (iv) by Impac, if (a) Servico breaches or fails to comply in any material respect with any of its obligations under the Merger Agreement or any representation or warranty made by Servico in the Merger Agreement is not true or correct in all material respects and such breach or misrepresentation is not cured within fifteen (15) business days after notice thereof, but in no event prior to the End Date, or (b) from the date of the Merger Agreement until the Effective Time, Servico notifies Impac that it has determined to acquire hotels and related properties for an aggregate purchase price of more than $100 million and Impac reasonably determines that Servico's proposed acquisitions will result in a Servico Material Adverse Effect or materially change the nature of Servico's operations taken as a whole (provided that Impac so notifies Servico of its election to terminate within ten days after receipt of Servico's notice), or (c) after May 1, 1998, Servico is actively engaged in negotiating with any person with which it has exchanged any non-public information under a confidentiality agreement (a "Designated Person") during the period from January 1, 1998 to the date of the Merger Agreement with respect to any offer or proposal involving a Change of Control of Servico.

TERMINATION FEES; EXPENSES

  Termination Fee Payable by Servico

     The Merger Agreement obligates Servico to pay to Impac (i) an amount equal to all reasonable costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees) (the "Transaction Expenses") of up to $2.5 million incurred by Impac in connection with the Merger if the Merger Agreement is terminated pursuant to (A) an intentional or willful breach of any representation, warranty or covenant contained in the Merger Agreement (a "Willful Breach") by Servico, or (B) clause (iv)(c) of the preceding paragraph; provided, however, that if, within twelve (12) months after such termination of the Merger Agreement, Servico consummates a Designated Change of Control (as defined below), then Servico will pay Impac an amount equal to $15 million, in any such case, less any amounts previously paid to Impac for Transaction Expenses described above; (ii) an amount equal to $10 million if the Merger Agreement is terminated pursuant to clause (ii)(d) of the preceding paragraph as a result of an Adverse Recommendation by the Servico Board or Servico entering into a Change of Control Agreement, and within twelve (12) months after such termination, such Change of Control is consummated; and (iii) an amount equal to the Designated Change of Control Fee Structure if the Merger Agreement is terminated by Servico pursuant to clauses (ii)(a) or (c) or clause (iii) of the preceding paragraph (except for incorrect representations or warranties or breaches which have or could reasonably result in an Impac Material Adverse Effect, in which case no amount

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

would be due), or by Impac pursuant to clauses (ii)(c) or (iv)(a) (for a Willful Breach) or clause (ii)(d) of the preceding paragraph, and, within twelve (12) months after such termination, a Designated Change of Control is consummated. The term "Designated Change of Control" means a Change of Control transaction involving a Designated Person or its affiliates. A Designated Change of Control will not exist if, at the time of termination, any event or condition has occurred which results in or could reasonably be expected to result in an Impac Material Adverse Effect.

  Termination Fee Payable by Impac

     The Merger Agreement obligates Impac to pay to Servico an amount equal to all Transaction Expenses of up to $2.5 million incurred by Servico in connection with the Merger if the Merger Agreement is terminated as the result of a Willful Breach by Impac; provided, however, that if, within twelve (12) months after such termination of the Merger Agreement, Impac or its subsidiaries consummate a Competing Transaction with any party with or to which, prior to such termination, Impac or its subsidiaries, directly or indirectly, (i) engaged in negotiations or discussions regarding a potential Competing Transaction or (ii) provided (or provided access to) non-public information concerning its business or assets, then Impac will pay Servico an amount equal to $10 million, less any Transaction Expenses previously paid to Servico.

  Termination Fee Payable by Impac or Servico

     The Merger Agreement obligates either Servico or Impac, if the non-terminating party, to pay to the terminating party an amount equal to the Transaction Expenses incurred by the terminating party of up to $2.5 million, if the Merger Agreement is terminated pursuant to clause (ii)(e) of the paragraph above under the caption "Termination" (unless prior to such termination, the terminating party has also provided non-public information concerning its business or assets to any third party, in which case no reimbursement will be made); provided, however, that if, within twelve (12) months after such termination (A) Impac or its subsidiaries consummate a Competing Transaction with a third party, then Impac will pay to Servico an amount equal to $10 million, and (B) if Servico consummates a Change of Control with a third party, then Servico will pay to Impac $10 million, in each case, less any amounts previously paid to such party for reimbursement of Transaction Expenses as described above.

  Expenses

     Except as provided in the preceding two paragraphs, each of Servico and Impac will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that any fee required to be paid in connection with the filing of premerger notifications under the HSR Act will be shared equally by Servico and Impac.

IMPAC VOTING AGREEMENTS

     Pursuant to the Impac Voting Agreements among Servico and each of the Cole Entities and other Impac unitholders, dated as of March 20, 1998, the parties thereto, together owning approximately 55.9% of the outstanding Impac Units, have agreed (i) subject to certain exceptions, not to sell or transfer Impac Units held by them during the term of the Merger Agreement and (ii) to vote such shares in favor of the Merger Agreement and the Merger and against any Competing Transaction during the term of the Merger Agreement and for a one-year period after termination of the Merger Agreement, if the Merger Agreement is terminated by Servico as a result of a Willful Breach by Impac of any representation, warranty or covenant contained in the Merger Agreement. Certain Impac unitholders executing the Impac Voting Agreements have the limited right to transfer Impac Units to their partners or equity holders during the term of the Impac Voting Agreements so long as such transferees agree to be bound by the terms of such Voting Agreements.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a Registration Rights Agreement, Lodgian will grant certain "piggy-back" registration rights to those unitholders of Impac and those shareholders of the Impac Affiliated Companies who receive Lodgian

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

Common Stock in the Merger and who (i) as a result of the Merger, become subject to the restrictions on the sale of such Lodgian Common Stock pursuant to Rule 145 of the rules and regulations of the Securities Act and (ii) would be prohibited from selling, over a twelve (12) month period, all of their respective shares of Lodgian Common Stock so received in the Merger by virtue of the volume limitations of Rule 145 (the "Affected Members"). The Registration Rights Agreement provides that, if at any time prior to the date which is two years from the closing date of the Merger Agreement, Lodgian proposes to register any of its Lodgian Common Stock for its own account under the Securities Act, in connection with an underwritten public offering, Lodgian will give prompt written notice to the Affected Members of its intention to effect such a registration. Upon written request of the Affected Members, given within ten (10) days after receipt from Lodgian of such notice, Lodgian will, subject to certain limitations, use its best efforts to cause the number of shares of Lodgian Common Stock issued to the Affected Members in connection with the Merger (the "Registerable Securities") referred to in the request (which may not exceed 40% of the number of Registerable Securities then held by such Affected Member) to be included in such registration statement. The obligations of Lodgian to register any Registerable Securities are subject to certain limitations, which include, among others, that Lodgian is not required to register Registerable Securities in an amount in excess of 10% of the aggregate number of shares of Lodgian Common Stock being offered in the registration, any Affected Member participating in the offering must enter into an underwriting agreement and Lodgian may withdraw or abandon any registration statement it has filed in which Affected Members have requested to participate at any time. Lodgian will indemnify any Affected Members from liabilities or claims against the Affected Members as a result of any untrue statement in the registration statement, prospectus or amendment thereof. The Affected Members have the same indemnification obligation to Lodgian with respect to information concerning such Members.

             CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

     In considering the respective recommendations of the Servico Board and the Impac Manager with respect to the Merger, shareholders of Servico and unitholders of Impac should be aware that certain officers and directors of Servico, the Manager and certain officers and unitholders of Impac have interests in the Merger that are different from, or in addition to, the interests of the shareholders of Servico and the unitholders of Impac generally.

CERTAIN ARRANGEMENTS REGARDING MANAGEMENT AND DIRECTORS OF LODGIAN

  Management of Lodgian

     The Merger Agreement provides that at the Effective Time, subject to the Restated Bylaws of Lodgian, Mr. Buddemeyer will hold the position of Chief Executive Officer of Lodgian and each of the Surviving Entities, Mr. Cole will hold the position of President of Lodgian and each of the Surviving Entities, and Mr. Buddemeyer and Mr. Cole will hold the positions of Co-Chairmen of the Board of Directors of Lodgian and each of the Surviving Entities. All officers and agents appointed by the Lodgian Board will be subject to removal, with or without cause, at any time by the Lodgian Board or by action of the holders of a majority of the shares of Lodgian entitled to vote thereon.

  Board of Directors

     At the Effective Time, eight persons will serve on the Lodgian Board, five of whom will be Servico Directors, two of whom will be Impac Directors and one of whom will be selected by both Impac and Servico. The Lodgian Board will be divided into three classes of directors as described above in "The Merger Agreement -- Lodgian Following the Merger."

ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Lodgian will enter into an employment agreement with each of Mr. Buddemeyer, Servico's Chairman and President, and Mr. Cole, Impac's Manager, as described below (collectively, the "Employment Agreements" and individually, the "Employment Agreement").

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

  Employment Agreements

     Pursuant to Employment Agreements of Messrs. Buddemeyer and Cole (the "Executives"), each will be required to devote his full business time during normal business hours to the affairs of Lodgian with exceptions made for personal, financial and legal affairs as well as participation on corporate, civic or charitable boards or committees.

  Compensation

     Messrs. Buddemeyer and Cole will receive annual base salaries of $405,000 and $300,000, respectively, payable in equal bi-weekly installments, subject to periodic increases. In addition, the Executives will be eligible to participate in an annual bonus plan (which the parties intend to be the Lodgian 1998 Short-Term Incentive Compensation Plan) providing each with the opportunity to earn 100% of his base salary upon Lodgian achieving certain financial targets. The Executives shall also be entitled to benefits provided other executives, including (i) paid vacation, holidays and sick leave, (ii) reimbursement of business expenses, and (iii) health, pension, welfare and other benefits in accordance with Lodgian's policies. Lodgian will also assume an option that was previously granted by Impac to Mr. Cole. Pursuant to the Merger Agreement this option will be converted into an option to purchase 185,000 shares of Lodgian Common Stock to Impac Unitholders at an exercise price of $17.75 per share (representing the market price of Servico Common Stock on the date immediately preceding announcement of the Merger) vesting in annual increments of 20% beginning on the first anniversary of the date of his Employment Agreement and exercisable for a period of ten years.

  Termination of Employment

     Each of the Executives' employment will terminate automatically upon his death. Lodgian may terminate an Executive's employment upon his Disability (as defined below) by giving 90 days' prior written notice. Under each Employment Agreement, Disability means (i) the Executive's inability to perform his duties for a period of 90 days due to accident, illness, or physical or mental incapacity; (ii) the inability to work due to an impairment that may result in death or be of long duration; or (iii) the Executive's entitlement to disability benefits under the Social Security Act or Lodgian's long-term disability plan. Lodgian may also terminate an Executive's employment either with or without "Cause". Under each Employment Agreement, Cause means: (i) a failure or refusal by the Executive to perform his duties under the Employment Agreement (other than a Disability), if such refusal has lasted for at least 10 days after the delivery of a written demand by Lodgian; (ii) the engagement by the Executive in willful misconduct or an act of moral turpitude which is materially injurious to Lodgian; or (iii) the conviction of the Executive or his entry of a plea of NOLO CONTENDERE with respect to a felony.

     Each Executive may terminate his employment for a "Good Reason," which means: (i) Lodgian's diminution of his position and authority or assignment to him of any responsibilities inconsistent with his position; (ii) a reduction in his base salary or bonus, unless implemented across the board to all senior executives; (iii) a relocation of the Executive's place of employment of more than 50 miles; (iv) failure by Lodgian to pay any portion of the Executive's compensation or provide agreed upon benefits; or (v) any termination of the Executive's employment if not done with proper notice. The Executive may also terminate his employment due to medical reasons which are made dangerous by the Executive's duties, and the failure of Lodgian to comply with any material provision of the Employment Agreement (which failure has not been cured within ten (10) days after written notice of such noncompliance). The Executive may also terminate his employment for any reason other than Good Reason by giving 60 days' written notice and cooperating with Lodgian to assure a smooth transition.

  Compensation Upon Termination

     In the event an Executive's employment is terminated by Lodgian for Cause or by the Executive for other than Good Reason or due to medical reasons which are made dangerous by the Executive's duties, the Executive shall be paid only his base salary through the date of termination. If the Executive's employment is

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

terminated after a Change in Control of Lodgian either by Lodgian without Cause or by the Executive for Good Reason or as a result of Lodgian's failure to comply with a material provision of the Employment Agreement, then Lodgian shall pay the Executive: (i) his base salary through the date of termination; (ii) a lump sum payment of two and one-half times the base salary; (iii) the greater of the annual bonus owed and the average annual bonuses earned over the past three years; (iv) for a period of one year, life insurance, medical, health and similar welfare plan benefits, other than group disability benefits, reduced by any amount of benefits provided by a later employer; and (v) the vesting of any outstanding stock options. Under the Employment Agreement, a Change in Control includes: (i) acquisition by any person of at least 40% of the total number of votes that may be cast in an election for directors of Lodgian; (ii) shareholder approval of certain business combinations or sales of assets; or (iii) if, within any 24-month period, the persons who were directors of Lodgian immediately prior to the beginning of such period no longer constitute the majority of the board.

  Confidentiality and Non-Solicitation Covenants

     The Executives will be subject to covenants with regard to maintaining confidential information. Each Executive will also be subject to covenants prohibiting his solicitation of Lodgian's prospective and existing business, clients or employees for his own or competing business' benefit during his employment and for one year following his termination.

  Tax Reimbursement

     Lodgian will pay each Executive an amount to pay taxes on any amount or benefit paid to the Executive which becomes subject to the tax imposed under
Section 4999 of the Code (the "Excise Tax"). Determining which amounts or benefits shall be subject to reimbursement will be done by Lodgian's accountants in accordance with Section 280G of the Code. This determination shall be subject to adjustments due to subsequent events affecting the calculation of the amount of taxes owed.

  Stock Options and Other Equity Awards

     The Merger Agreement provides that, at the Effective Time, each stock option granted by Servico to purchase shares of Servico Common Stock which is outstanding and unexercised immediately prior to the Effective Time will be assumed by Lodgian and converted into an option to purchase shares of Lodgian Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger). No outstanding option to purchase Servico Common Stock or other equity compensation award will accelerate as a result of the Merger. The number of shares of Lodgian Common Stock to be subject to the new option will be equal to the number of shares subject to the original option. The exercise price per share of Lodgian Common Stock under the new option will be equal to the exercise price per share of the original option. In addition, at the Effective Time, each outstanding stock appreciation right issued by Servico which is outstanding will be assumed by Lodgian and converted into a stock appreciation right with respect to shares of Lodgian Common Stock otherwise having the same terms, conditions and restrictions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger).

     The Merger Agreement provides that Lodgian will reserve for issuance, under the Lodgian 1998 Stock Incentive Plan, options to acquire approximately 555,000 shares of Lodgian Common Stock, which will be granted to certain employees of Impac or its subsidiaries. Such options will be granted effective as of the closing date of the Merger based on allocations determined by the Lodgian Board after consideration of recommendations from Mr. Cole and the stock options held by employees in comparable positions at Servico and its subsidiaries.

DEVELOPMENT AGREEMENTS

     Mr. Cole was one of three shareholders of IHD, which provided acquisition and property development services to Impac for a development fee of four percent of the total project cost of each property acquired or developed. Impac agreed to terminate this agreement prior to the consummation of the Merger so that Impac and its subsidiaries will have no further obligations under the agreement after the Merger other than the payment of up to a four percent development fee (not to exceed $2.5 million in the aggregate) in the event Lodgian acquires any of the hotels or properties identified in the Merger Agreement as Impac's acquisition pipeline. IHD assigned this right to a newly formed entity controlled by its three shareholders.

     IHD has contracted with Elegant Interiors, LLC ("Elegant"), an entity wholly owned by Sheila Lang (the spouse of John Lang) to provide interior design consulting services. Since January 1, 1997, IHD has paid approximately $642,000 to Elegant, and in the event IHD, or its assignee, receives payment of the above-referenced development fees, Elegant will be paid accrued consulting fees (not to exceed $250,000) with respect to any of the hotels or properties identified in the Merger Agreement as being in Impac's acquisition pipeline.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a Registration Rights Agreement, Lodgian will grant certain "piggy-back" registration rights to those unitholders of Impac and shareholders of the Impac Affiliated Companies who receive Lodgian Common Stock in the Merger and who (i) as a result of the Merger, become subject to the restrictions on the sale of such Lodgian Common Stock pursuant to Rule 145 of the rules and regulations of the Securities Act and (ii) would be prohibited from selling, over a 12 month period, all of their respective shares of Lodgian Common Stock so received in the Merger by virtue of the volume limitations set forth in Rule
145. See "The Merger Agreement -- Registration Rights Agreement."

INDEMNIFICATION AND INSURANCE

     Lodgian is required by the Merger Agreement to provide indemnification and liability insurance for officers and directors of Servico and Impac. See "The Merger Agreement -- Indemnification and Insurance."

RELEASE OF GUARANTEES

     Lodgian is required by the Merger Agreement to use its reasonable efforts (without the requirement to pay any fee or adversely modify the terms of any agreement) to obtain a release of any individuals from liability as a guarantor of Impac's or any Impac subsidiary's obligations to third parties under certain franchise agreements. In any event, Lodgian has agreed to indemnify and hold harmless each such individual guarantor from and against any liability such guarantor may incur after the Effective Time under such guarantees as a result of Impac's or any Impac subsidiary's failure to satisfy its obligations under such franchise agreements or related documentation.

                         MARKET PRICE AND DIVIDEND DATA

     As of June 30, 1998, there were approximately 3,000 holders of record of Servico Common Stock. As of June 30, 1998, there were approximately 121 unitholders of record of the Impac Units. There was one holder of record as of such date of the Class B Interest of Impac, which will be canceled upon the consummation of the Merger.

     The market prices for Servico Common Stock shown below are historical market prices for such Common Stock and are not indicative of the market value of Lodgian or the trading prices for Lodgian Common Stock following the Merger. Lodgian is a newly formed company with no operating history and no securities of Lodgian have previously been publicly traded. Consequently, there has been no trading activity with regard to Lodgian Common Stock. Application will be made to list the shares of Lodgian Common Stock on the NYSE.

     It is currently anticipated that Lodgian will retain any future earnings for use in its business. The Board of Directors of Lodgian will determine future dividend policies based on Lodgian's financial condition, profitability, cash flow and capital requirements, among other factors, and subject to any applicable restrictions on the payment of dividends.

SERVICO

     Servico Common Stock is listed and principally traded on the NYSE. Its ticker symbol is "SER". The table below sets forth, for the calendar quarters indicated, the high and low sale prices of Servico Common Stock as reported on the NYSE.

                                                            SERVICO COMMON
                                                                STOCK
                                                            --------------
1996                                                        HIGH      LOW
----                                                        -----    -----
                                                            ($ PER SHARE)
                                                            --------------
1996
  First Quarter...........................................    13 7/8   10 1/2
  Second Quarter..........................................    16 1/2   11 3/4
  Third Quarter...........................................    17       13 1/2
  Fourth Quarter..........................................    17 1/4   14 1/2
1997
  First Quarter...........................................    20 1/2   16
  Second Quarter..........................................    17 5/8   13 3/4
  Third Quarter...........................................    18 3/8   14 1/4
  Fourth Quarter..........................................    19       14
1998
  First Quarter...........................................    21 1/4   15 1/4
  Second Quarter..........................................    22 1/2   15 1/16
  Third Quarter (through July   , 1998)...................

     The last sale price of Servico Common Stock as reported on the NYSE on (i) March 20, 1998, the last full trading day prior to Servico's and Impac's public announcement of the execution of the Merger Agreement, was $17.75 per share and
(ii) July   , 1998, the last full trading day prior to the date of this Joint
Proxy Statement/Prospectus, was $     per share.

     YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SERVICO COMMON STOCK.

     Servico has not paid any dividends since its reorganization in 1992 and has no current plans to initiate the payment of dividends.

IMPAC

     The Impac units are not reported on any national quotation system and there is no established public trading market thereon.

     The table below sets forth, for the calendar quarters indicated, the aggregate distributions paid by the predecessors of Impac to their respective shareholders and partners and Impac to its unitholders from available cash flow and proceeds from the sale of properties. Distributions per Impac Unit is not necessarily comparable to dividends/distributions to predecessors, shareholders and partners because of changes in the composition of the predecessors from year to year and the fact that the timing and nature of distributions were specific to each predecessor and its respective operations.

                                                            IMPAC DIVIDENDS/
                                                             DISTRIBUTIONS
                                                            ----------------
                                                             (IN THOUSANDS)
1995
  First Quarter...........................................      $ 1,322
  Second Quarter..........................................        6,924
  Third Quarter...........................................        1,022
  Fourth Quarter..........................................        1,117
                                                                -------
          Total...........................................      $10,385
1996
  First Quarter...........................................      $ 3,076
  Second Quarter..........................................       13,224
  Third Quarter...........................................       11,320
  Fourth Quarter..........................................        1,144
                                                                -------
          Total...........................................      $28,764
1997
  First Quarter...........................................      $   257
  Second Quarter..........................................        1,994
  Third Quarter...........................................        1,580
  Fourth Quarter..........................................        3,788
                                                                -------
          Total...........................................      $ 7,619
1998
  First Quarter...........................................      $    --
  Second Quarter..........................................      $    --

                                 LODGIAN, INC.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma combined consolidated financial statements of Lodgian give effect to the offering by Servico of the $175 million of convertible trust preferred securities (the "Offering") and the Merger with Servico acquiring Impac and IHD using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes and in the pro forma financial statements and accompanying notes thereto of Servico and Impac and IHD (excluding the Merger) set forth or incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined consolidated financial statements have been prepared in accordance with GAAP and should be read in conjunction with the historical consolidated and combined financial statements of Servico and Impac and IHD including the notes thereto, the pro forma financial statements of Servico and Impac and IHD (excluding the Merger) and other financial information of Servico and Impac and IHD included elsewhere in or incorporated by reference in this Joint Proxy Statement/Prospectus.

     The accompanying unaudited pro forma information is presented for illustrative purposes only and is based on certain assumptions and adjustments described in the pro forma financial statements of Servico and Impac and IHD (excluding the Merger). Such information is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies. No effect has been given in the unaudited pro forma combined consolidated financial statements for operating and synergistic benefits that may be realized through the Merger. In addition, the unaudited pro forma combined consolidated financial statements do not reflect any of the initial, non-recurring costs associated with the Merger, which costs are not currently estimatable.

     In the Merger, each issued and outstanding share of Servico Common Stock will be converted into the right to receive one share of Lodgian Common Stock and each issued and outstanding Impac Unit will be converted into the right to initially receive .519 shares of Lodgian Common Stock, assuming the average price of Servico Common Stock is at least $14.00 per share and not more than $25.00 per share during the specified ten-day period prior to the Merger and the same number of Units remain outstanding at the Effective Time. Additionally, Impac unitholders and Impac Affiliated Company shareholders will receive an incremental portion of an aggregate of 1.4 million shares of Lodgian Common Stock which will be released from escrow upon the achievement of certain events as described in the Merger Agreement. See "The Merger -- Consideration to be Received in the Merger."

     The accompanying unaudited Pro Forma Combined Consolidated Balance Sheet gives effect to the Offering and the Merger as if they had occurred on March 31, 1998, combining the pro forma consolidated balance sheet of Servico and the historical balance sheet of Impac at March 31, 1998. The accompanying unaudited Pro Forma Combined Consolidated Statement of Operations gives effect to the Offering and the Merger as if they had occurred on January 1, 1997.

     THE UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS OF LODGIAN, SERVICO OR IMPAC WOULD ACTUALLY HAVE BEEN IF THE OFFERING OR THE MERGER HAD IN FACT OCCURRED ON THE DATES INDICATED OR TO PROJECT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                                 LODGIAN, INC.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                                 MARCH 31, 1998

                                                             HISTORICAL
                                                             IMPAC HOTEL
                                          PRO FORMA         GROUP, L.L.C.
                                        SERVICO, INC.      AND IMPAC HOTEL      PRO FORMA        PRO FORMA
                                       AND SUBSIDIARIES   DEVELOPMENT, INC.   ADJUSTMENTS(A)      COMBINED
                                       ----------------   -----------------   --------------     ----------
                                                                  (IN THOUSANDS)
                                                  ASSETS
Current assets:
  Cash and cash equivalents..........      $ 15,167           $  1,572           $     --        $   16,739
  Cash, restricted...................            --              3,590                 --             3,590
  Accounts receivable, net of
     allowances......................        15,378             10,733                 --            26,111
  Other receivables..................         1,988                 --                 --             1,988
  Inventories........................         4,931                607              1,960(B)          7,498
  Deferred income taxes..............         2,254                 --                 --             2,254
  Other current assets...............         9,027              3,796                 --            12,823
                                           --------           --------           --------        ----------
          Total current assets.......        48,745             20,298              1,960            71,003
Property and equipment, net..........       576,175            399,348            133,284(B)      1,108,807
Deposits for capital expenditures....        38,605                 --                 --            38,605
Investment in unconsolidated
  entities...........................         1,018                 --                 --             1,018
                                           --------           --------           --------        ----------
  Other assets, net..................        33,257             14,135            (13,600)(B)        33,792
                                           --------           --------           --------        ----------
                                           $697,800           $433,781           $121,644        $1,253,225
                                           ========           ========           ========        ==========

                             LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable...................      $ 10,640           $ 15,358           $     --        $   25,998
  Accrued liabilities................        32,023              9,405                 --            41,428
  Current portion of long-term
     obligations.....................         5,530                 --                 --             5,530
                                           --------           --------           --------        ----------
          Total current
            liabilities..............        48,193             24,763                 --            72,956
Long-term obligations, less current
  portion............................       208,318            377,427                 --           585,745
Deferred income taxes................        11,116                 --             45,000(B)         56,116
Commitments and contingencies
Minority interests...................        13,881                235                 --            14,116
Minority interest-preferred
  redeemable securities..............       175,000                 --                 --           175,000
Stockholders' and members' equity:
  Common stock.......................           210                 --                 60(B)            270
  Additional paid-in capital.........       211,906                 --            107,940(B)        319,846
  Retained earnings..................        29,176                 --                 --            29,176
  Members' equity....................                           31,356            (31,356)(B)            --
                                           --------           --------           --------        ----------
          Total stockholders' and
            members' equity..........       241,292             31,356             76,644           349,292
                                           --------           --------           --------        ----------
                                           $697,800           $433,781           $121,644        $1,253,225
                                           ========           ========           ========        ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                                 LODGIAN, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                 PRO FORMA   PRO FORMA     PRO FORMA        PRO FORMA
                                                  SERVICO      IMPAC     ADJUSTMENTS(A)     COMBINED
                                                 ---------   ---------   --------------     ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms........................................  $220,754    $105,716       $    --         $326,470
  Food and beverage............................    94,774      26,545            --          121,319
  Other........................................    18,812       7,369            --           26,181
                                                 --------    --------       -------         --------
                                                  334,340     139,630            --          473,970
Operating expenses:
  Direct:
     Rooms.....................................    59,651      32,414            --           92,065
     Food and beverage.........................    72,146      22,097            --           94,243
  General and administrative...................     8,973      12,653            --           21,626
  Other........................................   110,222      51,231            --          161,453
  Depreciation and amortization................    26,663      12,173         4,319(C)        43,155
                                                 --------    --------       -------         --------
                                                  277,655     130,568         4,319          412,542
Income from operations.........................    56,685       9,062        (4,319)          61,428
Other income (expenses):
  Interest income and other....................     1,869         271            --            2,140
  Interest expense.............................   (15,006)    (24,028)           --          (39,034)
  Minority interests -- preferred redeemable
     securities................................   (12,794)         --            --          (12,794)
  Minority interests -- other..................      (779)        263            --             (516)
                                                 --------    --------       -------         --------
Income (loss) before income taxes and
  extraordinary item...........................    29,975     (14,432)       (4,319)          11,224
Provision for or (benefit from) income taxes...    11,993      (5,773)       (1,728)(D)        4,493
Income (loss) before extraordinary item........  $ 17,982    $ (8,659)      $(2,591)        $  6,732
                                                 --------    --------       -------         --------
Earnings per common share(E):
  Income (loss) before extraordinary item......  $    .86                                   $    .25
                                                 ========                                   ========
Earnings per common share -- assuming dilution
  (E):
  Income (loss) before extraordinary item......  $    .84                                   $    .25
                                                 ========                                   ========
Basic weighted average shares..................    20,918                                     26,918
Diluted weighted average shares................    21,375                                     27,375

                                 LODGIAN, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998

                                                             HISTORICAL
                                                 PRO FORMA   IMPAC AND      PRO FORMA        PRO FORMA
                                                  SERVICO       IHD       ADJUSTMENTS(A)     COMBINED
                                                 ---------   ----------   --------------     ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms........................................   $55,833     $25,892        $    --         $ 81,725
  Food and beverage............................    22,146       6,861             --           29,007
  Other........................................     4,902       1,818             --            6,720
                                                  -------     -------        -------         --------
                                                   82,881      34,571             --          117,452
Operating expenses:
  Direct:
     Rooms.....................................    15,509       6,815             --           22,324
     Food and beverage.........................    17,647       5,501             --           23,148
  General and administrative...................     2,387       2,777             --            5,164
  Other........................................     2,760      13,848             --           41,498
  Depreciation and amortization................     7,207       3,681          1,001(C)        11,889
                                                  -------     -------        -------         --------
                                                   70,400      32,622          1,001          104,033
Income from operations.........................    12,481       1,949         (1,001)          13,429
Other income (expenses):
  Interest income and other....................       454         143             --              597
  Interest expense.............................    (4,229)     (6,751)            --          (10,980)
  Minority interests -- preferred redeemable
     securities................................    (3,198)         --             --           (3,198)
  Minority interests -- other..................       (94)        (48)            --             (142)
Income (loss) before income taxes and
  extraordinary item...........................     5,414      (4,707)        (1,001)            (294)
Provision for or (benefit from) income taxes...     2,167          --         (2,283) (D)        (116)
                                                  -------     -------        -------         --------
Income (loss) before extraordinary item........   $ 3,247     $(4,707)       $ 1,282         $   (178)
                                                  =======     =======        =======         ========
Earnings per common share(E):
  Income (loss) before extraordinary item......   $   .15                                    $   (.01)
                                                  =======     =======        =======         ========
Earnings per common share -- assuming dilution
  (E):
  Income (loss) before extraordinary item......   $   .15                                    $   (.01)
                                                  =======     =======        =======         ========
Basic weighted average shares..................    20,989                                      26,989
Diluted weighted average shares................    21,437                                      27,437

                                 LODGIAN, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(A) The unaudited pro forma balance sheet of Servico as of March 31, 1998 and the unaudited pro forma statements of income of Servico for the year ended December 31, 1997 and the three months ended March 31, 1998, were derived from Servico's pro forma financial information provided herein. The unaudited historical balance sheet of Impac as of March 31, 1998, the unaudited pro forma statement of operations of Impac for the year ended December 31, 1997 and the unaudited historical statement of operations of Impac for the three months ended March 31, 1998, were derived from Impac's financial information provided herein in this Joint Proxy Statement/Prospectus. The pro forma adjustments to the balance sheet assume the Offering and the Merger were completed on March 31, 1998, and the pro forma adjustments to the statements of operations assume the Offering and the Merger had occurred on January 1, 1997.
(B) The preliminary purchase price of Impac to be paid by Servico is estimated to be $555,425 consisting of the issuance of 6,000,000 shares of stock at $18 per share plus the assumption of $447,425 of existing Impac debt and deferred income taxes. The allocation of the preliminary purchase price is as follows:

                                                                     HISTORICAL    PRO FORMA
                                                        FAIR VALUE     IMPAC      ADJUSTMENTS
                                                        ----------   ----------   -----------
                                                                   (IN THOUSANDS)
ASSETS:
  Current assets......................................   $ 22,258     $ 20,298     $  1,960
  Property and equipment..............................    532,632      399,348      133,284
  Other assets........................................        535       14,135      (13,600)*
                                                         --------     --------     --------
                                                         $555,425     $433,781     $121,644
                                                         ========     ========     ========
LIABILITIES AND EQUITY:
  Current liabilities.................................   $ 24,763     $ 24,763     $      -
  Long-term obligations...............................    377,427      377,427           --
  Deferred income taxes...............................     45,000           --       45,000
Minority interests....................................        235          235           --
  Common stock........................................         60           --           60
  Additional paid-in capital..........................    107,940           --      107,940
  Members' equity.....................................         --       31,356      (31,356)
                                                         --------     --------     --------
                                                         $555,425     $433,781     $121,644
                                                         ========     ========     ========

---------------

 *   Primarily deferred loan costs.
(C) Depreciation expense is recorded to reflect the costs associated with the acquired assets. The allocation of the cost of acquired assets between land, buildings and furnishings and equipment is based on the assets' estimated fair value. Depreciation expense of buildings and furnishings and equipment is based upon an estimated life of 40 and 7 years, respectively. Depreciation expense is calculated on a straight line basis.
(D) Benefit from income taxes in the pro forma adjustments is recorded using Servico's effective tax rate of 40%.

(E) The following table sets forth the pro forma computation of basic and diluted earnings per share:

                                                    THREE MONTHS
                                                       ENDED             YEAR ENDED
                                                   MARCH 31, 1998     DECEMBER 31, 1997
                                                  ----------------   -------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator-basic and diluted per share:
  Income before extraordinary items.............       $  (178)            $ 6,732
                                                       -------             -------
Denominator:
  Denominator for basic earnings per
     share-weighted average shares(a)...........        26,989              26,918
  Effect of dilutive securities:
     Employee stock options.....................           448                 457
  Denominator for diluted earnings per
     share-adjusted weighted average shares and
     assumed conversions........................        27,437              27,375
                                                       =======             =======
Basic earnings per share........................       $  (.01)            $   .25
Diluted earnings per share......................       $  (.01)            $   .25

---------------

(a) Includes 6,000 shares issued in connection with the Merger.

                         SERVICO, INC. AND SUBSIDIARIES

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     FOR THE OFFERING, EXCLUDING THE MERGER

     The accompanying unaudited pro forma balance sheet is presented as if the Offering had occurred on March 31, 1998. The accompanying unaudited pro forma statements of income are presented as if the Offering and the hotels acquired by Servico in 1997 and the shares of Common Stock issued by Servico in a public underwriting offering completed in June 1997, had occurred on January 1, 1997. All of Servico's acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values based on their purchase price and other analyses.

     The pro forma statements of income do not purport to present the financial position or results of operations of Servico had the transactions and events assumed therein occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The pro forma statements of income do not reflect cost savings and revenue enhancements which management believes have been and may continue to be realized following the hotel acquisitions. These cost savings and revenue enhancements have been and are expected to be realized primarily through the restructuring of operations. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized.

     The pro forma statements of income are based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Financial Statements and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of Servico incorporated by reference in this Joint Proxy/Prospectus Statement.

                         SERVICO, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1998

                                                             HISTORICAL     PRO FORMA      PRO FORMA
                                                              SERVICO     ADJUSTMENTS(A)    SERVICO
                                                             ----------   --------------   ---------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                                               ASSETS
Current assets:
  Cash and cash equivalents................................   $ 15,167      $      --      $ 15,167
  Accounts receivable, net of allowances...................     15,378             --        15,378
  Other current assets.....................................     18,200             --        18,200
                                                              --------      ---------      --------
Total current assets.......................................     48,745             --        48,745
Property and equipment, net................................    576,175             --       576,175
Deposits for capital expenditures..........................     38,605             --        38,605
Other assets, net..........................................     31,329          2,946        34,275
                                                              --------      ---------      --------
                                                              $694,854      $   2,946      $697,800
                                                              ========      =========      ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................   $ 10,640      $      --      $ 10,640
  Accrued liabilities......................................     33,455         (1,432)       32,023
     Current portion of long-term obligations..............      5,530             --         5,530
Total current liabilities..................................     49,625         (1,432)       48,193
Long-term obligations, less current portion................    376,793       (168,475)      208,318
Deferred income taxes......................................     11,116             --        11,116
Commitments and contingencies
Minority interests -- other................................     13,881             --        13,881
Minority interests -- preferred redeemable securities......         --        175,000       175,000
Stockholders' equity:
  Common stock, $.01 par value -- 25,000,000 shares
     authorized; 21,074,872 shares and 20,974,852 shares
     issued and outstanding at March 31, 1998 and December
     31, 1997, respectively................................        210             --           210
  Additional paid-in capital...............................    211,906             --       211,906
  Retained earnings........................................     31,323         (2,147)       29,176
                                                              --------      ---------      --------
Total stockholders' equity.................................    243,439         (2,147)      241,292
                                                              --------      ---------      --------
                                                              $694,854      $   2,946      $697,800
                                                              ========      =========      ========

                         SERVICO, INC. AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

                                                           HISTORICAL     PRO FORMA       PRO FORMA
                                                            SERVICO     ADJUSTMENTS(B)     SERVICO
                                                           ----------   --------------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms..................................................   $179,956       $40,798        $220,754
  Food and beverage......................................     80,335        14,439          94,774
  Other..................................................     16,366         2,446          18,812
                                                            --------       -------        --------
                                                             276,657        57,683         334,340
Operating expenses:
  Direct:
     Rooms...............................................     49,608        10,043          59,651
     Food and beverage...................................     60,919        11,227          72,146
  General and administrative.............................      8,973            --           8,973
  Other..................................................     88,036        22,186         110,222
  Depreciation and amortization..........................     23,023         3,640(C)       26,663
                                                            --------       -------        --------
                                                             230,559        47,096         277,655
                                                            --------       -------        --------
Income from operations...................................     46,098        10,587          56,685
Other income (expenses):
  Interest income and other..............................      1,720           149           1,869
  Interest expense.......................................    (25,909)       10,903(D)      (15,006)
  Minority interests -- preferred redeemable
     securities..........................................         --       (12,794)(E)     (12,794)
  Minority interests -- other............................       (960)          181            (779)
                                                            --------       -------        --------
Income before income taxes and extraordinary item........     20,949         9,026          29,975
Provision for income taxes...............................      8,379         3,614(F)       11,993
                                                            --------       -------        --------
Income before extraordinary item.........................   $ 12,570       $ 5,412        $ 17,982
                                                            ========       =======        ========
Earnings per common share(G):
  Income before extraordinary item.......................   $    .83                      $    .86
                                                            ========                      ========
Earnings per common share -- assuming dilution(G):
  Income before extraordinary item.......................   $    .80                      $    .84
                                                            ========                      ========
Basic weighted average shares............................     15,183                        20,918
Diluted weighted average shares..........................     15,640                        21,375

                         SERVICO, INC. AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1998

                                                            HISTORICAL     PRO FORMA       PRO FORMA
                                                             SERVICO     ADJUSTMENTS(B)     SERVICO
                                                            ----------   --------------    ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms...................................................   $55,833        $    --         $55,833
  Food and beverage.......................................    22,146             --          22,146
  Other...................................................     4,902             --           4,902
                                                             -------        -------         -------
                                                              82,881             --          82,881
Operating expenses:
  Direct:
  Rooms...................................................    15,509             --          15,509
  Food and beverage.......................................    17,647             --          17,647
  General and administrative..............................     2,387             --           2,387
  Other...................................................    27,650             --          27,650
  Depreciation and amortization...........................     7,207             --           7,207
                                                             -------        -------         -------
                                                              70,400             --          70,400
                                                             -------        -------         -------
Income from operations....................................    12,481             --          12,481
Other income (expenses):
  Interest income and other...............................       454             --             454
  Interest expense........................................    (7,846)         3,617(H)       (4,229)
  Minority interests-preferred redeemable securities......        --         (3,198)(E)      (3,198)
  Minority interests-other................................       (94)            --             (94)
                                                             -------        -------         -------
Income before income taxes................................     4,995            419           5,414
Provision for income taxes................................     1,999            168(F)        2,167
Net income................................................   $ 2,996        $   251         $ 3,247
                                                             =======        =======         =======
Income per common share(G)................................   $   .14                        $   .15
                                                             =======                        =======
Income per common share-assuming dilution (G).............   $   .14                        $   .15
                                                             =======                        =======
Basic weighted average shares.............................    20,989                         20,989
Diluted weighted average shares...........................    21,437                         21,437

                         SERVICO, INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME

(A) The Offering of $175 million of preferred redeemable securities will generate $168.5 million of net proceeds which will be used to repay, prior to maturity, $168.5 million of existing long-term obligations. In connection with the early extinguishment of this debt the Company will write off $3.5 million of deferred loan costs and record, as an extraordinary item, a loss of $2.1 million, net of a benefit from income taxes of $1.4 million. The discounts, commissions and estimated costs to be paid by the Company relating to the Offering totaling $6.5 million will be amortized over the life of the securities and recorded as additional interest expense.
(B) The historical statement of income of Servico for the year ended December 31, 1997 includes the operations of the various properties that it acquired during 1997 from the date of the acquisition through December 31, 1997, and the effect of the common stock offering Servico completed in June 1997.

     The pro forma adjustments include operations of the acquired properties from the beginning of 1997 through the date of acquisition as follows:

Holiday Inn Select, Phoenix.................................  February 28 (i)
Holiday Inn, Manhattan......................................  February 28 (i)
Holiday Inn, Lawrence.......................................  February 28 (i)
Crowne Plaza, Cedar Rapids..................................  May 29
Holiday Inn, Dallas.........................................  July 15
Sheraton, Concord...........................................  September 24
Holiday Inn Select, Windsor.................................  October 3
Comfort Inn, Roseville......................................  October 17
Holiday Inn, Jamestown......................................  November 7
Hilton, Columbia............................................  November 7
Ramada, Houston.............................................  November 21
Sheraton, West Palm Beach...................................  November 21
Holiday Inn, Silver Spring..................................  November 21
Holiday Inn, Rolling Meadows................................  November 21
Holiday Inn, Winter Haven...................................  November 21

---------------

(i)  Ownership percentage increased from 51% to 100%

(C) Depreciation expense is recorded to reflect the costs associated with the acquired assets. The allocation of the cost of acquired assets between land and building is based on the asset's estimated fair value.
(D) Interest expense of $5.8 million is based upon actual debt levels incurred to purchase each property offset by $5.6 million relating to debt extinguishment on 21 hotels using the proceeds of the common stock offering and $8.3 million relating to the existing debt being repaid with the proceeds of the Offering. In addition, interest expense has been reduced by $2.8 million representing amortized loan costs which would have been written off at the beginning of the year.
(E) Minority interests -- preferred redeemable securities represents interest on the $175 million at 7.0% plus amortization of the Offering costs.
(F) To record the provision for income taxes relating to the pro forma adjustments using Servico's effective tax rate of 40%.

(G) The following table sets forth the pro forma computation of basic and diluted earnings per share:

                                                 THREE MONTHS
                                                     ENDED             YEAR ENDED
                                                MARCH 31, 1998     DECEMBER 31, 1997
                                                ---------------    ------------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator -- basic and diluted per share:
  Income before extraordinary items...........      $ 3,247             $17,982
Denominator:
  Denominator for basic earnings per share --
     weighted average shares..................       20,989              20,918
  Effect of dilutive securities:
     Employee stock options...................          448                 457
  Denominator for diluted earnings per share-
     adjusted weighted average shares and
     assumed conversions......................       21,437              21,375
Basic earnings per share......................      $   .15             $   .86
Diluted earnings per share....................      $   .15             $   .84

(H) Interest expense for the three months ended March 31, 1998 is reduced by $3.3 million relating to the existing debt being repaid with the proceeds of the Offering and $.3 million relating to amortized loan costs which would have been written off prior to 1998.

                 IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS AND
                         IMPAC HOTEL DEVELOPMENT, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              EXCLUDING THE MERGER

     The accompanying unaudited pro forma statement of operations is presented as if the hotels acquired by Impac during 1997 had occurred on January 1, 1997. All of Impac's acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values based on their purchase price and other analyses, with appropriate recognition given to the effect of current interest rates.

     The pro forma statement of operations does not purport to present the financial position or results of operations of Impac and IHD had the transactions and events assumed therein occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The pro forma statement of operations does not reflect cost savings and revenue enhancements that management believes have been and may continue to be realized following the hotel acquisitions. These cost savings and revenue enhancements have been and are expected to be realized primarily through the restructuring of operations. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized.

     The pro forma statement of operations is based on certain assumptions and adjustments described in the Notes to the Unaudited Pro Forma Statement of Operations and should be read in conjunction therewith and with the consolidated and combined financial statements and related notes thereto of Impac and IHD appearing elsewhere in this Joint Proxy Statement/Prospectus.

                 IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS AND
                         IMPAC HOTEL DEVELOPMENT, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          HISTORICAL     PRO FORMA        PRO FORMA
                                                            IMPAC      ADJUSTMENTS(A)       IMPAC
                                                          ----------   --------------     ---------
Revenues:
  Rooms.................................................   $ 90,139       $15,577         $105,716
  Food and beverage.....................................     23,429         3,116           26,545
  Other.................................................      6,291         1,078            7,369
                                                           --------       -------         --------
                                                            119,859        19,771          139,630
Operating expenses:
  Direct:
     Rooms..............................................     28,303         4,111           32,414
     Food and beverage..................................     19,322         2,775           22,097
  General and administrative............................     11,467         1,186           12,653
  Other.................................................     44,946         6,285           51,231
  Depreciation and amortization.........................     11,136         1,037(B)        12,173
                                                           --------       -------         --------
                                                            115,174        15,394          130,568
                                                           --------       -------         --------
Income from operations..................................      4,685         4,377            9,062
Other income (expenses):
  Interest income and other.............................        271            --              271
  Interest expense......................................    (21,265)       (2,763)(C)      (24,028)
  Minority interests....................................        220            43              263
                                                           --------       -------         --------
(Loss) income before income taxes and extraordinary
  item..................................................    (16,089)        1,657          (14,432)
Benefit from income taxes...............................         --         5,773(D)         5,773
                                                           --------       -------         --------
(Loss) income before extraordinary item.................   $(16,089)      $ 7,430         $ (8,659)
                                                           ========       =======         ========

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     (A) The historical statement of operations of Impac includes the operations of the various properties that it acquired during 1997 from the date of the acquisition through December 31, 1997. Impac has not presented a pro forma balance sheet at March 31, 1998 or a pro forma statement of operations for the three months ended March 31, 1998, as no pro forma adjustments are needed to the historical financial statements for these periods.

     The pro forma adjustments include operations of the acquired properties from the beginning of 1997 through the date of acquisition as follows:

Holiday Inn, Anchorage......................................  September 30
Fairfield Inn, Augusta......................................  October 30
Holiday Inn, Boise..........................................  January 15
Fairfield Inn, Burlington...................................  October 30
Holiday Inn, Cincinnati.....................................  January 15
Holiday Inn, Ft. Mitchell...................................  January 15
Holiday Inn, Hamburg........................................  April 15
Fairfield Inn, Jackson......................................  October 30
Crowne Plaza, Macon.........................................  May 20
Mayfair House, Miami........................................  June 11
Howard Johnson, Miami.......................................  April 10
Holiday Inn, Memphis........................................  January 15
Fairfield Inn, Merrimack....................................  October 30
Holiday Inn, Riverside......................................  May 16
Fairfield Inn, Valdosta.....................................  May 20
Holiday Inn, Wilsonville....................................  January 30

     (B) Depreciation expense is recorded to reflect the costs associated with the acquired assets. The allocation of the cost of acquired assets between land and building is based on the asset's estimated fair value.

     (C) Interest expense is based upon the debt levels that would have been incurred to purchase each property under the terms and conditions that are available to Impac. The interest rate is based on the rate that would have been charged at the time of each acquisition by Impac's credit facility.

     (D) Impac is a limited liability corporation and is not subject to income taxes. IHD is an S Corporation and is not subject to income taxes. The results of Impac's and IHD's operations are included in the tax returns of Impac's unitholders and IHD's shareholders. In order to conform Impac's pro forma financial information to Servico's financial information, a pro forma adjustment has been made to record a tax benefit to Impac based on Servico's effective tax rate of 40%.

                             DESCRIPTION OF LODGIAN

     Lodgian was incorporated on February 11, 1998 as a corporation under the laws of the State of Delaware for the purpose of facilitating the Merger. Lodgian has not conducted any activities other than in connection with its organization and in connection with the Merger. After the consummation of the Merger, Servico and Impac will be wholly-owned subsidiaries of Lodgian. Lodgian's fiscal year will end on December 31.

     Following consummation of the Merger, Lodgian intends to combine and coordinate the respective equity, management, resources and administrative operations of Servico and Impac and their respective subsidiaries. While management believes that the Merger will create a combined entity with the resources to compete more effectively in the hotel industry, Lodgian will continue to be subject to the competitive factors described under "Risk Factors -- Risks Associated with Expansion -- Competition."

     Management will review the operations of Impac and Servico and, upon completion of such review, will develop plans or proposals regarding, among other things, the integration or combination of the management, resources, facilities and other operations of Impac and Servico.

DIRECTORS AND MANAGEMENT OF LODGIAN FOLLOWING THE MERGER; COMPENSATION

  Directors

     The Merger Agreement provides that, immediately following the consummation of the Merger, the Lodgian Board will have eight members, five of whom will be Servico Directors, two of whom will be Impac Directors and one of whom will be selected by Impac and Servico. The Restated Bylaws of Lodgian provide that the Lodgian Board will consist of not less than six members, the exact number to be determined by resolution adopted by the affirmative vote of a majority of all directors of Lodgian. Directors will be elected by a plurality of the votes cast at annual meetings of its shareholders, except that any vacancy created by an increase in the number of directors may be filled either by the shareholders or by the affirmative vote of a majority of the remaining directors. See "The Merger Agreement -- Lodgian Following the Merger."

     At the Effective Time, the initial directors of Lodgian will allocate the directors among three classes as follows: (i) Class I, to initially serve for one year, will consist of two directors, comprised of Peter R. Tyson and a person mutually selected by both Impac and Servico, (ii) Class II, to initially serve for two years, will consist of three directors, comprised of Joseph C. Calabro, Michael Leven and John Lang; and (iii) Class III, to initially serve for three years, will consist of three directors, comprised of David Buddemeyer, Robert Cole and Richard H. Weiner. Such directors shall serve as the directors of Lodgian from and after the Effective Time in accordance with the Restated Certificate and Restated Bylaws of Lodgian until their successors are elected or appointed and qualified or until their resignation or removal. In the event that, prior to the Effective Time, any person so selected to serve on the Lodgian Board is unable or unwilling to serve in such position, the company that selected such person shall designate another person to serve in such person's stead. At each annual meeting of shareholders, beginning with the 1999 annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The term of a director elected by shareholders to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the class for which the new directorship is created or in which the vacancy occurred. Any director elected by the Lodgian Board to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Any or all of the directors of Lodgian may be removed from office at any time only for cause by the affirmative vote of holders of a majority of the outstanding shares of Lodgian entitled to vote generally in the election of directors.

  Committees of the Board of Directors

     Pursuant to the Restated Bylaws, the Lodgian Board, by resolution passed by a majority of the number of directors constituting the whole Board, may designate members of the Lodgian Board to constitute one or more committees, which committee will consist of not fewer than two directors. The Lodgian Board, upon approval of a majority of the directors, will have the power to change the members of any such committee at any time, to fill vacancies therein and to discharge any such committee, either with or without cause, at any time.

  Compensation of Directors

     Directors who are employees of Lodgian will not receive any additional compensation for service on the Lodgian Board. The annual meeting and committee meeting fees to be paid to non-employee directors of Lodgian have not yet been determined. In order to align more closely the interests of non-employee directors of Lodgian and its shareholders, it is expected that a significant portion of the total compensation to be paid to non-employee directors of Lodgian will be based in stock. Pursuant to the terms of the Lodgian Non-Employee Directors' Stock Plan, which is being submitted for shareholder approval herewith, each non-employee director will receive an annual grant of options with respect to 5,000 shares of Lodgian Common Stock on the date of each annual meeting of Lodgian's shareholders, commencing with the annual meeting held in 1999. Director options will vest in equal installments on each of the three annual meetings following the date of grant. For a detailed description of the Lodgian Non-Employee Directors' Stock Plan, see "Lodgian Plan
Proposals -- The Lodgian Non-Employee Directors' Stock Plan." Each director, in consideration of his serving as such, will be entitled to receive from Lodgian such amount per annum, if any, or such fees, if any, for attendance at meetings of the Lodgian Board or of any committee thereof, or both, as the Board determines.

  Senior Executive Officers

     As of the Effective Time, David A. Buddemeyer will be the Chief Executive Officer of Lodgian and each of the Surviving Entities, Robert S. Cole will be President of Lodgian and each of the Surviving Entities, and David Buddemeyer and Robert Cole will be the Co-Chairmen of the Board of Directors of Lodgian and each of the Surviving Entities.

     David Buddemeyer, 40, has been the Chairman of the Servico Board since August 1997, its Chief Executive Officer since December 1995, a director of Servico since April 1994 and Servico's President since May 1993. Mr. Buddemeyer served as the Chief Operating Officer of Servico from May 1993 to December 1995 and its Executive Vice President from June 1990 to May 1993. Prior to such time, from 1987 to June 1990, Mr. Buddemeyer served as Vice President -- Operations of Prime Motors Inns, Inc., a hotel management company.

     Robert S. Cole, 36, began his career in the hospitality business in 1984 and held a variety of general manager positions in hotels throughout the United States. He formed Impac's predecessor in 1990 and has since served as the President of Impac, its predecessors and affiliates.

     If any of such persons is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Lodgian Board or the Surviving Entities in accordance with their respective Bylaws.

     To date, Servico and Impac have not decided who, in addition to Messrs. Buddemeyer and Cole, will be designated to serve as executive officers of Lodgian. It is expected that the other executive officers of Lodgian will be appointed after the Effective Time.

  Executive Compensation

     The Lodgian Board will rely on its compensation committee, which will be composed of non-employee directors, to recommend the form and amount of compensation to be paid to Lodgian's executive officers. For information regarding employment agreements with Messrs. Buddemeyer and Cole, see "Interests of Certain Persons in the Merger -- Arrangements with Executive Officers."

  Arrangements Regarding Termination of Employment and Change of Control

     Lodgian has adopted a severance policy which provides for payments to its executive officers in an amount equal to two and one-half times their annual base compensation, less any other cash severance payments contractually owed to them by Lodgian, in the event that there is either a change in the majority of the Board of Directors or the acquisition by any individual or group of in excess of 40% of Lodgian's outstanding voting securities and the duties or responsibilities of such executive officers are materially diminished within 24 months thereafter.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT SHAREHOLDERS

  Lodgian Common Stock Ownership by 5% Shareholders

     The following table sets forth, based on the number of shares of Servico Common Stock outstanding on the Servico Record Date and the number of Impac Units outstanding on the date of this Joint Proxy Statement/Prospectus, the percentage ownership of Lodgian Common Stock by the persons whom Lodgian believes will own beneficially more than 5% of its outstanding Common Stock other than directors and executive officers listed in the table set forth below, assuming an Impac Exchange Ratio of 0.519:

                                                               NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED   PERCENT
------------------------------------                          ------------------   -------
Jeffery J. Neal(1)..........................................      1,437,955          5.3%
Bret N. Bearup(2)...........................................      1,437,955          5.3%

---------------

(1) 5575 DTC Parkway, Suite 320, Englewood, CO 80111. Jeffery J. Neal is a member and manager of ProTrust Properties, LLC which, upon consummation of the liquidation of ProTrust Properties I, Ltd. and ProTrust Properties III, Ltd., will hold approximately 120,431 shares of Lodgian Common Stock; is a member and manager of ProTrust Holdings, LLC which, upon consummation of the liquidation of ProTrust Properties IV, Ltd., will hold approximately 38,690 shares of Lodgian Common Stock; is an executive officer and shareholder of ProTrust Capital, Inc., which is the general partner of B.C.M. of Myrtle Beach, Ltd. and B.C.M. of St. Louis, Ltd., the beneficial owner of an aggregate of 49,255 shares of Lodgian Common Stock and accordingly, ProTrust Capital, Inc. may be attributed beneficial ownership of the shares owned by B.C.M. of Myrtle Beach, Ltd. and B.C.M. of St. Louis, Ltd.; is an executive officer and shareholder of B & N Corporate Plaza, Inc., which owns 79,771 shares of Lodgian Common Stock; is a member and manager of ProTrust Holdings II, LLC, which is the general partner of ProTrust Properties V, Ltd., the beneficial owner of 725,072 shares of Lodgian Common Stock and accordingly, ProTrust Holdings II, LLC may be attributed beneficial ownership of the shares owned by ProTrust Properties V, Ltd.; is a member and manager of Hotel Investors, LLC, which is the general partner of Hotel Investors, L.P., the beneficial owner of 305,949 shares of Lodgian Common Stock and accordingly, Hotel Investors, LLC may be attributed beneficial ownership of the shares owned by Hotel Investors, L.P.; and is a member and manager of ProTrust Equity Partners, LLC, which is the general partner of ProTrust Equity Growth Fund I, L.P., the beneficial owner of 108,055 shares of Lodgian Common Stock and accordingly, ProTrust Equity Partners, LLC may be attributed beneficial ownership of the shares owned by ProTrust Equity Growth Fund I, L.P. The other member and manager of ProTrust Properties, LLC is Bret N. Bearup and the other executive officer and shareholder of ProTrust Capital, Inc. and B & N Corporate Plaza, Inc. is Bret N. Bearup. The other members and managers of ProTrust Holdings, LLC, ProTrust Holdings II, LLC and Hotel Investors, LLC are John M. Lang and Bret N. Bearup and the other members and managers of ProTrust Equity Partners, LLC are John M. Lang, Bret N. Bearup and Mark S. Cooley. Mr. Neal disclaims beneficial ownership of such shares beyond his ownership in ProTrust Properties, LLC, ProTrust Holdings, LLC, ProTrust Capital, Inc., B & N Corporate Plaza, Inc., ProTrust Holdings II, LLC, Hotel Investors, LLC and ProTrust Equity Partners, LLC.
(2) 3399 Peachtree Road, N.E., Suite 2050, Atlanta, Georgia 30326. Bret N. Bearup is a member and manager of ProTrust Properties, LLC which, upon consummation of the liquidation of ProTrust Properties I, Ltd. and ProTrust Properties III, Ltd., will hold approximately 120,431 shares of Lodgian

    Common Stock; is a member and manager of ProTrust Holdings, LLC which, upon consummation of the liquidation of ProTrust Properties IV, Ltd., will hold approximately 38,690 shares of Lodgian Common Stock; is an executive officer and shareholder of ProTrust Capital, Inc., which is the general partner of B.C.M. of Myrtle Beach, Ltd. and B.C.M. of St. Louis, Ltd., the beneficial owner of an aggregate of 49,255 shares of Lodgian Common Stock and accordingly, ProTrust Capital, Inc. may be attributed beneficial ownership of the shares owned by B.C.M. of Myrtle Beach, Ltd. and B.C.M. of St. Louis, Ltd.; is an executive officer and shareholder of B & N Corporate Plaza, Inc., which owns 79,771 shares of Lodgian Common Stock; is a member and manager of ProTrust Holdings II, LLC, which is the general partner of ProTrust Properties V, Ltd., the beneficial owner of 725,072 shares of Lodgian Common Stock and accordingly, ProTrust Holdings II, LLC may be attributed beneficial ownership of the shares owned by ProTrust Properties V, Ltd.; is a member and manager of Hotel Investors, LLC, which is the general partner of Hotel Investors, L.P., the beneficial owner of 305,949 shares of Lodgian Common Stock and accordingly, Hotel Investors, LLC may be attributed beneficial ownership of the shares owned by Hotel Investors, L.P.; and is a member and manager of ProTrust Equity Partners, LLC, which is the general partner of ProTrust Equity Growth Fund I, L.P., the beneficial owner of 108,055 shares of Lodgian Common Stock and accordingly, ProTrust Equity Partners, LLC may be attributed beneficial ownership of the shares owned by ProTrust Equity Growth Fund I, L.P. The other member and manager of ProTrust Properties, LLC is Jeffery J. Neal and the other executive officer and shareholder of ProTrust Capital, Inc. and B & N Corporate Plaza, Inc. is Jeffery J. Neal. The other members and managers of ProTrust Holdings, LLC, ProTrust Holdings II, LLC and Hotel Investors, LLC are John M. Lang and Jeffery J. Neal and the other members and managers of ProTrust Equity Partners, LLC are John M. Lang, Jeffery J. Neal and Mark S. Cooley. Mr. Bearup disclaims beneficial ownership of such shares beyond his ownership in ProTrust Properties, LLC, ProTrust Holdings, LLC, ProTrust Capital, Inc., B & N Corporate Plaza, Inc., ProTrust Holdings II, LLC, Hotel Investors, LLC and ProTrust Equity Partners, LLC.

LODGIAN COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.

     The following table sets forth the expected beneficial ownership of Lodgian Common Stock by all directors and each of the executive officers of Lodgian (and by all directors and executive officers as a group) based on the number of shares of Servico Common Stock or Impac Units owned by such individuals on March 25, 1998 and assuming an Impac Exchange Ratio of 0.519.

                                                                NUMBER OF SHARES
NAME OF BENEFICIAL OWNER             POSITION AT LODGIAN      BENEFICIALLY OWNED(1)   PERCENT(2)
------------------------             -------------------      ---------------------   ----------
David Buddemeyer(2).............  Chief Executive Officer,
                                    Co-Chair of the Board             202,219               *
Robert S. Cole(3)...............  President, Co-Chair of the
                                    Board                           1,205,075             4.5%
Joseph C. Calabro(2)(4).........  Director                            261,100               *
Michael A. Leven(2).............  Director                             25,000               *
Peter R. Tyson(2)...............  Director                             55,600               *
Richard H. Weiner(2)............  Director                             55,100               *
John Lang(5)....................  Director                          1,377,617             5.1%
                                                                    3,181,711            11.6%
All directors and executive
  officers as a group (7
  persons)......................

---------------

  * Represents less than 1%.
(1) The calculation of the number of shares and the percentage ownership of each of the shareholders of Lodgian is based upon, as a result of the Merger, each Servico shareholder receiving one share of Lodgian

    Common Stock per share of Servico Common Stock and each Impac unitholder receiving 0.519 of a share of Lodgian Common Stock per Impac Unit and shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group. Therefore, the number of shares of Lodgian Common Stock outstanding is 27,588,795.
(2) The amounts shown include shares owned by options exercisable within 60 days
    of June   , 1998, as follows: David Buddemeyer -- 172,400 shares; Joseph C.
    Calabro -- 55,000 shares; Michael A. Leven -- 25,000 shares; Peter R.
    Tyson -- 55,000 shares; and Richard H. Weiner -- 55,000 shares.
(3) Includes the following number of shares to be owned of record by the indicated entities, which may be deemed to be controlled by Mr. Cole: 38,102 shares held by Delk Lodging Associates, Inc.; 57,852 shares held by Hazard Lodging Associates, Inc.; 38,814 shares held by Impac Design & Construction, Inc.; 667,918 shares held by Impac Hotel Development, Inc.; 64,691 shares held by Impac Hotel Group, Inc.; 109,919 shares held by P-Burg Lodging Associates, Inc.; 79,762 shares held by Memphis Lodging Associates, Inc.; 24,644 shares held by Valdosta Lodging Associates, Inc.; and 29,944 shares held by Buckhead Lodging Associates, L.P.
(4) Mr. Calabro has sole voting and dispositive power with respect to 203,100 of such shares and shares voting and dispositive power with respect to 3,000 shares with his wife.
(5) John M. Lang is a member and manager of ProTrust Holdings, LLC, which, upon consummation of the liquidation of ProTrust Properties IV, Ltd., will hold approximately 38,690 shares of Lodgian Common Stock; is the sole member and member of P.T. Partners, LLC, which owns 144,012 shares of Lodgian Common Stock; is a member and manager of ProTrust Holdings II, LLC, which is the general partner of ProTrust Properties V, Ltd., the beneficial owner of 725,072 shares of Lodgian Common Stock and accordingly, ProTrust Holdings II, LLC may be attributed beneficial ownership of the shares owned by ProTrust Properties V, Ltd.,; is a member and manager of Hotel Investors, LLC, which is the general partner of Hotel Investors, L.P., the beneficial owner of 305,949 shares of Lodgian Common Stock and accordingly, Hotel Investors, LLC may be attributed beneficial ownership of the shares owned by Hotel Investors, L.P.; and is a member and manager of ProTrust Equity Partners, LLC, which is the general partner of ProTrust Equity Growth Fund I, L.P., the beneficial owner of 108,055 shares of Lodgian Common Stock and accordingly, ProTrust Equity Partners, LLC may be attributed beneficial ownership of the shares owned by ProTrust Equity Growth Fund I, L.P. The other members and managers of ProTrust Holdings, LLC, ProTrust Holdings II, LLC and Hotel Investors, LLC are Jeffery J. Neal and Bret N. Bearup and the other members and managers of ProTrust Equity Partners, LLC are Jeffery J. Neal, Bret N. Bearup and Mark S. Cooley. Mr. Lang disclaims beneficial ownership of such shares beyond his ownership in ProTrust Holdings, LLC, P.T. Partners, LLC, ProTrust Holdings II, LLC, Hotel Investors, LLC and ProTrust Equity Partners, LLC.

         SUMMARY INFORMATION REGARDING PROPERTIES FOLLOWING THE MERGER

     The following tables set forth certain information related to hotels owned by Servico, Impac and Lodgian (on a pro forma basis after the Merger) by category of hotel and by geographic region:

                                    SERVICO

                                                                 TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                              --------------------------------------------
                                                   AVERAGE       TOTAL
                                       NUMBER     NUMBER OF     CAPITAL       AVERAGE    AVERAGE   AVERAGE
GEOGRAPHIC AREA                       OF HOTELS     ROOMS     EXPENDITURES   OCCUPANCY     ADR     REVPAR
---------------                       ---------   ---------   ------------   ---------   -------   -------
Northeast...........................     23          218      $19,187,765      64.1%     $80.09    $51.34
Southeast...........................     20          190       14,115,566      69.8       62.64     43.72
Central.............................     18          208       23,480,280      67.7       64.98     43.99
Western.............................      8          188        4,224,960      69.4       82.19     57.04
                                         ==          ===      ===========      ====      ======    ======
          Total.....................     69          204      $61,008,571      67.1%     $71.74    $48.14

CATEGORY
--------
Luxury..............................      9          294      $11,869,770      68.4%     $90.12    $61.64
Upscale.............................      7          228        7,819,900      64.5       81.83     52.78
Midscale with Food and Beverage.....     44          194       38,201,951      67.3       67.05     45.12
Midscale without Food and
  Beverage..........................      8          145        3,045,120      66.1       56.95     37.64
Economy.............................      1          140           71,830      70.4       49.75     35.02
                                         ==          ===      ===========      ====      ======    ======
          Total.....................     69          204      $61,006,571      67.1%     $71.74    $48.14

                                     IMPAC


                                                                TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                             --------------------------------------------
                                                  AVERAGE       TOTAL
                                      NUMBER     NUMBER OF     CAPITAL       AVERAGE    AVERAGE   AVERAGE
GEOGRAPHIC AREA                      OF HOTELS     ROOMS     EXPENDITURES   OCCUPANCY     ADR     REVPAR
---------------                      ---------   ---------   ------------   ---------   -------   -------
Northeast..........................     17          160      $27,631,874      56.7%     $ 66.00   $37.42
Southeast..........................     15          155       23,122,453      57.3        71.72    41.10
Central............................      8          191       18,625,210      62.5        65.97    41.23
Western............................      5          229       19,676,662      42.6        59.60    25.39
                                        ==          ===      ===========      ====      =======   ======
          Total....................     45          172      $89,056,199      56.5%     $ 67.15   $37.94



CATEGORY
--------
Luxury..............................      1          179      $ 6,691,343      43.8%     $154.01   $67.46
Upscale.............................      5          230       10,968,670      48.5        77.26    37.47
Midscale with Food and Beverage.....     29          178       61,881,237      57.7        66.98    38.65
Midscale without Food and
  Beverage..........................      3          166        4,794,465      61.7        53.77    33.18
Economy.............................      5          113        4,060,774      56.5        46.60    26.33
Budget..............................      2           83          659,710      63.7        44.96   $28.64
                                         ==          ===      ===========      ====      =======   ======
          Total.....................     45          172      $89,056,199      56.5%     $ 67.15   $37.94

                                    LODGIAN

                                                                TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                             --------------------------------------------
                                                  AVERAGE       TOTAL
                                      NUMBER     NUMBER OF     CAPITAL       AVERAGE    AVERAGE   AVERAGE
GEOGRAPHIC AREA                      OF HOTELS     ROOMS     EXPENDITURES   OCCUPANCY     ADR     REVPAR
---------------                      ---------   ---------   ------------   ---------   -------   -------
Northeast..........................      40         194      $ 46,819,639      67.1%    $75.15    $46.07
Southeast..........................      35         175        37,238,019      57.2      65.82     42.72
Central............................      26         203        42,105,490      63.4      65.33     42.99
Western............................      13         204        23,901,622      64.5      42.99     44.77
                                        ===         ===      ============     =====     ======    ======
          Total....................     114         191      $150,064,770      63.1%    $44.27    $44.27
CATEGORY
-----------------------------------
Luxury.............................      10         283      $ 18,561,113      67.1%    $92.28    $61.92
Upscale............................      12         229        18,788,570      57.2      80.05     45.79
Midscale with Food and Beverage....      73         188       100,083,188      63.4      67.02     42.49
Midscale without Food and
  Beverage.........................      11         151         7,839,585      64.5      55.81     36.00
Economy............................       6         117         4,132,604      63.1      48.26     30.45
Budget.............................       2          83           659,710      63.7      44.96     28.64
                                        ===         ===      ============     =====     ======    ======
          Total....................     114         191      $150,064,770      63.1%    $70.16    $44.27

                             DESCRIPTION OF SERVICO

GENERAL

     Servico is one of the largest owners and operators of full-service hotels in the United States. Servico currently owns or manages 89 hotels containing approximately 17,937 rooms located in 24 states and Canada. Servico's hotels are primarily mid-sized, with an average of approximately 202 rooms per hotel, and are primarily located in secondary metropolitan markets. Servico's full-service hotels offer food and beverage services and meeting and banquet facilities. Servico's hotels include 76 wholly-owned hotels, 11 partially owned hotels and 2 managed hotels. Fourteen of the hotels are subject to long-term ground or building leases. Substantially all of Servico's hotels are affiliated with nationally recognized hospitality franchises, including Holiday Inn, Crowne Plaza, Hilton, Omni, Radisson, Sheraton and Westin. Servico operates 59 hotels under franchise agreements with Holiday Inn, making Servico the second largest Holiday Inn franchisee in the United States.

INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS OF SERVICO

     The table below sets forth certain information with respect to the one candidate for election as a director at Servico's Annual Meeting, and the remaining four directors whose terms do not expire this year and the executive officers of Servico.

NAME                                            AGE   POSITION WITH SERVICO
----                                            ---   ---------------------
DIRECTOR WHOSE TERM EXPIRES IN 1998:
  Michael A. Leven............................  60    Director
DIRECTORS WHOSE TERMS EXPIRE IN 1999:
  David Buddemeyer............................  40    Chairman of the Board, President and Chief
                                                        Executive Officer
  Peter R. Tyson..............................  51    Director
  Richard H. Weiner...........................  48    Director
DIRECTOR WHOSE TERM EXPIRES IN 2000:
  Joseph C. Calabro...........................  47    Director
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
  Karyn Marasco...............................  40    Executive Vice President and Chief Operating
                                                        Officer
  Charles M. Diaz.............................  30    Vice President -- Administration and
                                                        Secretary
  Warren M. Knight............................  51    Vice President -- Finance and Chief
                                                        Financial Officer
  Peter J. Walz...............................  54    Vice President -- Acquisitions

     DAVID BUDDEMEYER has been the Chairman of the Board of Servico since August 1997, its Chief Executive Officer since December 1995, a director since April 1994 and its President since May 1993. Mr. Buddemeyer served as the Chief Operating Officer of Servico from May 1993 to December 1995 and its Executive Vice President from June 1990 to May 1993. Prior to such time, from 1987 to June 1990, he served as Vice President -- Operations of Prime Motor Inns, Inc., a hotel management company.

     JOSEPH C. CALABRO has been a director of Servico since August 1992. Mr. Calabro has been a principal of Joseph C. Calabro, C.P.A., a Devon, Pennsylvania accounting firm, since 1982. Mr. Calabro has also been an officer and director of Bibsy Corporation, which previously owned and operated a Holiday Inn hotel in Bensalem, Pennsylvania, since 1971.

     MICHAEL A. LEVEN has been a director of Servico since August 1997. Mr. Leven is President and Chief Executive Officer of US Franchise Systems, Inc. Prior to joining US Franchise Systems, Inc., Mr. Leven was President and Chief Operating Officer of Holiday Inn Worldwide.

     PETER R. TYSON has been a director of Servico since August 1992. From December 1990 to the present, Mr. Tyson has been President of Peter R. Tyson & Associates, Inc., a firm offering consulting services to clients in the hospitality industry. Prior to forming Peter R. Tyson & Associates, Inc., Mr. Tyson was the partner-in-charge of the hospitality industry consulting practice in the Philadelphia office of the accounting and consulting firm of Laventhol & Horwath, with which he was associated for 20 years.

     RICHARD H. WEINER has been a director of Servico since August 1992. Mr. Weiner is a senior partner in the Albany, New York law firm of Cooper, Erving, Savage, Nolan & Heller, where he has practiced law since 1975.

     KARYN MARASCO has been Executive Vice President and Chief Operating Officer since May 1997. Prior to such time, Ms. Marasco was affiliated with Westin Hotels and Resorts for 18 years. Most recently, Ms. Marasco served Westin as Area Managing Director, based in Chicago.

     CHARLES M. DIAZ has been Vice President -- Administration and Secretary of Servico since December 1997. Mr. Diaz joined Servico in March 1993 and has held positions in the construction and operations areas of Servico.

     WARREN M. KNIGHT has been Vice President -- Finance and Chief Financial Officer of Servico since December 1991. Prior to such time, from March 1988 to November 1991, Mr. Knight served as Director of Finance for W.A. Taylor & Co., an importer of distilled spirits into the United States.

     PETER J. WALZ has been Vice President -- Acquisitions of Servico since February 1996. Prior to such time, from December 1994 to January 1996, he was a consultant to Servico. From October 1993 to November 1994, Mr. Walz was an executive officer of Hospitality Investment Trust, Inc., a development stage lodging real estate investment trust. Prior to such time, from April 1987 to September 1993, Mr. Walz was Executive Vice President of CMS Development, Inc., a developer of office buildings, condominiums and hotels.

  Director Compensation

     During 1997, Servico paid non-employee directors an annual retainer of $18,000, as well as a fee per board meeting or board committee meeting of $1,000. Mr. John Adams, who served as Chairman of the Board until his resignation from the Board, received compensation of $58,333 for serving as Chairman from January to August 1997, but received no retainer, meeting or committee fees. Servico also reimbursed directors other than Mr. Adams for expenses associated with attending Board and committee meetings. Under the Servico Plan, each non-employee director is automatically granted, on the date such director's term of office commences and each year thereafter on the day following any annual meeting of shareholders (as long as such director's term as a director is continuing for the ensuing year), an option to acquire 5,000 shares of Servico Common Stock at an exercise price equal to the fair market value of the Servico Common Stock on the date of grant. All options granted to non-employee directors become exercisable upon grant.

     In addition, in August 1997 each non-employee director was awarded an option to acquire 20,000 shares of Servico Common Stock at an exercise price equal to the fair market price on the date of grant. Such options became exercisable upon the date of grant and were granted outside of the Servico Plan.

  Meetings and Committees of the Board of Directors

     Servico's Board of Directors held ten meetings during the last fiscal year. No director attended fewer than 75% of the total aggregate number of meetings of the Board of Directors and any committee of the Board of Directors on which such director served during his or her tenure as a director or committee member.

     The Board of Directors of Servico currently has three standing committees -- the Audit Committee, the Compensation Committee and the Stock Option Committee. The full Board of Directors currently serves as the Nominating Committee.

     The principal functions of the Audit Committee are to review Servico's financial statements and management's disclosures, recommend to the Board of Directors the appointment of independent public accountants to be employed by Servico, confer with the independent public accountants concerning the scope of their audit and, on completion of their audit, review the accountants' findings and recommendations, review the adequacy of Servico's systems of internal accounting controls, review areas of possible conflicts of interest and sensitive payments and consider such other matters as the committee deems appropriate. The Audit Committee held two formal meetings during the last fiscal year. The present members of the Audit Committee are Joseph C. Calabro, Peter R. Tyson and Richard H. Weiner.

     The principal functions of the Compensation Committee are to approve or, in some cases, to recommend to the Board of Directors, remuneration arrangements and compensation plans involving Servico's directors and executive officers, review bonus criteria and bonus recommendations and review compensation of directors. The Compensation Committee held one formal meeting during the last fiscal year. The present members of the Compensation Committee are Joseph C. Calabro, Peter R. Tyson and Richard H. Weiner.

     The principal function of the Stock Option Committee is to administer the Servico Plan. The Stock Option Committee held one formal meeting during the last fiscal year. The present members of the Stock Option Committee are Joseph C. Calabro and Peter R. Tyson.

  Compliance with Section 16(A) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires Servico's directors, executive officers and 10% shareholders to file reports of ownership and reports of changes in ownership of Servico Common Stock and other equity securities with the SEC and the NYSE. Directors, executive officers and 10% shareholders are required to furnish Servico with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, Servico believes that during 1997 Servico's directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except with respect to the Form 4s required to be filed with respect to the August 1997 stock option grants to directors which were not timely filed.

  Executive Compensation

     The following table sets forth certain summary information concerning compensation paid or accrued by Servico, to or on behalf of the Chief Executive Officer and to each of Servico's four most highly compensated executive officers other than the Chief Executive Officer during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION             ------------------------------------
                                    --------------------------------------     SECURITIES
                                                            OTHER ANNUAL       UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS/SARS(5)   COMPENSATION($)(6)
---------------------------  ----   ---------   --------   ---------------   ---------------   ------------------
David Buddemeyer,........    1997    385,000    120,000             --           400,000             2,948
  Chairman of the Board,     1996    350,000     96,745             --            13,500             4,726
  President and Chief        1995    275,000     70,905             --             5,000             4,733
  Executive Officer
Karyn Marasco,...........    1997    137,269     60,000             --           125,000                --
  Executive Vice President
  and Chief Operating
  Officer(1)
Warren M. Knight,........    1997    188,000     60,000             --            75,000             3,556
  Vice President --          1996    170,000     46,990             --            13,500             4,844
  Finance and Chief          1995    150,000     38,675             --             5,000             3,921
  Financial Officer
Robert D. Ruffin(2)......    1997    168,000         --             --                --             3,712
                             1996    160,000     44,227             --            13,500             5,192
                             1995    150,000     38,675             --             5,000             4,279
Peter J. Walz,...........    1997    150,000         --        174,700(4)        100,000             3,793
  Vice President --          1996    122,596         --        139,438(4)         15,500             2,375
  Acquisitions(2)            1995         --         --        348,730(4)             --                --

---------------

(1) Ms. Marasco's employment with Servico began in May 1997.
(2) Mr. Ruffin served as Vice President-Administration and Secretary until his resignation on December 31, 1997.
(3) Mr. Walz's employment with Servico began in January 1996.
(4) Represents commission payments made to Mr. Walz.
(5) Represents the number of shares of Servico Common Stock underlying the options/SARs.
(6) Each item included in this column represents a contribution made by Servico under its 401(k) plan on behalf of the named executive based on such executive's annual elective pre-tax deferred contribution (included under Salary) to such plan.

  Stock Option Plan

     The Servico Plan provides for the issuance of incentive stock options within the meaning of Section 422A of the Code and non-qualified stock options not intended to meet the requirements of Section 422A of the Code. The Servico Plan is administered by a committee of the Board of Directors which, subject to the terms of the Plan, determines to whom grants are made and the vesting, timing and amounts of such grants.

     The following table sets forth information concerning stock option grants made during 1997 to the executive officers named in the "Summary Compensation Table", including the potential realizable value of each grant assuming that the market value of the Servico Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustration purposes only and are not intended to predict future prices of Servico Common Stock. The actual future value of the options will depend on the market value of the Servico Common Stock.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1997

                                   INDIVIDUAL GRANTS
                            --------------------------------                           POTENTIAL REALIZABLE VALUE
                              NUMBER OF                                                 AT ASSUMED ANNUAL RATES
                             SECURITIES     PERCENT OF TOTAL                                 OF STOCK PRICE
                             UNDERLYING       OPTIONS/SARS     EXERCISE                 APPRECIATION FOR OPTION
                            OPTIONS/SARS       GRANTED TO       PRICE     EXPIRATION   --------------------------
                            GRANTED(#)(1)     EMPLOYEES(%)      ($/SH)       DATE         5%($)         10%($)
                            -------------   ----------------   --------   ----------   -----------   ------------
David Buddemeyer..........     400,000           35.27%         $16.75    8/27/2007     4,213,594     10,678,074
Karyn Marasco.............      50,000            4.41%         $15.25    5/06/2007       479,532      1,215,229
Karyn Marasco.............      75,000            6.61%         $16.75    8/27/2007       790,049      2,002,139
Warren M. Knight..........      75,000            6.61%         $16.75    8/20/2007       790,049      2,002,139
Peter J. Walz.............     100,000            8.82%         $16.75    8/20/2007     1,053,398      2,669,519

---------------

(1) Approximately 410,000 of such options are subject to approval by Servico's shareholders of an increase in the number of shares available for grant under the Servico Plan.
(2) The options were granted at fair market value at the time of the grant and generally vest in equal portions over a five year period.

     The following table sets forth certain summary information concerning exercised and unexercised options to purchase Servico Common Stock as of December 31, 1997, under the Servico Plan held by the executive officers named in the "Summary Compensation Table".

                           STOCK OPTION EXERCISES IN
               FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS/SARS HELD AT             OPTIONS/SARS(2)
                                                               FISCAL YEAR-END (#)          AT FISCAL YEAR-END($)
NAME AND POSITION            ACQUIRED ON       VALUE       ---------------------------   ---------------------------
DURING 1997 FISCAL YEAR      EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------      ------------   ------------   -----------   -------------   -----------   -------------
David Buddemeyer,
  Chairman of the Board,
  President and Chief
  Executive Officer........        --             --         189,700        333,800       1,393,163       128,275
Karyn Marasco,
  Executive Vice President
  and Chief Operating
  Officer(1)...............        --             --          25,000        100,000          18,125        72,500
Warren M. Knight,
  Vice President -- Finance
  and Chief Financial
  Officer..................        --             --         112,400         73,800       1,224,100        95,775
Robert D. Ruffin(1)........        --             --          60,700         12,800         746,788        80,900
Peter J. Walz,
  Vice President --
  Acquisitions.............        --             --          23,000         92,000          20,875        83,500

---------------

(1) Mr. Ruffin served as Vice President-Administration and Secretary until his resignation on December 31, 1997.
(2) The value of unexercised in-the-money options/SARs represents the number of options/SARs held at year-end 1997 multiplied by the difference between the exercise price and $16.875, the closing price of Servico Common Stock at year-end 1997.

SERVICO EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

  Employment Agreements

     David Buddemeyer entered into an employment agreement with Servico relating to his employment as President and Chief Operating Officer as of May 14, 1993. Effective December 21, 1995, Mr. Buddemeyer was elected Chief Executive Officer of Servico. The employment agreement provides for a base salary subject to increases and bonuses, in each case, at the discretion of the Board of Directors. The base salary paid to Mr. Buddemeyer during 1997 was $385,000 and the base salary to be paid Mr. Buddemeyer during 1998 is $405,000. Mr. Buddemeyer is also entitled to receive paid health insurance, paid disability insurance and is entitled to participate, to the extent he is eligible, under any benefit plans provided to other executives of Servico. Mr. Buddemeyer is entitled to a minimum of four weeks paid vacation annually. The employment agreement is terminable by either party upon 30 days written notice. However, in the event that Mr. Buddemeyer is terminated other than "for cause", as defined, Servico will be required to pay him his base salary and other benefits under this agreement for a period of one year. See "Interests of Certain Persons in the Merger -- Arrangements with Executive Officers" for a discussion of the employment agreement to be offered to Mr. Buddemeyer by Lodgian and which will replace Mr. Buddemeyer's employment agreement with Servico.

     Karyn Marasco entered into a three-year employment agreement with Servico relating to her employment as Executive Vice President and Chief Operating Officer of Servico on May 1, 1997. The employment agreement provides for a base salary of $215,000 subject to increases and bonuses in the discretion of the Board. Ms. Marasco is also entitled to receive the benefits offered other executive officers. Pursuant to the terms of the Employment Agreement, Ms. Marasco was granted options to acquire 50,000 shares of Servico Common Stock with options with respect to 10,000 of such shares vesting immediately and 10,000 vesting annually. The Employment Agreement is terminable upon thirty days notice but in the event Ms. Marasco is terminated other than "for cause", as defined, she will be entitled to her base salary and benefits under the agreement for the greater of the unexpired term or one year. Lodgian will assume Ms. Marasco's employment agreement.

  Arrangements Regarding Termination of Employment and Changes of Control

     Servico has adopted a severance policy which provides for payments to its executive officers in an amount equal to two and one-half times their annual base compensation, less any other cash severance payments contractually owed to them by Servico, in the event that there is either a change in the majority of the Board of Directors or the acquisition by any individual or group of in excess of 50% of Servico's outstanding Common Stock and the duties or responsibilities of such executive officers are materially diminished within 24 months thereafter. The Merger will not result in any liability under these provisions.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation of Servico's executive officers, including its Chief Executive Officer, is determined by the Compensation Committee of Servico's Board of Directors (the "Compensation Committee"), except for decisions regarding the Servico Plan, which are made by the Stock Option Committee of the Board of Directors (the "Stock Option Committee"). During 1997, the Compensation Committee was comprised of the three non-employee directors, Joseph C. Calabro, Peter R. Tyson and Richard H. Weiner. The current members of the Stock Option Committee are Mr. Calabro and Mr. Tyson.

     Servico's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with Servico's short-term and long-term performance goals, reward corporate performance and recognize individual initiative and achievement. It is anticipated that these policies will help Servico to continue to attract and retain quality personnel and thereby enhance Servico's long-term profitability and share value.

     Executive compensation ranges have been designed to be competitive with amounts paid to senior executives at companies in the hospitality industry which compete with Servico, companies which are similar in size and profitability to Servico and companies with which Servico competes for senior executives. Within this framework, individual executive compensation is based on personal and corporate achievement and the individual's level of responsibility and experience. However, in any particular year, Servico's executives may be paid more or less than executives in peer companies depending upon Servico's performance.

  Base Compensation

     The base salaries of Servico's executive officers are based in part on comparative industry data and on various quantitative and qualitative considerations regarding corporate and individual performance. An executive's base salary is determined only after an assessment of his or her sustained performance, current salary in relation to the target salary for the job responsibilities and his or her experience and potential for advancement. Further, in establishing base salaries for Servico's executive officers, numerous other factors, including the following, are considered:

        i.   Industry compensation trends.
        ii.  Cost-of-living and other local and geographic considerations.
        iii. Consultation with other Servico executives.
        iv.  Hospitality industry and job-specific skills and knowledge.
        v.   Historical and expected contributions to Servico's performance.
        vi.  Level, complexity, breadth and difficulty of duties.

     In establishing the base salaries of the executive officers, the Compensation Committee was cognizant of the roles of each executive officer in the operations of Servico. The Compensation Committee specifically recognized the improvements achieved in Servico's results of operations and financial condition during the prior fiscal year and the roles and responsibilities of each of the executive officers.

  Bonus Program

     An annual bonus program has been implemented at Servico. The objective of the bonus program is to motivate and reward the accomplishment of corporate objectives; reinforce a strong performance orientation; provide a direct link between corporate performance and executive compensation; and provide a fully competitive compensation package which will attract, reward and retain individuals of the highest quality. As a performance-based plan, cash bonus awards are required to be paid under the plan only upon the achievement of preestablished corporate performance objectives on a quarterly and annual basis and no bonuses are required to be paid if the minimum established thresholds are not met. A maximum ceiling is also established for awards under the bonus program which is determined after consideration of Servico's competitive position in the industry, assessment of long-term goals and business performance considerations. Under the 1997 bonus awards program, Servico agreed to allocate to a bonus pool an amount equal to a percentage of the amount by which actual and annual cash flow (as defined) exceeded budgeted cash flow for each quarter subject to a calculation based on the number of shares of Servico Common Stock outstanding at the time the bonus is determined. As a consequence of Servico's successful secondary offering of 11.5 million shares of Servico Common Stock in July, 1997 no bonus was payable under the 1997 plan notwithstanding Servico's strong results in 1997 and the benefits to Servico of successfully consummating its Common Stock offering. Accordingly, the Compensation Committee made a determination, in its discretion, to award bonuses of an aggregate of $270,000 to the executive officers of Servico including a $120,000 bonus to Mr. Buddemeyer, the Chief Executive Officer of Servico.

  Stock Options and Stock Appreciation Rights

     Servico's long-term executive compensation incentives are in the form of Stock Option awards and Stock Appreciation Rights. The Stock Option Committee believes that Stock Option awards and Stock Appreciation Rights are an effective means of advancing the long-term interests of Servico's shareholders by integrating executive compensation with the long-term value of Servico Common Stock. Awards are granted at the prevailing market price on the date of grant and are valuable to executives only if Servico Common Stock appreciates. During 1997, the Stock Option Committee awarded options to purchase an aggregate of 587,500 shares of Servico Common Stock and Stock Appreciation Rights relating to an aggregate of 150,000 shares identified in the "Stock Option Grants in Fiscal Year 1997" table. All of such options were granted with an exercise price equal to $16.75 per share, the market price on the date of grant. The Stock Option Committee also awarded options to purchase shares of Servico Common Stock to various non-executive employees of Servico during 1997. All of such options and rights were granted with an exercise or base price equal to $16.75 per share, the market price on the date of grant. In determining whether (and to what extent) to grant stock options or rights to executives and employees of Servico, the Stock Option Committee considered numerous factors, including, among others, those factors listed under "Base Compensation."

  Chief Executive Officer

     Like the other executive officers listed in the "Summary Compensation Table," compensation for 1997 for David Buddemeyer, Servico's Chairman of the Board, President and Chief Executive Officer, consisted primarily of a base salary and a discretionary bonus based on corporate performance. The Compensation Committee determined Mr. Buddemeyer's compensation for 1997 after considering many factors, including those factors described above under Base Compensation applicable to all executives. Additionally, the Compensation Committee focused on Mr. Buddemeyer's role in the continuing profitability of Servico and the demand for executives with similar successful track records in the hospitality industry. In establishing Mr. Buddemeyer's compensation, the Compensation Committee also took particular note of the continued improvement in Servico's financial condition, Servico's successful secondary offering and Servico's growth during 1997. Servico reported revenues of $276.6 million and earnings before interest, tax, depreciation and amortization ("EBITDA") of $69.6 million for the year ended December 31, 1997, as compared to revenues of $239.5 million and EBITDA of $57.9 million for the year ended December 31, 1997. Based on Mr. Buddemeyer's contribution to Servico and Servico's reliance on Mr. Buddemeyer, the Compensation and Stock Option Committees granted to Mr. Buddemeyer options to acquire 300,000 shares of Servico Common Stock and Stock Appreciation Rights with respect to an additional 100,000 shares based on the market price of Servico's Common Stock on the date of grant.

  Section 162(M) Deductibility

     The Compensation and Stock Option Committees continue to review the $1 million cap on tax deductible compensation and is advised that its stock option plan meets the requirements for deductibility. The Stock Appreciation Rights and bonuses payable may have not met all requirements for deductibility under
Section 162(m) of the Code. However, unless the amounts involved become material, the Compensation and Stock Option Committees believe that it is more important to preserve its flexibility under the plan to craft appropriate incentive awards. The Committees continue to believe that this is not a currently significant issue.

         Submitted by,

         Joseph C. Calabro        Peter R. Tyson        Richard H. Weiner

PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on Servico's Common Stock with the Dow Jones Equity Market Index and the Dow Jones Lodging Index. The Servico Common Stock traded on the American Stock Exchange under the symbol "SER" from August 18, 1992 until June 18, 1997 and thereafter traded on the NYSE. The graph assumes an investment of $100.00 on August 18, 1992 in (i) Servico's Common Stock, (ii) the stocks comprising the Dow Jones Equity Market Index and (iii) the Dow Jones Lodging Index.

                                [GRAPH TO COME]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of Servico Common Stock as of March 25, 1998, by (i) each person known to Servico to be the beneficial owner of more than 5% of the issued and outstanding Servico Common Stock as of June 30, 1998, (ii) each of the members of Servico's Board of Directors, (iii) each of Servico's current executive officers named in the "Summary Compensation Table" under "Executive Compensation" above, and (iv) all directors and executive officers of Servico as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                                                  SHARES OF              PERCENT OF
                      NAME AND ADDRESS                           COMMON STOCK           COMMON STOCK
                    OF BENEFICIAL OWNER                       BENEFICIALLY OWNED    BENEFICIALLY OWNED(1)
                    -------------------                       ------------------    ---------------------
BENEFICIAL OWNERS OF 5% OR MORE OF OUTSTANDING SERVICO
  COMMON STOCK:
Heitman/PRA Securities Advisors, Inc........................      1,307,000(2)               6.1%
  180 North LaSalle Street, Suite 3600
  Chicago, IL 60601
Eagle Asset Management......................................      1,301,815(3)               6.1%
  880 Carillon Parkway
  St. Petersburg, FL 33716
Prudential Insurance Company of America.....................      1,111,000(4)               5.2%
  751 Broad Street
  Newark, NJ 07102-3777
DIRECTORS:
David Buddemeyer............................................        202,219(5)                 *
  1601 Belvedere Road
  West Palm Beach, FL 33406
Joseph C. Calabro...........................................        261,100(6)               1.2%
  868 Lancaster Avenue
  Devon, PA 19333
Michael A. Leven............................................         25,000(7)                 *
  13 Corporate Square
  Suite 250
  Atlanta, GA 30329
Peter R. Tyson..............................................         55,600(8)                 *
  135 E. State Street
  Kennett Square, PA 19348
Richard H. Weiner...........................................         55,100(8)                 *
  39 N. Pearl St.
  Albany, NY 12207
NON-DIRECTOR EXECUTIVE OFFICERS:
Warren M. Knight............................................        116,111(9)                 *
  1601 Belvedere Road
  West Palm Beach, FL 33406
Karyn Marasco...............................................         22,500(10)                *
  1601 Belvedere Road
  West Palm Beach, FL 33406
Peter J. Walz...............................................         25,500(11)                *
  1601 Belvedere Road
  West Palm Beach, FL 33406
All directors and executive officers
  as a group (nine persons).................................        769,365(12)              3.6%

---------------

   * Represents less than 1%
 (1) Ownership percentages are based on 21,565,795 shares of Servico Common Stock outstanding as of March 25, 1998 and shares of Servico Common Stock subject to outstanding stock options which are exercisable by the named individual or group.

 (2) Heitman/PRA Securities Advisors, Inc. filed a Schedule 13G dated February 12, 1998, with the SEC reporting ownership of 1,307,000 shares of Servico Common Stock with sole voting power with respect to 1,231,000 shares, sole dispositive power with respect to 1,284,400 and shared dispositive power with respect to 22,600.
 (3) Eagle Asset Management, Inc. filed a Schedule 13G dated January 31, 1998, with the SEC reporting ownership of 1,301,815 shares of Servico Common Stock with sole voting and dispositive power.
 (4) The Prudential Insurance Company of America filed a Schedule 13G dated February 10, 1998, with the SEC reporting ownership of 1,111,000 shares of Servico Common Stock with shared voting and dispositive power with respect to 414,600 shares.
 (5) Includes currently exercisable options to purchase 172,400 shares.
 (6) Includes currently exercisable options to purchase 55,000 shares. Mr. Calabro has sole voting and dispositive power with respect to 203,100 of such shares and shares voting and dispositive power with respect to 3,000 shares with his wife.
 (7) Includes currently exercisable options to purchase 25,000 shares.
 (8) Includes currently exercisable options to purchase 55,000 shares.
 (9) Includes currently exercisable options to purchase 112,400 shares.
(10) Includes currently exercisable options to purchase 22,500 shares.
(11) Includes currently exercisable options to purchase 23,500 shares.
(12) Includes 526,800 shares of Servico Common Stock which may be acquired pursuant to currently exercisable options.

  Certain Relationships and Related Transactions

     The following parties had a direct or indirect material interest in transactions with Servico since the beginning of its most recently completed fiscal year and such transactions are described below.

   Energy Management Corporation

     In April 1994, Servico issued one million shares of its Common Stock to EMC in connection with a merger between wholly owned subsidiaries of Servico and EMC pursuant to that certain Stock Acquisition and Standstill Agreement, as amended, (the "EMC Acquisition Agreement") and the related Agreement and Plan of Merger, each dated April 13, 1994. The sole asset of the EMC subsidiary acquired by Servico was $7 million in cash, which Servico agreed would be utilized for general working capital, capital expenditures, possible acquisitions and other general corporate purposes and not for the redemption of any of Servico's capital stock or for the payment of dividends by Servico. In connection with the transaction Servico agreed, during the term of the EMC Acquisition Agreement, to cause the nomination of one designee of EMC to Servico's Board of Directors. EMC designated Mr. John W. Adams to be its representative. Mr. Adams was appointed to Servico's Board of Directors on April 29, 1994, and was named Chairman of the Board on December 21, 1995. Mr. Adams resigned from the Board in August, 1997.

     Pursuant to the EMC Acquisition Agreement, EMC also agreed to certain standstill provisions generally prohibiting it from acquiring voting securities of Servico with voting rights of 30% or more of the voting rights of all outstanding voting securities of Servico and to provisions which restrict the amount and manner by which it may transfer any Servico Common Stock owned by it. On May 5, 1994, Servico filed with the SEC on behalf of EMC, and at EMC's expense, a registration statement on Form S-3, relating to the proposed sale from time to time by EMC of all or any portion of its shares of Servico Common Stock on the NYSE.

  Pengo Securities Corp.

     In March 1995, Servico issued 800,000 shares of its Common Stock to Pengo, which is affiliated with EMC, for $8 million, or $10 a share, pursuant to that certain Stock Acquisition and Standstill Agreement dated March 23, 1995, as amended (the "Pengo Acquisition Agreement"). Additionally, in connection with this transaction, an affiliate of Pengo agreed to make an additional $8 million equity investment in partnerships or joint ventures with Servico for the purpose of acquiring hotel properties. Pursuant to the Pengo Acquisition Agreement, Pengo also agreed to standstill provisions substantially identical to those contained in the EMC

Acquisition Agreement. Servico also agreed to file with the SEC on behalf of Pengo, and at Pengo's expense, a registration statement on Form S-3, relating to the proposed sale from time to time by Pengo of all or any portion of its shares of Servico Common Stock.

  Limited Partnerships With Affiliated Entities

     Subsidiaries of Servico have entered into partnership agreements in connection with the formation of partnerships for the purpose of owning hotel properties with SOLVation Inc., Spire Realty Group, Worcester Hospitality Company, Inc. and Wolverine Hospitality Company, Inc. (the "EMC/Pengo Affiliates"), all of which are affiliated with either EMC or Pengo, who were then principal shareholders of Servico and with John W. Adams, who was then Servico's Chairman of the Board. The partnerships own the following properties with Servico owning 51% and the EMC/Pengo Affiliates owning 49% of outstanding partnership interests:

HOTEL
-----
Holiday Inn, Augusta, Georgia...............................
Holiday Inn, Fort Wayne, Indiana............................
Hilton Hotel, Sioux City, Iowa..............................
Crowne Plaza, Worcester, Massachusetts......................
Crowne Plaza, Saginaw, Michigan.............................
Holiday Inn, Richfield, Ohio................................

     During 1997, Servico purchased all of the minority interests held by the EMC/Pengo Affiliates in the three partnerships which owned the Holiday Inn Select, Phoenix, AZ, the Holiday Inn, Manhattan, KS and the Holiday Inn, Lawrence, KS for approximately $11,800,000. EMC/Pengo Affiliates also have certain rights after May 31, 1998 to require the sale of the hotel properties held by the six remaining partnerships, subject to certain rights of first refusal in favor of Servico.

     Subsidiaries of Servico serve as the General Partner for each of the partnerships. Additionally, Servico receives management fees from the partnerships with respect to each of these hotels. During 1997, such fees were approximately $1,042,000.

                               BUSINESS OF IMPAC

GENERAL

     Impac is one of the largest private, fully integrated hotel companies in the United States. Impac owns or manages primarily upscale or mid-market full service hotels, most of which have been renovated or developed within the last five years. Impac currently operates (or is developing) 55 hotels containing approximately 9,266 rooms located in 24 states. Impac's hotels include 51 wholly owned hotels, one partially owned hotel and two managed hotels. Impac's hotels are flagged with premium brands such as Marriott, Doubletree and Holiday Inn.

     Impac has successfully implemented its acquisition and development based growth strategy by acquiring or developing 46 hotels from January 1995 to July 1998 including five hotels which are currently under construction. Revenues have increased from approximately $56 million to $120 million and EBITDA (as defined) has increased from approximately $12 million to $16 million for the period from the year ended December 1995 to the year ended December 1997. During 1997, Impac acquired or developed and opened 18 hotels and had 25 properties under major renovation. Impac had 18 properties under major renovation during each of the quarters ended March 31, 1997 and 1998. As a result, Impac's management believes that the full revenue and EBITDA growth potential of these properties had yet to be realized as of March 31, 1998. Revenue growth is adversely affected by the renovation of newly acquired properties.

     Management seeks to achieve external growth through the acquisition of underperforming hotels in cases in which management believes it can improve operating results through significant renovation of physical facilities and, if appropriate, changes in franchise affiliation. Additionally, management seeks to develop new properties in strategic locations. Impac believes that internal growth can be realized through a focused upgrading strategy which generates increases in RevPAR and operating efficiencies through expense control.

ORGANIZATION

     Impac is a limited liability company organized in the State of Georgia on February 26, 1997 through a reorganization of predecessor entities and the purchase of minority interests. Impac's sole Manager is Robert S. Cole, who is responsible for handling Impac's affairs and operating its business. Impac is organized as set forth below:

                         [INSERT ORGANIZATIONAL CHART]

INVESTMENT STRATEGY

     Historically, Impac's strategy has been to invest in under performing properties, significantly renovate them, operate them efficiently so that they maximize cash flow, stabilize the operations and revenue stream and then seek to sell selected properties for prices that produce significant gains.

  Gains Produced on Sale of Hotel Properties

     Impac sold seven hotels during 1996 and three during 1995. The realized gains on sales in 1996 and 1995 were $19.4 million and $5.4 million, respectively. Impac did not sell any properties during 1997. Sixteen properties were acquired in 1997.

  New Development

     Impac is also involved in the development of upscale properties. Impac believes that it is able to develop properties at costs below those of its competitors through its in-house acquisition and construction departments. Impac's historical objective has been to develop each property as cost efficiently as possible, efficiently operate the property through its in-house management team and to maximize current cash flow. Impac has developed nine properties since 1995 that are currently operating. As of May 1998, Impac had an additional six upscale properties under construction, including two full service Marriotts, one Residence Inn, two Hilton Gardens and one Courtyard by Marriott.

  Dividends Paid

     Impac has paid dividends to its unitholders each year. See "Market Price and Dividend Data--Impac." In 1997, 1996 and 1995, Impac distributed $6 million, $29.4 million and $10.4 million, respectively, to its unitholders.

  Award Winning Product

     Impac prides itself on the recognition it has received from its franchisors. These awards include, among others: (i) Best New Hotel Opening for 1997 from the Courtyard by Marriott; (ii) President's Award for five hotels for 1998 from Marriott International; (iii) Modernization Award for the last three consecutive years from Holiday Hospitality; and (iv) Torchbearer Award from Holiday Hospitality. Impac was also named as the Best New Franchisee by Marriott International in 1995.

  Portfolio Status

     Twenty-five of Impac's properties were under significant renovation during 1997. Impac purchased 16 properties and opened three newly constructed properties during 1997. As discussed more fully below, the renovation process greatly affects the operating performance of the hotel while it is underway. Revenues are significantly reduced while fixed expenses remain substantially constant. The majority of Impac's portfolio has been completely renovated or developed leaving Impac substantially with a portfolio of new or recently renovated hotels. Impac currently has six hotels under development. These hotels are expected to be completed during 1998 and 1999. Based on the foregoing, management believes that Impac's portfolio is positioned for improved operational performance in the areas of revenue growth, revenue per available room (RevPAR) and EBITDA.

ACQUISITION AND DEVELOPMENT STRATEGY

     Impac has developed an acquisition strategy based on the hotel and market criteria described below. Since January 1995, management has implemented this strategy through the acquisition or development of 46 upscale or mid-market, full service hotels (six of which are currently under construction). Impac has attempted to position itself to absorb such rapid growth by investing heavily in its management team and systems and infrastructure during the latter part of 1996 and all of 1997.

  HOTEL CRITERIA

  Focus on Single Hotel and Small Portfolio Acquisitions

     Impac has historically targeted the acquisition of single hotels or small portfolios. Impac believes such acquisitions generally are more conducive to the rapid and effective implementation of hotel-level improvements and allow Impac to be geographically and market selective.

  Acquisition and Renovation of Substantially Underperforming Hotels

     Impac has historically sought to purchase substantially underperforming hotels and to significantly renovate and efficiently operate such hotels after acquisition in order to achieve significant operating gains. Impac has sought to acquire properties with the potential for highly attractive returns through significant strategic repositioning, operational improvements, renovation enhancements and, if appropriate, changes in brand affiliations. Impac's management believes that there has generally been less competition to purchase these hotels than other hotel properties because of (i) the level of expertise and amount of capital required to effectively purchase and turnaround such hotels, (ii) construction difficulties encountered during the renovation phase, and (iii) the negative impact on earnings and cash flows during the repositioning period.

  Development of Strategically Located Hotels

     Impac has also historically sought growth through the development of hotels in strategically located cities with primarily Marriott and Hilton brands. Locations chosen by Impac have typically been in the suburbs of large metropolitan areas that are experiencing significant demand. Hotels have generally been developed by Impac through in-house resources rather than relying on outside construction management firms. In certain instances, Impac has retained a third party contractor to construct certain hotels under the supervision of Impac's personnel. Impac believes that its development activity has the potential to result in significant gains because the cost and expertise required of building such assets generally limits access to the marketplace and Impac is in a position to manage the construction process and potentially realize significant savings through its construction efforts.

  Opportunistic Use of Multiple Branding Strategy

     Because Impac is not bound by a single franchise brand, Impac believes that it is in a position to choose a franchise relationship that will maximize a hotel's performance in its particular market.

OPERATING STRATEGY

  Experienced and Incentivized Management Team

     The members of Impac's senior management have an average of 15 years of experience in all segments of the lodging industry. Impac's general and group managers participate with senior management in Impac's bonus plans. Certain members of senior management also have significant equity investments in Impac.

  Effective Centralized Controls and Support

     Impac has implemented centralized controls which seek to provide corporate and group support services while promoting flexibility and encouraging employees to develop innovative solutions. Impac's proprietary Information Technology systems seek to monitor hotel-level performance in such areas as room yield utilization, revenue and expense forecasting, labor and cash management, expense variances and other items on a daily and weekly basis. Impac also provides centralized corporate support services and other programs in accounting, payroll, data processing, interior design, and sales, marketing, advertising and vendor purchases, but empowers hotel general managers to make day-to-day decisions with respect to the operation of the hotels.

  Centralized Reservation Systems

     Impac believes, through its Impac Revenue Center, that it is the first independent owner/operator operating a centralized reservation system. The Impac Revenue Center is adding Impac hotels to its systems as adequate staff is available and thoroughly trained at the Revenue Center. The Impac Revenue Center is located in Baton Rouge, Louisiana and once fully operational, will provide the following services to each of Impac's hotels:

  Individual Reservations

     The Impac Revenue Center is designed to provide the transfer of customers calling to make reservations from the local Impac hotel to a centralized Revenue Center. This allows hotel associates more time to focus on the guests which are at the hotel rather than taking reservations. Impac believes that the Impac Revenue Center has historically generated a higher conversion ratio per call at higher rates resulting in increased revenues. Revenue Management Specialists at the Impac Revenue Center price each room taking into consideration market demand, inventory supply and competitor strategies. At May 31, 1998, 23 Impac hotels were using this system.

  Tele-Prospecting

     Prospecting and Qualification Specialists at the Impac Revenue Center seek to identify potential new business and then provide the information developed to the marketing department at each hotel. Impac management believes that this permits local hotel associates to spend more time developing relationships with existing and potential clients rather than tele-prospecting. At May 31, 1998, 26 hotels were using this system.

  Group Sales Center

     Personnel at the Impac Revenue Center provide Event Sales, Event Communication and Event Planning in one central location. Local hotel staff are charged only with executing the event. At May 31, 1998, six Impac hotels were using this system.

     The Impac Revenue Center is fully operational for the functions and the number of properties described above. Additional Impac properties will be added as people are hired and fully trained at the Impac Revenue Center.

PROPERTIES

  ACQUISITIONS

  Identification of Acquisition Candidates

     Since January 1995, Impac has successfully completed the acquisition or development of 46 upscale or mid-market, full service hotels (five of which are currently under construction). Information regarding potential acquisitions is sourced at every level of Impac's management, including its general managers, group managers and senior management. Extensive industry association contacts also feed Impac's pipeline of potential acquisitions. Further, management believes that its established track record for consummating acquisitions provides it with a high degree of credibility when approaching sellers and negotiating acquisition agreements.

  Adherence to Defined Growth Strategy

     Impac believes that its growth has been the result of (i) focusing on upscale or mid-market full-service hotels in secondary metropolitan markets or in suburban areas of major cities, (ii) acquiring hotels where it believes it can make a meaningful improvement in operating results through significant renovation and repositioning of the acquired properties, and (iii) developing hotels in strategic locations.

  Significant Renovations and Repositioning

     Impac has significantly renovated or developed substantially all of its hotels within the last five years. Twenty-five of these properties were just completing renovation during 1997 and early 1998 and their operations have yet to become stabilized. Renovations typically disrupt a hotel's operations but once the renovation is complete, the hotel is generally positioned for significant growth in operating performance.

  Construction Services

     Through its in-house construction subsidiary, Impac believes that it has historically been in a position to renovate and develop properties on a more cost efficient basis than its competitors. Significant resources have been devoted to this service and Impac has significantly reduced its reliance on outside construction firms. By directly engaging in construction services, Impac believes it is able to better control the construction costs and directly monitor the quality of work being performed.

HOTEL OPERATIONS

     Impac's organizational structure emphasizes direct accountability through vertical integration in order to maintain Impac's standards for guest services and hotel operations throughout its hotel system. Impac has established certain uniform productivity standards and skill requirements for hotel employees which Impac believes increase operating efficiencies by enhancing Impac's ability to measure performance and to interchange certain employees within its hotel system.

  Hotel Management

     The day-to-day operations of each hotel are managed by a general manager who is assisted by additional on-site employees who specialize in the areas of food and beverage, marketing, budgeting, housekeeping and maintenance. The actual size of each hotel's on-site management personnel varies depending on the hotel's size and business volume and the guest amenities which are offered. Impac extensively trains each general manager through an in-house training program to understand the financial aspects of hotel operations, as well as quality, sales and marketing and human resource programs. General managers and certain other on-site employees also participate in incentive programs. Management believes that financial accountability at the property level and performance-based compensation help to achieve the appropriate balance between providing high quality guest services and generating strong returns.

  Centralized Revenue Center

     The Impac Revenue Center (once fully operational) will provide a centralized location for reservations, yield management, tele-prospecting, group sales and bid management. Impac management believes the Revenue Center results in a higher conversion ratio for all calls at a higher yield and additionally permits hotel staff to focus on the needs of the guests in-house.

  Group Operations

     Impac's general managers each report directly to one of three Vice Presidents of Operations who, in turn, report to Impac's Senior Vice President of Operations. Impac divides its operations into three groups based upon brand diversity and hotel amenities offered. These teams provide management support and direction to the general managers and their staff, coordinate communications between the hotels and Impac's centralized corporate departments and assist in establishing and administering corporate policies, procedures and standards.

  Centralized Corporate Services and Information Systems

     Impac has a centralized corporate staff located in Atlanta, Georgia that provides a variety of managerial and support services to its hotels. Impac's corporate management team provides assistance in all areas of hotel operations, including accounting and finance, payroll, data processing and Information Technology, interior design, product renovation, purchasing, food and beverage services, human resources, recruiting and training, corporate sales and marketing, advertising, insurance and telecommunications. Impac's systems provide its senior management and hotel-level employees with comprehensive hotel operations data on a daily, weekly or monthly basis, including occupancy and rate information, yield management data, cost and labor variance analysis, and budget tracking for both hospitality and food and beverage operations. Each individual hotel's operating performance is regularly reviewed by general and corporate managers.

  Budgeting Process

     Intensive hotel-level budgeting is undertaken by Impac on an annual basis for all of the owned hotels. These plans are reviewed and monitored by group managers and corporate staff. Impac's business plans seek to customize marketing, staffing, capital investment and yield enhancement programs on an individual property basis. Revenue and cost targets are based on historical operating performance, planned renovations, operational efficiencies and changing competitive trends and local market conditions. In addition, capital budgets are developed with a view toward enhancing a hotel's guest appeal, attracting new customers and generating increased revenue and cash flow.

FRANCHISE AFFILIATION

     In recent years, operators of hotels not owned or managed by major lodging companies have affiliated their hotels with national hospitality franchisors as a means of remaining competitive with hotels owned by or affiliated with national lodging companies. Franchisors provide a number of services to hotel operators that can generate additional occupancy and contribute to the improved financial performance of their properties, including national reservation systems, marketing and advertising programs and direct sales programs. Impac believes that hotel franchisors with larger numbers of hotels enjoy greater brand awareness among potential hotel guests than those with fewer numbers of hotels. As an independent hotel owner and operator, Impac believes that it is in a position to choose the franchise that will best position each hotel in its particular market.

     As of July, 1998, all of Impac's owned properties, except for the French Quarter Suites Hotel (105 rooms) and the Mayfair House Hotel (179 rooms), were subject to franchise agreements with nationally recognized franchisors under the brand names set forth below:

                                                                                              APPROXIMATE
                                                                                  NUMBER OF    NUMBER OF
FRANCHISOR                                            BRAND NAME                   HOTELS        ROOMS
----------                             -----------------------------------------  ---------   -----------
Marriott International, Inc..........  Courtyard by Marriott                          7            761
                                       Fairfield Inn                                  5            572
                                       Residence Inn                                  2            177
Holiday Hospitality, Inc.............  Holiday Inn                                   16          3,021
                                       Holiday Inn Select                             4          1,047
                                       Holiday Inn Suites                             1            195
                                       Holiday Inn Express                            1            210
                                       Holiday Inn Sunspree                           1            133
                                       Crowne Plaza                                   1            298
Doubletree Hotel Systems, Inc........  Doubletree Club                                3            748
Choice Hotels Franchising............  Comfort Inn/Suites                             3            407
Super 8 Motels, Inc..................  Super 8                                        2            166
                                                                                     --          -----
Total                                                                                46          7,735

                                        HOTELS UNDER CONSTRUCTION
Marriott International, Inc..........  Marriott (Full
                                       Service)                                       2            487
                                       Courtyard by Marriott                          1            122
Hilton Hotels, Inc...................  Hilton Garden Inn                              2*           310*
                                                                                     --          -----
Total................................                                                 5            919

---------------

* To be executed as construction is completed.

  Owned and Managed Properties

     The following table sets forth certain information relating to each of Impac's owned and managed properties:

                                   HOTEL             APPROXIMATE     YEAR        YEAR     DATE OF LAST
LOCATION                            NAME             # OF ROOMS    ACQUIRED     BUILT      RENOVATION
--------                           -----             -----------   --------   ----------  ------------
Anchorage, AK..........  Holiday Inn                     252         1997        1971     In Process
Birmingham, AL.........  Holiday Inn                     166         1995        1964        1996
Bentonville, AR........  Courtyard by Marriott            90         1996        1996     New Build
Hollywood, CA..........  Doubletree                      161         1996     mid 1960's     1998
Riverside, CA..........  Holiday Inn Select              296         1997        1989        1998
Miami, FL..............  Holiday Inn                      98         1997        1969        1998
Miami, FL..............  Mayfair House Hotel             179         1997        1980        1998
Augusta, GA............  Fairfield Inn                   117         1997        1990     In Process
Atlanta, GA
  (Buckhead)...........  Courtyard by Marriott           181         1996        1996     New Build

                                   HOTEL             APPROXIMATE     YEAR        YEAR     DATE OF LAST
LOCATION                            NAME             # OF ROOMS    ACQUIRED     BUILT      RENOVATION
--------                           -----             -----------   --------   ----------  ------------
                         Holiday Inn -- Crowne
Macon, GA..............  Plaza                           298         1997        1974        1998
Marietta, GA (Atlanta
  area)................  Holiday Inn                     195         1993        1975        1996
Valdosta, GA...........  Fairfield Inn                   108         1991        1963        1997
Valdosta, GA...........  Holiday Inn                     173         1991        1963        1997
Boise, ID..............  Holiday Inn                     266         1997        1968        1998
Florence, KY
  (Cincinnati area)....  Courtyard                        78         1995        1995     New Build
Florence, KY
  (Cincinnati area)....  Holiday Inn                     106         1996        1967        1997
Ft. Mitchell, KY
  (Cincinnati area)....  Holiday Inn                     214         1997        1967        1998
Hazard, KY.............  Super 8                          86         1991        1990        1997
Louisville, KY.........  Doubletree                      399         1992        1969        1997
Paducah, KY............  Courtyard by Marriott           100         1997        1997     New Build
Prestonsburg, KY.......  Super 8                          80         1991        1991        1997
LaFayette, LA..........  Courtyard by Marriott            90         1997        1997     New Build
Revere, MA.............  Comfort Suites                  120         1998        1989     In Progress
Saint Louis, MO........  Holiday Inn Airport West        249         1993        1967     In Process
St. Louis, MO..........  Holiday Inn North Airport       391         1995        1958        1996
Merrimack, NH..........  Fairfield Inn                   116         1997        1981     In Process
Hamburg, NY............  Holiday Inn                     128         1997        1968        1998
Syracuse, NY...........  Holiday Inn                     153         1996        1969        1997
Cincinnati, OH
  (Downtown)...........  Holiday Inn                     246         1997        1968        1998
Strongsville, OH
  (Cleveland area).....  Holiday Inn Select              299         1995        1972        1996
Tulsa, OK..............  Courtyard by Marriott           122         1997        1997     New Build
Wilsonville, OR
  (Portland area)......  Holiday Inn                     170         1997        1974        1998
Philadelphia, PA.......  Doubletree                      188         1996        1973        1997
Greenville, SC.........  Comfort Suites                   85         1996        1996     New Build
Chattanooga, TN........  Radisson                        238           (1)       (1)         (1)
Tifton, GA.............  Courtyard by Marriott            90           (1)       (1)         (1)

                                   HOTEL             APPROXIMATE     YEAR        YEAR     DATE OF LAST
LOCATION                            NAME             # OF ROOMS    ACQUIRED     BUILT      RENOVATION
--------                           -----             -----------   --------   ----------  ------------
Myrtle Beach, SC.......  Holiday Inn Sunspree            133         1994        1978     In Process
Jackson, TN............  Fairfield Inn                   105         1997        1990     In Process
Memphis, TN............  French Quarter Suites           105         1991        1984        1997
Memphis, TN............  Holiday Inn Express             175         1997        1976        1998
Nashville, TN..........  Holiday Inn Express             210         1995        1959        1996
Abilene, TX............  Courtyard by Marriott           100         1996        1996     New Build
Dallas, TX (DFW Airport
  North)...............  Holiday Inn Select              282         1996        1976        1997
San Antonio, TX........  Comfort Inn                     202         1992        1975        1997
Burlington, VT.........  Fairfield Inn                   117         1997        1991     In Process
Clarksburg, WV
  (Bridgeport area)....  Holiday Inn                     160         1996        1974        1997
Fairmont, WV             Holiday Inn                     106         1996      late 1960's   1997
Morgantown, WV.........  Holiday Inn                     147         1996        1975        1997
Little Rock, AK........  Residence Inn                    96         1998        1998     New Build

---------------

(1) Third party owned.

     The following properties are currently under construction.

                                                                       APPROXIMATE      EXPECTED
LOCATION                                             HOTEL NAME        # OF ROOMS    COMPLETION DATE
--------                                             ----------        -----------   ---------------
Dedham, MA....................................  Residence Inn               81            1998
Denver, CO (Airport)..........................  Marriott                   238            1999
Livermore, CA (San Francisco area)............  Courtyard by Marriott      122            1999
Portland, OR (Downtown).......................  Marriott                   249            1999
Rio Rancho, NM................................  Hilton Garden Inn          129            1999
Lake Oswego, OR (Portland area)...............  Hilton Garden Inn          181            1999

DEVELOPMENT AGREEMENTS

     IHD provided acquisition and property development services to Impac for a development fee of 4% of the total project cost of each hotel acquired or developed. The shareholders of IHD are Robert Cole, Charles Cole and Robert Flanders. Impac has agreed to terminate this agreement prior to the consummation of the Merger so that Impac and its subsidiaries have no further obligations under the agreement after such closing date other than the payment of up to a 4% development fee (not to exceed $2.5 million in the aggregate) in the event Lodgian acquires any of the previously identified hotels or properties. IHD has assigned its right to these future payments to a newly formed entity owned by its shareholders.

COMPENSATION PAID TO IMPAC MANAGER

     The following table sets forth, on a historical and pro forma basis, the compensation and distributions made by Impac and its Predecessors to Robert Cole, the Manager of Impac, and his affiliates over the past three years and for the three months ended March 31, 1998 and to be made by Lodgian:

                                                                                   POTENTIAL REALIZABLE
                                                                                    VALUE IN TEN YEARS
                                                                                      AT ASSUMED 5%
                                                                         SALARY            RATE
                                                          DEVELOPMENT     AND            OF STOCK
                            DIVIDENDS   MANAGEMENT FEES      FEES        BONUS       APPRECIATION(2)        TOTAL
                            ---------   ---------------   -----------   --------   --------------------   ----------
Year Ended
December 31, 1995
Historical................  $873,482        $21,458        $ 14,167           --                --        $  909,107
Pro Forma(1)..............        --             --          14,167     $600,000        $1,292,935         1,907,102
Year Ended
December 31, 1996
Historical................  1,787,086            --         590,000       28,600                --         2,405,686
Pro Forma(1)..............        --             --         590,000      600,000                --         1,190,000
Year Ended
December 31, 1997
Historical................   209,047             --         306,983      185,339                --           701,369
Pro Forma(1)..............        --             --         306,983      600,000                --           906,983
Three Months Ended
  March 31, 1998
Historical................        --             --         150,000       58,846                --           208,846
Pro Forma(1)..............        --             --         150,000      150,000                --           300,000


---------------


(1) Reflects compensation and distributions that would have been paid had Mr. Cole's employment agreement with Lodgian been in place during the indicated periods and assuming the Development Fees were not reduced or eliminated. The foregoing also assumes that potential bonuses payable by Lodgian, equal to $300,000, 100% of Mr. Cole's annual salary, were paid to Mr. Cole during the relevant period. The payment of bonuses is discretionary and there is no assurance that such bonuses will be paid or the amount thereof. As of the Effective Time, Mr. Cole will be the President and Co-Chairman of the Board of Directors of Lodgian. For additional information regarding Mr. Cole's employment agreement with Lodgian, see "Interests of Certain Persons in the Merger -- Arrangements with Executive Officers."


(2) Assumes that the one-time grant of options was granted in 1995 and, following the Merger, will be exercisable into 185,000 shares of Lodgian Common Stock. The options are exercisable at a price of $17.75 per share and the potential realizable value of the stock options is based on the current trading price of Servico ($15.187) and assumes that the market value of the underlying stock appreciates at an annualized rate of 5% per year compounded annually over the ten-year term of the option.


EMPLOYEES

     As of March 31, 1998, Impac and its subsidiaries employed approximately 2,800 full-time and approximately 1,200 part-time employees. As of March 31, 1998, labor unions represented employees at the Anchorage and Philadelphia properties. No other employees of Impac or its subsidiaries are represented by a collective bargaining agreement.

LEGAL PROCEEDINGS

     Impac is a party to legal proceedings, including employment related claims, arising in the ordinary course of its business, the impact of which would not, either individually or in the aggregate, in Impac management's opinion, based upon the facts known by Impac's management and the advice of counsel, have a material adverse effect on Impac's financial condition or results of operations.

                  SELECTED HISTORICAL FINANCIAL DATA -- IMPAC

     The following table presents selected consolidated financial data derived from Impac's and IHD's historical financial statements for the years ended December 31, 1993 through 1997 and for the three months ended March 31, 1997 and 1998. This financial data should be read in conjunction with Impac's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements, related notes and other financial information included and incorporated by reference in this Joint Proxy Statement/Prospectus.

                                        YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                       ----------------------------------------------------------   -------------------
                          1993          1994         1995       1996     1997(A)      1997     1998(D)
                       -----------   -----------   --------   --------   --------   --------   --------
                       (UNAUDITED)   (UNAUDITED)                                        (UNAUDITED)
                                                        (IN THOUSANDS)
Revenues.............    $23,927       $41,615     $ 55,576   $ 67,813   $119,859   $ 22,306   $ 34,571
(Loss) income before
  extraordinary
  items(b)...........       (457)          (64)       5,619     14,064    (16,089)(c) (3,762)(d) (4,707)
End of period:
  Total assets.......    $48,143       $71,875     $116,248   $191,666   $417,780   $266,142   $433,781
  Long-term
     obligations.....     42,615        61,754       92,849    155,851    355,236    222,495    377,427
  Total members'/
     partners'
     equity..........      3,284         5,375       13,408     19,760     36,970     30,006     31,356

---------------

(a) On March 12, 1997, Impac was formed through a reorganization of the Predecessors. The formation of Impac was accounted for as a reorganization of entities under common control with the purchase of minority interest. The operations and financial position of the Predecessors prior to the reorganization are presented on a combined basis. The principal activity of IHD is to analyze prospective hotel acquisitions for Impac. IHD was not acquired by Impac in the above-described reorganization.
(b) Impac is a limited liability company and is not subject to income taxes. The Predecessors and IHD were each either general or limited partnerships or S-corporations and were similarly not subject to income taxes. The results of these entities operations are included in the tax returns of the unitholders, partners or S-corporation shareholders.
(c) Twenty-five of Impac's properties were under significant renovation during 1997. Impac purchased 16 properties and opened three newly constructed properties during 1997. The renovation process greatly affects the operating performance of a hotel while it is underway. Revenues are significantly reduced while fixed expenses remain substantially constant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impac".
(d) Impac opened or acquired six hotels during the quarter ended March 31, 1997. During the quarter ended March 31, 1998, Impac had 18 hotels under renovation. Impac also had 18 hotels under renovation during the first quarter of 1997. Although revenues have increased substantially during the first quarter of 1998 compared to the first quarter of 1997, revenues have been adversely affected by the renovations which remained ongoing during the first quarter ended March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impac".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- IMPAC

GENERAL

     Impac owns or manages primarily upscale or mid-market full service hotels, including 51 wholly owned hotels, one partially owned hotel and two managed hotels. Prior to March 12, 1997, Impac consisted of 22 partnerships and four corporations, each of which owned between one and six hotels (the "Initial Hotels"), and two operating corporations, Impac Hotel Management, Inc. ("Impac, Inc.") and Impac Development & Construction, Inc. ("IDC"). The principals of Impac, Inc. and their affiliates owned an aggregate of approximately 23% of the Initial Hotels, while various other investors owned the remaining interests. On February 26, 1997, Impac was formed for the purpose of acquiring, either directly or indirectly, the outstanding ownership interests in the Initial Hotels. On March 12, 1997, Impac acquired all of the Initial Hotels through the issuance of Impac Units in exchange for all of the limited partnership interests or shares, as applicable, of the limited partnerships and corporations that owned the Initial Hotels. In addition, Impac acquired, in exchange for Impac Units, all of the assets of Impac, Inc. and IDC. See Note 1 of the Notes to the Consolidated and Combined Financial Statements of Impac.

     Beginning in late 1996, Impac began to invest significantly in additional professional staff and corporate infrastructure and systems and incurred significant costs in order to position itself to both acquire and develop hotel properties. From January 1995 through July 1998, Impac acquired 31 hotels and developed 15 hotels (five of which are currently under construction). The acquired hotels underwent significant renovations and therefore revenue trends are not comparable to revenues which would be realized had these properties been stabilized. Thus, the historical financial statements for the years ended December 31, 1997, 1996 and 1995 reflect differing numbers of owned hotels throughout the periods. In addition, during the fiscal years ended December 31, 1996 and 1995, Impac sold seven and three hotels, respectively. Due to the timing and magnitude of the acquisitions made during these years, it is difficult to compare results of the periods either to each other or to prior years.

     The discussion that follows is derived from Impac's Consolidated Financial Statements and the notes thereto contained elsewhere in this Joint Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1998 (THE "1998 QUARTER") AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997 (THE "1997 QUARTER")

     As of March 31, 1998, Impac owned and operated 45 hotels and managed two hotels for third-party owners. One hotel was partially owned. This compared to 32 hotels owned and operated at March 1997. Two hotels were managed for third-party owners. Seven hotels were under construction at March 1998. For calendar 1997, Impac developed and opened three hotels and acquired 16 others. Six of these properties were opened or acquired during the 1997 Quarter. During the 1998 Quarter, 18 hotels were under renovation.

     Revenues for the 1998 Quarter were $34.6 million as compared to $22.3 million for the 1997 Quarter. The revenue increase primarily is attributable to the inclusion of a full quarter of revenue in the 1998 Quarter for the six hotels that were opened or purchased during the 1997 Quarter. During the 1997 Quarter, 18 properties were under renovation. The renovation of a majority of these properties was completed in late 1997. Accordingly, revenues are increasing as the properties return to full operating capacity. Revenue growth in both the 1998 Quarter and the 1997 Quarter was adversely effected by the 18 properties that were under renovation during the 1998 Quarter and the 1997 Quarter.

     Total operating expenses before depreciation and amortization rose to $28.9 million for the 1998 Quarter as compared to $19.9 million for the 1997 Quarter. As a percentage of revenue, operating expenses were 84% for the 1998 Quarter and 89% for the 1997 Quarter. The percentage decrease is attributable to properties coming out of renovation in late 1997 and early 1998 which had been under renovation or recently purchased in the 1997 Quarter. Operating efficiencies also contributed to the decrease.

     Depreciation and amortization costs increased by 67% to $3.7 million for the 1998 Quarter versus $2.2 million in the 1997 Quarter. The increase is attributable to Impac's increased investment in hotel properties.

     Income from operations increased to $1.9 million in the 1998 Quarter versus $182,000 in the 1997 Quarter. The increase is attributable to the factors discussed above.

     Interest expense rose to $6.8 million in the 1998 Quarter as compared to $4.0 million in the 1997 Quarter. The increase is attributable to increased debt levels associated with the addition of the hotels described above.

     Extraordinary losses related to costs incurred in the early extinguishment of indebtedness of $13.3 million were incurred during the 1997 Quarter. As described in Note 1 to Impac's and IHD's Consolidated and Combined Financial Statements, Impac completed a reorganization of its partnerships and corporations into one entity during March 1997. Individual partnership debt from numerous lenders was replaced with a facility from one lender. Accordingly, the debt previously existing was retired at a cost of $8.6 million. Approximately $4.7 million in assets previously capitalized to obtain the former debt were written off.

     A net loss of $4.7 million was recorded for the 1998 Quarter as compared to a net loss of $17.1 million for the 1997 Quarter. EBITDA increased to $5.6 million for the 1998 Quarter compared to $2.4 million for the 1997 Quarter.

  YEAR ENDED DECEMBER 31, 1997 ("1997") COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 ("1996")

     As of December 31, 1997, Impac owned 45 hotels and managed two hotels for third-party owners. One hotel was partially owned. This compares with 26 hotels and two managed for third parties at December 31, 1996. Additionally, six hotels were under construction at December 31, 1997. Impac developed 3 hotels during 1997 and acquired 16 others. Impac significantly renovated 25 hotels during 1997 and early 1998. Nine of these properties were purchased in 1996 and significant renovations were completed during 1997.

     Revenues for 1997 were $119.9 million as compared to $67.8 million for 1996. The revenue increase was a result of the acquisition and development of 19 hotels as well as the inclusion of a full year of revenues in 1997 for the 14 properties added in 1996. Revenue growth is adversely affected by the renovation of properties which were newly acquired. Typically, a significant renovation lasts over six months and approximately one-third of each property's rooms are taken out of service during this period. Upon completion of the renovation, the revenue stream generally does not stabilize for 18 to 24 months. The renovation process adversely affects net income and EBITDA as a consequence of decreased revenue.

     Total operating expenses before depreciation and amortization were $104.0 million in 1997. This compares to $55.8 million in 1996. As a percentage of revenues, operating expenses were 87% for 1997 and 82% for 1996. This percentage increase is also the result of significant renovations. Revenue levels during renovation are lower than would normally be expected during a period of stabilization. However, fixed operating costs for properties under renovation remain constant. Expenses also increased as a result of the addition of the new properties described above and the inclusion of expenses for a full year for properties acquired in 1996. Finally, Impac has been investing significant amounts in staffing and corporate infrastructure since 1996. Impac made significant investments in staffing for Impac's in-house construction department, Revenue Center, accounting, hotel operations and information technology functions. Accordingly, overhead costs increased during a time period when numerous rooms were taken out of service for renovation. These additional costs will not be offset until renovation and development activity is complete and property revenues stabilize.

     Depreciation and amortization costs increased by 92% to $11.1 million as compared to $5.8 million for 1996. The increase is attributable to the increased investment in hotel properties described above and to the step-up of the asset basis resulting from the reorganization completed in 1997. See Note 2 of the Notes to the Consolidated and Combined Financial Statements of Impac for further discussion.

     As a result of the factors described above, income from operations decreased to $4.7 million as compared to $6.2 million for 1996.

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

     Interest expense rose to $21.3 million for 1997 from $11.8 million in 1996. The increase is attributable to increased debt levels associated with additional investments in hotel properties.

     Other income for 1997 decreased to $300,000 as compared to $19.7 million in 1996. Seven properties were sold in 1996, resulting in the substantial gain. No properties were sold in 1997. See "Business of Impac -- Investment Strategy" for further discussion.

     Extraordinary losses related to costs incurred in the early extinguishment of indebtedness of $13.3 million were incurred during 1997. As described in Note 1 to Impac's Consolidated and Combined Financial Statements, Impac completed a reorganization of its partnerships and corporations into one entity during March 1997. Individual partnership-level debt from numerous lenders was replaced with a facility from one lender. Accordingly, the debt previously existing was retired early at a cost of $8.6 million. Approximately $4.7 million in assets previously capitalized to obtain the former debt was written off.

     A net loss of $29.4 million was recorded for 1997 as compared to income of $14.1 million for 1996. EBITDA increased to $15.8 million as compared to $12.0 million for 1996.

  YEAR ENDED DECEMBER 31, 1996 ("1996") COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 ("1995")

     As of December 31, 1996, Impac owned 26 hotels. This compares with 19 hotels which were owned as of December 1995. Five (5) of the hotels owned as of December 1995 were sold during 1996. Two hotels acquired during 1996 were sold in 1996. Impac acquired or developed 14 hotels during 1996. Significant renovations were underway for each newly acquired property as of December 1996.

     Revenues for 1996 totaled $67.8 million versus $55.6 million for 1995. The increase resulted from the acquisition and development of the hotels described above and the inclusion of a full year of revenue for five properties which became a part of the portfolio during 1995. Although the increase in revenues is significant, it is offset by the costs associated with the renovation of the newly acquired hotels. Renovations significantly affect the revenues generated at a property as approximately one third of each property's rooms are taken out of service for a period of approximately six months while the renovation process is underway. The revenue stream for a newly renovated property generally does not stabilize until approximately 18 to 24 months after the renovation is complete.

     Operating expenses before depreciation and amortization were $55.8 million in 1996 (82% of revenue) compared with $43.8 million (79% of revenue) for 1995. The increase in operating expenses as a percentage of revenues is a result of the effect of lower revenues than would normally be realized for 14 hotels which were under renovation during 1996. Fixed operating costs for properties under renovation typically are not reduced. Additionally, Impac began a substantial investment in staffing and corporate infrastructure and systems in 1996. Examples include (i) the staffing of an in-house construction department to oversee the renovation and development of new properties and (ii) the staffing of the corporate office in areas that needed additional investment to support the expected growth of the company, including accounting, hotel operations and information technology. Significant costs were added to Impac's overhead while numerous rooms were taken out of service during the renovation process.

     Depreciation and amortization expense in 1996 was $5.8 million, an increase over 1995 depreciation and amortization expense of $4 million. This increase is a result of the acquisition and development of additional hotel properties during 1996 and the inclusion of a full year of expense for properties added during 1995.

     As a result of the above, income from operations for 1996 was $6.2 million, a decrease of 21% over 1995 income from operations of $7.8 million.

     Interest expense (net of interest income) was $11.8 million for 1996, a $4.6 million increase over the $7.2 million of interest expense for 1995. During 1996, Impac's borrowings increased $83 million as a result of the newly acquired and developed properties.

     Other income of $19.7 million in 1996 resulted from the gain on the sale of seven hotels. Three hotels were sold in 1995 for a gain of $5 million. See "Business of Impac -- Investment Strategy" for further discussion.
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

     Impac had net income of $14.1 million for 1996 and $5.6 million for 1995. EBITDA was $12.0 million in 1996 versus $11.8 million in 1995 despite the negative effects the properties under renovation caused to revenues and expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Impac's principal sources of liquidity historically have been existing cash balances, cash flow from operations and credit facilities and equity raises. Impac had EBITDA for 1997 of $15.8 million. This represents a 32% increase over the $12.0 million for 1996 and a 34% increase over the $11.8 million for 1995. The increase of EBITDA for 1997 compared to 1996 was a result of the acquisition of 16 hotels and the opening of 3 newly developed properties. EBITDA is a widely regarded industry measure of lodging performance used in the assessment of hotel property values, although EBITDA is not indicative of and should not be used as an alternative to net income or net cash provided by operations as specified by generally accepted accounting principles.

     As of March 31, 1998, Impac's working capital deficit was $4.5 million. Impac had a slightly positive working capital balance at December, 1997. Impac's ratio of current assets to current liabilities at March 31, 1998 and December 31, 1997, was 0.8-to-1 and 1-to-1, respectively. This compares to a working capital deficit of $7.6 million and a ratio of current assets to current liabilities of 0.5 to 1 at December 31, 1996.

     Impac added 19 hotels to its portfolio during 1997. Sixteen properties were purchased while three were developed. The aggregate purchase price was $107 million for the properties acquired. The development costs for the new properties were $50 million. Impac distributed $6.0 million to its investors in 1997.

     During 1996, Impac purchased or developed 14 hotels. The aggregate purchase price and development costs were approximately $64 million.

     During 1996 and 1995, Impac distributed $29.4 million and $10.4 million, respectively, to its unitholders.

     Management believes that cash on hand and cash generated from operations will be sufficient to support Impac's capital improvement program and satisfy working capital requirements for the foreseeable future. However, Impac will be required to obtain additional debt or equity financing to pursue its planned acquisition strategy. Impac has obtained the credit facilities and refinancing commitments described below. There is no assurance that additional debt or equity financing will be available.

EXISTING FINANCING ARRANGEMENTS

     Impac has entered into a series of financing arrangements with BancOne Capital Partners III, Ltd. ("Banc One") and NACC in order to finance its operations and capital improvement program. The principal terms of these arrangements are described below.

  Banc One Financing

     Banc One agreed to make an unsecured loan to Impac in an amount not to exceed $78.5 million (the "Banc One Loan") pursuant to an Amended and Restated Loan Agreement (as amended, the "Banc One Loan Agreement") between Impac and Banc One. As of March 31, 1998, approximately $74.5 million of the Banc One Loan had been funded. Since the Merger would not be permitted under the terms of the Banc One Loan, it is anticipated that the Banc One Loan will be prepaid in full contemporaneously with the Merger. The Banc One Loan is freely prepayable without penalty or premium. In addition to having to prepay the outstanding principal of the Banc One Loan, Impac will have to pay accrued and unpaid fixed return since the most recent monthly interest payment date at the rate of 10% per annum, plus a variable return based upon a percentage of net cash flow of certain Impac properties, certain percentages of any net proceeds resulting from the Merger, and additional amounts (to the extent available from net cash flow) required to ensure that Banc One receives a minimum cumulative internal rate of return of 15% per annum. Based on the foregoing, if the Banc One indebtedness was repaid as of the date of this Joint Proxy Statement/Prospectus, approximately an additional $4 million would be due Banc One. It is expected that the cash required to prepay the Banc One

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

Loan as described above will come from the proceeds of a refinancing commitment to be obtained prior to the consummation of the Merger.

  Impac I Financing

     In connection with the March 1997 roll-up transaction described in Note 1 to Impac's Consolidated and Combined Financial Statements (the "Roll-up"), NACC made a $132.459 million term loan (the "Impac I Loan") to an affiliate of Impac's, Impac Hotels I, L.L.C. ("Impac I"), to refinance existing debt on the 21 hotel properties acquired by Impac I in the Roll-up (the "Impac I Properties") and to pay certain costs of the Roll-Up and the Impac I Loan. The Impac I Loan was made pursuant to a Loan Agreement dated as of March 12, 1997 (as amended, the "Impac I Loan Agreement") between Impac I and NACC.

  Interest

     Prior to the Impac I Adjustment Date (as defined below), the Impac I Loan bears interest at a floating interest rate that fluctuates monthly, equal to 30-day LIBOR plus 2.25%. From and after the Impac I Adjustment Date, interest converts to a fixed rate equal to the sum of (a) the implied yield on a 10-year U.S. Treasury note determined as of the earlier of (i) the date on which the benchmark Treasury rate is locked pursuant to an interest rate management agreement among Impac, Impac I and NACC (the "Impac I Interest Rate Agreement"), and (ii) the third business day prior to the Impac I Adjustment Date (the "Impac I Benchmark Treasury Rate"), plus (b) a spread based on the debt service coverage ratio ("DSCR") of the Impac I Properties (which spread ranges from a low of 1.925% to a high of 3.025%), plus (c), until the Impac I Optional Prepayment Date (as defined below), the Additional Impac I Spread (as defined below), plus (d) from and after the Impac I Optional Prepayment Date, the Additional Impac I Hyperamortization Spread (as defined below). The "Additional Impac I Hyperamortization Spread" is 2.00% for the first monthly debt service period after the Impac I Optional Prepayment Date, and 5.00% thereafter.

     The Impac I Adjustment Date will be the earlier of (y) March 11, 1999, and
(z) with respect to any portion of the Impac I Loan that becomes a Split Impac I Loan (as defined below), the date on which such portion of the Impac I Loan becomes a Split Impac I Loan. Impac I has the right to extend the March 11, 1999 adjustment date for six months by giving 30 days' notice to NACC and paying NACC an extension fee equal to 0.5% of the principal amount of the Impac I Loan then outstanding.

  Interest Rate Protection

     Impac I may from time to time lock the Impac I Benchmark Treasury Rate to be used in calculating the base rate on all or a portion of the Impac I Loan. In addition, if prior to the Impac I Adjustment Date the implied yield of the 10-year Treasury note two years forward exceeds certain pre-determined levels, Impac I must elect either to lock the Impac I Benchmark Treasury Rate on a portion of the Impac I Loan or prepay a portion of the Impac I Loan. NACC also can lock the Impac I Benchmark Treasury Rate if it exceeds 7.80%, or at any time following the occurrence and during the continuation of an "event of default" under the Impac I Loan. If NACC determines prior to the Impac I Adjustment Date that it will incur or has incurred losses on its interest rate hedge positions relating to the rate-locked portion of the Impac I Loan in excess of 25% of the net equity of Impac I in the Impac I Properties, Impac I or Impac are required to pay to NACC an amount of cash collateral sufficient to reduce NACC's losses to no more than 20% of the net equity of Impac I in the Impac I Properties. Such collateral is returned to Impac I if it converts the rate-locked portion of the Impac I Loan to a fixed rate loan, or to the extent such collateral exceeds actual hedging losses. Impac I is required to pay a monthly maintenance fee equal to eight basis points on the principal amount of the Impac I Loan on which the Impac I Benchmark Treasury Rate is locked. Of that fee, two basis points are due and payable on a current basis, and the remainder (together with accrued interest thereon) will be recovered by NACC by adding an additional spread (the "Additional Impac I Spread") to the base rate from and after the Impac I Adjustment Date and prior to the Impac I Optional Prepayment Date. In addition to the other collateral described herein, the obligations of Impac and Impac I under the Impac I Interest Rate Agreement are secured by a pledge of Impac's 99% membership interest in Impac I.

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

  Repayment of Principal

     Interest-only payments on the Impac I Loan are due and payable monthly prior to the Impac I Adjustment Date. After the Impac I Adjustment Date, the Impac I Loan is repayable in equal, monthly installments of principal and interest based on a 20-year amortization schedule. If the Impac I Loan or any Split Impac I Loan has not been prepaid in full by the tenth anniversary of the applicable Impac I Adjustment Date (the "Impac I Optional Prepayment Date"), excess cash flow from the Impac I Properties financed by the Impac I Loan or the applicable Split Impac I Loan will be applied monthly to reduce outstanding principal, in addition to the scheduled installments of principal and interest. The final maturity date of the Impac I Loan is March 11, 2019.

  Prepayment

     The Impac I Loan may be prepaid in whole or in part without penalty or premium on or after the Impac I Optional Prepayment Date. Prior to the Impac I Adjustment Date, up to 40% of the Impac I Loan may be prepaid from the proceeds of the issuance of additional equity by Impac or from the proceeds of sale of one or more Impac I Properties, subject to a scale of increasing premiums ranging from 0% to 3% of the principal so prepaid. If the DSCR of the remaining Impac I Properties as of the Impac I Adjustment Date is less than 1.40, the Impac I Loan must be prepaid in the amount necessary to bring the DSCR up to
1.40. No prepayment of the Impac I Loan or any Split Impac I Loans is permitted after the Impac I Adjustment Date and prior to the Optional Impac I Prepayment Date; however, Impac I may obtain the release of one or more Impac I Properties from the applicable mortgage(s) securing the Impac I Loan or the applicable Split Impac I Loan by defeasing the portion of such loan allocated to each such Impac I Property. Defeasance is achieved by using equity proceeds or proceeds from the sale of each such Impac I Property to acquire U.S. Treasury securities in an amount equal to 125% of the allocated loan amount (or, upon the release of the last Impac I Property, 100% of the allocated loan amount), which securities are delivered to the servicer of the Impac I Loan or such Split Impac I Loan as replacement collateral for the released Impac I Properties.

  Split Loans

     The term "Split Impac I Loans" refers to any refinancing loan made by NACC pursuant to the Impac I Loan Agreement to a bankruptcy-remote affiliate of Impac to which Impac I has transferred a segregated pool of Impac I Properties for the purposes of effectively fixing the interest rate on a portion of the Impac I Loan and facilitating the securitization thereof by NACC.

  Collateral

     The Impac I Loan is secured by first-priority mortgages on each Impac I Property (the "Impac I Mortgages") and by a general security interest in all personal property and fixtures of Impac I. The Impac I Mortgages are cross-collateralized and cross-defaulted with each other and with Banc One.

  IMPAC II Financing

     Also in connection with the Roll-up, NACC entered into a loan facility (the "Impac II Loan") with another affiliate of Impac's, Impac Hotels II, L.L.C. ("Impac II"), to refinance existing debt on 11 hotel properties acquired by Impac II prior to March 12, 1997, to finance a portion of the cost of acquiring, constructing and rehabilitating 18 additional hotel properties throughout the continental United States (the "Impac II Properties"), and to pay certain costs incurred in connection with the Impac II Loan. The Impac II Loan was made pursuant to a Loan Agreement dated as of March 12, 1997 (as amended, the "Impac II Loan Agreement") between Impac II and NACC. The original $150.0 million maximum amount of the Impac II Loan was later increased to $163.5 million to accommodate additional hotel acquisitions. The entire Impac II Loan has been committed to identified Impac II Properties, though portions of the Impac II Loan have not yet been disbursed for on-going rehabilitation and construction costs. All advances under the Impac II Loan Agreement must be made and all construction and rehabilitation of the Impac II Hotels completed by October 18, 1999.

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

  Interest

     Prior to the Impac II Adjustment Date (as defined below), the Impac II Loan bears interest at a floating interest rate that fluctuates monthly, equal to 30-day LIBOR plus 2.75%. From and after the Impac II Adjustment Date, interest converts to a fixed rate as described above in "Impac I Financing -- Interest", except that (i) the date on which the benchmark Treasury rate is locked is pursuant to a separate interest rate management agreement among Impac, Impac II and NACC (the "Impac II Interest Rate Agreement"), and (ii) the spread based on the DSCR of the Impac II Properties ranges from a low of 1.925% to a high of 3.250%.

     The Impac II Adjustment Date will be the earlier of (y) October 18, 2000, and (z) with respect to any portion of the Impac II Loan that becomes a Split Impac II Loan (as defined below), the date on which such portion of the Impac II Loan becomes a Split Impac II Loan. It is anticipated that NACC will securitize the Impac II Loan and any Split Impac II Loan after the applicable Impac II Adjustment Date.

  Interest Rate Protection

     The Impac II Interest Rate Agreement contains substantially similar terms as those set forth under "Impac I Financing -- Interest Rate Protection" above except that the Impac II Benchmark Treasury Rate is based on a four-year forward rate rather than a two-year forward rate, and the prepayment amounts differ in the event the Impac II Benchmark Treasury Rate exceeds the pre-determined thresholds. Pursuant to the terms of the Impac II Interest Rate Agreement, Impac II locked the Impac II Benchmark Treasury Rate on $54 million of the Impac II Loan at 7.235% during April, 1997. In the event that Lodgian determines that it is in its best interest to "break" that interest rate lock, it would be required to pay a significant fee to the lender.

  Repayment of Principal

     Principal and interest payments are to be made on the same terms as are described above under "Impac I Financing -- Repayment of Principal," except that the schedule refers to the Impac II Adjustment Date and the Impac II Optional Prepayment Date (which is the tenth anniversary of the Impac II Adjustment
Date). The final maturity date of the Impac II Loan is October 11, 2020.

  Prepayment

     The Impac II Loan may be prepaid on the same terms and under the same conditions as are described under "Impac I Financing -- Prepayment" above, except that all references to Impac I refer instead to Impac II.

  Split Loans

     Prior to the scheduled Impac II Adjustment Date, the Impac II Loan can be split at the option of Impac II in order effectively to fix the interest rate thereon, similar to the concept of Split Impac I Loans discussed under the heading "Impac I Financing -- Split Loans" above (each portion so split, a "Split Impac II Loan").

  Collateral

     The Impac II Loan is secured by first-priority mortgages on each Impac II Property (the "Impac II Mortgages") and by a general security interest in all personal property and fixtures of Impac II. The Impac II Mortgages are cross-collateralized and cross-defaulted with each other and with Banc One.

  Guaranties

     Impac has guaranteed the repayment of the portion of the Impac II Loan funding rehabilitation and construction costs (but not the acquisition costs) of the Impac II Properties. Such guaranties expire upon completion of rehabilitation or construction (as applicable). In addition, where Impac II elected to increase the Impac II Loan for any particular Impac II Property above 65% of the approved project costs (but not
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

higher than 80%), Impac has guaranteed repayment of such excess until the Impac II Properties in question have achieved a trailing 12-month DSCR of not less than 1.20. Finally, Impac has guaranteed payment of the entire Impac II Loans for the Mayfair House Hotel in Coconut Grove, Florida, and the Marriott Hotel being constructed in Portland, Oregon, pending satisfaction of certain conditions. After such conditions are satisfied, Impac's guaranties on those projects will be limited to the extent described in the first three sentences of this paragraph.

  Impac III Financing

     NACC entered into an additional $100 million loan facility (the "Impac III Loan") to another affiliate of Impac's, Impac Hotels III, L.L.C. ("Impac III"), to finance a portion of the cost of acquiring, constructing and rehabilitating additional hotel properties throughout the continental United States and Alaska (the "Impac III Properties") and to pay certain costs incurred in connection with the Impac III Loan. The Impac III Loan was made pursuant to a Loan Agreement dated as of October 29, 1997 (as amended, the "Impac III Loan Agreement") between Impac III and NACC. As of March 31, 1998, approximately $68 million of the Impac III Loan has been disbursed or committed to pay for certain acquisition, rehabilitation and construction costs of eleven Impac III Properties.

     The terms and conditions of the Impac III Loan are in all material respects essentially the same as those for the Impac II Loan, except as follows: (a) the outside Impac III Adjustment Date is October 11, 2001, (b) all advances under the Impac III Loan for the acquisition of an Impac III Property must be made by October 31, 1998, (c) the rehabilitation and construction of the Impac III Properties must be completed by October 31, 2000, (d) the Impac III Loan has a final maturity date of November 11, 2021, (e) the maximum loan amount of the Impac III Loan relating to any particular Impac III Property is 70% of NACC-approved project costs, (f) there are no Impac payment guaranties, (g) the entire Impac III Loan is subject to optional prepayment in whole or in part prior to the Impac III Adjustment Date at premiums increasing from 0% to 4% of the principal prepaid, and (h) the Impac III Loan is secured by mortgages and security interests on the Impac III Properties. In addition, a portion of the Impac III Loan is evidenced by a working capital note in the original principal amount of approximately $1.65 million (the "Working Capital Note"), which does not relate to any particular Impac III Property, but is cross-collateralized with the project notes under the Impac III mortgages. Upon the acquisition of each new Impac III Property, a ratable portion of the loan evidenced by the Working Capital Note is prepaid with an advance under the applicable project note. If not sooner paid, the Working Capital Note matures on the Impac III Adjustment Date. In addition, the Working Capital Note must be prepaid in full prior to making any new advance under the Impac III Loan relating to the Courtyard by Marriott to be constructed on land owned by Impac III in Livermore, California.

  NACC Mezzanine Financing

     To the extent the DSCR of the remaining Impac I Properties, the Impac II Properties or the Impac III Properties is less than 1.40 on the applicable Impac I Adjustment Date, Impac II Adjustment Date or Impac III Adjustment Date, respectively (the "Applicable Adjustment Date"), and the relevant Impac affiliate (the "Applicable Borrower") is obligated to prepay a portion of the Impac I Loan, the Impac II Loan or the Impac III Loan as hereinabove described (the "Applicable Loan"), to bring the applicable DSCR up to 1.40. NACC has agreed to provide mezzanine financing to provide the proceeds necessary to make such prepayments. NACC would be entitled to a fee equal to one percent (1%) of such financing.

  Senior NACC Mezzanine Financing

     In the absence of a default under the Applicable Loan, and provided that the Applicable Borrower does not repay the amount outstanding on the Applicable Loan by an amount equal to the shortfall (the "Shortfall") from some other source, NACC has agreed to purchase senior mezzanine financing (the "Senior NACC Mezzanine Financing") from the Applicable Borrower in an amount equal to the lesser of (i) the Shortfall or (ii) the amount based upon NACC's determination of the adjusted net operating income such that 75% of excess cash flow from the remaining hotel properties of the Applicable Borrower will (a) result in a DSCR of not less than 1.15, based on a debt service coverage constant equal to the constant used in
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

determining the interest rate on the Applicable Loan, and (b) be sufficient to fully repay the Senior NACC Mezzanine Financing within a five-year period, using 75% of excess cash flow of the relevant properties.

  Senior Preferred Yield

     The yield on all Senior NACC Mezzanine Financing will accrue and be payable monthly at one-month U.S. Dollar denominated LIBOR plus 6.00%, reset two business days prior to each payment date. In the event that 50% of excess cash flow will be sufficient to fully repay the Senior NACC Mezzanine Financing within a five-year period, the yield on the Senior NACC Mezzanine Financing will accrue and be payable monthly at one-month U.S. Dollar denominated LIBOR plus 4.00%.

  Junior NACC Mezzanine Financing

     At the Applicable Adjustment Date, if the Senior NACC Mezzanine Financing is less than the Shortfall, NACC will purchase Junior NACC Mezzanine Financing from the Applicable Borrower in an amount equal to (i) the Shortfall minus (ii) the amount of Senior NACC Mezzanine Financing.

  Junior Preferred Yield

     The yield on all Junior NACC Mezzanine Financing will accrue and be payable at one-month U.S. Dollar denominated LIBOR plus 7.50%.

  Warrants

     As consideration for NACC making a Junior NACC Mezzanine Financing, NACC would be entitled to receive warrants (the "Mezzanine Warrants") exercisable into a percentage interest of the membership interests of Impac. The equity percentage represented by each Warrant will equal the products of (a) the Equity Value (as defined below) of the Applicable Borrower and (b) the percentage derived by dividing the amount of the Junior NACC Mezzanine Financing by the sum of (i) the Equity Value of the Applicable Borrower and (ii) the amount of the Junior NACC Mezzanine Financing, and multiplying the result by 80%. The "Equity Value" of the Applicable Borrower will be determined by dividing the net operating income of the subject properties (as determined by NACC) by .10, subtracting the amount of the Applicable Loan and any related Senior NACC Mezzanine Financing and Junior NACC Mezzanine Financing, and adding the market value of any non-income producing assets of the Applicable Borrower. It is currently not anticipated that the Junior NACC Mezzanine Financing will be put in place and accordingly, it is not expected that the Mezzanine Warrants will be issued.

  Accelerated Retirement

     The Senior NACC Mezzanine Financing and the Junior NACC Mezzanine Financing (collective, the "NACC Mezzanine Financing") may be retired, at the election of the Applicable Borrower, at any time, in whole or in part, without premium, provided, however, that until such financing is fully redeemed, the holders of NACC Mezzanine Financing shall have received (after applicable payments to the holder of the Applicable Loan) 100% of (i) the net proceeds of any sale of any hotel property securing the Applicable Loan, (ii) any proceeds resulting from a refinancing of the Applicable Loan, (iii) any proceeds from a liquidation of the Applicable Loan, and (iv) excess condemnation or casualty proceeds ("Minimum Redemption Amounts"). The holder of the NACC Mezzanine Financing will have approval rights with respect to any of the events described in (i) -- (iii) of this paragraph.

  Security

     The NACC Mezzanine Financing will be secured by an assignment of excess cash flow, subordinate to any similar assignment to the holder of the Applicable Loan. Depending on final sizing of the NACC Mezzanine Financing and final determination of excess cash flow, NACC may require additional collateral for the NACC Mezzanine Financing.

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  Default in Monthly Payments

     If the Applicable Borrower fails to pay the Senior Preferred Yield, the Junior Preferred Yield or the required Minimum Redemption Amount in full on any due date, for each succeeding due date, 100% of excess cash flow will be applied first to any unpaid Senior Preferred Yield and Junior Preferred Yield (including any interest thereon) and then to the NACC Mezzanine Financing amount, until all prior unpaid Minimum Redemption Amounts have been paid, and Minimum Redemption Amounts have been paid on a current basis for an additional three consecutive months.

REFINANCING COMMITMENT

     As a condition to Servico's obligation to consummate the Merger, Impac and Servico must receive a commitment, effective as of the Effective Time, to restructure Impac's existing indebtedness. The restructuring contemplates the prepayment of the $78.5 million Banc One Loan described above and a secured refinancing loan, the proceeds of which will be used to repay Impac's other existing indebtedness. Impac and Servico are in the process of negotiating the terms of the refinancing commitment with prospective lenders and anticipate that a commitment will be in place prior to the consummation of the Merger. Although the definitive terms of the debt arrangements to be entered into in connection with the refinancing have not been finalized as of the date of this Joint Proxy Statement/Prospectus, Servico and Impac expect that such terms will include significant operating and financial restrictions, such as limits on Lodgian's ability to incur additional indebtedness or make capital expenditures, restrictions on payment of dividends, negative pledge covenants and financial ratio covenants. There can be no assurance that a commitment for such refinancing can be obtained on terms acceptable to Servico and Impac.

  Financings for Macon Hotel

     Impac owns a 60% joint venture interest in Macon Hotel Associates, L.L.C., a Massachusetts limited liability company ("Macon Associates"), in which the other 40% equity interest is owned by an unaffiliated entity, PCG/Macon Investment Corp. ("PCG"). Macon Associates owns a Crowne Plaza hotel located in Macon, Georgia (the "Macon Hotel"). In connection with the purchase of the Macon Hotel, Macon Associates obtained an eight million dollar purchase money loan from the Seller which is secured by first mortgage on the Macon Hotel. The purchase money loan bears interest at rates ranging from 2% per annum to 6.5% per annum and thereafter subject to either a fixed rate or a prime-based rate which is adjusted annually. Monthly payments of interest only are due until October 1, 1998, at which point amortization commences based upon a 25-year amortization schedule, with a balloon payment due on September 30, 2003, the final maturity date. In addition, Macon Associates issued $4.375 million of its promissory notes (the "Macon Mezzanine Notes") pursuant to a Securities Purchase Agreement dated as of May 21, 1997. The Macon Mezzanine Notes bear interest at a base rate of 14% per annum, of which 7% per annum is due and payable monthly and the balance of such base interest is payable on a current basis to the extent of available cash flow. The holders of the Macon Mezzanine Notes are also entitled to receive contingent interest from certain excess cash flow from the Macon Hotel to the extent necessary to provide the holders with a monthly compounded return of 25% per annum, and under some circumstances, to reduce the outstanding principal of the Macon Mezzanine Notes. The holders of the Macon Mezzanine Notes are also entitled to receive, as additional interest, a portion of the appreciation of the Macon Hotel. The Macon Mezzanine Notes mature in May 2001. The Macon Mezzanine Notes are nonrecourse to Macon Associates, subject to certain exceptions for fraud, material misrepresentation, intentional misappropriation, breaches of certain covenants in the documents and attempting to hinder the holders in the exercise of their rights under the documents. Impac, PCG and the principals of the PCG have guaranteed the recourse obligations, if any, of Macon Associates to the holders of the Macon Mezzanine Notes, and such guarantees are secured by a pledge of the equity interests that Impac and PCG respectively own in Macon Associates.

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

                      DESCRIPTION OF LODGIAN CAPITAL STOCK

     The terms of the capital stock of Lodgian will be governed by Lodgian's Restated Certificate and Restated Bylaws. The summary of the terms of the capital stock of Lodgian set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Restated Certificate and Restated Bylaws of Lodgian, to be adopted immediately prior to the Effective Time, which are attached as Appendices G and H, respectively.

AUTHORIZED CAPITAL STOCK

     Under the Restated Certificate, Lodgian has authority to issue 100,000,000 shares, of which 75,000,000 will be shares of Lodgian Common Stock, and 25,000,000 will be shares of preferred stock, $.01 per share, of Lodgian("Lodgian Preferred Stock").

     The additional shares of authorized stock available for issuance may be issued at any time and from time to time by the Lodgian Board, in most cases without shareholder approval. The issuance in the future of additional shares of Lodgian Common Stock and Lodgian Preferred Stock convertible into Lodgian Common Stock could occur under circumstances which would have a dilutive effect on earnings per share and on the equity ownership of the holders of Lodgian Common Stock. The ability of the Lodgian Board to issue additional shares of stock could make a change in control more difficult, and as a result deny shareholders the potential to sell their shares at a premium over then existing market prices and entrenching current management. See "Risk Factors -- Anti-Takeover Provisions."

LODGIAN COMMON STOCK

     Subject to any preferential rights of series of Lodgian Preferred Stock, holders of Lodgian Common Stock have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Lodgian Board and are entitled to share ratably in all of the assets of Lodgian available for distribution to holders of Lodgian Common Stock upon the liquidation, dissolution or winding-up of the affairs of Lodgian.

     Holders of Lodgian Common Stock will be entitled to one vote per share on all matters submitted to a vote of Lodgian's shareholders, and except as otherwise required by law or except as provided under the terms of a series of Lodgian Preferred Stock, if any, the holders of Lodgian Common Stock will possess all voting power. The Restated Certificate does not provide for cumulative voting by shareholders.

     Holders of Lodgian Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions in the Restated Certificate of Lodgian.

     The shares of Lodgian Common Stock, when issued to holders of Servico Common Stock and Impac Units in connection with the Merger, will be validly issued, fully paid and non-assessable.

LODGIAN PREFERRED STOCK

     The Lodgian Board is authorized at any time and from time to time to provide for the issuance of all or any shares of Lodgian Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are permitted by the DGCL, including but not limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Lodgian Preferred Stock. The Lodgian Board could, without first obtaining shareholder approval, authorize and issue shares of Lodgian Preferred Stock with terms and conditions, and under circumstances, which could discourage a takeover or render a contested merger, the assumption of control by a third party or the removal of incumbent management more difficult. See "Risk Factors -- Anti-Takeover Provisions."

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TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Lodgian Common Stock after the Merger will be First Union National Bank, Charlotte, North Carolina.

                  COMPARISON OF CERTAIN RIGHTS OF THE HOLDERS
                    OF SERVICO COMMON STOCK AND IMPAC UNITS

COMPARISON OF CURRENT SERVICO SHAREHOLDER RIGHTS AND LODGIAN SHAREHOLDER RIGHTS FOLLOWING THE MERGER

     As a result of the Merger, holders of shares of Servico Common Stock will own shares of Lodgian Common Stock. Servico is a Florida corporation and the rights of its shareholders are governed by the FBCA and Servico's Articles of Incorporation and Restated Bylaws. Lodgian is a Delaware corporation and the rights of its shareholders, including all former Servico shareholders, will be governed by the DGCL and the Restated Certificate and Restated Bylaws of Lodgian. The following summaries are not intended to be complete and are qualified in their entirety by reference to the forms of the Restated Certificate and Restated Bylaws attached hereto as Appendices G and H, respectively.

  Authorized Capital

     The total number of authorized shares of Servico capital stock is 25,000,000, consisting of 25,000,000 shares of common stock, par value $.01 per share. The authorized capital of Lodgian consists of 100,000,000 shares, consisting of 75,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. Lodgian's Restated Certificate grants Lodgian's Board the power to provide for the issuance of one or more series of preferred stock and to establish the number of shares of each series, as well as the voting rights, dividend rights, redemption rights, conversion rights, exchange rights and participation rights, and other preferences, qualifications, limitations and restrictions, of such preferred stock.

  Shareholder Voting Requirements; Action by Consent

     Under the FBCA and the DGCL, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the FBCA or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of a Florida corporation, except in limited circumstances in which no shareholder vote is required, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the FBCA. Servico's Articles of Incorporation require a greater vote on certain matters than required by the FBCA. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of Servico is required for the approval or authorization of any (i) plan of merger or share exchange which effects the merger or consolidation of Servico with or into any other corporation or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of Servico; provided, however, that such eighty percent (80%) voting requirement will not apply if the Servico Board approves the transaction by a resolution adopted by not less than a majority of the Servico Board. In addition, Servico's Articles and Restated Bylaws contain provisions requiring a greater vote for amendments or alterations to such Articles or Bylaws as discussed below.

     Under the DGCL, unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required by the DGCL. Lodgian's Restated Certificate and Restated Bylaws do not contain a provision requiring a greater

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vote on any matter than required by the DGCL, except upon amendments or alterations to Lodgian's Restated Certificate and Restated Bylaws, as discussed below.

     Unless otherwise provided in a corporation's articles or certificate of incorporation, the FBCA and DGCL generally permit shareholder action to be taken without a meeting if written consents signed by holders having the requisite number of votes necessary to take such action are delivered to the corporation. Lodgian's Restated Certificate and Servico's Articles of Incorporation provide that any action required or permitted to be taken by the shareholders of Lodgian or Servico must be effected at a duly called annual meeting or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders.

  Quorum for Shareholders' Meetings

     Under the FBCA, unless otherwise provided in a corporation's articles of incorporation (but not its bylaws), a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of shareholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote on such matter.

     The DGCL is similar to the FBCA, except that under the DGCL a corporation's certificate or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of shareholders, but in no event may a quorum, as under the FBCA, consist of less than one-third of the shares entitled to vote on such matter. Lodgian's Restated Certificate and Restated Bylaws do not include a provision altering the shareholder quorum requirement.

  Special Meetings of the Shareholders

     Under Servico's Articles, special meetings may be called by the Chairman of the Board, the President or a majority of directors acting with or without a meeting or the holders of at least 50% of all votes entitled to be cast on any matter at the special meeting. Lodgian's Restated Certificate and Restated Bylaws provide that a special meeting of the shareholders may only be called by either the Chief Executive Officer or by a majority of the board of directors. The shareholders of Lodgian will not (nor will any other persons) have the right to call special meetings of the shareholders.

  Size and Classification of Board of Directors; Vacancies

     Servico's Restated Bylaws provide that the Servico Board shall be comprised of not less than eleven members, with the exact number determined from time to time by the Servico Board. Servico currently has five directors, all of which are elected for a three-year term in staggered years. Lodgian will initially have eight directors which number, pursuant to Lodgian's Restated Bylaws, may be increased or reduced by a resolution of the board of directors but will not be less than six. The Lodgian Board, like the Servico Board, will be classified into three classes. Lodgian's Restated Bylaws and Servico's Restated Bylaws provide that if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent directors.

     Servico's Restated Bylaws provide that any vacancy occurring on the board of directors, whether because of the resignation or removal of a director, an increase in the number of directors or otherwise, may be filled by a majority of the remaining directors, even though less than a quorum. A director elected to fill a vacancy shall hold office until such director's successor is elected. Lodgian's Restated Bylaws provide that any vacancy occurring on the Lodgian Board, including a vacancy created by an increase in the number of directors, may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the Lodgian Board. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.

  Removal of Directors

     The FBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. Servico's Articles and Restated Bylaws provide that a director may

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not be removed by the shareholders without cause. Under the FBCA, a director generally may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him.

     Consistent with the provisions of the DGCL concerning removal of directors where the corporation's board is classified, Lodgian's Restated Certificate provides that a director may be removed only for due cause, by the holders of a majority of the shares entitled to vote thereon at a meeting of the shareholders; PROVIDED, HOWEVER, that no such removal can be made unless the notice thereof specifies such removal and the reasons therefor as one of the matters to be considered at such meeting.

  Control Share Acquisitions

     The FBCA contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The thresholds specified in the FBCA are the acquisition of a number of shares representing: (i) 20% or more, but less than 33% of all voting power of the corporation, (ii) 33% or more but less than a majority of all voting power of the corporation or (iii) a majority or more of all voting power of the corporation. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. Servico's Articles of Incorporation and Restated Bylaws do not contain any provisions with respect to this statute.

     Delaware does not have a comparable statutory provision.

  Supermajority Vote Requirement

     Unless a specific section of the FBCA or a Florida corporation's articles of incorporation require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. Servico's Articles of Incorporation provide that such Articles may be amended or repealed only by an affirmative vote of holders of at least eighty percent (80%) of the outstanding voting stock of Servico. Servico's Restated Bylaws provide that such Bylaws may be amended or repealed, or new Bylaws may be adopted, by action of either Servico's shareholders or its board of directors; provided, however, that the section in Servico's Restated Bylaws concerning the classification of its board of directors (which also includes provisions concerning election of directors and the number of directors constituting the Servico Board) may not be amended or repealed except by a unanimous vote of the directors then in office or by the affirmative vote of the holders of not less than 80% of the outstanding voting stock of Servico. The shareholders of Servico may from time to time specify certain provisions of the Bylaws which may not be altered or repealed by the Servico Board. Also see "-- Shareholder Voting Requirements; Action by Consent" above.

     Lodgian's Restated Certificate provides that certain amendments to the Restated Certificate (including those sections relating to removal of directors, amendments to Lodgian's Restated Bylaws, the classification of the board of directors and the calling of special meetings of shareholders or the voting requirements for amending the Restated Certificate) will require the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote thereon. Lodgian's Restated Certificate and Restated Bylaws provide that the Restated Bylaws may be amended, altered or repealed, or new bylaws may be made (but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with Servico's Articles) either by the number of directors constituting a majority of the board of directors or by the shareholders of

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Lodgian upon the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote thereon.

  Affiliated Transactions

     The FBCA contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (i) mergers and consolidations to which the corporation and the affiliated shareholder are parties, (ii) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated shareholder,
(iii) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder, (iv) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder, (v) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder and (vi) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply (i) if the transaction was approved by a majority of the corporation's disinterested directors, (ii) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years, (iii) if the affiliated shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years, (iv) if the affiliated shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (v) if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. Servico's Articles of Incorporation and Restated Bylaws do not contain a provision electing not to be governed by this statute.

     The DGCL generally prohibits a shareholder owning 15% or more of a Delaware corporation's outstanding voting stock (an "interested shareholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested shareholder unless
(i) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon the consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, (iii) on or subsequent to such date, the transaction is approved by the board of directors and by the shareholders by a vote of two-thirds of the disinterested outstanding voting stock, (iv) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (v) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested shareholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefitting the interested shareholder. Lodgian's Restated Certificate and Restated Bylaws do not contain a provision electing not to be governed by this statute.

  Consideration of Relevant Factors

     The FBCA provides that directors of a Florida corporation, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporate action on the shareholders and the corporation, consider the effects of

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the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate.

     Delaware does not have a comparable statutory provision.

  Dissenters' Rights

     A shareholder of a Florida corporation, with certain exceptions, has the right to dissent from and obtain payment of the fair value of his shares in the event of (i) a merger or consolidation to which the corporation is a party, (ii) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (iii) the approval of a control share acquisition, (iv) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (v) an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the shareholder and (vi) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which Servico's Articles of Incorporation do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or held of record by 2,000 or more shareholders.

     A shareholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to certain mergers or consolidations to which the shareholder neither voted in favor of nor consented thereto in writing. Lodgian's Restated Certificate does not contain such a provision. Similar to the FBCA, dissenters' rights do not apply to a shareholder of a Delaware corporation if his shares are (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc. or (ii) held of record by more than 2,000 shareholders. Notwithstanding the foregoing, however, under the DCGL, a shareholder does have dissenters' rights with respect to such shares if the shareholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, (ii) shares of stock of any other corporation which is also listed or designated or held of record by more than 2,000 shareholders,
(iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

  Dividends and Repurchases

     Under the FBCA, a corporation may make distributions to shareholders (subject to any restrictions contained in the corporation's articles of incorporation) as long as, after giving effect to the distribution, (a) the corporation will be able to pay its debts as they become due in the usual course of business and (b) the corporation's total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. A Florida corporation may purchase its own shares and, unless otherwise provided in the articles of incorporation, shares repurchased remain authorized but unissued. However, pursuant to the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution. Servico's Articles do not alter these provisions.

     A Delaware corporation may pay dividends out of "surplus" or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Surplus is defined as the net assets of the corporation over the corporation's capital. Under the DGCL, a corporation may repurchase or redeem its shares only if the capital of the corporation is not impaired and such repurchase does not impair the corporation's capital. Lodgian's Restated Certificate does not alter these provisions.

  Liability of Directors

     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a
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director unless the director breached or failed to perform his duties as a director and such breach or failure constitutes: (a) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance resulting in an unlawful distribution; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation or willful misconduct; or (e) in a proceeding by or in the right of one other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The DGCL expressly provides, however, that the liability for (a) breaches of the director's duty of loyalty; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (c) an unlawful distribution; or (d) the receipt of improper personal benefits cannot be eliminated or limited in this manner. The DGCL further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Lodgian's Restated Certificate includes a provision eliminating or limiting director liability for monetary damages for breaches of fiduciary duty to the extent permitted by the DGCL.

  Shareholder Inspection of Books and Records

     Under the FBCA a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied and (3) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

     The provisions of the DGCL governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the FBCA. Specifically, the DGCL permits any shareholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, shareholders list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

 Comparison of Current Impac Unitholder Rights and Lodgian Shareholder Rights Following the Merger

     As a result of the Merger, holders of Impac Units will own shares of Lodgian Common Stock. Impac is a Georgia limited liability company ("LLC") and the rights of its unitholders are governed by the GLLCA and the Articles of Organization and the Operating Agreement of Impac. Lodgian is a Delaware corporation and the rights of its shareholders, including all former holders of Impac Units, will be governed by the DGCL and the Restated Certificate and Restated Bylaws of Lodgian. A summary of the principal differences between the current rights of Impac unitholders and their prospective rights as Lodgian shareholders is set forth below.

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  Authorized Capital

     Impac is authorized to issue an unlimited number of Units, which will be exchanged for shares of Lodgian Common Stock in the Merger as described above, and one Class B Interest, which will be canceled in the Merger. The Class B Interest was issued to BancOne in connection with the BancOne financing described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Existing Financing Arrangements." No other Class B Interest or any other class of interest with rights or benefits senior thereto may be issued without the consent of the holder of the Class B Interest. The Class B Interest will be retired upon the repayment of all amounts due and the performance of all obligations under the note issued to BancOne (the "Note").

     The authorized capital of Lodgian consists of 100,000,000 shares, consisting of 75,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. Lodgian's Restated Certificate grants Lodgian's Board the power to provide for the issuance of one or more series of preferred stock and to establish the number of shares of each series, as well as the voting rights, dividend rights, redemption rights, conversion rights, exchange rights and participation rights, and other preferences, qualifications, limitations and restrictions of such preferred stock.

  Management

     Under the GLLCA, unless the articles of organization or operating agreement (collectively, the "organizational documents") vests management of the LLC in a manager or managers, management of the LLC will be vested in the members. Impac's Operating Agreement provides that Impac will be managed by a Manager and by officers appointed in the Operating Agreement. Robert S. Cole serves as Impac's Manager and President, and Robert M. Flanders serves as its Vice President, Secretary and Treasurer. As Manager and President, Mr. Cole has complete authority over Impac's business and affairs and may take any action on behalf of Impac without member approval except as indicated below under "-- Member and Shareholder Voting Requirements; Action by Written Consent."

     Lodgian is managed by a Board of Directors and officers in accordance with its Restated Certificate, Restated Bylaws and the provisions of the DGCL. Lodgian will initially have eight directors, which number, pursuant to Lodgian's Restated Bylaws, may be increased or reduced by a resolution of the Board of Directors but will not be less than six. The Lodgian Board will be classified into three classes. Lodgian's Restated Bylaws provide that if the number of directors has changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

  Member and Shareholder Voting Requirements; Action by Written Consent

     Under the GLLCA, unless otherwise provided in the organizational documents, if management is vested in a manager or managers, each manager will have one vote with respect to, and the affirmative vote of a majority of managers will be required to decide, any matter, except that the unanimous vote of the members will be required to approve the dissolution or merger of the LLC, the disposition of all or substantially all assets of the LLC, the admission of any new member, amendments to the organizational documents, the redemption or elimination of an obligation to make a capital contribution, distributions to members or continuance of the LLC beyond its term. At a meeting of members, unless otherwise provided in the organizational documents or as set forth above, a quorum will consist of a majority of the members and approval of any matter will require the vote of a majority of the members present at a meeting at which a quorum is present. Unless otherwise provided, action may be taken by written consent without a meeting by all (or a majority, if the organizational documents so permit) of the votes entitled to be cast on the matter. If less than all of the members approve a matter without a meeting, written notice of the action must be served on the members who did not participate in taking the action no more than 10 days after the action is taken.

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

     Impac's Operating Agreement permits the Manager to take any action on behalf of Impac without obtaining the approval of any of the members except in the following cases:

     ACTIONS REQUIRING UNANIMOUS WRITTEN CONSENT OF THE MEMBERS:

             (i) Any action in contravention of the Operating Agreement or the Articles of Organization.

             (ii) Any action that would make it impossible to carry on the ordinary business of Impac, except as contemplated by the Operating Agreement.

             (iii) The filing of a voluntary bankruptcy petition or consent to the appointment of a receiver or similar action for the benefit of the creditors of Impac.

             (iv) The possession of Impac's property or assignment of its rights in specific property for other than a company purpose.

             (v) The admission of a member except as is otherwise provided in the Operating Agreement.

     ACTIONS REQUIRING THE WRITTEN CONSENT OF A MAJORITY OF THE UNITS:

             (i) Participation in a merger or similar transaction with any other legal entity.

             (ii) The sale or other disposition of substantially all of Impac's assets and property.

             (iii) The offering of any membership interest (or successor security thereto) for sale to the public in an underwritten offering.

             (iv) The offer of additional membership interests or admission of additional members except as is otherwise permitted in the Operating Agreement.

     ACTIONS REQUIRING THE WRITTEN CONSENT OF THE HOLDER OF THE CLASS B
INTEREST:

             (i) The incurrence of any indebtedness, guaranty, indemnity or surety other than (A) guaranties required under the terms of the NACC Loan Agreements (as defined in the Operating Agreement), (B) guaranties of any Transaction Affiliate with respect to any Identified Property or Project (as such terms are defined in the Operating Agreement), (C) guaranties of any Affiliate's indebtedness, provided that such indebtedness shall not exceed 30% of any cash raised through the issuance of additional membership interests and is invested in such Affiliate and that all of such guarantied indebtedness of the Affiliate shall not exceed $7 million, (D) the indemnification arrangements with Messrs. Robert S. Cole, Charles Cole and Robert M. Flanders described in the Operating Agreement, and (E) the indemnification of Impac's managers and officers as described in the Operating Agreement.

             (ii) Distributions to members contrary to the terms of the Note or the Operating Agreement.

             (iii) The transfer by Impac or permitted transfer by any Transaction Affiliate of an Identified Property or Project to any entity other than a Transaction Affiliate or an entity contemplated and permitted under the terms of NACC Loan Agreements.

             (iv) The amendment or refinancing of any loan agreement, including the NACC Loan Agreements, if such amendment or refinancing has a material adverse affect on BancOne's rights, benefits or obligations.

     In all other cases, members of Impac are not permitted to vote on or consent to any action that may be taken by Impac through its Manager(s) or officers.

     Under the DGCL and Lodgian's Restated Certificate and Restated Bylaws, Lodgian's directors manage the corporation's overall business affairs and have appointed officers to manage its day-to-day affairs, with a shareholder vote being required to elect directors; approve certain mergers, dispositions of assets or other change of control transactions; and approve certain amendments to the Restated Certificate. Unless otherwise provided in a corporation's articles of incorporation or bylaws, a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of shareholders, but in no event may a quorum consist of least than one-
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

third of the shares entitled to vote on such matters. Lodgian's Restated Certificate and Restated Bylaws do not include a provision altering the shareholder quorum requirement. Under the DGCL, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless otherwise provided by the DGCL or the certificate of incorporation or bylaws, if a quorum is present, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required by the DGCL. Lodgian's Restated Certificate and Restated Bylaws do not contain a provision requiring a greater vote on any matter than is required by the DGCL, except upon amendments or alterations to Lodgian's Restated Certificate and Restated Bylaws as discussed below.

     Lodgian's Restated Certificate provides that certain amendments to the Restated Certificate (including those sections relating to removal of directors, amendments to Lodgian's Restated Bylaws, the classification of the Board of Directors, the calling of special meetings of shareholders or the voting requirements for amending the Restated Certificate) will require the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote thereon. Lodgian's Restated Certificate and Restated Bylaws provide that the Restated Bylaws may be amended, altered or repealed, or new bylaws may be made (but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with the Restated Certificate) either by the number of directors constituting a majority of the Board of Directors or by the shareholders of Lodgian upon the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote thereon.

     Unless otherwise provided in a corporation's certificate of incorporation, the DGCL generally permits shareholder action to be taken without a meeting if written consents signed by holders having the requisite number of votes necessary to take such action are delivered to the corporation. Lodgian's Restated Certificate provides that any action required or permitted to be taken by shareholders must be effected at a duly called annual meeting or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

  Meetings of Members and Shareholders

     Under the GLLCA, unless the organizational documents provide otherwise, meetings of members may be called by at least 25% of the members with two days' notice. Impac's Operating Agreement does not authorize meetings of its member. If member consent to a particular action is required, the consent must be obtained in writing.

     Under the DGCL, special meetings of shareholders may be called by the Board of Directors or by such person(s) as are authorized by the certificate of incorporation or the bylaws. Lodgian's Restated Certificate and Restated Bylaws provide that a special meeting of shareholders may only be called by either the Chief Executive Officer or by a majority of the Board of Directors. Lodgian's shareholders will not (nor will any other persons) have the right to call special meetings of shareholders.

  Withdrawal and Removal of Manager and Directors

     The GLLCA does not address the removal of managers. Under Impac's Operating Agreement, Mr. Cole may voluntarily withdraw as Manager only with the consent of the holder of the Class B Interest. Other managers, if appointed, may voluntarily withdraw with 30 days' prior written notice. If no other managers have been appointed, the holders of a majority of the Units shall elect one or more new managers.

     Mr. Cole can be removed for cause by the collective vote of the holders of a majority of the Units and of the Class B Interest. Other managers, if any, may be removed without cause by Mr. Cole upon 10 days' prior written notice or for cause with the consent of the holders of a majority of the Units. If that manager was elected by the holder of the Class B Interest as described below, however, the consent of the holder of the Class B Interest will be required as well. Notwithstanding the foregoing, the holder of the Class B Interest may, by providing written notice to Impac's Manager(s), remove any Manager, including Mr. Cole, and appoint one or more replacement managers if: (i) any action requiring the consent of the holder of the Class B Interest was taken without such consent; (ii) there is a breach of any material obligation of the Manager(s)
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

under the Operating Agreement that is not cured within 30 days after written notice setting forth such breach is provided by the holder of the Class B Interest (or within such additional period of time as may be reasonably necessary to cure such breach up to 120 days after such written notice); (iii) there is an event of default beyond applicable notice and cure periods under the Note; or (iv) there is a default under any NACC loan that is not cured within the applicable cure or acceleration period and prohibits the payment by Impac or requires the retention by NACC or its agent of any amounts due under the Note.

     Consistent with the provisions of the DGCL concerning removal of directors where the corporation's board is classified, Lodgian's Restated Certificate provides that a director may be removed only for due cause, by the holders of a majority of the shares entitled to vote thereon at a meeting of the shareholders; PROVIDED, HOWEVER, that no such removal can be made unless the notice thereof specifies such removal and the reasons therefor as one of the matters to be considered at such meeting.

  Conflicting Interests Transactions

     The GLLCA states that unless otherwise provided in the organizational documents, a member's or manager's conflicting interest transaction may not be set aside, enjoined or sanctioned on such grounds if: (i) a majority of disinterested members approve the transaction after disclosure of its terms in accordance with the provisions of the GLLCA; or (ii) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the LLC. Impac's Operating Agreement states that the provisions discussed above will not apply to any member, manager, officer or affiliate of Impac, and that such persons may engage in or possess an interest in any other business or venture, regardless of whether it competes with Impac, without having any obligation to offer any interest in such activities to Impac or any of its members. The Operating Agreement requires transactions with affiliates to be at arms length and requires the payment of consideration at fair value for any property exchanged or services provided.

     Under the DGCL, no transaction between a corporation and any of its directors or officers or their affiliates will be void or voidable solely for this reason if:

          (i) the material facts as to the relationship or interest and as to the transaction are disclosed or known to the Board of Directors or committee acting upon the transaction, and the Board or committee in good faith authorizes the contract or transaction by the vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

          (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

          (iii) the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the Board of Directors, a committee or the shareholders.

     Lodgian's Restated Certificate and Restated Bylaws do not contain any provisions addressing this issue.

  Business Combinations with Interested Shareholders

     Except as discussed under "-- Conflicting Interests Transactions" above, neither the GLLCA nor Impac's Operating Agreement contain any provisions restricting Impac's ability to engage in business combinations or transactions with its members.

     The DGCL generally prohibits a shareholder owning 15% or more of a Delaware corporation's outstanding voting stock (an "interested shareholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested shareholder unless
(i) prior to such date, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (ii) upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, (iii) on or subsequent to such date, the transaction is approved by the board of directors and by the shareholders by a vote of two-thirds

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

of the disinterested outstanding voting stock, (iv) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (v) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested shareholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefiting the interested shareholder. Lodgian's Restated Certificate and Restated Bylaws do not contain a provision electing not to be governed by this statute.

  Dissenters' Rights

     The GLLCA provides that unless otherwise provided in the organizational documents, members of an LLC are entitled to dissent from, and obtain payment of the fair value of their membership interests, in the event of: (i) consummation of a plan of merger to which the LLC is a party if approval of less than all of the members is required and the member is entitled to vote on the merger; (ii) consummation of a sale, lease, exchange or other disposition of all or substantially all of the LLC's property if approval of less than all of the members is required and the member is entitled to vote on the transaction; (iii) amendments to the articles of organization that materially and adversely affect rights in respect of a dissenters' membership interests in the LLC; or (iv) any action taken for which the organizational documents provide for dissenters' rights. In Impac's Operating Agreement, however, the members specifically waive the dissenters' rights provided above unless the action taken is described either in clause (i) or (ii) above and is taken without the consent of the members owning a majority of the Units as required under the Operating Agreement.

     A shareholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to certain mergers or consolidations to which the shareholder neither voted in favor of nor consented thereto in writing. Dissenters' rights do not apply to a shareholder of a Delaware corporation if his or her shares are (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc. or (ii) held of record by more than 2,000 shareholders. Notwithstanding the foregoing, however, under the DGCL, a shareholders not have dissenters' rights with respect to such shares if the shareholder is required by the terms of the agreement of merger or consolidation to accept anything for his or her shares other than (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, (ii) shares of stock of any other corporation that is also listed or designated or held of record by more than 2,000 shareholders,
(iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

  Distributions and Dividends

     The GLLCA provides that members will be entitled to distributions from an LLC before its dissolution and winding up only to the extent, and upon the occurrence of the events, specified in the organizational documents or as otherwise approved by all of the members. Distributions are to be shared in the manner provided in the organizational documents, or if no provision is made, equally among the members. Members are also entitled to receive the fair value of their interests in certain events of dissociation from the LLC. A distribution will be prohibited if, giving effect to the distribution, the LLC would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities plus, unless the organizational documents provide otherwise, the amount that would be needed to satisfy any preferential rights of members to receive distributions upon dissolution.

     Impac's Operating Agreement states that Impac intends to have the Manager distribute to members on a quarterly basis Impac's Net Cash Flow (as defined in the Operating Agreement) and within 30 days after any disposition of its property, the Net Proceeds (as defined in the Operating Agreement) realized by Impac as a result of such disposition, after reduction for any applicable debt service and/or reserves that the Manager may reasonably determine to be necessary for Impac's operations. Accordingly, the Manager may, in his discretion as to timing, amount and source of funds, make distributions to members holding Units pro rata

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

based upon the number of Units owned by each Member. No distribution may be made, however, if it is prohibited under the terms of the NACC Loan Agreement or the Note.

     A Delaware corporation may pay dividends out of "surplus" or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Surplus is defined as the net assets of the corporation over the corporation's capital. Lodgian's Restated Certificate does not alter these provisions.

  Repurchases

     Neither the GLLCA nor Impac's Operating Agreement restricts the repurchase of membership interests. Under the DGCL, a corporation may repurchase or redeem its shares only if the capital of the corporation is not impaired and such repurchase does not impair the corporation's capital. Lodgian's Restated Certificate does not alter these provisions.

  Limitation of Liability of Managers and Directors

     The GLLCA allows an LLC's organizational documents to expand, restrict or eliminate a member's or manager's liabilities for actions taken in such capacity, except that no such provision will eliminate or limit liability for intentional misconduct or a knowing violation of law or for any transaction in which the person received a personal benefit in violation of any provision of the operating agreement. Impac's Operating Agreement states that neither the Manager nor any officer shall be liable for any act or omission committed in good faith on behalf of Impac and in a manner reasonably believed by such person to be within the scope of his or her authority granted under the Operating Agreement. No limitation of liability applies, however, to actions involving fraud, gross negligence or willful misfeasance.

     The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty, including conduct that could be characterized as negligence or gross negligence. The DGCL expressly provides, however, that the liability for (a) breaches of the director's duty of loyalty; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (c) an unlawful distribution; or (d) the receipt of improper personal benefits cannot be eliminated or limited in this manner. The DGCL further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Lodgian's Restated Certificate includes a provision eliminating or limiting director liability for monetary damages for breaches of fiduciary duty to the extent permitted by the DGCL.

  Restrictions on Transfer of Securities

     The GLLCA states that LLC interests are freely assignable unless the organizational documents provide otherwise. The Impac Operating Agreement states that membership interests may be transferred if: (i) the transferee, if an individual, is at least 21 years of age; (ii) the transferee agrees in writing to be bound by the Operating Agreement; and (iii) the Manager consents to the transfer. Such consent may be withheld if the transfer would impair Impac's ability to be taxed as partnership or would violate federal or state securities laws. Notwithstanding the foregoing, the Class B Interest may be transferred only to a subsequent purchaser of the Note in its entirety. The consent and approval provisions described above will not be required in order to transfer the Class B Interest. Impac also has a right of first refusal with respect to the disposition of Units. If a member receives an offer to purchase any or all of his or her Units, the member must offer Impac the opportunity to repurchase any or all of such Units on the same terms and conditions as are contained in the offer. Impac has three business days after its receipt of the offer to purchase any or all of such Units. If Impac does not exercise its right of first refusal, the Units may be sold to any person.

     The DGCL permits a corporation to place restrictions on the transfer of its securities. Members of Impac who are not affiliates of Impac, Servico or Lodgian will receive freely tradeable Lodgian Common Stock as a result of the Merger. Affiliates of Impac, Servico and Lodgian will be bound by certain provisions of federal

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

securities laws with respect to the transfer of their Lodgian Common Stock. See "The Merger -- Securities Law Restrictions."

  Inspection of Books and Records

     The GLLCA permits members to inspect and copy, at their own expense, any LLC records upon reasonable request during ordinary business hours and to obtain from time to time upon reasonable demand business and financial information about the LLC, copies of tax returns and other reasonable information about the LLC and its affairs. Impac's Operating Agreement allows members to inspect and copy, at their own expense during normal business hours at Impac's principal office: (i) the names and addresses of all members; (ii) copies of the Articles of Organization and any amendments thereto; (iii) copies of tax returns for the four most recent fiscal years; (iv) copies of the Operating Agreement; (v) any merger agreement in which Impac is the surviving entity; and (vi) financial statements for the four most recent fiscal years.

     The DGCL permits any shareholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, shareholder lists and other books and records for any proper purpose upon written demand under oath stating the purpose thereof. Lodgian's Restated Certificate and Restated Bylaws contain no provisions regarding shareholder inspection rights.

                             LODGIAN PLAN PROPOSALS

     In addition to approving the Merger, because Lodgian is a new company, the shareholders of Servico and the unitholders of Impac are being asked to approve three incentive plans for Lodgian. Servico currently has in effect the Servico Plan. These new plans will replace the Servico Plan currently in effect with a unified package of incentive compensation plans applicable to directors and employees of Lodgian. The new plans are the following: (i) a short-term incentive plan that provides for bonus compensation linked to performance over a fiscal year or other relatively short period, (ii) a stock incentive plan that provides for longer-term incentives in the form of stock options, stock appreciation rights or other equity-based compensation awards and (iii) a stock plan for non-employee directors that provides for grants of both stock and stock options and allows directors to voluntarily defer payment of a portion of their director fees.

THE LODGIAN 1998 SHORT-TERM INCENTIVE COMPENSATION PLAN

     The Lodgian Board and Impac Manager have recommended the Lodgian 1998 Short-Term Incentive Compensation Plan for approval by their respective shareholders and unitholders.

     The Lodgian 1998 Short-Term Incentive Compensation Plan was authorized by the Servico Board on [date], and by the Impac Manager on [date] and is subject to approval by their respective shareholders. A copy of the Lodgian 1998 Short-Term Incentive Compensation Plan is attached hereto as Appendix D and the following summary is qualified in its entirety by reference hereto.

  Purposes and Eligibility

     The purposes of the Lodgian 1998 Short-Term Incentive Compensation Plan are to increase the profitability of Lodgian and its subsidiaries by providing the opportunity for key executives to earn incentive payments for outstanding achievement and company performance and to fulfill Lodgian's objective of offering a fully competitive total compensation package to its key employees, thus enabling Lodgian to attract and retain executives of the highest caliber and ability. The Lodgian 1998 Short-Term Incentive Compensation Plan authorizes the payment of certain bonus awards (the "Bonus Awards") to key executives of Lodgian whose decisions and actions have a significant effect on Lodgian's growth and profitability (the "Participants"). As of [date], 1998, Lodgian
estimates that there will be approximately [               ] Participants.

     Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company as determined pursuant to the rules of the SEC (the "Covered Employees") unless the payments are made under qualifying performance-based plans and upon the attainment of certain performance goals. The Lodgian 1998 Short-
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

Term Incentive Compensation Plan contains special provisions governing compensation paid to Covered Employees that are intended to ensure that such compensation will be considered performance-based and hence fully deductible. In order for the requirements of Section 162(m) to be met for compensation paid under the Lodgian 1998 Short-Term Incentive Compensation Plan, the Plan must be approved by the shareholders of Servico and the unitholders of Impac.

 Shares Available and Bonus Award Limits Under the Lodgian 1998 Short-Term Incentive Compensation Plan

     An aggregate of 1,000,000 shares of Lodgian Common Stock are authorized for issuance under the Lodgian 1998 Short-Term Incentive Compensation Plan, which amount will be proportionately adjusted in the event of certain changes in Lodgian's capitalization, a merger, or a similar transaction. Such shares may be either treasury shares or newly issued shares or a combination thereof. In addition to this overall limit, the Lodgian 1998 Short-Term Incentive Compensation Plan contains limits on the amount of the Bonus Award that may be paid in respect of any performance period to any Participant to $1,000,000.

  Administration

     The Compensation Committee of the Lodgian Board (the "Committee") will administer the Lodgian 1998 Short-Term Incentive Compensation Plan. The Committee will interpret the Lodgian 1998 Short-Term Incentive Compensation Plan and establish the rules and regulations governing its administration; select the Participants; approve the performance objectives upon which the percentage of payment of Bonus Awards is based; determine the degree of the attainment of the performance objectives; and determine the size of individual Bonus Awards and payments to Participants.

  Performance Objectives and Targets

     Performance objectives under the Lodgian 1998 Short-Term Incentive Compensation Plan will be established by the Committee for each applicable performance period, which performance period may be a calendar year or a multi-year cycle. Performance objectives for each Participant may consist of financial objectives, individual objectives, or a combination thereof, except that with respect to Covered Employees, the performance objectives will consist of financial objectives only. Financial objectives will be established by the Committee each performance period based upon one or more of the following performance measures: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets,
(v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and
(xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. At the same time, a "range" of achievements for financial objectives ranging from zero to target to maximum levels will be established by the Committee. The Committee may alter or adjust financial objectives during the course of a performance period, or alter or adjust the financial results otherwise reported or achieved by Lodgian during such performance period, except with respect to the Covered Employees, for whom the Committee shall have no discretion to increase, but may decrease, the amount of a Bonus Award payable based upon the range of achievement of the financial objectives.

  Other Award Criteria

     Except with respect to Covered Employees, the Committee may also, as to a Participant, make a portion of the award opportunity subject to qualitative or quantitative individual goals to be achieved. Individual objectives may be altered or amended during any performance period to properly reflect changed business conditions and priorities, subject to approval by the President and Chief Executive Officer or his delegate.

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  Payment of Bonus Awards

     Payment of earned Bonus Awards is made as soon as practicable after the end of the performance period in which such Bonus Award is earned. Bonus Award payments will be paid in cash, shares of Lodgian Common Stock, or in a combination of cash and shares as determined by the Committee. If a Bonus Award is paid in Lodgian Common Stock, such stock will be valued at its fair market value on the date of payment. No Bonus Award is earned with respect to a financial objective at or below the zero level of achievement; achievement between the zero and the target levels and the target and maximum levels will result in a Bonus Award payment in accordance with the established range of the achievement payment schedule. An amount larger than the target Bonus Award opportunity for each financial objective can be earned by a Participant (other than a Covered Employee) for exceeding that target.

     If a Participant's employment is terminated because of death, disability or retirement, or if employment is otherwise terminated and the Committee approves, the Participant will receive a pro rata Bonus Award payment based on the portion of the year the Participant was employed by Lodgian in an eligible position while the Bonus Award was outstanding and the degree to which during such year the performance objectives were achieved. No Bonus Award will be payable to any Participant who voluntarily resigns his or her employment prior to the payment date for such Bonus Award.

  Change in Control

     In the event of a Change in Control of Lodgian, except as the Committee otherwise determines, Lodgian will pay to each Participant the pro rata amount of the Participant's target Bonus Award for the then-current year. A Change in Control will generally be deemed to occur if: (i) any person becomes the owner of 40% or more of Lodgian's voting securities; (ii) directors who constitute the Lodgian Board at the beginning of any two-year period, and any new directors whose election or nomination for election was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute at least a majority of the Lodgian Board; (iii) the shareholders of Lodgian approve a merger or consolidation in which Lodgian's voting securities do not continue to represent at least a majority of the surviving entity; or (iv) the shareholders approve a reorganization, liquidation, or sale of all or substantially all of Lodgian's assets.

  Amendment

     The Lodgian 1998 Short-Term Incentive Compensation Plan may be amended by the Lodgian Board upon a recommendation of the Committee, except that, without approval of the shareholders, the Board or Committee may not change (i) the performance measures with respect to Bonus Awards to Covered Employees, (ii) the individuals or class of individuals eligible to participate or (iii) the maximum amount payable to a Covered Employee under the Plan.

  Effectiveness

     If the Plan is approved by the shareholders, it will be effective in the form approved with respect to Bonus Awards to be earned during 1998 and thereafter.

  New Plan Benefits

     With the exception of Bonus Awards to Covered Employees, Bonus Awards under the Lodgian 1998 Short-Term Incentive Compensation Plan will be authorized by the Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular employee or group of employees in the future. In addition, because Bonus Awards made under the Lodgian 1998 Short-Term Incentive Compensation Plan to Covered Employees for any particular fiscal year will be determined using performance targets that are determined by the Committee at the beginning of that fiscal year, and the amount, if any, payable to any Covered Employee will depend on the extent to which such performance targets are satisfied, it is not possible to determine the benefits or amounts that will be received by any particular Covered Employee for the current fiscal year or any fiscal year in the future.
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

FEDERAL INCOME TAX CONSEQUENCES

  Bonus Awards

     The payment of a Bonus Award, whether such Bonus Award is paid in cash or shares of Lodgian Common Stock, will result in immediate recognition of ordinary income by an employee in an amount equal to the amount of such Award, and Lodgian will receive a tax deduction equal to the amount of such income. If a Bonus Award is paid in Lodgian Common Stock, such stock will be valued at its fair market value on the date of payment. Gain or loss upon a subsequent sale of any shares of Lodgian Common Stock that are paid as a Bonus Award will be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

        THE BOARD OF SERVICO AND THE IMPAC MANAGER RECOMMEND THAT THEIR
           RESPECTIVE SHAREHOLDERS AND UNITHOLDERS VOTE FOR APPROVAL
           OF THE LODGIAN 1998 SHORT-TERM INCENTIVE COMPENSATION PLAN

THE LODGIAN 1998 STOCK INCENTIVE PLAN

     The Servico Board and Impac Manager have recommended the Lodgian 1998 Stock Incentive Plan for approval by their respective shareholders.

     The Lodgian 1998 Stock Incentive Plan was authorized by the Servico Board on May 8, 1998 and by the Impac Manager on July 16, 1998, 1998 and is subject to approval by their respective shareholders and unitholders. A copy of the Lodgian 1998 Stock Incentive Plan is attached hereto as Appendix E and the following summary is qualified in its entirety by reference thereto.

  Purposes and Eligibility

     The purposes of the Lodgian 1998 Stock Incentive Plan are to attract, retain and motivate officers and other key employees and consultants of Lodgian and its subsidiaries, to compensate them for their contributions to the growth and profits of Lodgian and to encourage ownership by them of stock of Lodgian. The Lodgian 1998 Stock Incentive Plan authorizes the issuance of certain awards ("Awards") to such individuals (referred to in the Lodgian 1998 Stock Incentive
Plan as "Eligible Individuals"). As of [               ]. 1998, Lodgian
estimates that there will be approximately [          ] Eligible Individuals.

  Shares Available Under The Lodgian 1998 Stock Incentive Plan

     An aggregate of 3,000,000 shares of Lodgian Common Stock are authorized for issuance under the Lodgian 1998 Stock Incentive Plan, which amount will be proportionately adjusted in the event of certain changes in Lodgian's capitalization, a merger, or a similar transaction. Such shares may be treasury shares or newly issued shares or a combination thereof.

     In addition to this overall limit, in accordance with the requirements of
Section 422 of the Code, the Lodgian 1998 Stock Incentive Plan limits the number of shares that may be subject to incentive stock options to 3,000,000 shares. In accordance with the requirements of the regulations under Section 162(m) of the Code, the Lodgian 1998 Stock Incentive Plan limits the number of shares that may be granted to an individual participant in any fiscal year of Lodgian to 250,000 shares.

  Administration

     The Committee or other committee appointed by the Lodgian Board will administer the Lodgian 1998 Stock Incentive Plan, approve the Eligible Individuals who will receive Awards, determine the form and terms of the Awards and have the power to fix and accelerate vesting periods. Subject to certain limitations, the Committee may from time to time delegate some or all of its authority to an administrator consisting of one or more members of the Committee or one or more officers of Lodgian.

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

  Awards -- General

     The Lodgian 1998 Stock Incentive Plan authorizes a broad array of Awards based on Lodgian's Common Stock, including (i) stock awards consisting of one or more shares of Lodgian Common Stock granted or offered for sale to Eligible Individuals ("Stock Awards"), (ii) stock options ("Stock Options"), (iii) stock appreciation rights ("SARs"), which may be granted in tandem with or independently of Stock Options, (iv) conditional awards which may be earned upon the satisfaction of certain specified performance criteria ("Performance Share Awards") and (v) other forms of equity-based or equity-related awards which the Committee determines to be consistent with the purposes of the Lodgian 1998 Stock Incentive Plan and the interests of Lodgian ("Other Awards"). Such Other Awards may also include cash payments which may be based on one or more criteria determined by the Committee which are unrelated to the value of Lodgian's Common Stock.

     The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to Lodgian) shall be determined by the Committee. The Committee may accelerate (i) the vesting or payment of any Award,
(ii) the lapse of restrictions on any Award or (iii) the date on which any Stock Option or SAR first becomes exercisable. The Committee shall also have a full authority to determine the effect, if any, that a participant's termination of employment will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.

     Lodgian may require a participant to pay a sum to Lodgian as may be necessary to cover any taxes or other charges imposed on Lodgian with respect to property or income received by a participant pursuant to the Lodgian 1998 Stock Incentive Plan. Lodgian may offer loans to participants to satisfy withholding requirements on such terms as the Committee may determine.

     No Awards shall be made under the Lodgian 1998 Stock Incentive Plan after the tenth anniversary of the date on which the Lodgian 1998 Stock Incentive Plan is approved by the shareholders of Servico and unitholders of Impac.

  Awards -- Stock Awards

     Recipients of Stock Awards are entitled to exercise voting rights and receive dividends with respect to the shares of Lodgian Common Stock underlying such Awards upon receipt of such Awards.

  Awards -- Stock Options

     An award of Stock Options may consist of either nonqualified stock options or incentive stock options. A Stock Option entitles the participant to acquire a specified number of shares of Lodgian Common Stock at an exercise price determined by the Committee, which generally may not be less than the fair market value of the shares on the date of award of the Stock Option. The exercise price may be paid in cash or previously owned stock or a combination thereof. In addition, Lodgian intends to establish a "cashless exercise" procedure that will afford participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of a Stock Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the Stock Option. Stock Options expire no later than ten years from the date of grant.

  Awards -- Stock Appreciation Rights

     Recipients of SARs are entitled to receive an amount, if any, equal to the fair market value of a share of Lodgian Common Stock on the date of exercise over the SAR exercise price specified in the applicable award agreement. At the discretion of the Committee, payments to a participant upon exercise of an SAR may be made in shares, cash or a combination thereof. An SAR may be granted alone or in addition to other Awards, or in tandem with a Stock Option.

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

  Awards -- Performance Share Awards

     A Performance Share Award will entitle a participant to receive a specified number of shares, an equivalent amount of cash or a combination thereof upon satisfaction of certain specified performance criteria. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at another time determined by the Committee.

  Awards to Section 162(m) Officers

     Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company, as determined pursuant to the rules of the SEC, unless the payments are made under qualifying performance-based plans and upon the attainment of certain performance goals. The Lodgian 1998 Stock Incentive Plan contains special provisions that are intended to enable the Committee, if it so chooses, to make Awards to Lodgian officers who are subject to Section 162(m) of the Code ("Section 162(m) Officers") that will qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code. Section 162(m) Awards may consist of Stock Options, SARs, Stock Awards, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable performance period of specified performance targets related to designated performance goals for such period selected by the Committee. Performance goals will be selected from among the following performance criteria: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets,
(v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and
(xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

     In addition to the foregoing, the Committee may also grant Section 162(m) Officers Stock Options or SARs which may, pursuant to the regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to the foregoing.

  Change in Control

     In the event of a Change in Control of Lodgian, except as the Committee otherwise determines, all outstanding Stock Options and SARs will become fully exercisable, all restrictions and conditions of all outstanding Stock Awards will lapse, all Performance Share Awards will be deemed to have been fully earned, and, in the case of a Change in Control in which Lodgian does not survive or becomes a wholly owned subsidiary of another entity, outstanding Stock Options that are not exercised as of the date of the Change in Control will be converted into options to purchase common stock or similar equity interests of the acquiror. A Change in Control under the Lodgian 1998 Stock Incentive Plan is defined as it is defined for purposes of the Lodgian 1998 Short-Term Incentive Compensation Plan.

  Amendment

     The Lodgian Board or the Committee may amend or terminate the Lodgian 1998 Stock Incentive Plan at any time, except that shareholder approval is required to increase the maximum number of shares issuable under the Plan. No amendment or termination may adversely affect a participant's rights with respect to previously granted Awards without his or her consent.

  New Plan Benefits

     Awards under the Lodgian 1998 Stock Incentive Plan will be authorized by the Committee in its sole discretion. For this reason it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future.

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

FEDERAL INCOME TAX CONSEQUENCES

  Nonqualified Stock Options

     The grant of a nonqualified stock option will not result in the recognition of taxable income by the participant or in a deduction to Lodgian. Upon exercise, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Lodgian Common Stock on the date of exercise over the exercise price. Lodgian is required to withhold tax on the amount of income so recognized, and a tax deduction is allowable equal to the amount of such income (subject to the satisfaction of certain conditions in the case of Stock Options exercised by Section 162(m) Officers). Gain or loss upon a subsequent sale of any Lodgian Common Stock received upon the exercise of a nonqualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

  Incentive Stock Options

     Upon the grant or exercise of an incentive stock option within the meaning of Section 422 of the Code, no income will be realized by the participant for federal income tax purposes and Lodgian will not be entitled to any deduction. However, the excess of the fair market value of the Lodgian Common Stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares of Lodgian Common Stock are not disposed of within the one-year period beginning on the date of the transfer of such shares to the participant, nor within the two-year period beginning on the date of grant of the Stock Option, any profit realized by the participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to Lodgian. If the shares of Lodgian Common Stock are disposed of within the one-year period from the date of transfer of such shares to the participant or within the two-year period from the date of grant of the Stock Option, the excess of the fair market value of the shares upon the date of exercise or, if less, the fair market value on the date of disposition over the exercise price will be taxable as ordinary income of the participant at the time of disposition, and a corresponding deduction will be allowable. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant. If a Stock Option intended to qualify as an incentive stock option is exercised by a person who was not continually employed by Lodgian or certain of its affiliates from the date of grant of such Stock Option to a date not more than three months prior to such exercise (or one year if such person is disabled), then such Stock Option will not qualify as an incentive stock option and will instead be taxed as a nonqualified stock option, as described above.

  Stock Awards

     A participant who is awarded a Stock Award will not be taxed at the time of award unless the participant makes a special election with the IRS pursuant to
Section 83(b) of the Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the Lodgian Common Stock comprising the Stock Award, the participant will be taxed at ordinary income tax rates on the then fair market value of the Lodgian Common Stock and a corresponding deduction will be allowable (subject to the satisfaction of certain conditions in the case of Stock Awards granted to Section 162(m) Officers). In such case, the participant's basis in the Lodgian Common Stock will be equal to the ordinary income so recognized. Upon subsequent disposition of such Lodgian Common Stock, the participant will realize capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

     Pursuant to Section 83(b) of the Code, the participant may elect within 30 days of receipt of the Stock Award to be taxed at ordinary income tax rates on the fair market value of the Lodgian Common Stock comprising such Stock Award at the time of award (determined without regard to any restrictions which may lapse). In that case, the participant will acquire a basis in such Lodgian Common Stock equal to the ordinary income recognized by the participant at the time of award. No tax will be payable upon lapse or release of the restrictions or at the time the Lodgian Common Stock first becomes transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of Lodgian Common Stock

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

with respect to which a participant previously made a Section 83(b) election, the participant will not be entitled to a loss deduction.

  Performance Share Awards

     A participant who receives a Performance Share Award will be taxed at ordinary income tax rates on the then fair market value of the shares of Lodgian Common Stock distributed at the time of payment in settlement of such Performance Share Award and a corresponding deduction will be allowable to Lodgian at that time (subject to the satisfaction of certain conditions in the case of Performance Share Awards granted to Section 162(m) Officers). The participant's basis in the shares of Lodgian Common Stock will be equal to the amount taxed as ordinary income, and on subsequent disposition the participant will realize capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

          THE SERVICO BOARD AND THE IMPAC MANAGER RECOMMEND THAT THEIR
           RESPECTIVE SHAREHOLDERS AND UNITHOLDERS VOTE FOR APPROVAL
                    OF THE LODGIAN 1998 STOCK INCENTIVE PLAN

THE LODGIAN NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Servico Board and Impac Manager have recommended the Lodgian Non-Employee Directors' Stock Plan for approval by their respective shareholders and unitholders.

     The Lodgian Non-Employee Directors' Stock Plan was authorized by the Servico Board on May 8, 1998 and by the Impac Manager on July 16, 1998 and is subject to approval by their respective shareholders and unitholders. A copy of the Lodgian Non-Employee Directors' Stock Plan is attached hereto as Appendix F and the following summary is qualified in its entirety by reference thereto.

  Purposes and Eligibility

     The purposes of the Lodgian Non-Employee Directors' Stock Plan are to help Lodgian retain as directors qualified persons who are not employees of Lodgian or its subsidiaries and to secure for Lodgian the inherent benefit of increased stock ownership by such directors. Only directors who are not employees of Lodgian or any of its subsidiaries may participate in the Lodgian Non-Employee Directors' Stock Plan.

  Shares Available Under the Non-Employee Directors' Stock Plan

     A total of 300,000 shares of Lodgian Common Stock will be reserved for issuance under the Non-Employee Directors' Stock Plan, which amount will be proportionately adjusted in the event of certain changes in Lodgian's capitalization, a merger, or a similar transaction. Shares issued pursuant to the Lodgian Non-Employee Directors' Stock Plan may be either authorized but unissued shares, treasury shares or a combination thereof.

  Administration

     The Lodgian Non-Employee Directors' Stock Plan will be administered by a committee consisting exclusively of members of the Lodgian Board who are not non-employee directors. The committee will have authority to adopt such rules as it deems necessary to carry out the purposes of the Lodgian Non-Employee Directors' Stock Plan and to construe and interpret the Plan.

  Director Option Grants

     The Lodgian Non-Employee Directors' Stock Plan provides for automatic, non-discretionary grants of nonqualified stock options ("Director Options") to non-employee directors. Each non-employee director will receive, at each annual meeting of Lodgian stockholders commencing with the annual meeting held in 1999, an option to purchase 5,000 shares of Lodgian Common Stock. All Director Options will have a per share exercise price equal to the fair market value of the shares on the date of award. Such exercise price may be

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

paid in cash or previously owned stock or a combination thereof. No discretionary grants of stock options are permitted under the Lodgian Non-Employee Directors' Stock Plan.

     All options granted pursuant to the Lodgian Non-Employee Directors' Stock Plan will vest in equal installments on each of the first three annual meetings following the date of grant. Notwithstanding this vesting schedule, a Director Option will become fully vested and exercisable upon a non-employee director's termination of service due to death, disability or retirement in accordance with the retirement policy for non-employee directors then in effect.

     All Director Options expire ten years from the date of grant. If a non-employee director's service as a member of the board of directors terminates due to death, disability or retirement, all Director Options must be exercised within one year following such termination. If a non-employee director's service as a member of the board of directors terminates for any other reason, such non-employee director must exercise any Director Options that have vested as of the date of such termination within the six month period following such termination and all Director Options that have not vested as of the date of such termination will immediately expire.

  Director Shares

     A non-employee director may elect to receive all or a specific percentage of his or her cash fees payable for service on the Board or any committee thereof in shares of Lodgian Common Stock (the "Director Shares"), in lieu of cash compensation. The number of shares of Lodgian Common Stock so awarded to each non-employee director will be determined by dividing the portion of such non-employee director's fees to be paid in Lodgian Common Stock by the fair market value of a share of Lodgian Common Stock on the date of award.

  Amendment

     The Lodgian Board may amend or terminate the Lodgian Non-Employee Directors' Stock Plan at any time, except that shareholder approval is required to increase the maximum number of shares issuable under the Lodgian Non-Employee Directors' Stock Plan. The consent of a non-employee director is required to the extent that any amendment or termination would adversely affect such non-employee director's rights with respect to any previously granted Director Option or would result in the distribution of amounts credited to such non-employee director's deferred compensation account or could reasonably be expected to result in the immediate taxation of amounts deferred in a non-employee director's deferred compensation account.

  New Plan Benefits

     The Lodgian Non-Employee Directors' Stock Plan provides for automatic option grants to each non-employee director with respect to 5,000 shares of Lodgian Common Stock on the date of each annual meeting of Lodgian shareholders commencing with the annual meeting held in 1999.

FEDERAL INCOME TAX CONSEQUENCES

  Director Shares

     A grant of Director Shares will result in the recognition of taxable income by a non-employee director and in a deduction to Lodgian. Gain or loss upon a subsequent sale of Director Shares will be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

  Director Option Grants

     The grant of a stock option to a non-employee director will not result in the recognition of taxable income by the non-employee director or in a deduction to Lodgian. Upon exercise, a non-employee director will recognize ordinary income in an amount equal to the excess of the fair market value of the Lodgian Common Stock purchased over the exercise price, and a tax deduction is allowable to Lodgian equal to the amount of such income. Gain or loss upon a subsequent sale of any Lodgian Common Stock received upon the exercise of a stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the non-employee director.

          THE SERVICO BOARD AND THE IMPAC MANAGER RECOMMEND THAT THEIR
           RESPECTIVE SHAREHOLDERS AND UNITHOLDERS VOTE FOR APPROVAL
               OF THE LODGIAN NON-EMPLOYEE DIRECTORS' STOCK PLAN.

                PROPOSAL TO AMEND THE SERVICO STOCK OPTION PLAN

DESCRIPTION OF THE SERVICO STOCK OPTION PLAN

     The Servico Plan was established by Servico in 1992 to provide Servico with an effective means to attract, retain, and motivate employees of Servico. Amendments to the Servico Plan were adopted by the Board of Directors in April 1994, February 1995 and April 1997 and approved by the shareholders of Servico in June 1994, May 1995 and May 1997, respectively. Such amendments increased the number of shares issuable pursuant to the Servico Plan from 1,000,000 to 1,675,000 shares, revised the Servico Plan in an attempt to meet the requirements for deductibility under the Code, eliminated the automatic vesting of options upon the occurrence of certain events and modified the provision which provides for the automatic grant of options to non-employee directors of Servico.

     A maximum of 1,675,000 shares of Servico Common Stock were issuable under the Servico Plan, and no shares currently remain available for issuance under the Servico Plan. In August, 1997, Servico granted stock options with respect to 590,000 shares to certain of its officers and directors which, because the Servico Plan did not have enough shares available for issuance, were granted subject to approval of an amendment to the Servico Plan. In the event the Merger is approved, the Lodgian Plans are expected to replace the Servico Plan and, in such case, no further options will be granted under the Servico Plan. The outstanding options granted under the Servico Plan, including those granted in August, 1997, if this Amendment is adopted, will automatically convert into options to acquire Lodgian stock upon effectiveness of the Merger. As described below, Servico shareholders are being asked to amend the Servico Plan to increase the number of shares available for issuance under the Servico Plan to 3,250,000. In the event the Merger is consummated, no further options will be granted pursuant to the Servico Plan. The Board of Directors recommends a vote "for" the amendment of the Servico Plan.

     The Servico Plan is administered by the Stock Option Committee of Servico's Board of Directors within the meaning of Section 162(m) of the Code. The Stock Option Committee has the authority to interpret the provisions of the Servico Plan and to make all determinations deemed necessary or advisable for its administration.

     The Servico Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Code and nonqualified stock options not intended to meet the requirements of Section 422 of the Code. Incentive stock options may be granted to employees of Servico and its subsidiaries, and non-qualified options may be granted to employees, directors, independent contractors and agents of Servico and its subsidiaries. Subject to the terms of the Servico Plan, the Stock Option Committee determines the employees to whom grants are made and the vesting, timing, amounts and other terms of such grants. Stock options exercisable in one calendar year for shares with a fair market value on the date of grant in excess of $100,000 will not be treated as incentive stock options. Additionally, the Servico Plan limits the number of stock options (whether incentive stock options or non-qualified aggregate option) which may be granted to any individual employee in any given year to options covering not more than 125,000 shares of Servico Common Stock.

     Pursuant to the terms of the Servico Plan, the exercise price of options may not be less than the fair market value of the Servico Common Stock on the date of grant, except that the exercise price of any incentive stock option granted to the holder of more than 10% of the outstanding Servico Common Stock may not be less than 110% of the fair market value of the Servico Common Stock on the date of grant. The term of each option may not exceed ten years, except the term of any incentive stock option granted to the holder of more than 10% of the outstanding Servico Common Stock may not exceed five years. The option price may be paid in cash, promissory note, shares of Servico Common Stock or any other consideration acceptable to the Stock Option Committee. The Servico Plan sets forth additional provisions with respect to the exercise of options by an optionee upon the termination of employment and upon death or disability.

     The Servico Plan provides for an automatic grant of non-qualified options to acquire 5,000 shares of Servico Common Stock to non-employee directors on the date such director's term of office commences and each year thereafter on the day following any annual meeting of shareholders, so long as such person's term as a director is continuing for the ensuing year. The exercise price of such options is equal to the fair market value of the Servico Common Stock on the date of the grant, and the number of options granted is subject to adjustment upon certain changes in Servico's capitalization.

     The number of shares of Servico Common Stock covered by outstanding options, the number of shares of Servico Common Stock available for issuance under the Servico Plan, and the exercise price per share of outstanding options, will be proportionately adjusted for any increase or decrease in the number of issued shares of Servico Common Stock resulting from a stock split or stock dividend. Unless otherwise provided by the Stock Option Committee or the Board of Directors, all outstanding options terminate immediately prior to the consummation of a dissolution or liquidation of Servico, or sale of all or substantially all of the assets of Servico, or the merger of Servico with or into another corporation. Upon the occurrence of any of the events described in the preceding sentence, the Stock Option Committee or the Board of Directors of Servico may, in their discretion, grant optionees the right to exercise options as to all or any part of the optioned stock, including shares which the option would not otherwise be exercisable. The Merger Agreement provides that each unexercised option outstanding under the Servico Plan will be assumed by Lodgian in the Merger and converted into an option to purchase shares of Lodgian Common Stock.

     The Stock Option Committee may amend or terminate the Servico Plan, except that shareholder approval is required to increase the number of shares of Servico Common Stock subject to the Servico Plan, to change the class of persons eligible to participate in the Servico Plan, or to materially increase the benefits accruing to participants under the Servico Plan.

     All employees, directors, independent contractors and agents of Servico are eligible to receive stock options under the Servico Plan. As of March 31, 1998, Servico had four non-employee directors and approximately 4,860 full-time employees.

FEDERAL INCOME TAX CONSEQUENCES

  Incentive Stock Options

     The grant of an incentive stock option has no immediate tax consequences to the optionee or to Servico. The exercise of an incentive stock option generally has no immediate tax consequences to the optionee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to Servico. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally recognizes long-term capital gain or loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the exercise price of the shares. In such a case, Servico is not entitled to a deduction in connection with the grant or exercise of the incentive stock option or the sale of shares acquired pursuant to such exercise. If, however, an optionee disposes of the shares prior to the expiration of the required holding period, the optionee recognizes ordinary income equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of disposition, if less) over the exercise price, and Servico is entitled to a corresponding deduction if applicable withholding requirements are satisfied. The required holding period is two years from the date of grant and one year after the date the shares are issued.

  Nonqualified Options

     The grant of a non-qualified stock option has no immediate tax consequences to the optionee or Servico. Upon the exercise of a non-qualified stock option, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and Servico is entitled to a corresponding deduction if applicable withholding requirements are satisfied. The optionee's tax basis in the shares is the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date the shares are received. Upon a subsequent sale of the shares, any difference between the optionee's tax basis in the shares and the amount realized on the sale is treated as long-term or short-term capital gain or loss, depending on the holding period of the shares and assuming the shares are held as capital assets.

OPTIONS GRANTED UNDER THE PLAN

     As of March 31, 1998, options to purchase 1,512,700 shares of Servico Common Stock were outstanding and exercisable at exercise prices ranging from $4.00 per share to $16.81 per share (in each case equal to or in excess of the fair market value of the Servico Common Stock as of the dates of grant). No shares of Servico Common Stock are presently available for grant under the
Servico Plan. As of             , 1998, the last reported sales price of the
Servico Common Stock on the NYSE composite tape was $          .

     The table below indicates, as of March 31, 1998, the aggregate number of options granted under the Servico Plan since its inception to the persons and groups indicated, and the number of outstanding options held by such persons and groups as of such date.

NAME OF INDIVIDUAL OR GROUP                  POSITION WITH SERVICO          GRANTED  OUTSTANDING
---------------------------                  ---------------------          -------  -----------
David Buddemeyer....................  President and Chief Executive         468,500    423,500
                                      Officer
Karyn Marasco.......................  Executive Vice President and Chief    112,500    112,500
                                      Operating Officer
Charles M. Diaz.....................  Vice President -- Administration and   30,000     29,000
                                      Secretary
Warren M. Knight....................  Vice President -- Finance and Chief   173,500    173,500
                                      Financial Officer
Peter J. Walz.......................  Vice President -- Acquisitions        102,500    102,500
Robert D. Ruffin....................  Former Vice                           111,000     18,500
                                      President -- Administration and
                                      Secretary
Joseph C. Calabro...................  Director                               35,000     35,000
Michael A. Leven....................  Director                                5,000      5,000
Peter R. Tyson......................  Director                               35,000     35,000
Richard H. Weiner...................  Director                               35,000     35,000
All Current Executive Officers......                                        887,000    841,000
All Current Directors who are not                                           110,000    110,000
  Executive Officers................
All Current Employees, other than                                           522,200    495,600
  Current Executive Officers........

AMENDMENT TO THE PLAN

     On August 27, 1997, the Servico Board unanimously approved, subject to the approval of Servico's shareholders, to amend the Servico Plan to increase the number of shares issuable pursuant to the Servico Plan from 1,675,000 shares to 3,250,000 shares. The purpose of increasing the number of shares available for issuance under the Servico Plan is to authorize the issuance of 590,000 options previously granted and to ensure that Servico will continue to be able to grant options as incentives to those individuals upon whose efforts Servico relies for the continued success and development of its business.

                                 LEGAL MATTERS

     The validity of the shares of Lodgian Common Stock to be issued in connection with the Merger and the tax consequences of the Merger to Servico and its shareholders will be passed upon by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. The tax consequences of the Merger to Impac and its unitholders will be passed upon by Powell Goldstein Frazer & Murphy, LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Servico, Inc. appearing in Servico, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, incorporated by reference in the Joint Proxy Statement/ Prospectus of Servico, Inc. and Impac Hotel Group., L.L.C., have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Additionally, the balance sheet of Lodgian, Inc. at April 17, 1998, included in the Joint Proxy Statement/ Prospectus of Servico, Inc. and Impac Hotel Group, L.L.C., has been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated and combined financial statements of Impac Hotel Group, L.L.C. and its Predecessors and Impac Hotel Development, Inc. as of December 31, 1997 and 1996 and for the three years ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Management of Servico knows of no other matters that may properly be, or which are likely to be, brought before the Servico Annual Meeting. However, if any other matters are properly brought before such Meeting, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management, unless such authority is withheld.

     If the Merger is consummated as expected, Servico will not hold an annual meeting in 1999. If the Merger is not approved by the holders of Servico Common Stock or is not consummated for any other reason, proposals submitted by shareholders for presentation at the 1999 annual meeting must be received by
Servico no later than             , 1999 for inclusion, if appropriate, in
Servico's proxy statement and form of proxy relating to that annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Servico files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Servico files at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Servico's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Lodgian has filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Lodgian Common Stock to be issued to Servico shareholders and Impac unitholders in the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Lodgian in addition to being a proxy statement of Servico for the Servico Annual Meeting and Impac for the solicitation of Impac unitholder consents. As allowed by SEC rules, this Joint Proxy Statement/

Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement, which are incorporated herein by reference.

     The SEC allows Servico to "incorporate by reference" information into this Joint Proxy Statement/ Prospectus, which means that Servico can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Servico has previously filed with the SEC. These documents contain important information about Servico and its finances.

SERVICO SEC FILING (FILE NO. 1-11342)                      PERIOD OR DATE FILED
-------------------------------------                      --------------------
Annual Report on Form 10-K, as amended on
  Form 10-K/A................................  Year ended December 31, 1997/ 10-K/A filed on
                                               March 31, 1998
Quarterly Report on Form 10-Q................  Quarter ended March 31, 1998
Current Report on Form 8-K, dated March 20,
  1998.......................................  Filed on March 26, 1998
Current Report on Form 8-K, dated June 8,
  1998.......................................  Filed on June 9, 1998

     Servico also incorporates by reference additional documents that it files with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of the Servico Annual Meeting.

     Servico has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Servico and Impac has supplied all information contained in this Joint Proxy Statement/Prospectus relating to Impac.

     If you are a shareholder of Servico, Servico may have sent you some of the documents incorporated by reference, but you can obtain any of them through Servico or the SEC. Documents incorporated by reference are available from Servico without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Joint Proxy Statement/Prospectus. Shareholders of Servico and unitholders of Impac may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from Mr. Warren M. Knight, Vice
President -- Finance, Servico, Inc., 1601 Belvedere Road, West Palm Beach, Florida, 33406; telephone (561) 689-9970.

     If you would like to request documents from Servico, please do so by
[               ], 1998 to receive them before the meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS. NEITHER SERVICO NOR IMPAC HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY
STATEMENT/PROSPECTUS IS DATED             , 1998. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF LODGIAN COMMON STOCK IN THE MERGER SHALL BE DEEMED TO CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Lodgian, Inc.
  Report of Independent Certified Public Accountants........    F-
  Balance Sheet as of April 17, 1998........................    F-
  Note to Balance Sheet.....................................    F-
Impac Hotel Group, L.L.C.
  Report of Independent Accountants.........................    F-
  Consolidated and Combined Balance Sheets as of December
     31, 1997 and 1996......................................    F-
  Consolidated and Combined Statements of Operations for the
     years ended December 31, 1997, 1996 and 1995...........    F-
  Consolidated and Combined Statements of Equity for the
     years ended December 31, 1997, 1996 and 1995...........    F-
  Consolidated and Combined Statements of Cash Flows for the
     years ended December 31, 1997, 1996 and 1995...........    F-
  Notes to Consolidated and Combined Financial Statements...    F-
  Report of Independent Accountants.........................    F-
  Consolidated and Combined Balance Sheets as of March 31,
     1998 and December 31, 1997.............................    F-
  Consolidated and Combined Condensed Statements of
     Operations for the three months ended March 31, 1998
     and 1997...............................................    F-
  Consolidated and Combined Condensed Statements of Equity
     for the years ended December 31, 1997, 1996 and the
     three months ended March 31, 1998 and 1997.............    F-
  Consolidated and Combined Condensed Statements of Cash
     Flows for the three months ended March 31, 1998 and
     1997...................................................    F-
  Notes to Consolidated and Combined Condensed Financial
     Statements.............................................    F-

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholder
Lodgian, Inc.

     We have audited the accompanying balance sheet of Lodgian, Inc. (the Company) as of April 17, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Lodgian, Inc. at April 17, 1998, in conformity with generally accepted accounting principles.

                                                /s/ ERNST & YOUNG, LLP

West Palm Beach, Florida
April 20, 1998

                                 LODGIAN, INC.

                                 BALANCE SHEET
                                 APRIL 17, 1998

Assets:
  Cash......................................................  $1,000
                                                              ======
Stockholder's equity:
  Preferred stock, $.01 par value 25,000,000 shares
     authorized, 0 issued and outstanding...................  $   --
  Common stock, $.01 par value, 75,000,000 shares
     authorized, 1,000 issued and outstanding...............      10
  Additional paid-in capital................................     990
                                                              ------
                                                              $1,000
                                                              ======

                             See accompanying note.

                                 LODGIAN, INC.

                             NOTE TO BALANCE SHEET
                                 APRIL 17, 1998

1. ORGANIZATION AND BUSINESS

     Lodgian, Inc. ("Lodgian" or the "Company") was incorporated under the laws of the State of Delaware on February 11, 1998. The authorized capital stock of the Company consists of 25,000,000 shares of preferred stock $.01 par value and 75,000,000 shares of common stock $.01 par value. There are 1,000 shares of common stock issued and outstanding that are 100% owned by Servico, Inc. ("Servico").

     On March 20, 1998, Servico signed a definitive agreement with Impac Hotel Group, L.L.C.("Impac"), a privately owned hotel company, for both Servico and Impac to merge into the Company. Under the terms of the agreement, Servico's existing shareholders will receive one share of Lodgian common stock for each share of Servico common stock held by them (approximately 21,000,000 shares). The owners of Impac, will initially receive 6,000,000 shares of Lodgian common stock and receive an additional 1,400,000 shares upon the completion of construction of six hotels during 1999. Lodgian will initially own and manage 140 hotels (136 of which will be owned) with more than 26,000 rooms and operate in 35 states and one Canadian province. The merger will be accounted for under the purchase method of accounting and is expected to close in June 1998 subject to customary conditions, including regulatory approvals and approval by Servico's shareholders and Impac's unitholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Impac Hotel Group, L.L.C.

     We have audited the accompanying consolidated and combined balance sheets of Impac Hotel Group, L.L.C. and its Predecessors and Impac Hotel Development, Inc., as defined in Note 1, as of December 31, 1997 and 1996, and the related consolidated and combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated and combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated and combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Impac Hotel Group L.L.C. and its Predecessors and Impac Hotel Development, Inc. as of December 31, 1997 and 1996 and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/  PricewaterhouseCoopers, LLP

Atlanta, Georgia
April 10, 1998, except
for Note 9 as to which
the date is July 7, 1998.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                   AND IMPAC HOTEL DEVELOPMENT, INC. (NOTE 1)

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                               MARCH 31,    -------------------
                                                                 1998         1997       1996
                                                              -----------   --------   --------
                                                              (UNAUDITED)

                                                                       (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................   $  1,572     $ 10,877   $  5,199
  Cash, restricted..........................................      3,590        5,271
  Accounts receivable, net..................................     10,733        5,886      2,583
  Inventories...............................................        607          585        335
  Other current assets......................................      3,796        2,807        310
                                                               --------     --------   --------
          Total current assets..............................     20,298       25,426      8,427
Property and equipment, net.................................    399,348      378,204    175,910
Other assets, net...........................................     14,135       14,150      7,329
                                                               --------     --------   --------
                                                               $433,781     $417,780   $191,666
                                                               ========     ========   ========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable..........................................   $ 15,358     $ 16,356   $  8,463
  Accrued liabilities.......................................      9,405        9,031      6,429
  Current portion of long-term obligations..................                              1,163
                                                               --------     --------   --------
          Total current liabilities.........................     24,763       25,387     16,055
Long-term obligations, less current portion.................    377,427      355,236    155,851
Commitments and contingencies
Minority interests..........................................        235          187
Equity:
  Impac Hotel Group, L.L.C. and predecessors:
     Partners' and stockholders' equity.....................                             21,220
     Members' equity........................................     37,324       41,559
  Impac Hotel Development, Inc. --
     Stockholders' deficit..................................     (5,968)      (4,589)    (1,460)
                                                               --------     --------   --------
          Total equity......................................     31,356       36,970     19,760
                                                               --------     --------   --------
                                                               $433,781     $417,780   $191,666
                                                               ========     ========   ========

 The accompanying notes are an integral part of these consolidated and combined financial statements.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                   AND IMPAC HOTEL DEVELOPMENT, INC. (NOTE 1)

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                                                THREE MONTHS ENDED
                                                    MARCH 31,           YEAR ENDED DECEMBER 31,
                                                ------------------   -----------------------------
                                                 1998       1997       1997       1996      1995
                                                -------   --------   --------   --------   -------
                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
Revenue:
  Rooms.......................................  $25,892   $ 16,760   $ 90,139   $ 52,043   $42,442
  Food and beverage...........................    6,861      4,565     23,429     11,813     9,800
  Other.......................................    1,818        981      6,291      3,957     3,334
                                                -------   --------   --------   --------   -------
          Total revenue.......................   34,571     22,306    119,859     67,813    55,576
                                                -------   --------   --------   --------   -------
Operating expenses:
  Direct:
     Rooms....................................    6,815      4,328     28,303     16,840    12,965
     Food and beverage........................    5,501      3,686     19,322      9,734     7,365
  Other:
     Administrative and general...............    2,777      1,702     11,467      4,306     2,439
     Property management......................    4,022      2,305     13,273      7,642     5,517
     Advertising and promotion................    3,080      1,854      9,064      3,415     2,880
     Utilities................................    2,022      1,613      7,143      4,140     3,286
     Repairs and maintenance..................    1,857      1,349      6,573      3,455     3,289
     Depreciation and amortization............    3,681      2,205     11,136      5,814     3,978
     Property taxes and insurance.............    1,690      1,073      4,779      2,957     2,214
     Other....................................    1,177      2,009      4,114      3,338     3,836
                                                -------   --------   --------   --------   -------
          Total operating expenses............   32,622     22,124    115,174     61,641    47,769
                                                -------   --------   --------   --------   -------
Income from operations........................    1,949        182      4,685      6,172     7,807
                                                -------   --------   --------   --------   -------
Other income (expenses):
  Other income, primarily gain on sale of
     hotels...................................      143          7        271     19,701     5,049
  Minority interests..........................      (48)                  220         --        --
  Interest expense............................   (6,751)    (3,951)   (21,265)   (11,809)   (7,237)
                                                -------   --------   --------   --------   -------
          Total other income (expenses).......   (6,656)    (3,944)   (20,774)     7,892    (2,188)
                                                -------   --------   --------   --------   -------
Income (loss) before extraordinary item.......   (4,707)    (3,762)   (16,089)    14,064     5,619
Extraordinary item --
  Loss on extinguishment of indebtedness......             (13,332)   (13,332)
                                                -------   --------   --------   --------   -------
Net income (loss).............................  $(4,707)  $(17,094)  $(29,421)  $ 14,064   $ 5,619
                                                =======   ========   ========   ========   =======

 The accompanying notes are an integral part of these consolidated and combined financial statements.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                   AND IMPAC HOTEL DEVELOPMENT, INC. (NOTE 1)

                 CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

                                                    IMPAC HOTEL GROUP,
                                                          L.L.C.
                                                     AND PREDECESSORS           IMPAC HOTEL
                                                --------------------------   DEVELOPMENT, INC.
                                                PARTNERS' AND                ------------------
                                                STOCKHOLDERS'    MEMBERS'      STOCKHOLDERS'
                                                    EQUITY        EQUITY           EQUITY          TOTAL
                                                --------------   ---------   ------------------   --------
                                                                      (IN THOUSANDS)
Balance At December 31, 1994..................     $  5,282                       $    95         $  5,377
  Net Income (loss)...........................        6,088                          (469)           5,619
  Contributions, net..........................       12,724                           300           13,024
  Distributions...............................      (10,385)                                       (10,385)
  Loans To Partners...........................                                       (227)            (227)
                                                   --------      --------         -------         --------
Balance At December 31, 1995..................       13,709                          (301)          13,408
  Net Income (loss)...........................       15,055                          (991)          14,064
  Contributions, Net..........................       19,464                         2,561           22,025
  Distributions...............................      (29,430)                          666          (28,764)
  Loans To Partners...........................                                       (973)            (973)
                                                   --------      --------         -------         --------
Balance At December 31, 1996..................       18,798                           962           19,760
  Transfer Of Equity Into Impac Hotel Group,
     L.L.C....................................      (18,798)     $ 18,798
  Purchase Of Limited Partners' Interest......                     22,700                           22,700
  Net Loss....................................                    (26,410)         (3,011)         (29,421)
  Issuance Of Membership Units, Net...........                     37,810                           37,810
  Distributions To Members....................                     (6,039)         (1,580)          (7,619)
  Membership Units Retired....................                     (5,300)                          (5,300)
  Loans To Members............................                                       (960)            (960)
                                                   --------      --------         -------         --------
Balance At December 31, 1997..................                     41,559          (4,589)          36,970
  Net Loss....................................                     (4,328)           (379)          (4,707)
  Issuance Of Membership Units, Net...........                         93                               93
  Distributions To Members....................                                     (1,000)          (1,000)
                                                   --------      --------         -------         --------
Balance At March 31, 1998 (Unaudited).........     $             $ 37,324         $(5,968)        $ 31,356
                                                   ========      ========         =======         ========

 The accompanying notes are an integral part of these consolidated and combined financial statements.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                   AND IMPAC HOTEL DEVELOPMENT, INC. (NOTE 1)

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                                                             MARCH 31,            YEAR ENDED DECEMBER 31,
                                                        --------------------   -----------------------------
                                                          1998       1997        1997       1996      1995
                                                        --------   ---------   ---------   -------   -------
                                                            (UNAUDITED)
                                                                           (IN THOUSANDS)
Operating activities:
  Net income (loss)...................................  $ (4,707)  $ (17,094)  $ (29,421)  $14,064   $ 5,619
  Adjustments to reconcile net income (loss) to net
    cash from operating activities:
      Depreciation and amortization...................     3,681       2,205      11,136     5,814     3,978
      Minority interest...............................        48                    (220)
      Gain on sales of hotel properties...............                                     (19,369)   (5,354)
      Loss on extinguishment of indebtedness..........                13,332      13,332
      Changes in operating assets and liabilities, net
         of effect of acquisitions:
         Accounts receivable..........................    (4,847)     (4,260)     (3,303)     (109)      713
         Inventories..................................       (22)        (72)       (250)      (66)      (45)
         Other assets.................................      (989)       (105)     (1,853)     (441)   (2,543)
         Accounts payable and accrued expenses........      (623)     (1,251)     11,255     4,151     5,280
                                                        --------   ---------   ---------   -------   -------
         Net cash provided by (used in) operating
           activities.................................    (7,459)     (7,245)        676     4,044     7,648
                                                        --------   ---------   ---------   -------   -------
Investing activities:
  Acquisition and development of hotel properties.....    (8,345)    (30,584)   (148,094)  (60,860)  (29,708)
  Capital improvements................................   (16,291)    (16,413)    (41,949)  (50,463)  (27,610)
  Proceeds from sales of hotel properties.............                                      55,494    18,972
  Cash, restricted....................................     1,681                  (5,271)
  Loans to members....................................                              (960)
  Loans to partners...................................                                        (973)     (227)
                                                        --------   ---------   ---------   -------   -------
         Net cash used in investing activities........   (22,955)    (46,997)   (196,274)  (56,802)  (38,573)
                                                        --------   ---------   ---------   -------   -------
Financing activities:
  Proceeds from issuance of long-term obligations.....    22,191     222,496     354,957    83,151    45,084
  Payments of deferred loan costs.....................                (8,400)    (12,391)   (2,366)   (1,451)
  Payments of franchise fees and other deferred
    costs.............................................      (175)                   (453)     (688)     (197)
  Capital contributions, net..........................        93       9,305      37,810    22,025    13,024
  Equity distributions................................    (1,000)       (246)     (7,619)  (28,764)  (10,385)
  Repayment of long-term obligations..................              (156,214)   (156,695)  (19,815)  (13,245)
  Retirement of membership units......................                (4,535)     (5,300)
  Prepayment penalties................................                (8,640)     (8,640)
  Contribution by joint venture partner...............                               407
  Loan from member....................................                   115
  Repayment of related party loans....................                  (800)       (800)
  Proceeds from issuance of related party notes.......                                         400       400
                                                        --------   ---------   ---------   -------   -------
         Net cash provided by financing activities....    21,109      53,081     201,276    53,943    33,230
                                                        --------   ---------   ---------   -------   -------
Net change in cash and cash equivalents...............    (9,305)     (1,161)      5,678     1,185     2,305
Cash and cash equivalents at beginning of period......    10,877       5,199       5,199     4,014     1,709
                                                        --------   ---------   ---------   -------   -------
Cash and cash equivalents at end of period............  $  1,572   $   4,038   $  10,877   $ 5,199   $ 4,014
                                                        ========   =========   =========   =======   =======
Supplemental disclosures of cash flow information --
  Cash payments for interest..........................  $  6,905   $   4,055   $  21,370   $12,633   $ 6,938
                                                        ========   =========   =========   =======   =======

 The accompanying notes are an integral part of these consolidated and combined financial statements.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The principal activity of Impac Hotel Group, L.L.C. ("Impac") is to either acquire and renovate or develop, and operate hotels. The Predecessors of Impac ("Predecessors"), prior to the formation of Impac Hotel Group, L.L.C., consisted of 22 limited partnerships and four corporations which each owned between one and six hotels, ("Initial Hotels") and two operating corporations, Impac Hotel Management, Inc. ("Impac, Inc.") and Impac Development and Construction, Inc. ("IDC") (collectively, the "Predecessors"). Impac and IDC are engaged in the hotel management business and the hotel design and construction business, respectively. Impac, Inc., which managed all of the Initial Hotels, was owned by Charles Cole, 25%; Robert Cole, 32.5% and Nancy Wolff (a member of the immediate Cole Family), 10% and an employee, 32.5%. IDC, a construction company was also controlled by the Cole Family by virtue of its ownership of 50.4% of IDC's outstanding stock. The four hotel companies were controlled by the Cole Family by virtue of its ownership of between 52% and 65% of each hotel corporation's outstanding stock. The Cole Family also controlled each of the 22 corporate general partners of each of the 22 limited partnerships through the ownership of in excess of 66% of the outstanding stock of each general partner. Under the terms of each limited partnership agreement, the general partner of each partnership had control over the decisions of the limited partnerships including the operation, sale or financing of the partnerships' assets and the general partner could not be replaced by the limited partners. By virtue of such ownership and the management of the hotels, the Cole Family controlled each of the Predecessors. On February 26, 1997 Impac Hotel Group, L.L.C. was formed by the Cole Family, with Robert Cole as manager, as a limited liability company under the laws of the state of Georgia. As Manager, Mr. Cole had and continues to have authority over Impac's business and affairs. All of the Initial Hotels were acquired by Impac through the issuance of membership units in Impac in exchange for either all of the interests in limited partnerships or all of the assets (subject to all of the liabilities) of the corporations. In addition, Impac acquired, in exchange for membership interests, all of the assets of Impac, Inc. and IDC. This reorganization, which was accounted for as a reorganization of entities under common control, was completed on March 12, 1997. The acquisition of the 22 Partnerships was recorded as a purchase by the Cole Family of the minority interest of the Predecessors. The acquisition of the assets (subject to all of the liabilities) of the four corporations which owned Initial Hotels, Impac, Inc. and IDC has been recorded as a reorganization at historical cost.

     In accordance with Impac's Operating Agreement, profits and losses, as defined, are allocated among the members in proportion to their ownership interests.

     Impac and its predecessors owned 45, 26 and 19 hotels as of December 31, 1997, 1996 and 1995, respectively. During the years ended December 31, 1996 and 1995 the Predecessors of Impac sold seven and three hotels, respectively.

     The principal activity of Impac Hotel Development, Inc. ("IHD") is to analyze prospective hotel acquisitions for Impac Hotel Group, L.L.C. and Predecessors. The principals of Impac, Inc. own a majority of the outstanding stock of IHD. IHD was not acquired by Impac in the reorganization previously described.

  Basis of Presentation

     The accompanying consolidated and combined financial statements of Impac and its subsidiaries and IHD ("Companies") are prepared on the basis of generally accepted accounting principles. The accounts and activities of Impac and IHD are presented on a combined basis due to their common control and because the entities are subject to a merger as described in Note 9. All material intercompany balances are eliminated in the consolidation and combination.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The accompanying combined financial statements of the Predecessors are presented on a combined basis due to the common control that existed during those periods and because the entities were the subject of a business combination with Impac. The combined financial statements include the partnerships and corporations that were acquired by Impac as well as the financial position and results of operations of Hotel properties that were sold prior to the reorganization but were under the common control of Impac, Inc. during the periods presented. All material intercompany balances are eliminated in the combination.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Companies consider highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

  Cash, Restricted

     Cash, restricted consists of amounts reserved for capital improvements, debt service, taxes, and insurance.

  Inventories

     Inventories consist primarily of food and beverage, linens, china, tableware, and glassware and are stated at the lower of cost (computed on the first-in, first-out basis) or market.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Impac capitalizes interest costs incurred during the construction of property and during major renovations upon the acquisition of hotels. During the years ended December 31, 1997, 1996 and 1995, Impac capitalized interest of approximately $1,100,000, $1,200,000 and $300,000, respectively.

     Management monitors the operating results of Impac's property and equipment and periodically reviews the carrying value of each property to determine if circumstances exist indicating an impairment other than temporary in the carrying value of the assets or that depreciation periods should be modified. If facts or circumstances indicate a potential impairment exists, Impac compares projected cash flows (undiscounted, without interest charges) of the specific hotel property to its carrying amount. Should a shortfall result, Impac would adjust the carrying amount of the property to the present value of such projected cash flows with a corresponding charge to earnings. Impac does not believe there are any factors or circumstances indicating impairment of any of its investments in property and equipment.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of property and equipment, the asset and related depreciation are removed from the accounts and the gain or loss is included in operations.

  Deferred Costs

     Deferred costs of $13.5 million and $6.4 million at December 31, 1997 and 1996, which are included in other assets, primarily consist of deferred loan costs, franchise fees and other deferred costs, net of accumulated amortization of approximately $660,000 and $290,000 at December 31, 1997 and 1996, respectively. Amortization of deferred costs is computed using the straight-line method over the terms of the related loan, franchise, or other agreement. The straight line method of amortizing deferred financing costs approximates the effective interest method. Impac wrote off approximately $4.7 million of deferred loan costs in connection with the refinancing of its long-term obligations, which is included in loss on extinguishment of indebtedness.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     Impac Hotel Group, L.L.C. is a limited liability company and is not subject to income taxes. The Predecessors were each either general or limited partnerships or S corporations and IHD is an S corporation and similarly not subject to income taxes. The results of these entities operations are included in the tax returns of the members, partners or S corporation shareholders.

  Concentration of Credit Risk

     Concentration of credit risk associated with cash and cash equivalents is considered low due to the credit quality of the issuers of the financial instruments held by Impac and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies, airlines and other travel related companies. Impac performs ongoing evaluations of its significant customers and generally does not require collateral. Impac maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses. At December 31, 1997 and 1996, these allowances were $548,000 and $405,000, respectively.

  Advertising Expense

     The cost of advertising is expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following (in thousands):


                                                                                       DECEMBER 31,
                                                                       MARCH 31,    -------------------
                                                       USEFUL LIVES      1998         1997       1996
                                                         (YEARS)      -----------   --------   --------
                                                                      (UNAUDITED)
Land.................................................                   $ 60,012    $ 60,012   $ 30,981
  Buildings and improvements.........................    35 - 39         248,756     231,710    112,079
  Furnishings and equipment..........................     5 - 15          57,121      55,709     28,490
                                                                        --------    --------   --------
                                                                         365,889     347,431    171,550
  Less accumulated depreciation......................                    (25,354)    (21,860)   (11,410)
                                                                        --------    --------   --------
                                                                         340,535     325,571    160,140
  Construction in progress...........................                     58,813      52,633     15,770
                                                                        --------    --------   --------
                                                                        $399,348    $378,204   $175,910
                                                                        ========    ========   ========


     At December 31, 1997, Impac had 6 hotels under development and 18 hotels which had been recently acquired and were under renovation. Construction in progress consists of amounts expended to develop and renovate these hotels. Impac developed and opened or began development on a total of 9 hotels during 1997 for an approximate cost of approximately $50 million.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     During the year ended December 31, 1997, Impac acquired and opened 18 hotels in various transactions and acquired one additional hotel through a joint venture in which Impac acquired a 60% interest. The activities of the joint venture were consolidated with Impac for the period commencing on the date the joint venture interests were acquired through December 31, 1997. Such acquisitions were each made for cash using newly contributed equity and debt. The aggregate purchase price for these hotels and the partnership interest was approximately $107 million.

     In connection with the reorganization on March 12, 1997, Impac recorded a step-up of land and building, reflecting an increase in their basis of approximately $4.8 million and $17.9 million, respectively.

     During the year ended December 31, 1996, the Predecessors acquired or developed and opened 14 hotels in various transactions. Each of the acquisitions were made for cash using newly contributed equity and debt. The aggregate purchase price for these hotels was approximately $64 million.

     Unaudited pro forma results of operations assuming the 1997 and 1996 acquisitions were completed on January 1, 1996 are as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Revenues....................................................   $139,630      $114,096
Income (loss) before extraordinary item.....................    (14,432)       12,088
Net income (loss)...........................................    (27,764)       12,088

3. ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following (in thousands):

                                                                         DECEMBER 31,
                                                         MARCH 31,     ----------------
                                                           1998         1997      1996
                                                        -----------    ------    ------
                                                        (UNAUDITED)
Salaries and related costs............................  $2,922,902     $2,750    $1,960
  Real estate taxes...................................       1,089      1,486       468
  Interest............................................       1,888      2,042     1,090
  Advanced deposits...................................         557        263       246
  Sales taxes.........................................       1,707      1,813     1,751
  Other...............................................       1,262        677       914
                                                        ----------     ------    ------
                                                        $    9,405     $9,031    $6,429
                                                        ==========     ======    ======

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. LONG-TERM OBLIGATIONS:

     Long-term obligations consisted of the following (in thousands):

                                                                       DECEMBER 31,
                                                     MARCH 31,     --------------------
                                                       1998          1997        1996
                                                    -----------    --------    --------
                                                    (UNAUDITED)
Credit facility with a financial institution......   $280,833      $265,262    $     --
  Subordinated promissory note payable to a
     bank.........................................     74,540        71,018          --
  Other mortgages and notes.......................     22,054        18,956     156,214
  Loans to a related party........................         --            --         800
                                                     --------      --------    --------
                                                           --       355,236     157,014
  Less: current portion of long-term
     obligations..................................         --            --       1,163
                                                     --------      --------    --------
                                                     $377,427      $355,236    $155,851
                                                     ========      ========    ========

  Credit Facility

     At March 31, 1998 and December 31, 1997, Impac had a credit facility ("Facility") with a financial institution that consisted of the following loans which are collateralized by substantially all of the Company's hotel properties (in thousands):

                                                               MARCH 31,    DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Loan, totaling $132.5 million, with interest at LIBOR (6.00%
  at December 31, 1997) plus 2.25%, maturing in 1999, and
  requiring interest only payments to maturity..............   $132,459       $132,459
Loan, totaling $163.5 million, with interest at LIBOR plus
  2.75%, maturing in 2000, and requiring interest only
  payments to maturity......................................    123,298        107,727
Loan, totaling $100 million, with interest at LIBOR plus
  2.75%, maturing in 2001 and requiring interest only
  payments to maturity......................................     25,076         25,076
                                                               --------       --------
                                                               $280,833       $265,262
                                                               ========       ========

     Loan advances, not to exceed the maximum loan amounts, are to be made to Impac for approved construction projects and acquisitions. Impac is required to pay a fee equal to 1% of funds advanced at the time of advance. Each of the loans, upon maturity, converts to a term loan that requires payments of interest and principal sufficient to amortize the loan over a 20 year period. These loans will bear interest at a predetermined fixed rate and will be collateralized by the hotel properties securing the respective loans. Upon conversion of the loans to term loans, Impac is required to pay a securitization fee of 1% of the balance of the loans. Impac is required to fund 2% of its gross revenues in restricted cash balances to be used for capital improvements.

     The Facility contains certain covenants, including maintenance of certain financial ratios, certain reporting requirements and other customary restrictions, the violation of which could cause the amounts of outstanding principal, interest and fees to be immediately due and payable. In addition, the Facility does not allow distributions to be made to the unitholders until after the payment of debt service payments and the funding of certain reserve accounts including tax, insurance and capital reserves. On December 31, 1997, management believes that Impac was in compliance with all debt covenants.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The loans require payment of penalties and yield maintenance amounts when certain payments of principal are made prior to specified dates.

  Subordinated Promissory Note

     Impac has a subordinated promissory note ("Note") with a bank totaling $76.5 million which is subordinated to the Facility agreement. Advances on the Note, totaling $71 million at December 31, 1997, are used for the acquisition and development of hotel properties. The Note is unsecured, matures in March 2000, and bears interest at a fixed interest rate of 10%. Interest only payments are required to maturity. In addition, variable interest payments are required to be made upon the achievement of certain performance measures related to the cash flow of substantially all of Impac's hotel properties, and upon the occurrence of certain events (defined as "Participation Events" in the Note agreement, including the sale or refinancing of properties, an equity offering by Impac or the merger or reorganization of Impac).

     Fixed and variable interest on the Note included in interest expense is $4.3 million for the year ended December 31, 1997. Impac prepaid approximately $660,000 in participation interest which is included in other current assets.

     Upon the occurrence of a Participation Event, if the fixed interest and the variable interest are not sufficient to provide the holder of the Note with a cumulative internal rate of return with respect to their investment in the Note equal to 15% per annum, then additional payment of interest shall be paid with respect to the Note in an amount sufficient to provide the holder with a cumulative internal rate of return equal to 15%, provided that such additional payment of interest shall not exceed 100% of net cash flow from the operations of the Hotel properties, plus 100% of net proceeds from Participation Events. The members are not required to make contributions in order for the holder to obtain a 15% internal rate of return.

     The Note contains certain covenants, including maintenance of certain financial ratios, certain reporting requirements and other customary restrictions. In addition, the Note does not allow distributions to unitholders at any time that there is an event of default, as defined in the Note Agreement, or if Impac fails to maintain a debt service coverage ratio of at least 1.20. Any event of default under the terms of the Facility constitute an event of default under the Note. On December 31, 1997, management believes that Impac was in compliance with all debt covenants.

  Other Debt

     Impac and Predecessors had mortgage loans totaling $17.7 million (unaudited), $14.6 million and $156.2 million at March 31, 1998 and December 31, 1997 and 1996, respectively. The mortgage loans outstanding at December 31, 1997 require interest only payments and are due during 1998 and 1999. The mortgage loans will convert to amortizing term loans which mature in 2020 through 2024. All mortgage loans outstanding at December 31, 1996 were paid out with proceeds from the Facility and the Note. Interest rates on Impac's mortgage loans vary and are either fixed or variable. At December 31, 1997, mortgage loan interest rates ranged from 2% to 8.5%.

     Impac also has two promissory notes totaling $4.4 million at March 31, 1998 and December 31, 1997 that bear interest at 14%. These notes require interest only payments and mature in 2001.

     Impac refinanced its long-term obligations in March, 1997. Prior to the refinancing with the Facility and the Note, the Predecessors generally financed each hotel with separate mortgage debt. Such debt was collateralized by a single hotel without recourse to other entities or the property owners. Interest rates on mortgage notes varied by lender and were either fixed or variable. In connection with the previously described refinancing, all separate mortgage debt was satisfied. Prepayment penalties paid upon the retirement of the mortgages and the write-off of remaining deferred loan costs associated with the satisfied mortgage notes of

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

approximately $13.3 million are included as an extraordinary item in the accompanying statement of operations for the year ended December 31, 1997.

5. EQUITY:

     Equity consisted of the following (in thousands except share amounts):

                                                                               DECEMBER 31,
                                                               MARCH 31,     -----------------
                                                                  1998        1997      1996
                                                              ------------   -------   -------
                                                              (UNAUDITED)
Impac Hotel Group, L.L.C. and Predecessors:
  Member units, 11,559,527 issued and outstanding...........    $37,324      $41,559
  Partners' and Stockholders' equity........................                           $18,798
                                                                -------      -------   -------
                                                                 37,324       41,559    18,798
                                                                -------      -------   -------
Impac Hotel Development, Inc.:
  Common stock, no par value; 2,000 shares authorized,
     issued and outstanding.................................        299          299       299
  Additional paid-in capital................................        153        1,153     3,323
  Retained deficit..........................................     (4,850)      (4,471)   (1,460)
  Loans to members..........................................     (1,570)      (1,570)
  Loans to partners.........................................                            (1,200)
                                                                -------      -------   -------
                                                                 (5,968)      (4,589)      962
                                                                -------      -------   -------
          Total.............................................    $31,356      $36,970   $19,760
                                                                =======      =======   =======

6. COMMITMENTS AND CONTINGENCIES:

     Impac has franchise and license agreements with various hotel chains which require monthly payments for license fees, reservation services and advertising fees. Such agreements are generally for periods from 10 to 20 years. A licensor may require Impac to upgrade its facilities at any time to comply with the licensor's then current standards. Upon the expiration of the term of a license, Impac may apply for a license renewal. In connection with a renewal of a license, a licensor may require payment of a renewal fee, increased license, reservation and advertising fees, as well as substantial renovation of the hotel. Impac is required under its franchise agreements to remit varying percentages of gross room revenue generally ranging from 6% to 7.5% to the various franchisors for franchising, royalties, reservations, sales and advertising services. Additional sales and advertising costs are incurred at the local property level.

     The license agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the licensor. Impac believes that the loss of a license for any individual hotel would not have a material adverse effect on the Impac's financial condition and results of operations. Impac believes it will be able to renew its current licenses or obtain replacements of a comparable quality.

     Impac's hotels have noncancelable operating leases, mainly for operating equipment, and Impac leases certain office space. Lease expense for the years ended December 31, 1997, 1996 and 1995 was approximately $625,000, $350,000 and $600,000.

     The Companies are a party to legal proceedings, including employment related claims, arising in the ordinary course of its business, the impact of which would not, either individually or in the aggregate, in management's opinion, based upon the facts known by management and the advice of counsel, have a material adverse effect on the Company's financial condition or results of operations. The Companies, prior to

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

December 10, 1997, did not have insurance coverage, except for directors and officers' insurance, in connection with the employment related claims.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The fair value of accounts receivable and payable and accrued expenses are assumed to be equal to their reported carrying amounts due to their short maturity. The carrying amount of long-term obligations approximates their fair value based on the rate of interest charged and Impac's incremental borrowing rate.

8. RELATED PARTY TRANSACTIONS:

     IHD loaned certain employees funds to purchase units in Impac. Such loans are included as a component of stockholder's equity in the consolidated and combined financial statements.

     Certain of these loans to members of approximately $590,000 were satisfied through a charge to incentive administrative and general expenses during 1997.

     IHD incurred fees of approximately $580,000, $160,000 and $575,000 during the years ended December 31, 1997, 1996, and 1995 to a related party for interior design consulting services and for equity placement fees in connection with the acquisition of hotels. All fees are recorded as operating expenses in the statement of operations.

9. SUBSEQUENT EVENT:

     On March 20, 1998, Impac signed a definitive agreement with Servico, Inc., a publicly owned hotel company, to merge and form a new publicly owned company. During July, 1998, IHD verbally agreed to merge with Servico although a definite agreement has not been executed. Under the terms of the agreement, the Company's members will initially receive 6,000,000 shares of common stock of the merged company and an additional 1,400,000 shares upon the completion of construction of five hotels during 1999. The existing shareholders of Servico, Inc. will receive one share of the merged company's common stock for each share of Servico, Inc. stock held by them (approximately 21,000,000 shares). The merged company will own and manage 140 hotels, of which 136 will be owned, with more than 26,000 rooms and operate in 35 states and Canada. The merger will be accounted for under the purchase method of accounting and is expected to close prior to December 31, 1998 subject to customary conditions, including regulatory approvals and approval by Impac's unitholders, IHD's shareholders and Servico, Inc.'s shareholders. The merger may be terminated by either party, with the terminating party obligated to pay certain termination fees as defined by the merger agreement.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 LODGIAN, INC.,

                                 SERVICO, INC.,

                           IMPAC HOTEL GROUP, L.L.C.,

                                SHG-S SUB, INC.,

                               SHG-I SUB, L.L.C.,

                        P-BURG LODGING ASSOCIATES, INC.,

                               SHG-II SUB, INC.,

                        HAZARD LODGING ASSOCIATES, INC.,

                               SHG-III SUB, INC.,

                       MEMPHIS LODGING ASSOCIATES, INC.,

                               SHG-IV SUB, INC.,

                         DELK LODGING ASSOCIATES, INC.,

                                SHG-V SUB, INC.,

                         IMPAC HOTEL DEVELOPMENT, INC.,

                               SHG-VI SUB, INC.,

                     IMPAC DESIGN AND CONSTRUCTIONS, INC.,

                               SHG-VII SUB, INC.,

                            IMPAC HOTEL GROUP, INC.

                                      AND

                               SHG-VIII SUB, INC.

                     DATED AS OF JULY                , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I  The Mergers................................................
     1.1  Formation of Merger Subsidiaries............................
     1.2  The Mergers.................................................
     1.3  Closing.....................................................
     1.4  Effective Time..............................................
     1.5  Effect of the Mergers.......................................
     1.6  Articles of Incorporation; Articles of Organization; Bylaws;
          Operating Agreement; Directors and Officers of the Surviving
          Corporations................................................
     1.7  Restated Certificate of Incorporation and Restated Bylaws of
          SHG.........................................................
ARTICLE II  Conversion of Securities; Exchange of Certificates........
     2.1  Conversion of Securities....................................
     2.2  Conversion of Shares........................................
     2.3  Cancellation of Certain Shares and of Outstanding SHG Common
          Stock.......................................................
     2.4  Conversion of Common Stock and Membership Interests of
          Servico Merger Sub, Impac Merger Sub and Impac Affiliated
          Merger Sub into Common Stock or Membership Interests of the
          Surviving Corporations......................................
     2.5  Exchange of Shares Other than Treasury Shares...............
     2.6  Stock Transfer Books........................................
     2.7  No Fractional Share Certificates............................
     2.8  Options to Purchase Servico Common Stock....................
     2.9  Options to Purchase Impac Units.............................
    2.10  Certain Adjustments.........................................

ARTICLE III  Representations and Warranties of Servico................
     3.1  Organization, Standing and Power............................
     3.2  Legal, Valid and Binding Agreement..........................
     3.3  Authority to do Business....................................
     3.4  No Violation or Conflict....................................
     3.5  Governmental Consents.......................................
     3.6  Exchange Act Reports; Financial Statements..................
     3.7  Compliance with Laws........................................
     3.8  Legal Proceedings...........................................
     3.9  Brokers.....................................................
    3.10  Absence of Material Adverse Changes.........................
    3.11  Capitalization..............................................
    3.12  Tax Matters.................................................
    3.13  Title to Personal Property and Condition of Assets..........
    3.14  Real Property...............................................
    3.15  Opinion of Financial Advisor................................
    3.16  Disclosure..................................................

ARTICLE IV  Representations and Warranties of Impac and the Impac
            Affiliated Companies
     4.1  Organization, Standing and Power............................
     4.2  Members' Interest...........................................
     4.3  Legal, Valid and Binding Agreement..........................
     4.4  Authority to do Business....................................
     4.5  Articles of Organization and Operating Agreement............
     4.6  Subsidiaries; Impac Affiliated Companies....................
     4.7  No Violation or Conflict....................................
     4.8  Governmental Consents.......................................
     4.9  Impac Statements............................................

                                       (i)

                                                                        PAGE
                                                                        ----
    4.10  Compliance with Laws........................................
    4.11  Legal Proceedings...........................................
    4.12  Brokers.....................................................
    4.13  Absence of Material Adverse Changes.........................
    4.14  Capitalization..............................................
    4.15  Rights, Warrants, Options...................................
    4.16  Title to Personal Property and Condition of Assets..........
    4.17  Real Property...............................................
    4.18  Intangible Property.........................................
    4.19  Governmental Authorizations.................................
    4.20  Insurance...................................................
    4.21  Employment Matters..........................................
    4.22  Material Agreements.........................................
    4.23  List of Accounts............................................
    4.24  Related Party Transactions..................................
    4.25  Tax Matters.................................................
    4.26  Qualifying Transaction......................................
    4.27  Affiliates..................................................
    4.28  Opinion of Financial Advisor................................
    4.29  Disclosure..................................................
ARTICLE V  Covenants..................................................
     5.1  Interim Operations of Impac an the Impac Affiliated
          Companies...................................................
     5.2  Interim Operations of Servico...............................
     5.3  Access......................................................
     5.4  Consents....................................................
     5.5  Reasonable Efforts..........................................
     5.6  Notification................................................
     5.7  No Solicitation.............................................
     5.8  Confidentiality.............................................
     5.9  Publicity...................................................
    5.10  Letters of Accountants......................................
    5.11  Plan of Reorganization......................................
    5.12  Registration Statement; Joint Proxy Statement...............
    5.13  Special Meetings............................................
    5.14  Employee Benefits Matters...................................
    5.15  Executive Officers..........................................
    5.16  Affiliates..................................................
    5.17  Headquarters................................................
    5.18  Post-Merger SHG Board of Directors..........................
    5.19  Stock Exchange Listings.....................................
    5.20  Indemnification.............................................
    5.21  Guarantees..................................................
    5.22  Registration Rights.........................................
    5.23  Termination of Development Agreement; Use of Affiliated
    5.24  Names.......................................................
ARTICLE VI  Additional Agreements.....................................
     6.1  Survival of the Representations and Warranties..............
     6.2  Investigation...............................................
ARTICLE VII  Conditions Precedent.....................................
     7.1  Mutual Conditions Precedent.................................
     7.2  Conditions Precedent to the Obligations of Servico..........
     7.3  Conditions Precedent to the Obligations of Impac and the
          Impac Affiliated Companies..................................

                                      (ii)

                                                                        PAGE
                                                                        ----
     7.4  Termination.................................................
ARTICLE VIII  Miscellaneous...........................................
     8.1  Further Assurances..........................................
     8.2  Notices.....................................................
     8.3  Entire Agreement............................................
     8.4  Assignment..................................................
     8.5  Waiver......................................................
     8.6  No Third Party Beneficiary..................................
     8.7  Severability................................................
     8.8  Fees and Expenses...........................................
     8.9  Section Headings............................................
    8.10  Counterparts................................................
    8.11  Time of Essence.............................................
    8.12  Litigation; Prevailing Party................................
    8.13  Remedies Cumulative.........................................
    8.14  Injunctive Relief...........................................
    8.15  Governing Law...............................................
    8.16  Jurisdiction and Venue......................................
    8.17  Certain Definitions.........................................

                                      (iii)

                                    EXHIBITS

EXHIBIT 1.7(a)     Restated Certificate of Incorporation
EXHIBIT 1.7(b)     Restated Bylaws of SHG
EXHIBIT 2.2(c)     Escrow Agreement
EXHIBIT 5.16       Impac Affiliate Letter
EXHIBIT 5.22       Registration Rights Agreement
EXHIBIT 7.2(e)     Opinion of Counsel (Powell, Goldstein, Frazer & Murphy, LLP)
EXHIBIT 7.3(e)     Opinion of Counsel (Stearns Weaver Miller Weissler Alhadeff
                   & Sitterson, P.A.)

                                      (iv)

                                   SCHEDULES

Schedule 2.2(c)     Additional Share Conditions and Calculations
Schedule 3.4        No Violation or Conflict (Servico)
Schedule 3.5        Governmental Contracts (Servico)
Schedule 3.6        Exchange Act Reports; Financial Statements
Schedule 3.7        Environmental Audits and Reports
Schedule 3.7(a)     Compliance with Laws (Servico)
Schedule 3.8        Legal Proceedings
Schedule 3.10       Absence of Material Adverse Changes
Schedule 3.13       Title to Personal Property and Condition of Assets
Schedule 3.14       Real Property Owned or Leased by Servico
Schedule 3.14(a)    Servico Improvements
Schedule 4.2        Members' Interest
Schedule 4.4        Authority to do Business
Schedule 4.6        Impac Subsidiaries
Schedule 4.7        No Violation or Conflict (Impac)
Schedule 4.8        Governmental Consents (Impac)
Schedule 4.9        Impac Statements
Schedule 4.10       Compliance with Laws (Impac)
Schedule 4.11       Legal Proceedings
Schedule 4.13       Absence of Material Adverse Changes
Schedule 4.15       Rights, Warrants, Options
Schedule 4.16       Title to Personal Property and Condition of Assets
Schedule 4.17(a)    Real Property Owned or Leased by Impac or any Impac
                    Subsidiary
Schedule 4.17(b)    Construction Projects
Schedule 4.19       Governmental Authorizations
Schedule 4.20       Insurance Policies
Schedule 4.21(a)    Labor Relations
Schedule 4.21(b)    Environmental Policies
Schedule 4.21(c)    Employment Agreements
Schedule 4.21(d)    Employee Benefit Plans
Schedule 4.21(e)    Names of all Managers and Officers of Impac, each Impac
                    Affiliated Company and each Impac Subsidiary
Schedule 4.22       Material Agreements
Schedule 4.23       List of Accounts
Schedule 4.24       Related Party Transactions
Schedule 4.24(a)    Tax Matters
Schedule 4.25(c)    Tax Liability
Schedule 4.27       Impac Affiliates
Schedule 5.1        Interim Operations of Impac
Schedule 5.2        Interim Operations of Servico
Schedule 5.23       Development Properties
Schedule 7.2(g)     Debt Restructuring
Schedule 7.3(g)     Employment Agreements

                                       (v)

                           GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                     SECTION
------------                                                     -------
Additional Shareholders.....................................  ss.2.2
Additional Shares...........................................  ss.2.2(c)
affiliate...................................................  ss.8.17(a)
Agreement...................................................  Preamble
Allen & Company.............................................  ss.4.12
Base Number.................................................  ss.2.2(b)
Blue Sky Laws...............................................  ss.3.5
business day................................................  ss.8.17(b)
Change of Control...........................................  ss.8.8(d)
Closing.....................................................  ss.1.3
Code........................................................  Preamble
Competing Transaction.......................................  ss.5.7
Construction Projects.......................................  ss.4.17(b)
Delk........................................................  Preamble
Delk Base Number............................................  ss.2.2(e)
Delk Certificate of Merger..................................  ss.1.4
Delk Common Shares Trust....................................  ss.2.7(c)
Delk Common Stock...........................................  ss.2.2(e)
Delk Exchange Ratio.........................................  ss.2.2(e)
Delk Merger.................................................  Preamble
Delk Merger Sub.............................................  Preamble
Delk Shares.................................................  ss.2.2(l)
Delk Surviving Corporation..................................  ss.1.2(e)
Designated Date.............................................  ss.5.7(ii)
Designated Person...........................................  ss.7.4(g)
Designated Change of Control................................  ss.8.8(e)(ii)
DGCL........................................................  Preamble
Effective Time..............................................  ss.1.4
employee pension benefit plan...............................  ss.4.21(d)
employee welfare benefit plan...............................  ss.4.21(d)
End Date....................................................  ss.7.4(c)
Environmental Law...........................................  ss.3.7(b)
Environmental Permit........................................  ss.3.7(b)
ERISA.......................................................  ss.4.21(d)
Escrowed Consideration......................................  ss.2.2(c)
Excess Shares...............................................  ss.2.7(b)
Exchange Agent..............................................  ss.2.5
Exchange Act................................................  ss.3.5
Exchange Fund...............................................  ss.2.5
FBCA........................................................  Preamble
GAAP........................................................  ss.3.6(b)
GLLCA.......................................................  Preamble
Governmental Entity.........................................  ss.3.5
group.......................................................  ss.8.8(c)
group health plan...........................................  ss.4.21
Hazard......................................................  Preamble
Hazard Articles of Merger...................................  ss.1.4
Hazard Base Number..........................................  ss.2.2(c)
Hazard Common Shares Trust..................................  ss.2.7(c)

                                      (vi)

DEFINED TERM                                                     SECTION
------------                                                     -------
Hazard Common Stock.........................................  ss.2.2(c)
Hazard Exchange Ratio.......................................  ss.2.2(c)
Hazard Merger...............................................  Preamble
Hazard Merger Sub...........................................  Preamble
Hazard Shares...............................................  ss.2.2(l)
Hazard Surviving Corporation................................  ss.1.2(c)
Hazardous Material..........................................  ss.3.7(b)
HSR Act.....................................................  ss.3.5
HW&E........................................................  ss.3.9
IDC.........................................................  Preamble
IDC Base Number.............................................  ss.2.2(g)
IDC Certificate of Merger...................................  ss.1.4
IDC Common Shares Trust.....................................  ss.2.7(c)
IDC Common Stock............................................  ss.2.2(g)
IDC Exchange Ratio..........................................  ss.2.2(g)
IDC Merger..................................................  Preamble
IDC Merger Sub..............................................  Preamble
IDC Shares..................................................  ss.2.2(l)
IDC Surviving Corporation...................................  ss.1.2(g)
IHD.........................................................  Preamble
IHD Assignee................................................  ss.5.23
IHD Base Number.............................................  ss.2.2(f)
IHD Certificate of Merger...................................  ss.1.4
IHD Common Shares Trust.....................................
IHD Common Stock............................................  ss.2.2(f)
IHD Exchange Ratio..........................................  ss.2.2(f)
IHD Merger..................................................  Preamble
IHD Merger Sub..............................................  Preamble
IHD Shares..................................................  ss.2.2(l)
IHD Surviving Corporation...................................  ss.1.2(f)
IHG.........................................................  Preamble
IHG Articles of Merger......................................  ss.1.4
IHG Base Number.............................................  ss.2.2(h)
IHG Common Shares Trust.....................................  ss.2.7(c)
IHG Common Stock............................................  ss.2.2(h)
IHG Exchange Ratio..........................................  ss.2.2(h)
IHG Merger..................................................  Preamble
IHG Merger Sub..............................................  Preamble
IHG Shares..................................................  ss.2.2(l)
IHG Surviving Corporation...................................  ss.1.2(f)
Impac.......................................................  Preamble
Impac Affiliate.............................................  ss.4.27
Impac Affiliate Letter......................................  ss.5.17
Impac Affiliated Companies..................................  Preamble
Impac Affiliated Merger Subs................................  Preamble
Impac Affiliated Mergers....................................  Preamble
Impac Articles of Merger....................................  ss.1.4
Impac Base Number...........................................  ss.2.2(i)
Impac Director..............................................  ss.5.19
Impac Exchange Ratio........................................  ss.2.2(i)
Impac Financial Statements..................................  ss.4.9

                                      (vii)

DEFINED TERM                                                     SECTION
------------                                                     -------
Impac Material Adverse Effect...............................  ss.8.17(c)
Impac Material Agreements...................................  ss.4.22(a)
Impac Merger................................................  Preamble
Impac Merger Sub............................................  Preamble
Impac Pension Plan..........................................  ss.4.21(d)
Impac Plans.................................................  ss.4.21(d)
Impac Related Parties.......................................  ss.4.24
Impac Related Party.........................................  ss.4.24
Impac Special Meeting.......................................  ss.5.13(a)
Impac Subsidiaries..........................................  ss.4.1
Impac Surviving Corporation.................................  ss.1.2(i)
Impac Unit..................................................  ss.2.2(i)
Impac Unit Trust............................................  ss.2.7(c)
Impac Voting Agreement......................................  Preamble
Impac Welfare Plan..........................................  ss.4.21(d)
Improvements................................................  ss.4.17(a)
incentive stock options.....................................  ss.2.8
Indemnified Parties.........................................  ss.5.21
Joint Proxy Statement.......................................  ss.5.13(a)
KBCA........................................................
knowledge...................................................  ss.8.17(d)
Law.........................................................  ss.8.17(e)
Lehman Brothers.............................................  ss.3.9
Licenses....................................................  ss.4.19
Member......................................................  ss.4.2
membership interest.........................................  ss.8.17(f)
Memphis.....................................................  Preamble
Memphis Articles of Merger..................................  ss.1.4
Memphis Base Number.........................................  ss.2.2(d)
Memphis Common Shares Trust.................................  ss.2.7(c)
Memphis Common Stock........................................  ss.2.2(d)
Memphis Exchange Ratio......................................  ss.2.2(d)
Memphis Merger..............................................  Preamble
Memphis Merger Sub..........................................  Preamble
Memphis Shares..............................................  ss.2.2(l)
Memphis Surviving Corporation...............................  ss.1.2(d)
Merger Subsidiaries.........................................  ss.1.1
Mergers.....................................................  Preamble
Milestone Date..............................................  ss.2.2(c)
multiemployer plan..........................................  ss.4.21(d)
New Delk Common Stock.......................................  ss.2.4(e)
New Hazard Common Stock.....................................  ss.2.4(c)
New IDC Common Stock........................................  ss.2.4(g)
New IHD Common Stock........................................  ss.2.4(f)
New IHG Common Stock........................................  ss.2.4(h)
New Impac Units.............................................  ss.2.4(i)
New Memphis Common Stock....................................  ss.2.4(d)
New P-Burg Common Stock.....................................  ss.2.4(b)
New Servico Common Stock....................................  ss.2.4(a)
Nomura......................................................  ss.8.8(a)
NYSE........................................................  ss.2.7(b)

                                     (viii)

DEFINED TERM                                                     SECTION
------------                                                     -------
P-Burg......................................................  Preamble
P-Burg Articles of Merger...................................  ss.1.4
P-Burg Base Number..........................................  ss.2.2(b)
P-Burg Common Shares Trust..................................  ss.2.7(c)
P-Burg Common Stock.........................................  ss.2.2(b)
P-Burg Exchange Ratio.......................................  ss.2.2(b)
P-Burg Merger...............................................  Preamble
P-Burg Merger Sub...........................................  Preamble
P-Burg Shares...............................................  ss.2.2(l)
P-Burg Surviving Corporation................................  ss.1.2(b)
Permitted Exceptions........................................  ss.4.17
Personal Property...........................................  ss.4.16
person......................................................  ss.8.17(g)
Presurrender Dividends......................................  ss.2.5
Real Property...............................................  ss.4.17(a)
Registration Statement......................................  ss.5.13(a)
Regulations.................................................  Preamble
Satisfaction Date...........................................  ss.1.3
SEC.........................................................  ss.3.6
Securities Act..............................................  ss.3.5
Servico.....................................................  Preamble
Servico Articles of Merger..................................  ss.1.4
Servico Common Shares Trust.................................  ss.2.7(c)
Servico Common Stock........................................  Preamble
Servico Constituents........................................  ss.3.2
Servico Director............................................  ss.5.19
Servico Exchange Ratio......................................  ss.2.2(a)
Servico Financial Statements................................  ss.3.6(b)
Servico Material Adverse Effect.............................  ss.8.17(h)
Servico Merger..............................................  Preamble
Servico Merger Sub..........................................  Preamble
Servico Plans...............................................  ss.5.15(a)
Servico SEC Reports.........................................  ss.3.6(a)
Servico Shares..............................................  ss.2.2(e)
Servico Special Meeting.....................................  ss.5.13(a)
Servico Subsidiaries........................................  ss.3.1
Servico Surviving Corporation...............................  ss.1.2(a)
Shares......................................................  ss.2.2(e)
SHG.........................................................  Preamble
SHG Common Stock............................................  Preamble
Special Meetings............................................  ss.5.13(a)
Stock Plans.................................................  ss.5.15(b)
subsidiaries................................................  ss.8.17(i)
subsidiary..................................................  ss.8.17(i)
Surviving Corporation.......................................  ss.1.2(b)
Surviving Corporations......................................  ss.1.2(b)
Tax.........................................................  ss.8.17(j)
Third Party.................................................  ss.7.4(j)
Trading Period Average......................................  ss.2.2(b)
Transaction.................................................  Preamble

                                      (ix)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is
made and entered into as of the      day of July, 1998, by and among Servico,
Inc., a Florida corporation ("Servico"), Lodgian, Inc., a Delaware corporation and a wholly-owned subsidiary of Servico ("SHG"), SHG-S Sub, Inc., a Florida corporation and a wholly-owned subsidiary of SHG ("Servico Merger Sub"), Impac Hotel Group, L.L.C., a Georgia limited liability company ("Impac"), SHG-I Sub, L.L.C., a Georgia limited liability company and a wholly-owned subsidiary of SHG ("Impac Merger Sub"), P-Burg Lodging Associates, Inc., a Kentucky corporation ("P-Burg"), SHG-II Sub, Inc., a Kentucky corporation and a wholly-owned subsidiary of SHG ("P-Burg Merger Sub"), Hazard Lodging Associates, Inc., a Kentucky corporation ("Hazard"), SHG-III Sub, Inc., a Kentucky corporation and a wholly-owned subsidiary of SHG ("Hazard Merger Sub"), Memphis Lodging Associates, Inc., a Florida corporation ("Memphis"), SHG-IV Sub, Inc., a Florida corporation and a wholly-owned subsidiary of SHG ("Memphis Merger Sub"), Delk Lodging Associates, Inc., a Delaware corporation ("Delk"), SHG-V Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of SHG ("Delk Merger Sub"), Impac Hotel Development, Inc., a Delaware corporation ("IHD"), SHG-VI Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of SHG ("IHD Merger Sub"), Impac Design and Construction, Inc., a Delaware corporation ("IDC"), SHG-VII Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of SHG ("IDC Merger Sub"), Impac Hotel Group, Inc., a Florida corporation ("IHG"), SHG-VIII Sub, Inc., a Florida corporation and a wholly-owned subsidiary of SHG ("IHG Merger Sub"), IHG, P-Burg, Hazard, Memphis, Delk, IHD and IDC are sometimes collectively referred to as the "Impac Affiliated Companies", P-Burg Merger Sub, Hazard Merger Sub, Memphis Merger Sub, Delk Merger Sub, IHD Merger Sub, IDC Merger Sub and IHG Merger Sub, are sometimes collectively referred to as the "Impac Affiliated Merger Subs".

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Servico and the Impac Affiliated Companies and the Manager of Impac have determined that it is in the best interests of their respective companies, shareholders and members to combine their respective businesses in a merger transaction to be effected as set forth in this Agreement (the "Transaction");

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Florida (the "FBCA") , the Delaware General Corporation Law ("DGCL"), the Kentucky Business Corporation Act ("KBCA"), and the Georgia Limited Liability Company Act (the "GLLCA"), SHG will acquire all of the common stock of Servico and each of the Impac Affiliated Companies and all of the membership interests of Impac through the merger of Servico Merger Sub with and into Servico (the "Servico Merger"), the merger of P-Burg Merger Sub with and into P-Burg (the "P-Burg Merger"), the merger of Hazard Merger Sub with and into Hazard (the "Hazard Merger"), the merger of Memphis Merger Sub with and into Memphis (the "Memphis Merger"), the merger of Delk Merger Sub with and into Delk (the "Delk Merger"), the merger of IHD Merger Sub with and into IHD (the "IHD Merger"), the merger of IDC Merger Sub with and into IDC (the "IDC Merger") and the merger of IHG Merger Sub with and into IHG (the "IHG Merger", and, collectively with the P-Burg Merger, the Hazard Merger, the Memphis Merger, the Delk Merger, the IHD Merger and the IDC Merger, the "Impac Affiliated Mergers"), and the merger of Impac Merger Sub with and into Impac (the "Impac Merger") and the shareholders and members of Servico and Impac, respectively, will receive shares of common stock, par value $.01 per share, of SHG ("SHG Common Stock") as set forth herein;

     WHEREAS, as a result of the Servico Merger, the Impac Affiliated Mergers and the Impac Merger (collectively, the "Mergers"), (i) Servico, each of the Impac Affiliated Companies and Impac will each be a wholly-owned subsidiary of SHG, (ii) the shareholders of Servico and each of the Impac Affiliated Companies, will become shareholders of SHG and (iii) the members of Impac will become shareholders of SHG;

     WHEREAS, in furtherance of the Transaction, the Board of Directors of Servico has adopted this Agreement and the Mergers as contemplated by this Agreement and has recommended that the holders of common stock, par value $.01 per share, of Servico ("Servico Common Stock") vote to approve this Agreement and the terms of the Mergers as contemplated by this Agreement;

     WHEREAS, in furtherance of the Transaction, the Board of Directors and shareholders of each of the Impac Affiliated Companies has adopted and approved this Agreement and the Mergers as contemplated by this Agreement;

     WHEREAS, in furtherance of the Transaction, the Manager of Impac has approved this Agreement and the Mergers as contemplated by this Agreement and has recommended that the members of Impac vote to approve this Agreement and the terms of the Mergers as contemplated by this Agreement;

     WHEREAS, prior to the execution of this Agreement and as an inducement to Servico to enter into this Agreement, certain members of Impac, representing in excess of fifty-one percent (51%) of the outstanding Class A Ordinary Membership Interests of Impac have entered into a voting agreement (the "Impac Voting Agreement") pursuant to which the Members, among other things, have agreed to vote in favor of the approval of this Agreement and the Mergers contemplated hereby, upon the terms and subject to the conditions set forth therein; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Servico Merger and each of the Impac Affiliated Mergers (except the IHD Merger) each qualify as a reorganization under the provisions of Sections 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder (the "Regulations"), and it is further intended that the Impac Merger and the IHD Merger each qualify as a transfer of property described in Section 351 of the Code and the Regulations thereunder.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGERS

     1.1 Formation of Merger Subsidiaries. SHG has formed Servico Merger Sub, each of the Impac Affiliated Merger Subs and Impac Merger Sub (collectively, the "Merger Subsidiaries") under the FBCA, the DGCL, the KBCA or the GLLCA, as the case may be, as wholly-owned subsidiaries of SHG. Each of the Merger Subsidiaries has been formed solely to facilitate the Mergers and shall conduct no business or activity other than in connection with the Mergers. SHG shall, and Servico shall cause SHG to, execute formal written consents under Section
607.0704 of the FBCA, Section 228 of the DGCL, Section 271B.7-040 of the KBCA, or Section 14-11-309 of the GLLCA, as the case may be, as the sole shareholder and/or member of each of the Merger Subsidiaries, approving the execution, delivery and performance of this Agreement by each of the Merger Subsidiaries.

     1.2 The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time (as defined herein), Servico Merger Sub shall be merged with and into Servico. As a result of the Servico Merger, the separate corporate existence of Servico Merger Sub shall cease and Servico shall continue as the surviving corporation of the Servico Merger as a wholly-owned subsidiary of SHG (the "Servico Surviving Corporation").

     (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KBCA, at the Effective Time, P-Burg Merger Sub shall be merged with and into P-Burg. As a result of the P-Burg Merger, the separate corporate existence of P-Burg Merger Sub shall cease and P-Burg shall continue as the surviving corporation of the P-Burg Merger as a wholly-owned subsidiary of SHG (the "P-Burg Surviving Corporation").

     (c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KBCA, at the Effective Time, Hazard Merger Sub shall be merged with and into Hazard. As a result of the Hazard Merger, the separate corporate existence of Hazard Merger Sub shall cease and Hazard shall continue as the surviving corporation of the Hazard Merger as a wholly-owned subsidiary of SHG (the "Hazard Surviving Corporation").

     (d) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Memphis Merger Sub shall be merged with and into Memphis. As a result of the Memphis Merger, the separate corporate existence of Memphis Merger Sub shall cease and Memphis shall continue as the surviving corporation of the Memphis Merger as a wholly-owned subsidiary of SHG (the "Memphis Surviving Corporation").

     (e) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Delk Merger Sub shall be merged with and into Delk. As a result of the Delk Merger, the separate corporate existence of Delk Merger Sub shall cease and Delk shall continue as the surviving corporation of the Delk Merger as a wholly-owned subsidiary of SHG (the "Delk Surviving Corporation").

     (f) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, IHD Merger Sub shall be merged with and into IHD. As a result of the IHD Merger, the separate corporate existence of IHD Merger Sub shall cease and IHD shall continue as the surviving corporation of the IHD Merger as a wholly-owned subsidiary of SHG (the "IHD Surviving Corporation").

     (g) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, IDC Merger Sub shall be merged with and into IDC. As a result of the IDC Merger, the separate corporate existence of IDC Merger Sub shall cease and IDC shall continue as the surviving corporation of the IDC Merger as a wholly-owned subsidiary of SHG (the "IDC Surviving Corporation").

     (h) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, IHG Merger Sub shall be merged with and into IHG. As a result of the IHG

Merger, the separate corporate existence of IHG Merger Sub shall cease and IHG shall continue as the surviving corporation of the IHG Merger as a wholly-owned subsidiary of SHG (the "IHG Surviving Corporation").

     (i) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GLLCA, at the Effective Time, Impac Merger Sub shall be merged with and into Impac. As a result of the Impac Merger, the separate corporate existence of Impac Merger Sub shall cease and Impac shall continue as the surviving corporation of the Impac Merger as a wholly owned subsidiary of SHG (the "Impac Surviving Corporation"; any of Servico Surviving Corporation, P-Burg Surviving Corporation, Hazard Surviving Corporation, Memphis Surviving Corporation, Delk Surviving Corporation, IHD Surviving Corporation, IDC Surviving Corporation, IHG Surviving Corporation, or Impac Surviving Corporation being separately referred to as a "Surviving Corporation" and collectively referred to as the "Surviving Corporations").

     1.3 Closing. Unless this Agreement shall have been terminated and the Mergers shall have been abandoned pursuant to Section 7.4 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transaction shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VII, at a closing (the "Closing") to be held at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida, 33130, unless another date, time or place is agreed to by Servico and Impac. The date on which all conditions set forth in Article VII have been satisfied or waived shall be referred to as the "Satisfaction Date."

     1.4 Effective Time. At the time of the Closing, the parties shall cause the Mergers to be consummated concurrently, (a) in the case of the Servico Merger, the Memphis Merger and the IHG Merger, by filing articles of merger (respectively, the "Servico Articles of Merger," the "Memphis Articles of Merger" and the "IHG Articles of Merger") with the Florida Department of State in such form as required by, and executed in accordance with the relevant provisions of, the FBCA, (b) in the case of the P-Burg Merger and the Hazard Merger, by filing articles of merger (respectively, the "P-Burg Articles of Merger" and the "Hazard Articles of Merger") with the Kentucky Department of State in such form as required by, and executed in accordance with the relevant provisions of, the KBCA, (c) in the case of the Delk Merger, the IHD Merger and the IDC Merger, by filing a certificate of merger (respectively, the "Delk Certificate of Merger," the "IHD Certificate of Merger" and the "IDC Certificate of Merger"), with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL, and (d) in the case of the Impac Merger, by filing articles of merger (the "Impac Articles of Merger") with the Secretary of State of the State of Georgia in such form as required by, and executed in accordance with the relevant provisions of, the GLLCA (the date and time of such filings, or such later date or time as set forth therein, being the "Effective Time").

     1.5 Effect of the Mergers. At the Effective Time, the effect of the Servico Merger, the Memphis Merger and the IHG Merger shall be as provided in the applicable provisions of the FBCA, the effect of the P-Burg Merger and the Hazard Merger shall be as provided in the applicable provisions of the KBCA, the effect of the Delk Merger, the IHD Merger and the IDC Merger shall be as provided in the applicable provisions of the DGCL, and the effect of the Impac Merger shall be as provided in the applicable provisions of the GLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, (a) all the property, rights, privileges, powers and franchises of Servico and Servico Merger Sub shall vest in Servico as the Servico Surviving Corporation, and all debts, liabilities and duties of Servico and Servico Merger Sub shall become the debts, liabilities and duties of Servico as the Servico Surviving Corporation, (b) all the property, rights, privileges, powers and franchises of P-Burg and P-Burg Merger Sub shall vest in P-Burg as the P-Burg Surviving Corporation, and all debts, liabilities and duties of P-Burg and P-Burg Merger Sub shall become the debts, liabilities and duties of P-Burg as the P-Burg Surviving Corporation, (c) all the property, rights, privileges, powers and franchises of Hazard and Hazard Merger Sub shall vest in Hazard as the Hazard Surviving Corporation, and all debts, liabilities and duties of Hazard and Hazard Surviving Corporation shall become the debts, liabilities and duties of Hazard as the Hazard Surviving Corporation, (d) all the property, rights, privileges, powers and franchises of Memphis and Memphis Merger Sub shall vest in Memphis as the Memphis Surviving Corporation, and all debts, liabilities and duties of Memphis and Memphis Merger Sub shall become the debts, liabilities and duties of Memphis as the Memphis Surviving Corporation, (e) all the property, rights, privileges, powers and franchises of Delk and Delk Merger Sub shall vest in Delk as the Delk Surviving Corporation, and all debts, liabilities and duties of Delk and Delk Merger Sub shall become the debts, liabilities and duties of Delk as the Delk Surviving Corporation, (f) all the property, rights, privileges, powers and franchises of IHD and IHD Merger Sub shall vest in IHD as the IHD Surviving Corporation, and all debts, liabilities and duties of IHD and IHD Merger Sub shall become the debts, liabilities and duties of IHD as the IHD Surviving Corporation, (g) all the property, rights, privileges, powers and franchises of IHG and IHG Merger Sub shall vest in IHG as the IHG Surviving Corporation, and all debts, liabilities and duties of IHD and IHD Merger Sub shall become the debts, liabilities and duties of IHD as the IHD Surviving Corporation, and (h) all the property, rights, privileges, powers and franchises of Impac and Impac Merger Sub shall vest in Impac as the Impac Surviving Corporation, and all debts, liabilities and duties of Impac and Impac Merger Sub shall become the debts, liabilities and duties of Impac as the Impac Surviving Corporation. As of the Effective Time, each of the Surviving Corporations shall be a wholly-owned subsidiary of SHG.

     1.6 Articles of Incorporation; Articles of Organization; Bylaws; Operating Agreement; Directors and Officers of the Surviving Corporations. Unless otherwise agreed by Servico and Impac before the Effective Time, at the Effective Time:

          (a) the Articles of Incorporation and the Bylaws of Servico as the Servico Surviving Corporation shall be the Articles of Incorporation and the Bylaws of Servico Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by such Articles of Incorporation or Bylaws;

          (b) the Articles of Organization and the Operating Agreement of Impac as the Impac Surviving Corporation shall be the Articles of Organization and the Operating Agreement of Impac Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by such Articles of Organization or Operating Agreement (the Operating Agreement of Impac in effect prior to the Effective Time being amended and restated in connection with and by virtue of the Impac Merger);

          (c) the Articles or Certificate of Incorporation and Bylaws of each of the Impac Affiliated Companies as the respective Surviving Corporations in the Impac Affiliated Mergers shall be the Articles or Certificate of Incorporation of each respective Impac Affiliated Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by such Articles or Certificate of Incorporation or Bylaws;

          (d) subject to the provisions of Section 5.15, the officers of each of the Surviving Corporations shall be (i) David Buddemeyer, Chief Executive Officer, (ii) Robert Cole, President and (iii) David Buddemeyer and Robert Cole shall hold the positions of Co-Chairmen of the Board of Directors, each of whom shall serve in their respective offices of each of the respective Surviving Corporations from and after the Effective Time, together with such additional officers as may be elected from time to time, in each case until their successors are elected or appointed and qualified or until their resignation or removal in accordance with each Surviving Corporation's Articles or Certificate of Incorporation and Bylaws or Articles of Organization and Operating Agreement, as the case may be; and

          (e) the directors of each of Servico Merger Sub, P-Burg Merger Sub, Hazard Merger Sub, Delk Merger Sub, Memphis Merger Sub, IHD Merger Sub, IDC Merger Sub and IHG Merger Sub, and the managers of Impac Merger Sub immediately prior to the Effective Time shall continue to serve as the directors and managers of their respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal in accordance with the Surviving Corporation's Articles or Certificate of Incorporation and Bylaws or Articles of Organization and Operating Agreement, as the case may be.

     1.7 Restated Certificate of Incorporation and Restated Bylaws of
SHG. Immediately prior to the Effective Time, SHG and Servico shall cause the Certificate of Incorporation and Bylaws of SHG to be amended and restated to read substantially in the form attached hereto as Exhibits 1.7(a) and (b), respectively.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Conversion of Securities. The manner and basis of converting the securities of Servico, P-Burg, Hazard, Memphis, Delk, IHD, IDC, IHG, and Impac and each of Servico Merger Sub, P-Burg Merger Sub, Hazard Merger Sub, Delk Merger Sub, Memphis Merger Sub, IHD Merger Sub, IDC Merger Sub, IHG Merger Sub, and Impac Merger Sub, respectively, at the Effective Time, by virtue of the Mergers, shall be as hereinafter set forth in this Article II.

     2.2 Conversion of Shares. (a) Each share of Servico Common Stock issued and outstanding immediately before the Effective Time (excluding those owned by Impac or any wholly owned subsidiary of Servico or Impac) and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for 1.000 shares of SHG Common Stock; such ratio of shares of Servico Common Stock to shares of SHG Common Stock being referred to as the "Servico Exchange Ratio").

     (b) Each share of P-Burg Common Stock, no par value per share (the "P-Burg Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of P-Burg Common Stock to shares of SHG Common Stock being referred to as the "P-Burg Exchange Ratio"). For purposes hereof, the P-Burg Exchange Ratio shall be equal to the quotient of (i) the difference between 135,580.25 (the "P-Burg Base Number") and 25,650.32 divided by (ii) the number of outstanding shares of P-Burg Common Stock; provided, however, that if the average of the closing sale prices of Servico Common Stock on the NYSE over the ten consecutive trading periods preceding the Satisfaction Date (the "Trading Period Average") is (i) less than $14.00, the P-Burg Base Number shall be equal to the product of the P-Burg Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the P-Burg Base Number shall be equal to the product of the P-Burg Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (c) Each share of Hazard Common Stock, no par value per share (the "Hazard Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of Hazard Common Stock to shares of SHG Common Stock being referred to as the "Hazard Exchange Ratio"). For purposes hereof, the Hazard Exchange Ratio shall be equal to the quotient of (i) the difference between 71,358.72 (the "Hazard Base Number") and 13,500.30 divided by
(ii) the number of outstanding shares of Hazard Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the Hazard Base Number shall be equal to the product of the Hazard Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Hazard Base Number shall be equal to the product of the Hazard Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (d) Each share of Memphis Common Stock, par value $.01 per share (the "Memphis Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of Memphis Common Stock to shares of SHG Common Stock being referred to as the "Memphis Exchange Ratio"). For purposes hereof, the Memphis Exchange Ratio shall be equal to the quotient of (i) the difference between 98,382.79 (the "Memphis Base Number") and 18,612.96 divided by

(ii) the number of outstanding shares of Memphis Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the Memphis Base Number shall be equal to the product of the Memphis Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Memphis Base Number shall be equal to the product of the Memphis Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (e) Each share of Delk Common Stock, no par value per share (the "Delk Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of Delk Common Stock to shares of SHG Common Stock being referred to as the "Delk Exchange Ratio"). For purposes hereof, the Delk Exchange Ratio shall be equal to the quotient of (i) the difference between 46,997.66 (the "Delk Base Number") and 8,891.45 divided by
(ii) the number of outstanding shares of Delk Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the Delk Base Number shall be equal to the product of the Delk Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Delk Base Number shall be equal to the product of the Delk Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (f) Each share of IHD Common Stock, no par value per share (the "IHD Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of IHD Common Stock to shares of SHG Common Stock being referred to as the "IHD Exchange Ratio"). For purposes hereof, the IHD Exchange Ratio shall be equal to the quotient of (i) the difference between 820,663.73 (the "IHD Base Number") and 155,260.71 divided by (ii) the number of outstanding shares of IHD Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the IHD Base Number shall be equal to the product of the IHD Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the IHD Base Number shall be equal to the product of the IHD Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (g) Each share of IDC Common Stock, no par value per share (the "IDC Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of IDC Common Stock to shares of SHG Common Stock being referred to as the "IDC Exchange Ratio"). For purposes hereof, the IDC Exchange Ratio shall be equal to the quotient of (i) the difference between 47,875.89 (the "IDC Base Number") and 9,057.60 divided by (ii) the number of outstanding shares of IDC Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the IDC Base Number shall be equal to the product of the IDC Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the IDC Base Number shall be equal to the product of the IDC Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (h) Each share of IHG Common Stock, par value $1.00 per share (the "IHG Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of IHG Common Stock to shares of SHG Common Stock being referred to as the "IHG Exchange Ratio"). For purposes hereof, the IHG Exchange Ratio shall be equal to the quotient of (i) the difference between 79,793.17 (the "IHG Base Number") and 15,096.00 divided by
(ii) the number of outstanding shares of IHG Common Stock; provided, however, that if the Trading Period Average is (i) less than $14.00, the IHG Base Number shall be equal to the product of the IHG Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the IHG Base Number shall be equal to the product of the IHG Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (i) Except as provided in Section 2.3(c) below, each Class A Ordinary Membership Interest of Impac (an "Impac Unit") issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for a number of shares of SHG Common Stock as determined below (such ratio of shares of Impac Units to shares of SHG Common Stock being referred to as the "Impac Exchange Ratio"). For purposes hereof, the Impac Exchange Ratio shall be equal to the quotient of (i) the difference between 6,099,347.79 (the "Impac Base Number") and 1,153,930.66, divided by (ii) the number of outstanding Impac Units minus the number of Impac Units owned by P-Burg, Hazard, Delk, Memphis, IHD, IDC and IHG; provided, however, that if the Trading Period Average is (i) less than $14.00, the Impac Base Number shall be equal to the product of the Impac Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is the Trading Period Average, and (ii) if the Trading Period Average is greater than $25.00, the Impac Base Number shall be equal to the product of the Impac Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is the Trading Period Average.

     (j) Upon satisfaction of the conditions and milestones set forth on
Schedule 2.2(C), an aggregate of an additional 1,400,000 shares of SHG Common Stock (the "Additional Shares") shall be issuable to the holders of P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and Impac Units (collectively, the "Additional Shareholders") in accordance with the methodology set forth on
Schedule 2.2(C). Certificates representing the Additional Shares shall be delivered at the Closing to the Exchange Agent (as hereinafter defined), as Escrow Agent, to be held and delivered to the Additional Shareholders upon satisfaction of the conditions and milestones set forth on Schedule 2.2(C) in accordance with an Escrow Agreement substantially in the form attached hereto as
Exhibit 2.2(c). The Escrow Agreement will provide for the Additional Shares to be released from escrow from time to time upon satisfaction of such conditions and milestones (each of such milestone dates being hereafter referred to as a "Milestone Date"). The parties agree and acknowledge that the Additional Shares will be held in escrow pending solely the satisfaction of the milestones and conditions set forth on Schedule 2.2(C) and any breach of any representation, warranty or covenant by Impac contained in this Agreement will have no effect on SHG's obligation to issue the Additional Shares to the Additional Shareholders. The parties hereto hereby agree and acknowledge that the parties have been advised that the Additional Shares will not be treated as outstanding for purposes of calculating earnings per share under applicable accounting rules and guidelines as applied by the SEC or otherwise.

     (k) At the Effective Time, each Class B Ordinary Membership Interest of Impac shall be canceled and retired and no shares of stock or other securities of SHG or either of the Surviving Corporations or any other person shall be issuable, and no payment or other calculation shall be made with respect thereto.

     (l) Commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Servico Common Stock ("Servico Shares"), P-Burg Common Stock ("P-Burg Shares"), Hazard Common Stock ("Hazard Shares"), Memphis Common Stock ("Memphis Shares"), Delk Common Stock ("Delk Shares"), IHD Common Stock ("IHD Shares"), IDC Common Stock ("IDC Shares"), IHG Common Stock, ("IHG Shares"), Impac Units (Impac Units, together with P-Burg Shares, Hazard Shares, Memphis Shares, Delk Shares, IHD Shares, IDC Shares, IHG Shares, and Servico Shares, the "Shares"), shall evidence ownership of SHG Common Stock on the basis hereinbefore set forth, but subject to the limitations set forth in Sections 2.3, 2.5, 2.7, 2.8 and 2.9 hereof.

     (m) For all purposes of this Agreement, unless otherwise specified, all shares held by employee benefit plans of Servico (i) shall be deemed to be issued and outstanding, (ii) shall not be deemed to be held in the treasury of Servico, and (iii) shall be converted into shares of SHG Common Stock in accordance with the Servico Exchange Ratio.

     2.3 Cancellation of Certain Shares and of Outstanding SHG Common Stock.

     (a) At the Effective Time, each share of Servico Common Stock owned by Impac or any wholly-owned subsidiary of Impac immediately prior to the Effective Time, shall be canceled and retired and no shares of stock or other securities of SHG or either of the Surviving Corporations or any other person shall be issuable, and no payment or other consideration shall be made, with respect thereto.

     (b) At the Effective Time, the shares of SHG Common Stock held by Servico shall be canceled and retired and no shares of stock or other securities of SHG or either of the Surviving Corporations or any other person shall be issuable, and no payment or other consideration shall be made, with respect thereto.

     (c) At the Effective Time, all Impac Units held by P-Burg, Hazard, Memphis, Delk, IHD, IDC and IHG shall be cancelled and retired and no shares of stock or other securities of SHG (including any Additional Shares) or any of the Surviving Corporations or any other person shall be issuable, and no payment or other consideration shall be made, with respect thereto.

     2.4 Conversion of Common Stock and Membership Interests of Servico Merger Sub, Impac Merger Sub and Impac Affiliated Merger Sub into Common Stock or Membership Interests of the Surviving Corporations.

     (a) At the Effective Time, each share of common stock, par value $0.01 per share, of Servico Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Servico Surviving Corporation (the "New Servico Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of Servico Merger Sub, Servico Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New Servico Common Stock created by conversion of the common stock of Servico Merger Sub owned by SHG.

     (b) At the Effective Time, each share of common stock, par value $0.01 per share, of P-Burg Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of P-Burg Surviving Corporation (the "New P-Burg Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of P-Burg Merger Sub, P-Burg Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New P-Burg Common Stock created by conversion of the common stock of P-Burg Merger Sub owned by SHG.

     (c) At the Effective Time, each share of common stock, par value $0.01 per share, of Hazard Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Hazard Surviving Corporation (the "New Hazard Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of Hazard Merger Sub, Hazard Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New Hazard Common Stock created by conversion of the common stock of Hazard Merger Sub owned by SHG.

     (d) At the Effective Time, each share of common stock, par value $0.01 per share, of Memphis Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Memphis Surviving Corporation (the "New Memphis Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of Memphis Merger Sub, Memphis Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New Memphis Common Stock created by conversion of the common stock of Memphis Merger Sub owned by SHG.

     (e) At the Effective Time, each share of common stock, par value $0.01 per share, of Delk Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Delk Surviving Corporation (the "New Delk Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of Delk Merger Sub, Delk Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New Delk Common Stock created by conversion of the common stock of Delk Merger Sub owned by SHG.

     (f) At the Effective Time, each share of common stock, par value $0.01 per share, of IHD Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of IHD Surviving Corporation (the "New IHD Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of IHD Merger Sub, IHD Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New IHD Common Stock created by conversion of the common stock of IHD Merger Sub owned by SHG.

     (g) At the Effective Time, each share of common stock, par value $0.01 per share, of IDC Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of IDC Surviving Corporation (the "New IDC Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of IDC Merger Sub, IDC Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New IDC Common Stock created by conversion of the common stock of IDC Merger Sub owned by SHG.

     (h) At the Effective Time, each share of common stock, par value $0.01 per share, of IHG Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of IHG Surviving Corporation (the "New IHG Common Stock"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the shares of the common stock of IHG Merger Sub, IHG Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New IHG Common Stock created by conversion of the common stock of IHG Merger Sub owned by SHG.

     (i) At the Effective Time, all membership interests of Impac Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of SHG, forthwith cease to exist and be converted into equivalent membership interests of Impac Surviving Corporation (the "New Impac Units"). Immediately after the Effective Time and upon surrender by SHG of the certificate representing the membership interests of Impac Merger Sub, Impac Surviving Corporation shall deliver to SHG an appropriate certificate or certificates representing the New Impac Units.

     2.5 Exchange of Shares Other Than Treasury Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, SHG shall appoint an exchange agent to effect the exchange of Shares for SHG Common Stock in accordance with the provisions of this Article II (the "Exchange Agent"). From time to time after the Effective Time, SHG shall deposit, or cause to be deposited, certificates representing SHG Common Stock for conversion of Shares in accordance with the provisions of Section 2.2 hereof (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to SHG. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of SHG Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.2 hereof, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.7 hereof, and all such shares of SHG Common Stock shall be deemed to have been issued at the Effective Time, it being agreed and acknowledged, however, that the Additional Shares shall not be deemed to be issued or outstanding until issuable on the applicable Milestone Date in accordance with the provisions of Schedule 2.2(C). Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all corporate purposes of SHG, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of SHG Common Stock into which the Shares theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of SHG Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates representing shares of SHG Common Stock issued in exchange therefor shall receive from the Exchange Agent or from SHG, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time (or, with respect to the Additional Shares, subsequent to the Milestone Date) and until such surrender shall have become payable with respect to such number of shares of SHG Common Stock ("Presurrender Dividends"). No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing Shares. After the appointment of the Exchange Agent shall have been terminated, such holders of SHG Common Stock who have not received payment of Presurrender Dividends shall look only to SHG for payment thereof. Notwithstanding the foregoing provisions of this Section 2.5, risk of loss and title to such certificates representing Shares shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any SHG Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.6 hereof.

     2.6 Stock Transfer Books. At the Effective Time, the stock transfer books of Servico with respect to Servico Shares, the stock transfer books of P-Burg with respect to P-Burg Shares, the stock transfer books of Hazard with respect to Hazard Shares, the stock transfer books of Memphis with respect to Memphis Shares, the stock transfer books of Delk with respect to Delk Shares, the stock transfer books of IHD with respect to IHD Shares, the stock transfer books of IDC with respect to IDC Shares, the stock transfer books of IHG with respect to IHG Shares and the transfer books of Impac with respect to Impac Units shall each be closed, and there shall be no further registration of transfers of Shares thereafter on the records of any such transfer books. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Servico, P-Burg, Hazard, Memphis, Delk, IHD, IDC, IHG or Impac, as the case may be, at the Effective Time, a certificate or certificates representing the number of full shares of SHG Common Stock into which such Shares shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.7 hereof, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with
Section 2.5 hereof, if the certificate or certificates representing such Shares is or are surrendered as provided in Section 2.5 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable transfer tax.

     2.7 No Fractional Share Certificates.

     (a) No scrip or fractional share certificate for SHG Common Stock shall be issued upon the surrender for exchange of certificates evidencing Shares, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a shareholder of SHG or a shareholder or member of any of the Surviving Corporations with respect to such fractional share interest.

     (b) As promptly as practicable following the Effective Time and following the applicable Milestone Date, the Exchange Agent shall determine the excess of
(i) the number of full shares of SHG Common Stock to be issued and delivered to the Exchange Agent pursuant to Section 2.5 hereof over (ii) the aggregate number of full shares of SHG Common Stock to be distributed to holders of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and Impac Units pursuant to Section 2.5 hereof (such excess being herein called the "Excess Shares"). Following the Effective Time and following the applicable Milestone Date, the Exchange Agent, as agent for the holders of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and Impac Units , shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in subsection (c) of this Section 2.7.

     (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of such exchange and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time or the applicable Milestone Date, as the case may be, as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of each of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and Impac Units, the Exchange Agent shall hold such proceeds in trust for the holders of Servico Common Stock (the "Servico Common Shares Trust"), P-Burg Common Stock (the "P-Burg Common Shares Trust"), Hazard Common Stock (the "Hazard Common Shares Trust"), Memphis Common Stock (the "Memphis Common Shares Trust"), Delk Common Stock (the "Delk Common Shares Trust"), IHD Common Stock (the "IHD Common Shares Trust"), IDC Common Stock (the "IDC Common Shares Trust"), IHG Common Stock (the "IHG Common Shares Trust") and Impac Units (the "Impac Unit Trust"). SHG shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. The Exchange Agent shall determine the portion of the Servico Common Shares Trust, the P-Burg Common Shares Trust, the Hazard Common Shares Trust, the Memphis Common Shares Trust, the Delk Common Shares Trust, the IHD Common Shares Trust, the IDC Common Shares Trust, the IHG Common Shares Trust or the Impac Unit Trust, as the case may be, to which each holder of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Servico Common Shares Trust, the P-Burg Common Shares Trust, the Hazard Common Shares Trust, the Memphis Common Shares Trust, the Delk Common Shares Trust, the IHD Common Shares Trust, the IDC Common Shares Trust, the IHG Common Shares Trust or the Impac Unit Trust, respectively, by a fraction the numerator of which is the amount of fractional share interests to which such holder of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units, as the case may be, is entitled (after taking into account all shares of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units, respectively, held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units, respectively, are entitled.

     (d) Notwithstanding the provisions of subsections (b) and (c) of this
Section 2.7, Servico may, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such subsections, cause SHG to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and/or Impac Units an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and/or Impac Units , as the case may be, held at the Effective Time by such holder) by (ii) the closing price for a share of SHG Common Stock on the NYSE Composite Transaction Tape on the first business day immediately following the Effective Time or the
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

applicable Milestone Date, as the case may be, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subsection (d). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Section 2.5 hereof.

     (e) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units, subject to and in accordance with the terms of Section 2.5 hereof.

     (f) Any portion of the Exchange Fund, the Servico Common Shares Trust, the P-Burg Common Shares Trust, the Hazard Common Shares Trust, the Memphis Common Shares Trust, the Delk Common Shares Trust, the IHD Common Shares Trust, the IDC Common Shares Trust, the IHG Common Shares Trust or the Impac Unit Trust which remains undistributed for six months after the latest Milestone Date shall be delivered to SHG, and any holder of Servico Common Stock, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock or Impac Units who has not theretofore complied with the provisions of this Article II shall thereafter look only to SHG for satisfaction of their claims for SHG Common Stock or any cash in lieu of fractional shares of SHG Common Stock and any Presurrender Dividends.

     2.8 Options to Purchase Servico Common Stock. At the Effective Time, each option or warrant granted by Servico to purchase shares of Servico Common Stock which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by SHG and converted into an option or warrant to purchase shares of SHG Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Mergers contemplated hereby):

          (a) the number of shares of SHG Common Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of Servico Common Stock subject to the original option or warrant and (y) the Servico Exchange Ratio;

          (b) the exercise price per share of SHG Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of the Servico Common Stock under the original option or warrant divided by (y) the Servico Exchange Ratio; and

          (c) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of SHG Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

     2.9 Options to Purchase Impac Units. At the Effective Time, the option granted by Impac to Robert Cole to purchase Impac Units, which option is set forth on Schedule 2.9, shall be assumed by SHG and converted into an option to purchase shares of SHG Common Stock in such number and at such exercise price as provided below, and as otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions, and restrictions may be altered in accordance with their terms as a result of the Mergers contemplated hereby):

          (a) the number of shares of SHG Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of Servico Common Stock subject to the original option and (y) .64;

          (b) the exercise price per share of SHG Common Stock under the new option shall be equal to (x) the exercise price per unit of the Impac Unit under the original option divided by (y) .64; and

          (c) upon exercise of the option by Cole, the aggregate number of shares of SHG Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

     2.10 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Servico Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock, or other securities shall be declared thereon with a record date within such period, the Impac Exchange Ratio established pursuant to the provisions of Section 2.2(b) hereof shall be adjusted accordingly to provide to the holders of Impac Units, P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock and IHG Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SERVICO

     Servico hereby represents and warrants to Impac and the Impac Affiliated Companies as follows:

          3.1 Organization, Standing and Power. Each of Servico and each direct or indirect subsidiary (including the Servico Constituents (as defined herein)) of Servico (the "Servico Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of its state of incorporation or organization, as the case may be, and has all requisite right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          3.2 Legal, Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Servico, SHG, Impac Merger Sub, Servico Merger Sub and each of the Impac Affiliated Merger Subs (collectively, the "Servico Constituents") and the consummation by Servico and the Servico Constituents of the Mergers contemplated hereby have been duly and effectively authorized by all requisite corporate action and no other corporate proceedings on the part of Servico or the Servico Constituents are necessary to authorize this Agreement or to consummate such Mergers (other than the approval of this Agreement and the Mergers contemplated hereby by the holders of a majority of the outstanding shares of Servico Common Stock entitled to vote with respect thereto at the Servico Special Meeting and the filing and recordation of the Servico Articles of Merger, the Impac Articles of Merger, the P-Burg Articles of Merger, the Hazard Articles of Merger, the Memphis Articles of Merger, the Delk Certificate of Merger, the IHD Certificate of Merger, the IDC Certificate of Merger and the IHG Certificate of Merger, as required by the FBCA, the GLLCA, the KBCA and the DGCL, as applicable). This Agreement has been duly executed and delivered by Servico and each of the Servico Constituents and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of Servico and each of the Servico Constituents, enforceable against Servico and the Servico Constituents in accordance with its terms.

          3.3 Authority to do Business. Each of Servico and the Servico Subsidiaries has the corporate power and authority and all necessary governmental approvals to own, operate and lease its properties and assets and to conduct its business as presently conducted, and is duly qualified or licensed to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or license, except where the failure to have such power, authority and governmental approvals or to be so qualified or licensed, individually or in the aggregate, would not have a Servico Material Adverse Effect.

          3.4 No Violation or Conflict. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement by Servico and each of the Servico Constituents and the consummation by Servico and each of the Servico Constituents of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Servico or any equivalent organizational documents of any Servico Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made, violate or conflict with any Law applicable to Servico or any Servico Subsidiary or by which any property or asset of Servico or any Servico Subsidiary is bound or effected, and (iii) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, cause the acceleration of performance of, permit the unilateral modification or termination of, or require any consent under, or result in the creation of any liens or other encumbrance upon any property or assets of Servico or any Servico Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a Servico Material Adverse Effect nor (B) prevent or materially delay the performance by Servico or any Servico Constituent of its material obligations pursuant to this Agreement or the consummation of the Mergers.

          3.5 Governmental Consents. The execution and delivery of this Agreement by Servico and each of the Servico Constituents does not, and the performance by Servico and each of the Servico Constituents of its obligations hereunder and the consummation of the Mergers will not, require any consent, approval, authorization or permit of, or filing by Servico or any Servico Constituent with or notification by Servico or any Servico Constituent to, any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body (a "Governmental Entity"), except
     (i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the NYSE, state takeover laws, the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing and recordation of the respective Articles or Certificates of Merger as referenced in Section 3.2 above, and as set forth on Schedule 3.5, and
     (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay the performance by Servico or any Servico Constituent of its material obligations pursuant to this Agreement and the consummation of the Mergers, or (B) individually or in the aggregate have a Servico Material Adverse Effect.

     3.6 Exchange Act Reports; Financial Statements. (a) Since January 1, 1995, Servico has timely filed all reports and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (collectively, the "Servico SEC Reports"). As of the respective dates they were filed with the SEC, the Servico SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (the "Servico Financial Statements") of Servico included in the Servico SEC Reports, as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Servico and the Servico Subsidiaries on a consolidated basis (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments which were not and are not expected, individually or in the aggregate, to have a Servico Material Adverse Effect). Any supporting schedules included in the Servico SEC Reports present fairly, in all

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

material respects, the information required to be stated therein. Such Servico Financial Statements and supporting schedules were prepared: (A) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (B) except as otherwise noted in the Servico SEC Reports, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. Other than as disclosed by the Servico Financial Statements included in the Servico SEC Reports or on Schedule 3.6 hereto, neither Servico nor any of the Servico Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since December 31, 1996 in the ordinary course of business that would not, individually or in the aggregate, have a Servico Material Adverse Effect.

     3.7 Compliance with Laws. (a) Each of Servico and the Servico Subsidiaries is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other legal requirements applicable to it, its operations or its properties, including without limitation those relating to employment, building and zoning, safety and health, and environmental matters, except where the failure to so comply, individually or in the aggregate, would not have a Servico Material Adverse Effect. Except as set forth on Schedule 3.7(A) or as would not reasonably be expected to have a Servico Material Adverse Effect, neither Servico nor any Servico Subsidiary has received notification from any Governmental Entity asserting that it may not be in compliance with, or may have violated, any of the Laws which said Governmental Entity enforces, or threatening to revoke any authorization, consent, approval, franchise, license or permit, and neither Servico nor any Servico Subsidiary is subject to any agreement or consent decree with any Governmental Entity arising out of previously asserted violations.

     (b) Without limiting the generality of Section 3.7(a), except as disclosed by the environmental audits and reports listed on Schedule 3.7, copies of which have heretofore been delivered to Impac, or as otherwise set forth on Schedule 3.7, or as will not, individually or in the aggregate, have a Servico Material Adverse Effect:

          (i) Servico and the Servico Subsidiaries are in compliance with all applicable Environmental Laws. All past noncompliance of Servico or any Servico Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and

          (ii) neither Servico nor any Servico Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Servico or any Servico Subsidiary in violation of any Environmental Law.

     For purposes of this Agreement:

          "Environmental Law" means any federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environmental or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date of this Agreement.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          "Hazardous Material" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     3.8 Legal Proceedings. Except as set forth on Schedule 3.8 or the Servico SEC Reports, neither Servico nor any of the Servico Subsidiaries is a party to any pending or, to the knowledge of Servico, threatened, legal, administrative or other proceeding, arbitration or investigation, that is or would be reasonably expected to, either individually or in the aggregate, result in a Servico Material Adverse Effect. Servico has no knowledge

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

of any set of facts which would reasonably be expected to result in any such legal, administrative or other proceeding, arbitration or investigation involving Servico or any Servico Subsidiary. Except as set forth on Schedule 3.8, neither Servico nor any of the Servico Subsidiaries is subject to any order, injunction or other judgment of any court or governmental authority which, individually or in the aggregate, could reasonably be expected to have a Servico Material Adverse Effect.

     3.9 Brokers. Other than Lehman Brothers, Inc. ("Lehman Brothers") and Hodges Ward & Elliot ("HW&E"), neither Servico nor any of the Servico Subsidiaries has employed any financial advisor, broker or finder and has not incurred and none will incur any broker's, finder's, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement. Servico has provided to Impac complete and correct copies of all agreements between Servico and Lehman Brothers pursuant to which such firm would be entitled to any payment related to the Mergers.

     3.10 Absence of Material Adverse Changes.  Except as disclosed on Schedule
3.10 or in the Servico SEC Reports, since December 31, 1996 each of Servico and the Servico Subsidiaries has conducted its businesses only in the ordinary and usual course and in a manner consistent with past practices. Except as disclosed on Schedule 3.10: (i) there has not been any Servico Material Adverse Effect;
(ii) neither Servico nor any Servico Subsidiary has engaged or agreed to engage in any of the actions described in Section 5.2(a) (except as otherwise specifically permitted therein); and (iii) there has not been any event that would reasonably be expected to prevent or materially delay the performance of Servico's material obligations pursuant to this Agreement and the consummation of the Mergers by Servico.

     3.11 Capitalization. The authorized capital stock of Servico consists of 25 million shares of Servico Common Stock, of which 21,038,995 shares were issued and outstanding as of March 20, 1998. The authorized capital stock of SHG is 75 million shares of common stock and 25 million shares of preferred stock, and the authorized capital stock of Servico Sub and Impac Sub is 1,000 shares and 100 membership interests, respectively, of which 1,000 shares and 100 membership interests, respectively, are issued and outstanding as of the date hereof. All shares of Servico's and each Servico Subsidiary's outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. No securities issued by Servico or any Servico Subsidiary from the date of its organization or incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights or the rules and regulations of the Securities Act or any Blue Sky Laws.

     3.12 Tax Matters. To the knowledge of Servico, neither Servico nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Servico Merger or any of the Impac Affiliated Mergers (except the IHD Merger) from constituting a transaction qualifying under Section 368(a) of the Code or would prevent the Impac Merger or the IHD Merger from constituting a transaction qualifying under
Section 351 of the Code. Servico is not aware of any agreement, plan or other circumstance that would prevent the Mergers from so qualifying under Section 368(a) or Section 351 of the Code.

     3.13 Title to Personal Property and Condition of Assets. Servico and the Servico Subsidiaries have good title to each item of personal (movable) property, tangible and intangible, to the extent reflected on the Servico Financial Statements and to each material item of material personal (movable) property, tangible and intangible, acquired since December 31, 1996 (other than property disposed of in the ordinary course of business consistent with past practice since December 31, 1996), free and clear of any liens or other encumbrances, except as set forth on the Servico Financial Statements or in
Schedule 3.13 hereto and except for liens arising by operation of law in favor of carriers, warehousemen, repairmen or landlords or other like liens which arise in the ordinary course of business for amounts which are not due and payable (all such personal property being hereinafter referred to as the "Servico Personal Property"). All equipment, machinery, fixtures and other Servico Personal Property owned or utilized by Servico or any Servico Subsidiary are in an operating condition and a state of maintenance and repair adequate for the conduct of their respective businesses.

     3.14 Real Property. Schedule 3.14 sets forth a true and complete list of all real property owned or leased by Servico or any Servico Subsidiary and a description of all structures, fixtures or improvements
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

("Servico Improvements") thereon has been made available to Impac (such real property and Servico Improvements, collectively, the "Servico Real Property"). Servico and/or any Servico Subsidiary has such title to the Servico Real Property as shown or described on title insurance policies or commitments made available to Impac and listed on Schedule 3.14. To the knowledge of Servico, except as disclosed in engineering reports made available to Impac or disclosed on Schedule 3.14, all Servico Improvements are in good structural condition, free of any structural or other defect or impairment which could reasonably be expected to impair in any material respect the value, utility or life expectancy of such Servico Improvements, or which might otherwise adversely affect, in any material respect, the operation thereof. Except as disclosed on Schedule 3.14, neither the whole nor any portion of the Servico Real Property is being condemned or otherwise taken by any public authority, nor is any such condemnation or taking, to the knowledge of Servico, threatened or contemplated. Servico has no information or knowledge of (a) any change contemplated in any Law, (b) any judicial or administrative action, (c) any action by adjacent landowners, or (d) any other fact or condition of any kind or character which would materially adversely affect the current use or operation of the Servico Real Property.

     3.15 Opinion of Financial Advisor. Lehman Brothers has delivered to the Board of Directors its opinion to the effect that, as of March 11, 1998, the Servico Exchange Ratio to be offered to the shareholders of Servico in the proposed Servico Merger is fair to such shareholders from a financial point of view. Lehman Brothers has authorized the inclusion of its opinion in the Joint Proxy Statement.

     3.16 Disclosure. No representation or warranty of Servico herein (including the exhibits and schedules hereto), and no certificate or notice furnished or to be furnished by or on behalf of Servico to Impac or its agents pursuant to this Agreement, contains or will, at the time it is made, contain any untrue statement of a material fact or omits or will, at the time it is made, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made.

                                   ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF IMPAC AND THE IMPAC AFFILIATED COMPANIES

     Impac and the Impac Affiliated Companies hereby jointly and severally represent and warrant to Servico as follows:

          4.1 Organization, Standing and Power. Each of Impac, each subsidiary of Impac (the "Impac Subsidiaries") and each Impac Affiliated Company is a limited liability company, limited partnership or corporation duly organized, validly existing and in good standing under the laws of the state of its organization or incorporation, as the case may be, and has all requisite right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          4.2 Members' Interest. Schedule 4.2 sets forth the name and state of residence of each record and beneficial member of Impac (a "Member"), along with the number of Impac Units each Member owns. The amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute to Impac is also set forth on Schedule 4.2. Except as set forth on Schedule 4.2, no Member of Impac has agreed to contribute any additional cash, property or services to the capital of Impac. The Members own beneficially and of record 100% of the outstanding Impac Units, representing all of the membership interests in Impac except for the one Class B Ordinary Membership Interest owned by Banc One Capital Partners III, Ltd.. Except as also set forth on Schedule 4.2 hereto, to the knowledge of Impac no written or oral agreement or understanding with Impac exists with respect to the disposition by any Member of the Impac Units, or any portion thereof, or any rights attendant or relating thereto, exists, other than this Agreement.

          4.3 Legal, Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Impac and each Impac Affiliated Company and the consummation by Impac and each Impac Affiliated Company of the Mergers contemplated hereby have been duly and effectively

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

     authorized by all requisite action and no other corporate or company proceedings on the part of Impac or any Impac Affiliated Company are necessary to authorize this Agreement or to consummate such Mergers (other than, with respect to Impac, the approval of this Agreement and the Mergers contemplated hereby by Members owning a majority of the Impac Units at the Impac Special Meeting entitled to vote with respect thereto at the Impac Special Meeting and the filing and recordation of the Impac Articles of Merger, the P-Burg Articles of Merger, the Hazard Articles of Merger, the Memphis Articles of Merger, the Delk Certificate of Merger, the IHD Certificate of Merger, the IDC Certificate of Merger and the IHG Certificate of Merger as required by the GLLCA, the FBCA, the KBCA and the DGCL, as applicable). This Agreement has been duly executed and delivered by Impac and each of the Impac Affiliated Companies and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of Impac and each of the Impac Affiliated Companies, enforceable against Impac, each of the Impac Affiliated Companies and the Members in accordance with its terms. The Members do not and will not have any dissenters' rights or other similar statutory or contractual rights to be paid the fair value of their membership interests in Impac by virtue of the Mergers. None of the shareholders of the Impac Affiliated Companies will have exercised or perfected any dissenters' rights or other similar statutory or contractual rights to be paid the fair value of their shares of any Impac Affiliated Company by virtue of the Mergers.

          4.4 Authority to do Business. Each of Impac, the Impac Affiliated Companies and the Impac Subsidiaries has all requisite power and authority and all necessary governmental approvals to own, operate and lease its properties and assets and to conduct its business as presently conducted, except where the failure to have such approvals, individually or in the aggregate, would not have an Impac Material Adverse Effect. Schedule 4.4 sets forth (i) those jurisdictions in which Impac, any of the Impac Affiliated Companies or any of the Impac Subsidiaries manage or operate facilities and/or properties and (ii) all jurisdictions in which Impac, any of the Impac Affiliated Companies or any of the Impac Subsidiaries are qualified to do business. Each of Impac, the Impac Affiliated Companies and the Impac Subsidiaries is duly qualified or licensed to transact business and is in good standing as a foreign limited liability company or foreign corporation, as the case may be, in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have an Impac Material Adverse Effect.

          4.5 Articles of Organization and Operating Agreement. Copies of the Articles of Organization and Articles or Certificate of Incorporation (certified by the appropriate public official in the state of organization or incorporation) and the Operating Agreement and Bylaws of Impac and each Impac Affiliated Company, in each case as in effect on the date hereof, have been delivered to Servico and are complete and correct as of the date hereof. The corporate minutes, written consents and records of Impac, the Impac Affiliated Companies and the Impac Subsidiaries have been delivered to Servico and are complete and correct as of the date hereof and reflect all material actions taken by the Managers, Members, Board of Directors, any committee thereof, incorporators and shareholders of each of Impac, the Impac Affiliated Companies and the Impac Subsidiaries from its respective date of incorporation or organization to the date hereof.

     4.6 Subsidiaries; Impac Affiliated Companies. (a) Schedule 4.6(A) lists all Impac Affiliated Companies and all Impac Subsidiaries, their respective jurisdictions of incorporation or organization, the number of shares of their respective capital stock or other equity or membership interests issued and outstanding, and the record owners and the amounts and percentage of ownership of such shares of capital stock or equity or membership interests. Except as set forth on Schedule 4.6, neither Impac, any Impac Affiliated Company nor any Impac Subsidiary has any equity investment in any other corporation, limited liability company, association, partnership, joint venture or other entity. Except as set forth on Schedule 4.6, all of the outstanding membership interests or shares of capital stock of each Impac Subsidiary are owned by either Impac or another Impac Subsidiary, free and clear of all liens or other encumbrances.

     (b) Except as described on Schedule 4.6(B), the sole assets of the Impac Affiliated Companies are Impac Units and none of the Impac Affiliated Companies have any liabilities whatsoever. None of the Impac
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

Affiliated Companies presently conduct any business or operations and, from the date hereof, none of the Impac Affiliated Companies shall conduct any business or commence any operations whatsoever other than passive ownership of Impac Units. None of the Impac Affiliated Companies are subject to and there is no basis for assertion against any Impac Affiliated Company of, any claim, liability, commitment or obligation of any nature, whether absolute, accrued, contingent or otherwise.

     4.7 No Violation or Conflict. Except as set forth on Schedule 4.7, the execution, delivery and performance of this Agreement by Impac and the Impac Affiliated Companies and the consummation by Impac and the Impac Affiliated Companies of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Articles of Organization, Articles or Certificate of Incorporation, Operating Agreement or Bylaws of Impac, any Impac Affiliated Company or any equivalent organizational documents of any Impac Subsidiary or any Impac Affiliated Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.8 have been obtained and all filings and notifications described in Section 4.8 have been made, violate or conflict with any Law applicable to Impac, any Impac Affiliated Company or any Impac Subsidiary or by which any property or asset of Impac, any Impac Affiliated Company or any Impac Subsidiary is bound or effected, and (iii) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, permit the unilateral modification or termination of, or require any consent under, or result in the creation of any liens or other encumbrance upon any property or assets of Impac, any Impac Affiliated Company or any Impac Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have an Impac Material Adverse Effect nor (B) prevent or materially delay the performance by Impac or any Impac Affiliated Company of its obligations pursuant to this Agreement or the consummation of the Mergers.

     4.8 Governmental Consents. The execution and delivery of this Agreement by each of Impac and the Impac Affiliated Companies does not, and the performance by each of Impac and the Impac Affiliated Companies of its obligations hereunder and the consummation of the Mergers will not, require any consent, approval, authorization or permit of, or filing by Impac or any Impac Affiliated Company with or notification by Impac or any Impac Affiliated Company to, any Governmental Entity, except (i) as set forth on Schedule 4.8; (ii) the premerger notification requirements of the HSR Act and the filing and recordation of the respective Articles and Certificates of Merger as referenced in Section 4.3 above; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not
(A) prevent or materially delay the performance by Impac of its obligations pursuant to this Agreement and the consummation of the Mergers or (B) individually or in the aggregate, have an Impac Material Adverse Effect. Neither Impac, any Impac Affiliated Company nor any Impac Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

     4.9 Impac Statements. Impac has previously delivered to Servico a true and complete copy of the balance sheets of Impac, IHD and the Impac Subsidiaries as of December 31, 1995, 1996 and 1997 and March 31, 1998, and the related statements of income, cash flows and changes in member's equity of Impac, IHD and the Impac Subsidiaries for the fiscal years ended December 31, 1995, 1996 and 1997 and March 31, 1998, including any related notes, certified (except for the March 31, 1998 Financial Statements) without qualification, by Pricewaterhouse Coopers LLP, Impac's independent public accountants, pursuant to their audit of the financial records of Impac, IHD and the Impac Subsidiaries (collectively, the "Impac Financial Statements"). The Impac Financial Statements present fairly, in all material respects, Impac's, IHD's and the Impac Subsidiaries' combined financial condition, assets, liabilities, equity, results of operations and cash flows at the dates and for the periods specified in those statements in accordance with GAAP applied on a consistent basis. Other than as disclosed by the Impac Financial Statements or on Schedule 4.9, neither Impac nor any of the Impac Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a combined balance sheet of Impac, IHD and the Impac Subsidiaries or in the notes thereto, prepared in accordance with

GAAP, other than non-material liabilities, commitments or obligations incurred by Impac or the Impac Subsidiaries, since March 31, 1998 in the ordinary course of business consistent with past practices to persons other than Managers, Members or other affiliates of Impac, or any material unrealized or anticipated losses from any commitments of Impac or the Impac Subsidiaries and, to Impac's knowledge, there is no reasonable basis for assertion against Impac or any of the Impac Subsidiaries of any such liability, commitment, obligation or loss. The Impac Financial Statements included in the Registration Statement of SHG and Joint Proxy Statement of Servico and Impac will satisfy the requirements of Regulation S-X promulgated by the SEC.

     4.10 Compliance with Laws. (a) Except as set forth on Schedule 4.10(A), each of Impac, the Impac Affiliated Companies and the Impac Subsidiaries is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other legal requirements applicable to it, its operations or its properties, including, without limitation, those relating to employment, building, zoning, safety and health, and environmental matters, except where the failure to so comply, individually or in the aggregate, would not have an Impac Material Adverse Effect. Except as set forth on Schedule 4.10(A) or as would not reasonably be expected to have an Impac Material Adverse Effect, neither Impac, any Impac Affiliated Company, nor any Impac Subsidiary has received notification from any Governmental Entity asserting that it may not be in compliance with, or may have violated, any of the Laws which said Governmental Entity enforces, or threatening to revoke any authorization, consent, approval, franchise, license or permit, and neither Impac, any Impac Affiliated Company, nor any Impac Subsidiary is subject to any agreement or consent decree with any Governmental Entity arising out of previously asserted violations.

     (b) Without limiting the generality of Section 4.10(a), except as disclosed by the environmental audits and reports listed on Schedule 4.10, copies of which have heretofore been delivered to Servico, or as otherwise set forth on Schedule 4.10, or as would not, individually or in the aggregate, have an Impac Material Adverse Effect:

          (i) Each of Impac, the Impac Affiliated Companies and the Impac Subsidiaries are in compliance with all applicable Environmental Laws. All past noncompliance of Impac, any Impac Affiliated Company or any Impac Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and

          (ii) neither Impac, any Impac Affiliated Company nor any Impac Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Impac, any Impac Affiliated Company or any Impac Subsidiary in violation of any Environmental Law.

     4.11 Legal Proceedings. Except as set forth on Schedule 4.11, neither Impac, any Impac Affiliated Company nor any Impac Subsidiary is a party to any pending or, to the knowledge of Impac, threatened, legal, administrative or other proceeding, arbitration or investigation, that is or would be reasonably expected to, individually or in the aggregate, result in an Impac Material Adverse Effect. Neither Impac nor any Impac Affiliated Company has any knowledge of any set of facts which would reasonably be expected to result in any such legal, administrative or other proceeding, arbitration or investigation involving Impac, any Impac Affiliated Company or any Impac Subsidiary. Except as set forth on Schedule 4.11, neither Impac, any Impac Affiliated Company nor any Impac Subsidiary is subject to any order, writ, injunction, decree, judgment, stipulation, determination or award entered by or with any Governmental Entity which could, individually or in the aggregate, reasonably be expected to have an Impac Material Adverse Effect.

     4.12 Brokers. Other than Allen & Company Incorporated ("Allen & Company"), Bear, Stearns & Co. Inc. and HW&E, neither Impac, any Impac Affiliated Company nor any Impac Subsidiary has employed any financial advisor, broker or finder in connection with the transactions contemplated by this Agreement and has not incurred and none will incur any broker's, finder's, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement. Impac has provided to Servico complete and correct copies of all agreements between Impac and Allen & Company pursuant to which such firm would be entitled to any payment related to the Mergers. Notwithstanding the foregoing, Impac may retain another financial advisor to advise it in connection with the transactions
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

contemplated by this Agreement provided (i) the aggregate amount of all fees, commissions or expenses owing to all financial advisors and brokers engaged by Impac or any Impac Subsidiary in connection with the transactions contemplated by this Agreement shall in no event exceed $3.6 million and (ii) neither Impac, any Impac Affiliated Company nor any Impac Subsidiary shall enter into any agreement with any financial advisor which would, following the Closing, obligate Impac, any Impac Affiliated Company, any Impac Subsidiary, their respective successors and assigns, Servico or SHG to utilize such financial advisor or its affiliates in connection with any other transactions.

     4.13 Absence of Material Adverse Changes. Except as set forth on Schedule 4.13, since March 31, 1998: (i) each of Impac, IHD and the Impac Subsidiaries has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and the business of each of the Impac Affiliated Companies (other than IHD) has been limited to the passive ownership of Impac Units or Holdings Units; (ii) there has not been any Impac Material Adverse Effect, (iii) there has not been any event that would reasonably be expected to prevent or materially delay the performance of Impac's or any Impac Affiliated Company's material obligations pursuant to this Agreement and the consummation of the Mergers by Impac and the Impac Affiliated Companies; and (iv) neither Impac, any Impac Affiliated Company nor any Impac Subsidiary has engaged or agreed to engage in any of the actions described in Section 5.1 (except as otherwise specifically permitted in Section 5.1).

     4.14 Capitalization. The only membership interests in Impac are the Class A Ordinary Membership Interests and one Class B Ordinary Membership Interest. The authorized capital stock of P-Burg consists of 200 shares of P-Burg Common Stock, of which 200 shares are issued and outstanding; the authorized capital stock of Hazard consists of 2,000 shares of Hazard Common Stock, of which 2,000 shares are issued and outstanding; the authorized capital stock of Memphis consists of 100,000 shares of Memphis Common Stock, of which 100,000 shares are issued and outstanding; the authorized capital stock of Delk consists of 100 shares of Delk Common Stock, of which 100 shares are issued and outstanding; the authorized capital stock of IHD consists of 2,000 shares of IHD Common Stock, of which 2,000 shares are issued and outstanding; the authorized capital stock of IDC consists of 2,000 shares of IDC Common Stock, of which 2,000 shares are issued and outstanding; and the authorized capital stock of IHG consists of 100 shares of IHG Common Stock, of which 100 shares are issued and outstanding. All such membership interests and each of the Impac Affiliated Companies' and Impac's Subsidiaries' membership interests, partnership interests or outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. No interests or securities issued by Impac, any Impac Affiliated Company or any Impac Subsidiary from the date of its organization or incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights or the rules and regulations of the Securities Act or any Blue Sky Laws. There are no dividends or distributions which have accrued or been declared but are unpaid on the membership interests or capital stock of Impac, any Impac Affiliated Company or any Impac Subsidiary. All Taxes required to be paid in connection with the issuance by Impac, any Impac Affiliated Company or any Impac Subsidiary of its respective membership interests or capital stock have been paid.

     4.15 Rights, Warrants, Options. Except as set forth on SCHEDULE 4.15, there are no outstanding: (i) securities or instruments convertible into or exercisable for any of the capital stock or other equity or membership interests of Impac, any Impac Affiliated Company or any Impac Subsidiary; (ii) options, warrants, subscriptions or other rights to acquire capital stock or other equity or membership interests of Impac, any Impac Affiliated Company or any Impac Subsidiary; (iii) debt securities with any voting rights or convertible into securities with voting rights; or (iv) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to any capital stock or other equity or membership interests of Impac, any Impac Affiliated Company or any Impac Subsidiary, or the issuance or repurchase by Impac, any Impac Affiliated Company or any Impac Subsidiary of any capital stock or other equity or membership interests of Impac, any Impac Affiliated Company or any Impac Subsidiary, any such securities or instruments convertible into or exchangeable for capital stock or other equity or membership interests of Impac, any Impac Affiliated Company or any Impac Subsidiary or any such options, warrants or rights.

     4.16 Title to Personal Property and Condition of Assets. Impac and the Impac Subsidiaries have good title to each item of personal (movable) property, tangible and intangible, to the extent reflected on the
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

March 31, 1998 Impac Financial Statements and to each item of material personal (movable) property, tangible and intangible, acquired since March 31, 1998 (other than non-material property disposed of in the ordinary course of business consistent with past practice since March 31, 1998 to persons who are not Managers or Members or other affiliates of Impac), free and clear of any liens or other encumbrances, except as set forth on the March 31, 1998 Impac Financial Statements or in Schedule 4.16 hereto and except for liens arising by operation of law in favor of carriers, warehousemen, repairmen or landlords or other like liens which arise in the ordinary course of business for amounts which are not due and payable (all such personal property being hereinafter referred to as the "Personal Property"). All equipment, machinery, fixtures and other Personal Property owned or utilized by Impac or any Impac Subsidiary are in an operating condition and in a state of maintenance and repair adequate for the conduct of their respective businesses. Except for leasehold interests and other leased properties specifically identified in either Schedule 4.16 or 4.17 hereto, and except for equipment leases or other personal property leases with annual lease payments of less than $20,000 or which are terminable by Impac or any Impac Subsidiary without penalty or payment of any additional consideration upon less than 90 days notice, there are no assets owned by any third party which are used in the operations or the business of Impac or any Impac Subsidiary, as presently conducted or proposed to be conducted. The Impac Affiliated Companies do not own or lease any real or personal property or other assets, other than Impac Units or Holdings Units, all of which are held free and clear of any liens or other encumbrances.

     4.17 Real Property. (a) Schedule 4.17(A) hereto sets forth a true and complete list of all real property owned or leased by Impac or any Impac Subsidiary, together with a brief description of all structures, fixtures or improvements ("Improvements") thereon (such real property and Improvements, collectively, the "Real Property"). Impac and/or an Impac Subsidiary owns good and marketable title to the Real Property, free and clear of all liens, mortgages, security interests, pledges, liens, conditional sales agreements, claims, restrictions, reservations, covenants, encumbrances, charges, restraints on transfer, or any other material title defect of any nature, other than liens for real property taxes not yet due and other than those matters specifically disclosed on Schedule 4.17(A) or any title insurance policies or commitments provided to Servico and listed on Schedule 4.17(A), which matters, individually or in the aggregate, do not adversely impair, in any material respect, the marketability of the Real Property as it is now used by Impac or any Impac Subsidiary (the "Permitted Exceptions"). Except as disclosed on Schedule 4.17(A), all Improvements are in good structural condition, free of any structural or other defect or impairment which might impair in any material respect the value, utility, or life expectancy of such Improvements, or which might otherwise adversely affect, in any material respect, the operation thereof. Except as disclosed on any surveys delivered to Servico or in title commitments listed on Schedule 4.17(A), none of the Improvements encroach onto adjoining land or onto any easements and there is no encroachment of improvements from adjoining land onto any of the Real Property. To the knowledge of Impac, except as specifically disclosed on the title insurance policies, commitments or surveys listed on Schedule 4.17(A), (i) none of the Real Property is located in an area identified by any Governmental Entity as having special flood or mud slide hazards or wetlands and (ii) there are no soil or geological conditions which might impair or adversely affect in any material respect the current use of any of the Real Property. Except as disclosed on Schedule 4.17(A), neither the whole nor any portion of the Real Property is being condemned or otherwise taken by any public authority, nor is any such condemnation or taking, to the knowledge of Impac, threatened or contemplated. Except as disclosed on Schedule 4.17(A), no portion of any of the Real Property is affected by any outstanding special assessments or impact fees imposed by any Governmental Entity. Except for any Permitted Exceptions, no commitments relating to the Real Property have been made to any Governmental Entity, utility company, school board, church or other religious body or any homeowner or homeowners association, merchant's association or any other organization, group or individual which would impose an obligation upon Impac or any Impac Subsidiary or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property; and no Governmental Entity has imposed any requirement that any owner of the Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the Real Property. Impac has no information or knowledge of (a) any change contemplated in any Law, (b) any judicial or administrative action, (c) any action by adjacent landowners, or (d) any other fact or condition of

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

any kind or character which would materially adversely affect the current use or operation of the Real Property. Neither any Manager or Member nor any of their affiliates owns or leases, directly or indirectly, any adjacent property to the Real Property. Except as disclosed on Schedule 4.17(A), neither the air rights over the Real Property nor any other "development rights" with respect to the Real Property have been assigned, transferred, leased or encumbered.

     (b) Schedule 4.17(B) hereto sets forth a true and complete list of those portions of the Real Property whereon Impac or any Impac Subsidiary is constructing new hotel projects (the "Construction Projects"), together with a brief description of the Improvements to be constructed thereon, the stage of completion, and projected completion date. Schedule 4.17(B) further sets forth a true and complete list of all construction contracts (including all material amendments thereto) with respect to each of the Construction Projects (the "Construction Contracts"). Except as set forth on Schedule 4.17(B) all of the Construction Contracts are in full force and effect as of the date hereof; there are no material defaults thereunder; to the knowledge of Impac, all of the contractors under the Construction Contracts are duly licensed in the states where such Construction Contracts are being performed; there are full payment and performance bonds for each Construction Contract, and as of the date hereof no claims have been made against any surety under such payment and performance bonds; all payments currently due have been made under the Construction Contracts; and Impac or an Impac Subsidiary has available through existing credit lines or other existing financing or equity, the funds necessary to complete each of the Construction Projects and to pay the balance due under each of the respective Construction Contracts.

     4.18 Intangible Property. Except as would not, individually or in the aggregate, have an Impac Material Adverse Effect, Impac, the Impac Affiliated Companies and the Impac Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of Impac, the Impac Affiliated Companies and the Impac Subsidiaries as currently conducted and Impac is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the respective businesses of Impac, the Impac Affiliated Companies and the Impac Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have an Impac Material Adverse Effect. To the knowledge of Impac, there are no infringements of any proprietary rights owned by or licensed by or to Impac, the Impac Affiliated Companies or any Impac Subsidiary that, individually or in the aggregate, would have an Impac Material Adverse Effect.

     4.19 Governmental Authorizations. Except as disclosed on Schedule 4.19, Impac, the Impac Affiliated Companies and the Impac Subsidiaries have in full force and effect all authorizations, consents, approvals, franchises, certificates, operating authorities, licenses and permits required under applicable Law (collectively referred to as "Licenses") for the ownership of Impac's, the Impac Affiliated Companies' and the Impac Subsidiaries' respective properties, for the existing construction of all Construction Projects, and the operation of their respective businesses as presently operated, except where the failure to have any such Licenses would not reasonably be expected to have an Impac Material Adverse Effect.

     4.20 Insurance. Schedule 4.20 sets forth a list and description of all insurance policies existing as of the date hereof providing insurance coverage of any nature to Impac, any Impac Affiliated Company or any Impac Subsidiary. All such policies are in full force and effect, are valid and enforceable in accordance with their terms and are sufficient for compliance with all Impac Material Agreements, except where the failure to so comply would not have an Impac Material Adverse Effect.

     4.21 Employment Matters.  (a) Labor Relations.  Except as set forth on
Schedule 4.21(A), none of the managers or employees of Impac or any Impac Subsidiary is represented by any labor union, and neither Impac nor any Impac Subsidiary is subject to any labor or collective bargaining agreement. None of the Impac Affiliated Companies have any employees. Except as set forth on
Schedule 4.21(A), none of the managers or employees of Impac or any Impac Subsidiary is known by Impac to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Impac and the Impac

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

Subsidiaries have not experienced any material strike, work stoppage or labor disturbance with any group of employees or managers, and to Impac's knowledge, no set of facts exists which would reasonably be expected to lead to any of the foregoing events.

     (b) Employment Policies. Except as set forth on Schedule 4.21(B), Impac has provided to Servico all of Impac's and the Impac Subsidiaries' employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment.

     (c) Employment Agreements. Except as set forth on Schedule 4.21(C) and except for agreements that have terms of less than one year involving less than $75,000 or annual payments of less than $75,000, there are no employment, consulting, severance or indemnification agreements, or to the knowledge of Impac, material understandings or arrangements between Impac or any Impac Subsidiary and any manager, officer, director, consultant or employee. Except as set forth on Schedule 4.21(C), the terms of employment or engagement of all managers, employees, agents, consultants and professional advisors of Impac or any Impac Subsidiary are such that their employment or engagement may be terminated by not more than two weeks' notice given at any time without liability for payment of compensation or damages, except as required by applicable Law.

     (d) Employee Benefit Plans. Except as set forth on Schedule 4.21(D), there are no pension, retirement, stock or equity purchase, stock or equity bonus, stock or equity ownership, stock or equity option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment or arrangement maintained by or binding upon Impac, any Impac Affiliated Company or any Impac Subsidiary for any of their managers, directors, officers, consultants, employees or former employees (the "Impac Plans"). Neither Impac, any Impac Affiliated Company nor any Impac Subsidiary maintains any funded welfare plans. Schedule 4.21(D) also identifies each Impac Plan which constitutes an "employee pension benefit plan" ("Impac Pension Plan") or an "employee welfare benefit plan" ("Impac Welfare Plan"), as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"). None of the Impac Plans is a "multiemployer plan," as such term is defined in ERISA, or is subject to Title IV of ERISA.

     Impac has delivered to Servico current, accurate and complete copies of each Impac Plan (including all other instruments relating thereto) and, to the extent applicable, summary plan descriptions therefor and, to the extent applicable, copies of their most recent (i) Internal Revenue Service determination letter and any outstanding request for a determination letter;
(ii) Form 5500 and attached Schedule B (including any related actuarial valuation report) with respect to the last three plan years for each Impac Plan;
(iii) certified financial statements; (iv) attorney's response to an auditor's request for information; (v) collective bargaining agreements or other such contracts; (vi) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association which is implementing such Impac Plan; and (vii) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Impac Plan that is a "group health plan" as defined in Code Section 5000(b)(1).

     Each Impac Pension Plan has been determined to be qualified under Section 401(a) of the Code and, except as disclosed on Schedule 4.21(D) to Impac's knowledge, no facts or circumstances exist which could result in the revocation of such qualification. Except as disclosed on Schedule 4.21(D), each Impac Plan has been administered in all material respects in accordance with its terms and the Code, and each Impac Pension Plan and Impac Welfare Plan has been administered in all material respects in accordance with ERISA. The assets of each Impac Pension Plan are at least equal in value to the present value of the accrued benefits of participants of such Plan. Except as disclosed on Schedule 4.21(D), no facts or circumstances exist which could reasonably be expected to give rise to any liability of any Impac Plan, Impac, any Impac Affiliated Company, Servico, SHG or any subsidiary thereof to any person other than routine claims for benefits and for the fees and expenses of third parties arising in the ordinary course of business which were incurred in connection with the maintenance of such plans. Impac has paid all amounts required under applicable Law,

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

any Impac Pension Plan and any Impac Welfare Plan to be paid as a contribution to each Impac Pension Plan and Impac Welfare Plan through the date hereof. Except as disclosed on Schedule 4.21(D), neither Impac, any Impac Affiliated Company, any Impac Subsidiary, nor, to the knowledge of Impac, any other person has engaged in any transaction or taken any other action with respect to any Impac Plan which would subject Impac, Servico, SHG, any Impac Affiliated Company or any subsidiary thereof to: (i) any Tax, penalty or liability for prohibited transactions under ERISA or the Code; (ii) any Tax under Code Sections 4971, 4972, 4976, 4977 or 4979; or (iii) a penalty under ERISA Sections 502(c) or 502(l). None of Impac, any Impac Affiliated Company or any Impac Subsidiary, or any manager, director, officer or employee of Impac, any Impac Affiliated Company or any Impac Subsidiary, to the extent it or he is a fiduciary with respect to any Impac Pension Plan or Impac Welfare Plan, has breached any of its or his responsibilities or obligations imposed upon fiduciaries under ERISA or the Code or which could result in any claim being made under, by or on behalf of any Impac Pension Plan or Impac Welfare Plan or any participant or beneficiary thereof which would reasonably be expected to result in an Impac Material Adverse Effect. Each Impac Welfare Plan which is a group health plan within the meaning of Code Section 5000(b)(1) complies in all material respects with and in each and every case has complied in all material respects with the applicable requirements of Code Section 4980B and Part 6 of Title I of ERISA and does not benefit retirees, except as otherwise required by law. As of the date thereof, there was no accrued vacation or sick leave payable to any person by Impac, any Impac Affiliated Company or any Impac Subsidiary which is not reflected in the Impac Financial Statements. None of the items disclosed on Schedule 4.21(d) could reasonably be expected to have an Impac Material Adverse Effect.

     (e) Personnel. Schedule 4.21(E) sets forth: (i) the names of all managers and officers of Impac, each Impac Affiliated Company and each Impac Subsidiary; and (ii) the names and job designations of all employees of Impac and each Impac Subsidiary whose salary (including bonuses) exceeds $100,000 per annum. Except as disclosed in the Impac Financial Statements and except for unpaid base compensation accrued in the ordinary course of business consistent with past practice since September 30, 1997, there are no material sums due to any employees, officers, directors or managers of Impac, any Impac Affiliated Company or any Impac Subsidiary.

     4.22 Material Agreements. (a) Schedule 4.22 sets forth a list of the following written and oral agreements, arrangements or commitments (collectively, the "Impac Material Agreements") to which either Impac, any Impac Affiliated Company or any Impac Subsidiary is a party or by which it or any of its respective assets are bound which are or would reasonably be expected to be material to the financial position or results of operations of Impac, IHD and the Impac Subsidiaries on a consolidated basis, including, but not limited to, any: (i) contract, commitment, or agreement (a) resulting in a commitment for expenditure or other obligation, or which provides for the receipt of amounts involving in excess of $250,000, or a series or related contracts, commitments or agreements that in the aggregate give rise to rights or liabilities exceeding such amounts or (b) binding any Impac Affiliated Entity or any of its respective assets, regardless of amount; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment relating to the borrowing of money, encumbrance of assets or guaranty of any obligation in excess of $250,000; (iii) licensing, franchise or royalty agreements or agreements providing for other similar rights or agreements with third parties involving annual royalty payments in excess of $250,000; (iv) agreements which restrict Impac, any Impac Affiliated Company or any Impac Subsidiary from engaging in any line of business or from competing with any other person or entity anywhere in the world; (v) agreements or arrangements for the sale of any of the assets, property or rights of Impac, any Impac Affiliated Company or any Impac Subsidiary or requiring the consent of any party to the transfer and assignment of such assets, property and rights, except for agreements or arrangements to sell products or services in the ordinary course of business consistent with past practices; (vi) agreement, contract or arrangement with any affiliate of Impac, any Impac Affiliated Company or any Impac Subsidiary or any affiliate of any manager, officer, director or employee of Impac, any Impac Affiliated Company or any Impac Subsidiary involving in excess of $60,000; (vii) any indemnification, contribution or similar agreement or arrangement pursuant to which Impac, any Impac Affiliated Company or any Impac Subsidiary may be required to make any indemnification or contribution to any other person except to the extent provided in the Articles of Organization or Operating Agreement of Impac as in effect on the date hereof; or (viii) any other material contract, agreement or instrument which cannot be terminated without penalty to Impac, any Impac Affiliated Company or any Impac Subsidiary, upon the provision of not greater than 30 days notice. True and correct copies of all written agreements listed on Schedule 4.22 have been furnished or made available to Servico.

     (b) Except as set forth on Schedule 4.22 or Schedule 4.24, all Impac Material Agreements have been entered into on an "arms-length" basis with parties who are not affiliates of Impac, any Impac Affiliated Company or any Impac Subsidiary. The Impac Material Agreements are each in full force and effect and are the valid and legally binding obligations of Impac, the applicable Impac Affiliated Company or the applicable Impac Subsidiary which is a party to same and, to Impac's or any Impac Affiliated Company's knowledge, have not been breached by any of the other parties thereto, except for those breaches which would not, individually or in the aggregate, reasonably be expected to have an Impac Material Adverse Effect, and are valid and binding obligations of the other parties thereto. Neither Impac, any Impac Affiliated Company nor any Impac Subsidiary is in default under its Articles of Organization or Articles of Incorporation or Operating Agreement or Bylaws or in material default or alleged material default under any Impac Material Agreement to which it is a party, and, to the knowledge of Impac, no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

     4.23 List of Accounts.  Schedule 4.23 sets forth, as of the date hereof:
(i) the name of each bank or other institution in which Impac, any Impac Affiliated Company or any Impac Subsidiary maintains an account (cash, securities or other) or safe deposit box; and (ii) the account number of the relevant account and a description of the type of account.

     4.24 Related Party Transactions.  Except as set forth on Schedule 4.22 or
4.24 or reflected in the Impac Financial Statements, no director, officer, manager, or other affiliate of Impac, any Impac Affiliated Company or any Impac Subsidiary, (individually an "Impac Related Party" and collectively the "Impac Related Parties") or any affiliate of any Impac Related Party: (i) owns, directly or indirectly, any interest in any person which is a competitor of Impac, any Impac Affiliated Company or any Impac Subsidiary, except for the ownership of not more than 5% of the outstanding stock of any company listed by a national stock exchange or the Nasdaq National Market; (ii) owns, directly or indirectly, in whole or in part, any material property, asset (other than cash) or right, real, personal or mixed, tangible or intangible, which is associated with or necessary in the operation of the business of Impac, any Impac Affiliated Company or any Impac Subsidiary, as presently conducted; or (iii) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement to which Impac, any Impac Affiliated Company or any Impac Subsidiary is bound or is a party.

     4.25 Tax Matters. (a) Except as set forth on Schedule 4.25(A), all federal, state, local and foreign Tax returns and Tax reports, if any, required to be filed with respect to the business or assets of Impac, the Impac Affiliated Companies and the Impac Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all of the foregoing as filed are true, correct and complete, and reflect accurately all liability for Taxes of Impac, the Impac Affiliated Companies and the Impac Subsidiaries for the periods for which such returns relate; and all amounts shown as owing thereon have been paid. Except as set forth on Schedule 4.25(A), none of such returns or reports have been audited by any governmental authority.

     (b) All Taxes, if any, payable by Impac, the Impac Affiliated Companies and the Impac Subsidiaries or relating to or chargeable against any of their assets, revenues or income through March 31, 1998, were fully paid by such date or provided for by adequate reserves in the Impac Financial Statements, and all similar items due through the Closing will have been fully paid by that date or provided for by adequate reserves on the books of Impac, the Impac Affiliated Companies and the Impac Subsidiaries.

     (c) Except as set forth on Schedule 4.25(C), none of Impac, any of the Impac Affiliated Companies nor any of the Impac Subsidiaries will have any liability with respect to any such Taxes including, but not limited to, interest and/or penalties, in excess of the amount so paid or the reserves so established on the books of Impac, the Impac Affiliated Companies and the Impac Subsidiaries. Except as set forth on Schedule 4.25(C), neither Impac, any of the Impac Affiliated Companies nor any of the Impac Subsidiaries is delinquent in the payment of any Tax. No deficiencies for any Tax have been asserted against Impac, any of the Impac

Affiliated Companies or any of the Impac Subsidiaries with respect to any Taxes which have not been paid, settled or adequately provided for and there exists no basis for the making of any such deficiency, assessment or charge. None of the items disclosed on Schedule 4.25(c) could reasonably be expected to have an Impac Material Adverse Effect.

     (d) Except as set forth on Schedule 4.25(D), neither Impac, any of the Impac Affiliated Companies nor any of the Impac Subsidiaries has waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to federal, state, local or foreign taxation.

     4.26 Qualifying Transaction. To the knowledge of Impac, neither Impac, any of the Impac Affiliated Companies nor any of their respective affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Servico Merger, or any of the Impac Affiliated Mergers (except the IHD Merger) from constituting a transaction qualifying under
Section 368(a) of the Code or would prevent the Impac Merger or the IHD Merger from constituting a transaction qualifying under Section 351 of the Code. Impac is not aware of any agreement, plan or other circumstance that would prevent the Mergers from so qualifying under Section 368(a) and Section 351 of the Code.

     4.27 Affiliates. Schedule 4.27 sets forth the names and addresses of those persons who may be deemed to be "affiliates" of Impac or any of the Impac Affiliated Companies within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Impac Affiliate").

     4.28 Opinion of Financial Advisor. Allen & Company has delivered to the Manager its opinion to the effect that the Impac Exchange Ratio is fair to the Members from a financial point of view. Allen & Company has authorized the inclusion of its opinion in the Joint Proxy Statement.

     4.29 Disclosure. No representation or warranty of Impac or any Impac Affiliated Company herein (including the exhibits and schedules hereto), and no certificate furnished or to be furnished by or on behalf of Impac or any Impac Affiliated Company to Servico or its agents pursuant to this Agreement, contains or will, at the time it is made, contain any untrue statement of a material fact or omits or will, at the time it is made, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made.

                                   ARTICLE V

                                   COVENANTS

     5.1 Interim Operations of Impac and the Impac Affiliated Companies. During the period from the date of this Agreement to the Effective Time, Impac shall, and shall cause each Impac Subsidiary to, operate its business only in the usual and ordinary course consistent with past practices and (i) use reasonable good faith efforts to preserve intact its business organization and goodwill in all material respects, (ii) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof, and (iii) use reasonable good faith efforts to maintain its relationships with franchisors, licensors, distributors, suppliers and others with which it has business relations. During such period, none of the Impac Affiliated Companies shall conduct any business or commence any operations other than the passive ownership of Impac Units. Except as otherwise expressly contemplated herein (including the provisions of Section 4.12) or set forth on Schedule 5.1, without the written consent of Servico, which consent shall not be unreasonably withheld or delayed, Impac shall not, nor shall it cause or permit any Impac Subsidiary to, and no Impac Affiliated Company shall (i) amend or otherwise change its Articles of Organization or Articles or Certificate of Incorporation or Operating Agreement or Bylaws or other charter documents; (ii) issue, sell or authorize for issuance or sale, any membership interests or shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or other equity interests or any subscriptions, options, warrants, rights or convertible securities or enter into any agreements or commitments of any character obligating it to issue or sell any such membership interests, securities or other equity interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of its membership interests or any shares of capital stock or other equity interests or any option, warrant or other right to purchase or acquire any such shares, membership interests or other equity interests or return all or any portion of any capital contributions; (iv) enter into any commitment
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or transaction (including, but not limited to, any capital expenditure or sale of assets), other than in the ordinary course of business consistent with past practices; provided, however, that no commitment or transaction involving the receipt or potential receipt of in excess of Five Hundred Thousand Dollars ($500,000) or payment or potential payment of in excess of Five Hundred Thousand Dollars ($500,000) shall be entered into without the prior written consent of Servico, which shall not be unreasonably withheld or delayed; (v) create, incur or assume any long-term indebtedness or short-term indebtedness or indebtedness for borrowed money (including purchase money financing), except in the ordinary course of business consistent with past practices under an existing loan availability (but in no event in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) more than is currently owed and outstanding as of the date hereof) and except for indebtedness in the amounts and for the purposes indicated on Schedule 5.1, or any lien, pledge, mortgage or other encumbrance affecting any of its assets; (vi) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise) which involve payments or commitments to make payments which exceed normal business operating requirements, consistent with past practice; (vii) cancel any debts or waive any claims or rights other than the cancellation of immaterial debts or waiver of immaterial claims, in the ordinary course of business and consistent with past practice, of persons who would not be deemed affiliates of Impac or any Impac Subsidiary; (viii) make any loans, advances or capital contributions to, or investments in financial instruments of, any person or entity other than capital contributions to Impac Subsidiaries consistent with past practices; (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity other than immaterial assumptions, guarantees or endorsements made in the ordinary course of business and consistent with past practice in favor of persons who would not be deemed affiliates of Impac or any Impac Subsidiary; (x) grant any increase in the compensation payable or to become payable to any of its managers, officers, employees or consultants or establish, adopt or increase any bonus, insurance or other employee benefit plan, payment or arrangement made to, for or with any such persons or pay any bonus to any manager, officer, director or employee, other than increases in the compensation or bonuses payable to such persons (other than Robert Cole or Robert Flanders), in the ordinary course of business and consistent with past practice; (xi) enter into any employment agreement or grant any severance or termination pay with or to any manager, officer or director or, except in the ordinary course of business consistent with past practices, any employee; (xii) declare or pay any dividend or other distribution (whether in cash, stock, membership interests or other property) with respect to is membership interests or capital stock; (xiii) alter in any material way the manner of keeping its books, accounts or records or its accounting practices therein reflected; (xiv) enter into any agreement which would be an Impac Material Agreement or terminate or materially amend any existing Impac Material Agreement; (xv) enter into any indemnification, contribution or similar agreement requiring it to indemnify any other person or entity or make contributions to any other person or entity other than immaterial indemnification, contribution or similar agreements made in the ordinary course of business and consistent with past practice with persons who would not be deemed affiliates of Impac, any Impac Affiliated Company or any Impac Subsidiary; (xvi) do any act, or omit to do any act, or permit, to the extent within Impac's control, any act or omission to act which would cause a material violation or breach of any of the representations, warranties or covenants of Impac or any Impac Affiliated Company set forth in this Agreement; (xvii) enter into any agreement or take any action which could have an Impac Material Adverse Effect (financial or otherwise); or (xviii) agree, whether in writing or otherwise, to do any of the foregoing.

     5.2 Interim Operations of Servico. (a) During the period from the date of this Agreement to the Effective Time, Servico shall, and shall cause each Servico Subsidiary to, operate its business only in the usual and ordinary course consistent with past practices and shall (i) use reasonable good faith efforts to preserve intact its business organization and goodwill in all material respects, (ii) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof, and (iii) use reasonable good faith efforts to maintain its relationships with franchisors, licensors, distributors, suppliers and others with which it has business relations. Except as otherwise expressly contemplated herein or set forth on Schedule 5.2, without the written consent of Impac, which consent shall not be unreasonably withheld or delayed, Servico and the Servico Subsidiaries shall not (i) do any act, or omit to do any act, or permit, to the extent within Servico's control, any act or omission to act which could cause a material violation or breach of any of the representations, warranties or covenants of Servico set forth in this Agreement; (ii) enter into any agreement or take any action which could have a Servico Material Adverse Effect (financial or otherwise); (iii) enter into any commitment or transaction which would be dilutive to Servico's earnings per share in the fiscal year in which such transaction is consummated; (iv) enter into any commitment or transaction outside of the ordinary course of Servico's business requiring the payment of in excess of Two Million Dollars ($2,000,000) or create, incur or assume indebtedness in excess of Five Million Dollars ($5,000,000) other than in connection with or related to the acquisition, operation or renovation of hotel or hotel related properties; (v) issue or sell any shares of its Common Stock or securities convertible into its Common Stock other than either pursuant to or in connection with (A) options granted to directors or employees or shares issued pursuant to currently outstanding options or warrants and (B) transactions involving shares representing no more than ten percent (10%) of Servico's outstanding Common Stock; or (vi) agree, whether in writing or otherwise, to do any of the foregoing.

     (b) During the period from the date of this Agreement to the Effective Time, in the event that Servico determines to acquire hotels and related properties for an aggregate purchase price of more than One Hundred Million Dollars ($100,000,000) (excluding any hotels currently under contract such as the AMI Operating Partners, L.P. properties), then Servico shall promptly notify Impac. If Impac reasonably determines that such acquisitions will result in a Material Adverse Effect or materially change the nature of Servico's operations, then Impac may exercise its right to terminate this Agreement pursuant to
Section 7.4(i) of this Agreement.

     5.3 Access. (a) Servico Access. Servico shall: (i) afford to Impac and its agents and representatives reasonable access to the properties, books, records and other information of Servico and the Servico Subsidiaries, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as to not unreasonably interfere with normal business operations; (ii) use its reasonable efforts to cause Servico's personnel, without unreasonable disruption of normal business operations, to assist Impac in its investigation of Servico and the Servico Subsidiaries pursuant to this Section 5.3(a); and (iii) furnish promptly to Impac all information and documents concerning the business, assets, liabilities, properties and personnel of Servico and Servico Subsidiaries as Impac may from time to time reasonably request. In addition, from the date of this Agreement until the Closing, Servico shall cause one or more of its officers to confer on a regular basis with the Manager of Impac and to report on the general status of Servico's ongoing operations.

     (b) Impac Access. Impac and each Impac Affiliated Company shall: (i) afford to Servico and its agents and representatives full access to the properties, books, records and other information of Impac, the Impac Affiliated Companies and the Impac Subsidiaries, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as to not unreasonably interfere with normal business operations;
(ii) use its reasonable efforts to cause Impac's personnel, without unreasonable disruption of normal business operations, to assist Servico in its investigation of Impac, the Impac Affiliated Companies and the Impac Subsidiaries pursuant to this Section 5.3(b); and (iii) furnish promptly to Servico all information and documents concerning the business, assets, liabilities, properties and personnel of Impac, the Impac Affiliated Companies and the Impac Subsidiaries as Servico may from time to time reasonably request. In addition, from the date of this Agreement until the Closing, Impac shall cause one or more of its managers or officers to confer on a regular basis with officers of Servico and to report on the general status of Impac's ongoing operations.

     5.4 Consents. Each of Impac, the Impac Affiliated Companies and Servico agrees to cooperate with each other, file, submit or request promptly after the date of this Agreement and to prosecute diligently any and all applications or notices required to be filed or submitted to any Governmental Entity, including those specified in Sections 3.5 and 4.8. Each of Impac, the Impac Affiliated Companies and Servico shall promptly make available to the other such information as each of them may reasonably request relating to its business, assets, liabilities, properties and personnel as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any Governmental Entity, and shall update by amendment or supplement any such information given in writing. Each of Impac, the Impac Affiliated Companies, on the one hand, and Servico, on the other hand, represents and warrants to the other
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

that such information, as amended or supplemented, shall be true and not misleading. Each of Impac, the Impac Affiliated Companies and Servico shall promptly provide the other with copies of all filings made with Governmental Entities in connection with this Agreement.

     5.5 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its control to cause to be fulfilled those conditions precedent to its obligations to consummate the Merger. The parties shall use reasonable efforts to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement.

     5.6 Notification. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or threatened occurrence, of (i) any event that, with the lapse of time or notice or both, would constitute a violation or breach of this Agreement by such party, (ii) any event that would cause any representation or warranty made by such party in this Agreement to be false or misleading in any respect; and (iii) any other matter which may occur from and after the date of this Agreement which, if existing on the date of such Agreement, would have been required to be disclosed herein. The updating of any schedule pursuant to this Section 5.6 shall not be deemed to release any party for the breach of any representation, warranty or covenant hereunder or of any other liability arising hereunder.

     5.7 No Solicitation. Except for the transactions contemplated by this Agreement, unless and until this Agreement shall have been terminated, neither Impac nor any Impac Affiliated Company shall (nor shall it permit any of its managers, officers, directors, agents or affiliates to) enter into a binding agreement to sell all or substantially all of the business, assets or capital stock or membership units of Impac, any Impac Affiliated Company or any Impac Subsidiary, whether by merger, purchase of assets or otherwise (a "Competing Transaction") and shall not, directly or indirectly:

          (i) from the period from the date of this Agreement to May 1, 1998, except as required by Law or under an appropriate confidentiality agreement, disclose any non-public information or any other information not customarily disclosed to any person or entity concerning the business or assets of Impac, any Impac Affiliated Company and any Impac Subsidiary or afford to any person or entity (other than Servico and its designees) access to the books or records of Impac or any Impac Subsidiary; and

          (ii) after May 1, 1998 or such later date during which Servico is actively negotiating with any Designated Person or enters into active negotiations with any other third party with respect to any offer or proposal regarding a Change of Control (such date being hereinafter referred to as the "Designated Date"), solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of the business, assets or capital stock or membership interests of Impac, any Impac Affiliated Company or any Impac Subsidiary, whether by merger, purchase of assets or otherwise, or, except as required by Law, disclose any nonpublic information or any other information not customarily disclosed to any person or entity concerning the business and assets of Impac, any Impac Affiliated Company and any Impac Subsidiary, afford to any person or entity (other than Servico and its designees) access to the books or records of Impac, any Impac Affiliated Company or any Impac Subsidiary or otherwise assist or encourage any person or entity in connection with any of the foregoing. In the event Impac or any Impac Affiliated Company shall receive or become aware of any offer or proposal of the type referred to in the foregoing provision, Impac shall promptly inform Servico as to any such offer or proposal.

     5.8 Confidentiality. The parties acknowledge that all confidential or proprietary information with respect to the business and operations of the other party and their respective subsidiaries is valuable, special and unique. The parties shall not disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the other party or any of their respective subsidiaries, without the prior written consent of the other party, including without limitation, information as to the financial condition, results of operations, customers, suppliers, proposed projects, projects under development, services, services under development, inventions, sources, leads or methods of obtaining new business or projects, pricing methods or formulas, costs, marketing strategies or any other information relating to Impac, any Impac Affiliated Company or Servico or any of their respective
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

subsidiaries, which could reasonably be regarded as confidential or proprietary, but not including information which (i) is or shall become generally available to the public, other than as a result of an unauthorized disclosure by any of the parties or any of its affiliates, (ii) becomes available to the other party on a nonconfidential basis from a source other than a party to this Agreement, provided such source is not in violation of a confidentiality agreement with the party providing such information or (iii) is required to be disclosed by law or by the rules and regulations of the NYSE. The covenants of the parties contained in this Section 5.8 shall survive any termination of this Agreement.

     5.9 Publicity. The parties agree to consult and cooperate with each other in issuing any press release or other public announcement or making any governmental filing concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any Governmental Entity which it is by Law or pursuant to the rules and regulations of the NYSE so obligated to disclose or from making any disclosure which its independent outside counsel (which may be such party's regularly engaged outside counsel) deems (in the case of non-governmental filings, in writing) necessary in order to fulfill such party's disclosure obligations under applicable law, or the rules and regulations of the NYSE.

     5.10 Letters of Accountants. Each of Servico and Impac shall use all reasonable efforts to cause to be delivered to the other a "comfort" letter of each of Ernst & Young L.L.P. and Pricewaterhouse Coopers LLP, respectively, each such letter dated and delivered as of the date the Registration Statement shall have become effective and as of the Effective Time, and addressed to Servico and Impac, respectively, in form and substance reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with mergers such as those contemplated by this Agreement.

     5.11 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Mergers to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Servico Merger or any of the Impac Affiliated Mergers (except the IHD Merger) from qualifying as a reorganization under the provisions of Section 368(a) of the Code or the Impac Merger or the IHD Merger as a transfer of property described in Section 351 of the Code. In the event that the Mergers shall fail to qualify as transactions under the provisions of
Section 351 and 368(a) of the Code, as the case may be, then the parties hereto agree to negotiate in good faith to restructure the Mergers in order that they shall qualify as tax-free transactions under the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporations, Servico, Impac, the Impac Affiliated Companies, SHG nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Mergers to fail to qualify as a reorganization under Section 368(a) of the Code or as a transfer of property described in Section 351 of the Code, as the case may be.

     5.12 Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Servico and Impac shall jointly prepare and SHG shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of SHG (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of (A) the SHG Common Stock to be issued to Servico's and each of the Impac Affiliated Companies' shareholders pursuant to the Servico Merger and the Impac Affiliated Mergers and (B) the SHG Common Stock to be issued to Impac's Members pursuant to the Impac Merger, and (ii) the Joint Proxy Statement with respect to the Mergers relating to the special meeting of each of Servico's shareholders (the "Servico Special Meeting") and Impac's Members (the "Impac Special Meeting" and, together with the Servico Special Meeting, the "Special Meetings") to be held to consider the approval of this Agreement and the Mergers contemplated hereby (such document, together with any amendments thereto, the "Joint Proxy Statement"). Copies of the Joint Proxy Statement shall be provided to the NYSE in accordance with the rules of such exchange. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of SHG Common Stock pursuant to the Mergers. Servico, Impac or the Impac Affiliated Companies, as the case may be, shall furnish all information concerning Servico, Impac or the Impac Affiliated Companies (including updated financial information as required by Regulation S-X) as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the shareholders of Servico and the Impac Affiliated Companies and the Members of Impac. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the NYSE, (iii) the Securities Act and (iv) the FBCA and the GLLCA.

     (b)(i) The Joint Proxy Statement shall include the adoption of the Mergers and recommendation of the Board of Directors of Servico to Servico's shareholders that they vote in favor of approval of this Agreement and the Mergers contemplated hereby. In addition, the Joint Proxy Statement shall include the opinion of Lehman Brothers referred to in Section 3.15.

     (ii) The Joint Proxy Statement shall reflect (A) the approval of the Mergers and recommendation of the Manager of Impac to Impac's Members that they vote in favor of approval of this Agreement and the Mergers contemplated hereby and (B) the adoption and approval of the Mergers by the Board of Directors and the requisite percentage of the shareholders of each of the Impac Affiliated Companies. In addition, the Joint Proxy Statement shall include the opinion of Allen & Company referred to in Section 4.28.

     (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of Servico and Impac, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the SHG Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of any request by the SEC or the NYSE for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by Impac or any Impac Affiliated Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Members of Impac and the shareholders of Servico and the Impac Affiliated Companies, (iv) the time of the Impac Special Meeting, (v) the time of the Servico Special Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Impac, any Impac Affiliated Company or any Impac Subsidiary, or their respective managers, officers or directors, should be discovered by Impac or any Impac Affiliated Company that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Impac shall promptly inform Servico.

     (e) The information supplied by Servico for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Servico and the Impac Affiliated Companies and the Members of Impac, (iv) the time of the Impac Special Meeting, (v) the time of the Servico Special Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Servico or any Servico Subsidiary, or their respective officers or directors, should be discovered by Servico that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Servico shall promptly inform Impac.

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     5.13 Special Meetings.  Impac shall call and hold the Impac Special Meeting and Servico shall call and hold the Servico Special Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement pursuant to the Joint Proxy Statement and the Mergers contemplated hereby, and each of Servico and Impac shall use its reasonable efforts to hold the Special Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Impac shall use its reasonable efforts to solicit from its Members, proxies in favor of the approval of this Agreement and the Mergers contemplated hereby pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of Members required by the GLLCA. Servico shall use its reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Mergers contemplated hereby pursuant to the Joint Proxy Statement, and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required by the FBCA or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of shareholders or Members required by applicable Law and such party's Articles of Incorporation or Articles of Organization and Bylaws or Operating Agreement to effect the Mergers.

     5.14 Employee Benefits Matters. (a) Except as otherwise provided herein, each benefit plan of Servico (the "Servico Plans") and the Impac Plans in effect as of the Effective Time shall be maintained in effect with respect to the employees or former employees of Servico and the Servico Subsidiaries, on the one hand, and of Impac and the Impac Subsidiaries, on the other hand, respectively, who are covered by such benefit plans immediately prior to the Closing until SHG otherwise determines after the Effective Time; provided, however, that nothing contained herein shall limit any reserved right in any Servico Plan or Impac Plan to amend, modify, suspend, revoke or terminate any such plan.

     (b) With respect to any Servico Plan or benefit plan of SHG under which the delivery of Servico Common Stock or SHG Common Stock, as the case may be, is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), SHG shall take all corporate action necessary or appropriate to
(i) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to enable such plan to comply with Rule 16b-3 promulgated under the Exchange Act,
(ii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of SHG Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such plan and (iii) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8, as appropriate (or any successor or other appropriate forms), with respect to the shares of SHG Common Stock subject to such plan to the extent such registration statement is required under applicable law, and SHG shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. Further, SHG shall reserve for issuance under a stock option plan approved by the Board of Directors of SHG, that number of shares of SHG Common Stock which equals seven and one-half percent (7 1/2%) of the Base Number, such options to be granted to certain employees of Impac or any Impac Subsidiary. SHG agrees that such options shall be granted to such employees effective as of the Closing and in the names and respective allocations determined by the Board of Directors of SHG after consideration of recommendations from Robert Cole and the grants of stock options made to employees in comparable positions at Servico and the Servico Subsidiaries. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act, SHG shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (c) Without limiting the applicability of the foregoing or of Section 2.8 hereof, each of the parties hereto shall take all actions as are necessary to ensure that Servico and Impac shall not be, at the Effective Time, bound by any options, stock or equity appreciation rights, warrants or other rights or agreements which would entitle any person, other than SHG, to own any capital stock or interests of the Surviving Corporations or to receive any payment in respect thereof, and all Servico Plans conferring any rights with respect to shares or other capital stock or interests of Servico shall be deemed hereby to be amended to be in conformity with this Section 5.14.

     5.15 Executive Officers. At the Effective Time, subject to the Bylaws of SHG and each of the Surviving Corporations (i) David A. Buddemeyer shall hold the position of Chief Executive Officer of SHG and each of the Surviving Corporations, (ii) Robert S. Cole shall hold the position of President of SHG and each of the Surviving Corporations and (iii) David Buddemeyer and Robert Cole shall hold the positions of Co-Chairmen of the Board of Directors of SHG and each of the Surviving Corporations. If any of such persons is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of SHG or the Surviving Corporations in accordance with their respective Bylaws.

     5.16 Affiliates. Each of Impac and the Impac Affiliated Companies shall use its reasonable efforts to deliver or cause to be delivered to Servico, prior to the Effective Time, an affiliate letter in the form attached hereto as
Exhibit 5.16 (the "Impac Affiliate Letter"), executed by each of the Impac Affiliates identified in Schedule 4.27. The foregoing notwithstanding, SHG shall be entitled to place legends in the form specified in the Impac Affiliate Letter on the certificates evidencing any of the SHG Common Stock to be received by (i) any Impac Affiliate or (ii) any person Servico reasonably identifies (by written notice to Impac) as being a person who may be deemed an "affiliate" within the meaning of Rule 145 of the rules and regulations of the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for the SHG Common Stock, consistent with the terms provided for in the Impac Affiliate Letter, regardless of whether such person has executed an Impac Affiliate Letter and regardless of whether such person's name and address appear on SCHEDULE 4.27.

     5.17 Headquarters. The corporate headquarters of SHG shall initially be located in Atlanta, Georgia.

     5.18 Post-Merger SHG Board of Directors. At the Effective Time, the total number of persons serving on the Board of Directors of SHG shall be eight (unless otherwise agreed in writing by Servico and Impac prior to the Effective
Time), five of whom shall be Servico Directors, two of whom shall be Impac Directors and one of whom shall be selected by both Impac and Servico. The initial directors of SHG and the initial allocations of the directors among the three classes of directors shall, at the Effective Time, be as follows: The Board of Directors shall be divided into three classes, designated as Class I to initially serve for one year, Class II to initially serve for two years and Class III to initially serve for three years. The initial directors of SHG shall allocate the directors among the three classes as follows: (i) Class I shall consist of two directors, comprised of Peter R. Tyson and the person mutually selected as provided above; (ii) Class II shall consist of three directors, comprised of Joseph C. Calabro, Michael Levin and John Lang; and (iii) Class III shall consist of three directors, comprised of David Buddemeyer, Robert S. Cole and Richard H. Weiner. Such directors shall serve as the directors of SHG from and after the Effective Time in accordance with the Restated Certificate of Incorporation and Bylaws of SHG until their successors are elected or appointed and qualified or until their resignation or removal. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of SHG is unable or unwilling to serve in such position, the company that selected such person shall designate another person to serve in such person's stead. From and after the Effective Time, the composition of the Board of Directors shall be determined in accordance with the Restated Certificate of Incorporation and Bylaws of SHG. The term "Impac Director" means any person serving as a Manager or executive officer of Impac on the date hereof who become a director of SHG at the Effective Time; and the term "Servico Director" means any person serving as a director or executive officer of Servico on the date hereof who is designated by Servico become a director of SHG at the Effective Time.

     5.19 Stock Exchange Listings. Each of the parties hereto shall use its reasonable efforts to obtain, prior to the Effective Time, the approval for listing on the NYSE, effective upon official notice of issuance, of the shares of SHG Common Stock into which the Shares will be converted pursuant to Article II hereof and which will be issuable upon exercise of options pursuant to
Section 2.8 hereof.

     5.20 Indemnification. (a) From and after the Effective Time, SHG agrees that it will, and will cause the Surviving Corporations to, indemnify and hold harmless each present and former director, manager, member, officer and agent of Servico and Impac (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the

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

Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Servico or Impac, as the case may be, would have been permitted under Florida or Georgia law, as the case may be, and its articles of incorporation, articles of organization, operating agreement or bylaws in effect on the date hereof to indemnify such Indemnified Party (and SHG and the Surviving Corporations shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) For a period of six (6) years after the Effective Time, SHG shall maintain or shall cause the Surviving Corporations to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Servico or Impac directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Servico and Impac to each other ) with coverage in amount and scope at least as favorable as Servico's or Impac's existing coverage; provided that in no event shall SHG or the Surviving Corporations be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Servico or Impac for such coverage; and if such premium would at any time exceed 200% of such amount, then SHG or the Surviving Corporations shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

     (c) The provisions of this Section 5.20 are intended to be an addition to the rights otherwise available to the current officers, directors and managers of Servico and Impac by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     5.21 Guarantees. SHG shall use its reasonable efforts (without the requirement to pay any fee or adversely modify the terms of any agreement) to obtain a release of any individuals from liability as guarantor of Impac's or any Impac Subsidiary's obligations to third parties under those franchise agreements and related documentation identified on Schedule 5.21. In any event, SHG shall indemnify and hold harmless each such individual guarantor from and against any liability such guarantor may incur after the Effective Time under such guarantees as a result of Impac's or any Impac Subsidiary's failure to satisfy its obligations under such franchise agreements or related documentation.

     5.22 Registration Rights. Pursuant to, and subject to the provisions of, a Registration Rights Agreement, the form of which is set forth as Exhibit 5.22 hereto, SHG shall grant certain "piggy-back" registration rights to those Members of Impac who receive SHG Common Stock in the Mergers and who (i) as a result of the Mergers, become subject to the restrictions on the sale of such SHG Common Stock pursuant to Rule 145 of the rules and regulations of the Securities Act and (ii) would be prohibited from selling, over a twelve month period, all of their respective shares of SHG Common Stock so received in the Mergers by virtue of the volume limitations set forth in paragraph (d)(i) of Rule 145 incorporating paragraph (e) of Rule 144 promulgated by the SEC under the Securities Act.

     5.23 Termination of Development Agreement; Use of Affiliated Names. Impac shall, prior to Closing, cause the termination of that certain Development Agreement between Impac and IHD, dated March 10, 1998, as assigned by IHD to a newly-formed corporation owned by the shareholders of IHD (the "IHD Assignee") without any cost or liability of any kind to Impac and shall take all other action necessary to ensure that, after the Closing, neither Impac nor any Impac Subsidiary has any further obligation of any kind, contingent or otherwise, including any payment obligation, to the IHD Assignee after the Closing other than the payment of up to a 4% development fee upon the acquisition by SHG, after the Closing of any of the hotels or properties identified on SCHEDULE 5.23; provided, however, that in no event shall the aggregate amount of development fees payable to the IHD Assignee exceed $2.5 million. Additionally, Impac shall cause all affiliates of Impac (other than any Impac Subsidiary) and all affiliates of each Impac Subsidiary to, within sixty (60) days after the Closing, cease using any and all tradenames and any other names, trademarks, logos or tradedress containing the word "Impac" and, as applicable, to file an appropriate amendment to its charter documents changing its name to a name which does not use or include the name "Impac" or any similar name.

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

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.1 Survival of the Representations and Warranties. The representations and warranties of Impac, the Impac Affiliated Companies and Servico contained in this Agreement shall terminate at the Closing.

     6.2 Investigation. Notwithstanding any provisions contained herein to the contrary, the representations, warranties, covenants and agreements of this Agreement shall not be affected or diminished in any way by the receipt of any notice pursuant to Section 5.6 or by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate or exhibit delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties for purposes of this Agreement.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     7.1 Mutual Conditions Precedent. The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental Consents. All material consents and approvals required by Governmental Entities for the consummation of the transactions contemplated by this Agreement shall have been obtained, including without limitation, the expiration or termination of any notice and waiting period under the HSR Act. All of such consents and approvals shall have been obtained without the imposition of any conditions which would materially adversely affect SHG's ability to operate Servico, any Impac Affiliated Company, Impac or any of their subsidiaries following the Closing.

          (b) No Litigation. No litigation, arbitration or other proceeding shall be pending or, to the knowledge of the parties, threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

          (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

          (d) Listing of Exchange Shares. SHG shall have obtained approval for listing on the NYSE of the shares of SHG Common Stock to be issued in the Mergers.

          (e) Corporate Approvals. The shareholders of Servico and the Members of Impac shall have approved this Agreement and the Mergers in accordance with the FBCA and the GLLCA, respectively.

          (f) Opinion of Servico's Tax Counsel. Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. shall have issued its opinion, such opinion dated on or about the date hereof and on or about the date of the Closing, addressed to SHG, Servico, Impac and the Impac Affiliated Companies, based upon customary representations of Servico, Impac and the Impac Affiliated Companies and customary assumptions, to the effect that the Servico Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Servico, Servico Merger Sub and SHG shall be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect;

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

          (g) Opinion of Impac's Tax Counsel. Powell, Goldstein, Frazer & Murphy, LLP shall have issued its opinion, such opinion dated on or about the date hereof and on or about the date of the Closing, addressed to SHG, Servico, Impac and the Impac Affiliated Companies, based upon customary representations of Servico, Impac and the Impac Affiliated Companies and customary assumptions, to the effect that the Impac Merger and the IHD Merger will be treated for federal income tax purposes as a transfer of property described in Section 351 of the Code, and each of the Impac Affiliated Mergers (except the IHD Merger) will be treated for federal income tax purposes as a reorganization qualifying under Section 368(a) of the Code and that each of the Impac Affiliated Companies (except IHD), each of the Impac Affiliated Merger Subs (except IHD Merger Sub) and SHG shall be a party to a reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect;

          (h) Comfort Letters. Each of Coopers & Lybrand and Ernst & Young shall have delivered the comfort letters referred to in Section 5.10.

     7.2 Conditions Precedent to the Obligations of Servico. The obligations of Servico to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Representations and Warranties True. Each of the representations and warranties of Impac and the Impac Affiliated Companies contained herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for such representations and warranties qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same force and effect as though made on and as of such date.

          (b) Performance. Each of Impac and the Impac Affiliated Companies shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by if prior to or at the Closing.

          (c) No Material Adverse Effect. There shall not have occurred any event or condition which has adversely affected or may adversely affect in any material respect the condition (financial or otherwise) of Impac and the Impac Subsidiaries, taken as a whole or, or any of the Impac Affiliated Companies or their respective assets, liabilities (whether absolute, accrued, contingent or otherwise), earnings, business, prospects or operations.

          (d) Consents. Impac shall have obtained all material authorizations, consents, waivers and approvals as may be required in connection with the consummation of the transactions contemplated hereby, including, without limitation, any consents required to be obtained in connection with those instruments and agreements listed on Schedule 4.7 hereto and consents necessary to enable the business and operations of Impac after consummation of the transactions contemplated hereby to continue to be conducted in the same manner as currently conducted. Each such consent shall have been obtained without the imposition of any adverse terms or conditions or without the imposition of any significant cost.

          (e) Opinion of Counsel. Servico shall have received from Powell, Goldstein, Frazer & Murphy, LLP ("PGFM"), legal counsel to Impac and each of the Impac Affiliated Companies, an opinion letter, dated the Closing Date, in form and substance reasonably satisfactory to Servico, with respect to the matters set forth in Exhibit 7.2(e) to this Agreement, including an opinion that no membership interests or other securities issued by Impac, any Impac Affiliated Company or any Impac Subsidiary from the date of its organization or incorporation to the date hereof were issued in violation of the rules and regulations of the Securities Act or Blue Sky Laws. The opinion of PGFM regarding the issuance of membership interests or other securities of any Impac Affiliated Company or any Impac Subsidiary may be limited to issuances occurring after PGFM first acted as legal counsel for Impac, any Impac Affiliated Company or any Impac Subsidiary.

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

          (f) Certificates. Each of Impac and the Impac Affiliated Companies shall have delivered to Servico a certificate executed by its Manager or President, dated as of the Closing, certifying in such detail as Servico may reasonably request, that (i) the conditions specified in Sections 7.2(a) and (b) (insofar as they are to be performed by Impac or any Impac Affiliated Company) have been fulfilled and (ii) attached to such certificate is a true and correct copy of the resolutions or consents of the shareholders of each of the Impac Affiliated Companies and the Members authorizing and approving the execution, delivery and performance of this Agreement by Impac and the Impac Affiliated Companies, respectively. Servico shall also have received (i) a certificate of Secretary as to the incumbency and signatures of the officers of each of Impac and the Impac Affiliated Companies executing this Agreement and the Articles and Certificates of Merger of each of Impac and the Impac Affiliated Companies with respect to the Impac Merger and each of the Impac Affiliated Mergers, and (ii) a certificate issued by the secretary of state of the applicable state of organization or incorporation of each state in which Impac, any Impac Affiliated Company or any Impac Subsidiary is qualified to do business, as of a date reasonably acceptable to Servico, as to the good standing of Impac, each of the Impac Affiliated Companies and the Impac Subsidiaries in those states.

          (g) Debt Restructuring. Impac and Servico shall have received a commitment, effective as of the Closing, to restructure the indebtedness of Impac and the Impac Subsidiaries substantially in accordance with the terms described on Schedule 7.2(G).

          (h) Impac Affiliated Companies' Financial Statements. Servico shall have received a balance sheet for each of the Impac Affiliated Companies (other than IHD) as of June 30, 1998, certified without qualification, by Pricewaterhouse Coopers LLP, pursuant to their audit of the financial records of such Impac Affiliated Companies. Such balance sheets shall present fairly, in all material respects, the financial condition, assets, liabilities and equity of each of such Impac Affiliated Companies at June 30, 1998, and shall reflect that none of such Impac Affiliated Companies have any liabilities, commitments or obligations of any nature whatsoever whether accrued, contingent or otherwise.

     7.3 Conditions Precedent to the Obligations of Impac and the Impac Affiliated Companies. The obligations of Impac and the Impac Affiliated Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Representations and Warranties True. Each of the representations and warranties of Servico contained herein or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for such representations and warranties qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same force and effect as though made on and as of such date.

          (b) Performance. Servico shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them prior to or at the Closing.

          (c) No Material Adverse Effect. There shall not have occurred any event or condition which has adversely affected or may adversely affect in any material respect the condition (financial or otherwise) of Servico and the Servico Subsidiaries, taken as a whole, or their assets, liabilities (whether absolute, accrued, contingent or otherwise), earnings, business, prospects or operations.

          (d) Consents. Servico shall have obtained all material authorizations, consents, waivers and approvals as may be required in connection with the consummation of the transactions contemplated hereby, including, without limitation, any consents required to be obtained in connection with those instruments and agreements listed on Schedule 3.4 hereto and consents necessary to enable the business and operations of Servico after consummation of the transactions contemplated hereby to continue to be conducted in the same manner as currently conducted. Each such consent shall have been obtained without imposition of any adverse terms or conditions or without the imposition of any significant costs.

          (e) Opinion of Counsel. Impac shall have received from Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., legal counsel to Servico, an opinion letter, dated the Closing, in form and substance reasonably satisfactory to Impac, with respect to the matters set forth in Exhibit 7.3(e) to this Agreement.

          (f) Servico's Certificates. Servico shall have delivered to Impac a certificate executed by its Chairman and President, dated as of the Closing, certifying in such detail as Impac may reasonably request, that:
     (i) the conditions specified in Sections 7.3(a) and (b) (insofar as they are to be performed by Servico) have been fulfilled; and (ii) attached to such certificate is a true and correct copy of the resolutions of the Board of Servico authorizing the execution, delivery and performance of this Agreement by Servico. Impac shall have also received a certificate of Secretary as to the incumbency and signatures of the officers of Servico executing this Agreement and the Servico Articles of Merger.

          (g) Employment Agreements. Each of those persons listed on Schedule 7.3(G) shall have been offered employment by SHG substantially upon the terms described in Schedule 7.3(G).

     7.4 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement (with Impac in each case acting on behalf of itself and the Impac Affiliated Companies), as follows:

          (a) by mutual written consent of Servico and Impac;

          (b) by either Servico or Impac, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by either Servico or Impac, after the End Date, if the Mergers have not been consummated on or before December 31, 1998 (such date or such later date mutually agreed to in writing by the parties hereto referred to as the "End Date") (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Closing);

          (d) by either Servico or Impac, if at the Servico Special Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Servico in favor of approval of the adoption of this Agreement and the Mergers shall not have been obtained;

          (e) by Servico at any time in its sole discretion if any of the representations or warranties of Impac or any Impac Affiliated Company in this Agreement are not in all material respects true and correct, or if Impac or any Impac Affiliated Company breaches in any material respect any covenant contained in this Agreement, provided that if such misrepresentation or breach is curable, it is not cured within fifteen (15) business days after notice thereof, but in any event prior to the End Date;

          (f) by Impac at any time in its sole discretion if any of the representations or warranties of Servico in this Agreement are not in all material respects true and correct, or if Servico breaches in any material respect any covenant contained in this Agreement, provided that if such misrepresentation or breach is curable, it is not cured within fifteen (15) business days after notice thereof, but in any event prior to the End Date;

          (g) by Impac, if after May 1, 1998, Servico shall be actively engaged in negotiating with any person or entity with which it has exchanged any non-public information under a confidentiality agreement during the period from January 1, 1998 to the date of this Agreement (a "Designated Person"), with respect to any offer or proposal involving a Change of Control of Servico;

          (h) by Impac or Servico, if a proposal for a Change of Control of Servico shall have been publicly announced and Servico's Board of Directors shall have withdrawn or adversely modified their recommendation to Servico's shareholders that they vote in favor of the approval of this Agreement and the Mergers contemplated hereby or Servico chooses to enter into a definitive agreement for a Change of Control;

          (i) by Impac, if since the date of this Agreement, Servico shall have provided Impac a notice pursuant to Section 5.2(b) and Impac reasonably determines that Servico's proposed acquisitions will result in a Servico Material Adverse Effect or materially change the nature of Servico's operations taken as a whole; provided that Impac so notifies Servico of its election to terminate hereunder within ten days after receipt of the notice delivered by Servico pursuant to Section 5.2(b); or

          (j) by Impac or Servico after May 1, 1998, if the non-terminating party (i) has entered into active negotiations with any third party (other than a Designated Person) with respect to any offer or proposal regarding a Change of Control (with respect to Servico) or a Competing Transaction (with respect to Impac) or (ii) provides (or provides access to) any third party (other than a Designated Person) with non-public information concerning its business or assets with respect to any offer or proposal involving a Change of Control (with respect to) Servico or a Competing Transaction (with respect to Impac), as the case may be (any such third party referred to in this Section 7.4(j) with which Servico or Impac engages in such negotiations or provides (or provides access to) any such non-public information prior to the termination of this Agreement being hereafter referred to as a "Third Party").

     If this Agreement is terminated pursuant to this Section 7.4, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (e) and (f) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except to the extent provided in Section 8.8. Notwithstanding the termination of this Agreement, the respective obligations of the parties under Sections 5.8 (Confidentiality), 8.8 (Fees and Expenses), 8.12 (Litigation; Prevailing Party), 8.14 (Injunctive Relief), 8.15 (Governing Law) and 8.16 (Jurisdiction and Venue) shall survive the termination of this Agreement. Subject to Section 5.8 hereof, upon termination of this Agreement, each party shall return all documents and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership.

     8.2 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of registered U.S. mail, five days after deposit in the U.S. mail, or (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Servico, SHG or Holdings shall also be sent to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida 33130,
Attention: Alison W. Miller, Esq. A copy of any notices delivered to Impac or any Impac Affiliated Company shall also be sent to Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, N.E., Suite 1600, Atlanta, Georgia, 30303,
Attention: Ken Harrigan, Esquire.

     8.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by a written instrument executed by all of the parties hereto.

     8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the written consent of the other parties hereto (whether by operation of Law or otherwise). Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

     8.5 Waiver. At any time prior to the Effective Time, any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing duly executed on behalf of the appropriate party by a person who has been authorized by its Board of Directors or Manager, as the case may be, to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement or any other agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     8.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     8.8 Fees and Expenses. (a) Except as set forth in Section 8.8(a) and (b) below, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, except that the fees for filing under the HSR Act and any termination or other fees payable to Nomura Asset Capital Corporation ("Nomura") pursuant to that certain $200 million loan commitment from Nomura, shall be shared equally between Impac and Servico, it being specifically agreed and acknowledged that if Nomura or any of its affiliates waives any portion of such fees, the benefit of such waiver shall inure equally to Servico and Impac.

     (b) If this Agreement shall be terminated pursuant to Section 7.4(e) as the result of an intentional or willful breach by Impac or any Impac Affiliated Company of any representation, warranty or covenant contained herein, then Impac shall pay Servico an amount equal to all reasonable costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees) of up to $2.5 million incurred by Servico in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that if, within twelve (12) months after such termination of this Agreement Impac or any Impac Subsidiary shall consummate a Competing Transaction with any party with which or to which, prior to such termination, Impac or any Impac Subsidiary, directly or indirectly, (i) had negotiations or discussions regarding a potential Competing Transaction or (ii) provided (or provided access to) non-public information concerning its business or assets, then Impac shall pay Servico an amount equal to $10 million, less any amounts previously paid to Servico pursuant to this
Section 8.8(b) for costs and expenses.

     (c) If this Agreement shall be terminated pursuant to Section 7.4(f) as the result of an intentional or willful breach by Servico of any representation, warranty or covenant contained herein, or terminated pursuant to Section 7.4(i) then Servico shall pay Impac an amount equal to all reasonable costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees) of up to $2.5 million incurred by Impac in connection with this Agreement and the transactions contemplated by this Agreement.

     (d) If this Agreement shall be terminated pursuant to Section 7.4(g), then Servico shall pay Impac an amount equal to all reasonable costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees) of up to $2.5 million incurred by Impac in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that if, within twelve (12) months after such termination of this Agreement, Servico shall consummate a Designated Change of Control (as hereafter defined), then Servico shall pay Impac an amount equal to $7.5 million, if the termination shall occur on or before April 10, 1998, $10 million if the termination shall occur after April 10, 1998 and on or before May 15, 1998, or $15 million if the termination shall occur after May 15, 1998, in any such case, less any amounts previously paid to Impac pursuant to this Section 8.8(d) for costs and expenses.

     (e)(i) If this Agreement shall be terminated pursuant to Section 7.4(h) and within twelve months after such termination of this Agreement such Change of Control shall have been consummated, then Servico shall pay Impac an amount equal to $10 million. For purposes of this Agreement, "Change of Control" shall mean either (A) a consensual merger, consolidation, share exchange, business combination or similar consensual transaction involving Servico pursuant to which any person, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) acquire more than 28% of the outstanding shares of Servico Common Stock; or (B) a sale, lease, exchange, transfer or other disposition of all or substantially all of Servico's business in a single transaction or series of related transactions. The provisions of this Section 8.8(e)(i) shall not apply to a Designated Change of Control (as defined in Section 8.8(e)(ii) below).

     (ii) If this Agreement shall be terminated by Servico pursuant to Section 7.4(c), 7.4(d) or 7.4(e) (except for incorrect representations or warranties or breaches which have resulted in, or could reasonably be expected to result in, an Impac Material Adverse Effect, in which case no amount would be due hereunder), or by Impac pursuant to Section 7.4(d), 7.4(f) (and such breach is intentional or willful), or 7.4(h) and, within twelve (12) months after such termination of this Agreement a Designated Change of Control (as hereafter defined) shall have been consummated, then Servico shall pay Impac an amount equal to $7.5 million, if the termination shall occur on or before April 10, 1998, $10 million if the termination shall occur after April 10, 1998, and on or before May 15, 1998, or $15 million if the termination shall occur after May 15, 1998. For purposes of this Agreement, "Designated Change of Control" shall mean a Change of Control transaction involving a Designated Person or its affiliates. In no event will a Designated Change of Control be deemed to exist for purposes of this Section 8.8(e) if, at the time of termination of this Agreement, there shall have occurred any event or condition which has resulted in, or could reasonably be expected to result in, an Impac Material Adverse Effect.

     (f) If this Agreement shall be terminated pursuant to Section 7.4(j), then the non-terminating party shall, unless, prior to such termination, the terminating party has also provided non-pubic information concerning its business or assets to any Third Party (in which case, no reimbursement for expenses incurred shall be made), pay the terminating party an amount equal to all reasonable costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees) of up to $2.5 million incurred by the terminating party in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that if, within twelve months after such termination of this Agreement, (i) Impac or any Impac Subsidiary shall consummate a Competing Transaction with a Third Party, then Impac shall pay Servico an amount equal to $10 million, less any amounts previously paid to Servico pursuant to this Section 8.8(f) for reimbursement of costs and expenses and (ii) if Servico consummates a Change of Control with a Third Party, then Servico shall pay Impac an amount equal to $10 million, less any amounts previously paid to Impac pursuant to this Section 8.8(f) for reimbursement of costs and expenses.

     (g) Each party agrees that the actual damages accruing from termination of this Agreement pursuant to the termination provisions referenced in Section 8.8(b), (c), (d), (e) or (f) are incapable of precise estimation and would be difficult to prove, and that the damages stipulated herein bear a reasonable relationship to the potential injury likely to be sustained in the event of termination pursuant to such occurrence. The payments stipulated in Section 8.8(b), (c), (d), (e) or (f) are intended by the parties to provide just compensation in the event of termination pursuant to said termination provision referenced in Section 8.8(b), (c), (d), (e) or (f), and are not intended to compel performance or to constitute a penalty for nonperformance.

     (h) Any payment required to be made pursuant to Section 8.8(b), (c), (d),
(e) or (f) shall be made not later than five business days after the occurrence of the event for which a party is entitled to payment and delivery by such party to the other party of a notice of demand for payment, provided that such notice shall include an itemization setting forth in reasonable detail all expenses of such party for which it is entitled to reimbursement hereunder (which itemization may be supplemented and updated from time to time by such party until the sixtieth day after such party delivers such notice of demand for payment). All payments required to be made pursuant to this Section 8.8 shall be made by wire transfer of immediately available funds to an account designated by such party in the notice of demand for payment delivered pursuant to this
Section 8.8(h).

     (i) In the event a party shall fail to make any payment required pursuant to Section 8.8(b), (c), (d), (e) or (f), the amount of any such required payment shall be increased to include the costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.8, together with interest on such unpaid amounts commencing on the date that such payment under Section 8.8(b), (c), (d), (e) or (f) became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, from time to time, as such bank's base rate plus 2.00%.

     8.9 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

     8.11 Time of Essence. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

     8.12 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

     8.13 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

     8.14 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

     8.15 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

     8.16 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction and venue of the courts of Palm Beach County, Florida. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Palm Beach County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Palm Beach County, Florida has been brought in an inconvenient forum.

     8.17 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

          (a) "Affiliate" has the meaning specified in Rule 144 promulgated by the SEC under the Securities Act;

          (b) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York, USA;

          (c) "Impac Material Adverse Effect" means any change in or effect on the business of Impac, the Impac Affiliated Companies and the Impac Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Impac, and the Impac Subsidiaries taken as a whole;

          (d) "Knowledge" means, with respect to any matter in question, that the executive officers and Manager of Impac, each Impac Affiliated Company or Servico, as the case may be, (i) have actual knowledge of such matter or
     (ii) after due investigation, should have known of such matter;

          (e) "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law of the United States or any other jurisdiction;

          (f) "Membership Interest" means a member's rights in the subject limited liability company, collectively, including the member's share of the profits and losses of the limited liability company, the right to receive distributions of the limited liability company's assets, and any right to vote or participate in management;

          (g) "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "Person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government;

          (h) "Servico Material Adverse Effect" means any change in or effect on the business of Servico and the Servico Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Servico and the Servico Subsidiaries taken as a whole;

          (i) "Subsidiary" or "Subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, more than fifty percent of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (j) "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, transportation, transportation excise, registration, value added, documentary stamp, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any tax return relating thereto).

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                          SERVICO, INC., a Florida
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President and Chief Executive
                                          Officer
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, Florida 33406

                                          LODGIAN, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: Chief Executive Officer
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, Florida 33406

                                          IMPAC HOTEL GROUP, L.L.C.,
                                          a Georgia limited liability company

                                          By:
                                          --------------------------------------
                                          Name: Robert S. Cole
                                          Title: President and Manager
                                          Address: 3445 Peachtree Road, N.E.
                                               Suite 7800
                                               Atlanta, Georgia 30326

                                          SHG-S SUB, INC.,
                                          a Florida corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, Florida 33406

                                          SHG-I SUB, L.L.C.,
                                          a Georgia limited liability company

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: Manager
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, Florida 33406

                                          P-BURG LODGING ASSOCIATES, INC.,
                                          a Kentucky corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-II SUB, INC., a Kentucky
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                          HAZARD LODGING ASSOCIATES, INC.,
                                          a Kentucky corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-III SUB, INC., a Kentucky
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                          MEMPHIS LODGING ASSOCIATES, INC.,
                                          a Florida corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-IV SUB, INC., a Florida
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                          DELK LODGING ASSOCIATES, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-V SUB, INC., a Delaware
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                          IMPAC HOTEL DEVELOPMENT, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-VI SUB, INC., a Delaware
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                          IMPAC DESIGN AND
                                          CONSTRUCTION, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-VII SUB, INC., a Delaware
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                          IMPAC HOTEL GROUP, INC.,
                                          a Florida corporation

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Address:

                                          SHG-VIII SUB, INC., a Florida
                                          corporation

                                          By:
                                          --------------------------------------
                                          Name: David A. Buddemeyer
                                          Title: President
                                          Address: 1601 Belvedere Road
                                               West Palm Beach, FL 33406

                                                                      APPENDIX B

                                LEHMAN BROTHERS

March 12, 1998

Board of Directors
Servico, Inc.
1601 Belvedere Road
West Palm Beach, FL 33406

Members of the Board:

     We understand that Servico, Inc. ("SER" or the "Company") has entered into an Agreement and Plan of Merger (the "Agreement") by and among Servico Hotel Group, Inc. (which subsequently changed its name to Lodgian, Inc. "Lodgian"), the Company, Impac Hotel Group, L.L.C. ("Impac"), SHG-S Sub, Inc. ("Servico Merger Sub") and SHG-I Sub, L.L.C. ("Impac Merger Sub"), pursuant to which (i) Lodgian, a wholly-owned subsidiary of the Company, formed two wholly-owned merger subsidiaries, Servico Merger Sub and Impac Merger Sub, (ii) Servico Merger Sub will be merged with and into SER and Impac Merger Sub will be merged with and into Impac, with SER and Impac continuing as surviving entities and wholly-owned by Lodgian, (iii) each issued and outstanding share of common stock of the Company will be exchangeable for one share of common stock of Lodgian, and (iv) Impac's membership interests will be exchangeable for an aggregate of
7.4 million shares of common stock of Lodgian (the "Base Number"), 1.4 million shares of which will be reserved for future issuance to Impac's current members upon the satisfaction of certain conditions and milestones as set forth in more detail in the Agreement; provided, however, that if the ten day trading average of SER's common stock is (i) less than $14.00, the Base Number shall be equal to the product of the Base Number and a fraction, the numerator of which is $14.00 and the denominator of which is such ten day trading average, or (ii) greater than $25.00, the Base Number shall be equal to the product of the Base Number and a fraction, the numerator of which is $25.00 and the denominator of which is such ten day trading average (the "Proposed Transaction"). We further understand that, in connection with the Proposed Transaction, SER will assume approximately $406 million of indebtedness of Impac. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its annual report on Form 10-K for the year ended December 31, 1996 and quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; (3) financial statements for Impac and it subsidiaries, including balance sheets as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of income, cash flow and changes in member's equity for the fiscal years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, including any related notes, certified, without qualification, by Coopers & Lybrand L.L.P., Impac's independent public accountants; (4) financial and operating information with respect to the business, operations and prospects of the Company and Impac furnished to us by the Company and Impac, respectively; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) the trading history of the Company's common stock from January 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant; (7) the potential pro forma impact of the Proposed Transaction on the Company, including the cost savings, operating synergies and strategic benefits expected by the management of the Company to result from a combination of the applicable businesses; (8) a comparison of the relative contribution of Impac to the financial results of Lodgian following the consummation of the Proposed Transaction to the Impac ownership interest in Lodgian following the Proposed Transaction; and (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company and Impac concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Impac that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Impac, upon advice of the Company and Impac we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Impac as to the future financial performance of the Company and Impac, respectively, and that the Company and Impac will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and Impac and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Impac. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company, Impac and their respective legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In addition, an affiliate of Lehman Brothers currently acts as a lender to the Company, with an outstanding amount owed by the Company to such affiliate of approximately $200 million. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                      APPENDIX C

                          ALLEN & COMPANY INCORPORATED

                                 March 19, 1998

Impac Hotel Group, L.L.C.
Two Live Oak Center
3445 Peachtree Road, NE
Suite 700
Atlanta, Georgia 30326

Attn: Mr. Robert Cole
     President

Dear Sirs:

     You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders (the "Members") of Class A Ordinary Membership Interests of Impac Hotel Group, L.L.C., a Georgia limited liability company (the "Company") of the Impac Exchange Ratio (as defined below).

     Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into by and between the Company, Servico, Inc., a Delaware corporation ("Servico"), Lodgian, Inc. ("Lodgian"), SHG-S Sub, Inc. and SHG-I Sub, the Company will enter into a business combination transaction with Servico pursuant to which as a result of the merger of SHG-I Sub, Inc. with and into the Company (the "Impac Merger") and the merger of SHG-S Sub, Inc. with and into Servico (the "Servico Merger"), each effected pursuant to the Merger Agreement,
(i) the Company will be a wholly-owned subsidiary of Lodgian, (ii) Servico will be a wholly-owned subsidiary of Lodgian, (iii) the Members will become shareholders of Lodgian, and (iv) the shareholders of Servico will become shareholders of Lodgian (the "Proposed Transaction"). Pursuant to the terms of the Merger Agreement, each Class A Ordinary Membership Interest of the Company will be converted into such number of shares of common stock, par value $0.01 per share, of Lodgian, in accordance with the exchange ratio specified in the Merger Agreement (such ratio, as the same may be adjusted pursuant to the Merger Agreement, the "Impac Exchange Ratio"). We understand that the Impac Merger has been structured as a transfer of property pursuant to Section 351 of the Internal Revenue Code or 1986, as amended (the "Code"), and the regulations thereunder, and that the Servico Merger has been structured as a reorganization pursuant to Section 368(a) of the Code and the regulations thereunder.

     We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained. As you know, pursuant to its agreement with the Company, Allen & Company Incorporated ("Allen") will receive a fee for its services to the Company.

     In arriving at our opinion, we have among other things:

          (i) reviewed the terms and conditions of the Merger Agreement and related documents;

          (ii) analyzed historical business and financial information relating to the Company and management's forecasts prepared by the Company, as presented in documents provided to us by the Company;

          (iii) analyzed publicly available historical business and financial information relating to Servico, as presented in documents filed with the Securities and Exchange Commission;

          (iv) reviewed the Company's and Servico's respective operations and considered the views of professional analysts covering Servico;

          (v) reviewed certain limited non-public information relating to Servico, including financial and operating results of Servico and management's forecasts prepared by Servico;

          (vi) conducted discussions with certain members of the senior management of the Company and Servico with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and Servico, respectively;

Impac Hotel Group, L.L.C.
March 19, 1998
Page 2

          (vii) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which we deemed generally comparable to the Company and Servico;

          (viii) reviewed the trading history of the common stock of Servico, including such stock's performance in comparison to market indices and to selected companies in comparable businesses;

          (ix) considered multiples paid in merger and acquisition transactions we deemed to be comparable to the Proposed Transaction; and

          (x) conducted such other financial analyses and investigations and reviewed such other materials as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and Servico and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or Servico. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the management of the Company and Servico as to the future financial performance of the Company and Servico, respectively.

     In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company and Servico.

     The opinion rendered herein does not constitute a recommendation of the Proposed Transaction over any other alternative transactions which may be available to the Company. Our engagement and the opinion expressed herein are solely for the benefit of the Members and are not intended to confer rights or remedies upon Servico or any of its shareholders. Furthermore, the opinion rendered herein does not constitute a recommendation by Allen as to the manner in which any security holder of the Company should vote with respect to any security holder action required to approve the Proposed Transaction. Allen consents to the inclusion of the text of this opinion in any notification or appropriate disclosure to the Company's security holders and in any filing the Company is required by applicable law to make, or include in documents filed, with the Securities and Exchange Commission.

     Based on and subject to the foregoing, we are of the opinion that, as of this date, the Impac Exchange Ratio is fair to the Members from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By:       /s/ PAUL A. GOULD
                                            ------------------------------------
                                                       Paul A. Gould
                                                     Managing Director

                                                                      APPENDIX D

                                 LODGIAN, INC.

                           1998 SHORT-TERM INCENTIVE
                               COMPENSATION PLAN

                                 LODGIAN, INC.

                  1998 SHORT-TERM INCENTIVE COMPENSATION PLAN

                                                                      PAGE
                                                                      ----
1.      Purpose.....................................................
2.      Definitions.................................................
3.      Effective Date..............................................
4.      Administration..............................................
5.      Eligibility.................................................
6.      Maximum Amount of Award per Participant.....................
7.      Target Awards...............................................
8.      Performance Objectives......................................
9.      Notice of Target Award......................................
10.     Final Award Determination...................................
11.     Payment of Final Awards.....................................
12.     Shares of Stock Subject to the Plan.........................
13.     Termination of Employment...................................
14.     Transfer....................................................
15.     Amendment, Suspension or Termination of Plan................
16.     Non-Transferability.........................................
17.     Recapitalization or Reorganization..........................
18.     Change in Control...........................................
19.     Miscellaneous...............................................

                                       (i)

                                 LODGIAN, INC.

                           1998 SHORT-TERM INCENTIVE
                               COMPENSATION PLAN

     1. Purpose. The Lodgian, Inc. 1998 Short-Term Incentive Compensation Plan (the "Plan") is intended to increase the profitability of LODGIAN, INC., a Delaware corporation (the "Company"), and its Subsidiaries (as hereinafter defined) by providing the opportunity for key executives to earn incentive payment for outstanding achievement and performance. The Plan has the further purpose of fulfilling the Company's objective of offering a fully competitive total compensation package to its key employees, thus enabling the Company to attract and retain executives of the highest caliber and ability.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:

          "Administrator" means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 4(d).

          "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          "Award" means the right of a Participant to receive a payment under the Plan subject to the terms and conditions hereof, including satisfaction of the Participant's Performance Objectives during the applicable Performance Period.

          "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

          "Board" means the Board of Directors of the Company.

          "CEO" means the Chief Executive Officer of the Company.

          A "Change in Control" of the Company shall be deemed to have occurred when:

             (a) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an "Acquiring Person"), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

             (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), cease for any reason to constitute a majority of the Board,

             (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation (the "Surviving Entity") or any Parent of such Surviving Entity) at least a majority of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or

             (d) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

Provided, however, that a Change in Control shall not be deemed to have occurred in the event of

             (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or

             (ii) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

          "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

          "Combined Voting Power" means the combined voting power of the Company's or other relevant entity 's then outstanding voting securities.

          "Committee" means the Compensation Committee of the Board, any successor committee thereto or any other Committee appointed by the Board to administer the Plan.

          "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

          "Covered Employee" means, for a given fiscal year of the Company, any Participant designated by the Committee by not later than 90 days following the start of such year as a Participant (or such other time as may be required or permitted by Section 162(m) of the Code) whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

          "Disability" means eligibility for disability benefits under the terms of the Company's long-term disability plan in effect at the time the Participant becomes disabled.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable filings and regulations thereunder.

          "Fair Market Value" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Committee.

          "Final Award" means the amount determined pursuant to Section 10 as payable to a Participant under the Plan in respect of a Performance Period.

          "Management" means the Co-Chairmen of the Board and the CEO, and such other member of the Company's management as they may from time to time designate to take action with respect to the Plan.

          "Parent" means any corporation which is a "parent corporation" within the meaning of Section 424(e) of the Code with respect to the relevant entity.

          "Participant" means a key executive of the Company whose decisions and actions significantly affect the Company 's growth and profitability and who receives an Award opportunity under the Plan as determined by the Committee.

          "Performance Objectives" means significant financial or individual objectives to be achieved by the Participant during the Performance Period and upon which the payment of the Award shall be based.

          "Performance Period" means each calendar year or multi-year cycle as determined by the Committee.

          "Person" means any person, entity or "group" within the meaning of
     Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

          "Retirement" means retirement at normal retirement age, as defined in the retirement plan applicable to a Participant, or under the early retirement provisions of such plan.

          "Subsidiary" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

          "Target Award" means the amount established pursuant to Section 7 with respect to a Participant. Target Awards shall be denominated in cash.

     3. Effective Date. The Plan shall be effective as of the date (the "Effective Date") of either (i) the consummation of the proposed reorganization pursuant to which Servico, Inc. and Impac Hotel Group, L.L.C. will become wholly-owned subsidiaries of the Company, contingent upon its prior approval by the shareholders of Servico, Inc. and unitholders of Impac Hotel Group, Inc., or
(ii) following such reorganization, on the date of its approval by the shareholders of the Company. If, in either case, shareholder approval is not obtained at or prior to the first annual meeting of the shareholders of the Company to occur after the adoption of the Plan by the Board, the Plan and any Awards thereunder shall terminate as AB INITIO and be of no further force and effect. Subject to compliance with all applicable legal requirements and the foregoing, the first fiscal year of the Company beginning on or after January 1, 1998 shall be the first Performance Period of the Plan. No Award shall be made with respect to Performance Periods ending after December 31, 2002, unless the Plan is extended by the Board.

     4. Administration. (a) Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

          (i) to select Participants,

          (ii) to make Awards in accordance with the Plan,

          (iii) to determine the amount of each Target Award,

          (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture and payment, and the effect, if any, of a Participant's termination of employment with the Company or, subject to Section 18 hereof, of a Change in Control on the Award made to such Participant, and including the authority to amend the terms and conditions of an Award after the making thereof to a Participant in a manner that is not prejudicial to the rights of such Participant in such Award and not otherwise prohibited by the Plan,

          (v) to determine Performance Objectives applicable to each Award,

          (vi) to determine the degree of the attainment of the Performance Objectives,

          (vii) to determine the amount of Final Awards and the form of payments to Participants,

          (viii) to prescribe, amend and rescind rules and procedures relating to the Plan,

          (ix) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions,

          (x) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan, and

          (xi) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan. In reaching its decisions, the Committee shall consider recommendations made by Management. In addition, the Committee is authorized to use the services of independent auditors to determine the level of achievement of Performance Objectives, subject to the certification of the Committee with respect to the achievement of the Performance Objectives for the Covered Employees.

     (b) Plan Construction and Interpretation. The Committee shall have all power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

     (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

     (d) Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Participants (A) who are Covered Employees or
(B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 4(b)and 15 of the Plan. Any delegation hereunder shall be subject to the restrictions and limitations that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 4(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee's delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

     (e) Liability of Committee. No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

     5. Eligibility. The Committee shall select Participants based on recommendations of Management. Selection as a Participant shall be limited to those officers or other key employees or consultants of the Company or a Subsidiary who, by virtue of their positions, have a demonstrable impact on either the profitability of a major business unit of the Company, or upon the overall profitability of the Company. An individual's status as a member of the Committee will not affect his or her eligibility to participate in the Plan. No Participant or employee of the Company shall have any right to be awarded an Award or to receive an actual payment under the Plan.

     6. Maximum Amount of Award per Participant. The maximum Award that may be earned by any Participant in respect of any Performance Period shall equal $1,000,000.

     7. Target Awards. The Target Award for each Participant shall be determined by the Committee at or near the start of the applicable Performance Period based upon Management's recommendation. The Target Award for any Participant shall not exceed the amount specified in Section 6 as the maximum Award that may be earned by any Participant. For Covered Employees, the Target Award, the related award schedule and the Performance Objective(s) shall be established within 90 days of the beginning of the Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code). Each individual Target Award shall be for a stated dollar amount, but Final Awards may be paid in cash, in shares of Common Stock (valued at their Fair Market Value as of the date of payment) or in a combination of cash and shares as the Committee shall determine.

     8. Performance Objectives. Performance Objectives for each Participant shall be established as provided in this section at demanding levels so that their achievement reflects commendable performance by the Participant. The Performance Objectives may consist of Financial Objectives, Individual Objectives or a combination of Financial and Individual Objectives. With respect to Covered Employees, the Performance Objectives shall consist of Financial Objectives only. Financial and Individual Objectives are defined as follows:

          (a) Financial Objectives. Financial Objectives shall be expressed in terms of one or more of the following performance measures established by the Committee for each Performance Period: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pre profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and (xii) performance relative to peer group companies, each of which may be established on a Company-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. At the same time, a "range" of achievement for financial objectives ranging from "zero" to "target" (100% of Target Award relating to Financial Objectives) to "maximum" shall be established. The Committee shall have the authority to alter or adjust Financial Objectives during the course of a Performance Period, or to alter or adjust the financial results otherwise reported or achieved by the Company during such Performance Period, if it is deemed appropriate to do so, except with respect to the Covered Employees who are subject to the terms of the last sentence of Section 10(b).

          (b) Individual Objectives. Individual Objectives, if appropriate for a Participant, shall be expressed in terms of significant qualitative or quantitative individual goals to be achieved during the Performance Period. Individual Objectives usually shall be established jointly by the Participant and the Participant's immediate superior, subject to approval by the CEO, or his delegate. A Participant's Individual Objectives may be altered or amended during a Performance Period, if necessary, to properly reflect changed business conditions and priorities, subject to approval by the CEO or his delegate.

     9. Notice of Target Award. Except as may otherwise be determined by the Committee, a Participant shall be notified in writing on or near the start of the Performance Period of the amount of the Participant's Target Award and the Performance Objectives.

     10. Final Award Determination. As soon as practicable following the completion of each Performance Period, the level of achievement of Performance Objectives for each Participant and the amount of the Final Award payment shall be determined by Management. With respect to Covered Employees, the Committee shall review such determination and shall certify in writing as to such level of achievement. The level of achievement of the Performance Objectives shall be determined in the following manner:

          (a) Financial Objectives. For performance at or below the "zero" level of achievement, there shall be no payment. Performance between the "zero" level of achievement and the "target" level shall result in a payment in accordance with the established range of achievement payment schedule. Performance between the "target" and the "maximum" level of achievement shall result in a payment in accordance with the established range of achievement payment schedule.

          (b) Adjustments in Financial Calculations. Except as provided below with respect to Covered Employees, the Committee in its sole discretion has the authority to effect adjustments from time to time in connection with determining the degree of achievement of the Financial Objectives for the Company or a business unit of the Company for the applicable year in question, and to make any other determinations, as it deems equitable, fair or advisable for the purpose of ascertaining the amount of any payments under this Plan. With respect to Covered Employees, the Committee shall have no discretion to increase, but may decrease, the amount of the Final Award based on the range of achievement of the Financial Objectives established under Sections 7 and 8 hereof.

          (c) Individual Objectives. The attainment of Individual Objectives shall be determined by the Participant's superior, subject to review by Management and the Committee for consistent and equitable evaluations and judgments.

          (d) Maximum Awards. Where one or more objectives (but not necessarily all) have been clearly and demonstrably exceeded, a Participant (other than a Covered Employee) may be paid an amount in excess of the portion of the Target Award related to such objectives.

     11. Payment of Final Awards. Final Award payments shall be made, less required tax and other applicable withholdings, as soon as practicable after the determination and final approval of such payments as provided in Section 10. Final Awards shall be paid in cash, in shares of Common Stock (valued at their Fair Market Value as of the date of payment) or in a combination of cash and shares as the Committee shall determine. With respect to Final Awards that are paid in Common Stock, the Committee may establish at or prior to the time of payment such restrictions on the transferability and/or vesting requirements, if any, as the Committee considers appropriate.

     12. Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 17(b) hereof, the number of shares of Common Stock that may be issued under the Plan in payment of Final Awards shall not exceed, in the aggregate, 1,000,000 shares. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof.

     13. Termination of Employment. If a Participant's employment with the Company terminates during a Performance Period because of death, Disability or Retirement or with the approval of the Committee, the Participant (or the Participant's designated beneficiary or estate in the absence of a surviving designated beneficiary) shall receive a pro rata payment based on the number of full months during which the Participant was employed during the Performance Period and the degree to which during such Performance Period the Performance Objectives were judged to have been achieved. A Participant whose employment with the Company terminates during a Performance Period for any reason other than death, Disability or Retirement (including without limitation by voluntary resignation or termination by the Company with or without cause) shall not be eligible for any payment for such Performance Period. A leave of absence, if approved by the Committee, shall not be deemed to be a termination of employment for purposes of this Plan, and may warrant the payment of a full or pro rata Award as determined by the Committee.

     14. Transfer. If a Participant is transferred within the Company during a Performance Period to a position that is not considered as eligible for participation in the Plan, the Committee may, in its sole and absolute discretion, authorize a pro rata payment based on the number of full months during the Performance Period during which the Participant was employed and the degree to which during such Performance Period the Performance Objectives were judged to have been achieved.

     15. Amendment, Suspension or Termination of Plan. The Board or Committee may at any time and from time to time terminate, modify, suspend, or amend the Plan in whole or in part; provided, however, that without shareholder approval, the Board or Committee shall not change (i) the performance measures listed in
Section 8(a) with respect to Covered Employees, (ii) the individuals or class of individuals eligible to participate in the Plan, or (iii) the maximum amount payable to a Participant under the Plan. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been awarded, adversely affect his or her rights under such Awards.

     16. Non-Transferability. No Award made under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" ("QDRO") as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder. In the event of a Participant's death, the payment of the Award as provided in the Plan, if any, shall be made to the Participant's designated beneficiary, or estate in the absence of a surviving beneficiary.

     17. Recapitalization or Reorganization. (a) Authority of the Company and Shareholders. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or Proceeding, whether of a similar character or otherwise.

     (b) Change in Capitalization. Notwithstanding any provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Committee, in its discretion, may make (i) such proportionate adjustments it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, the number of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof and/or (ii) such other adjustments as it deems appropriate. The Committee's determination as to what, if any, adjustment shall be made shall be final and binding on the Company and all Participants.

     18. Change in Control. In the event of a Change in Control, and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, the Company shall pay to each Participant the pro rata amount of such Participant's Target Award for said Performance Period, determined by the ratio which the number of months during the applicable Performance Period during which the Award had been outstanding (including the month in which the Change in Control occurred) bears to number of full months in the Performance Period.

     19. Miscellaneous. (a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     (b) No Right to Awards or Employment. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

     (c) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of this or other arrangement to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to Awards hereunder.

     (d) Securities Law Restrictions. The Committee may require each Participant acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such Participant is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

     (e) Expenses. The costs and expenses incurred in administering the Plan, including any Committee fees, charges by the Company's independent auditors, or other costs, shall be borne by the Company.

     (f) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

                                                                      APPENDIX E

                                 LODGIAN, INC.

                           1998 STOCK INCENTIVE PLAN

                                 LODGIAN, INC.

                           1998 STOCK INCENTIVE PLAN

                                                                   PAGE
                                                                   ----
 1.  Purpose.....................................................
 2.  Definitions.................................................
 3.  Administration of the Plan..................................
 4.  Duration of Plan............................................
 5.  Shares of Stock Subject to the Plan.........................
 6.  Eligible Individuals........................................
 7.  Awards Generally............................................
 8.  Stock Options...............................................
 9.  Stock Appreciation Rights...................................
10.  Stock Awards................................................
11.  Performance Share Awards....................................
12.  Other Awards................................................
13.  Section 162(m) Awards.......................................
14.  Non-Transferability.........................................
15.  Recapitalization or Reorganization..........................
16.  Change in Control...........................................
17.  Amendment of the Plan.......................................
18.  Miscellaneous...............................................

                                       (i)

                                 LODGIAN, INC.

                           1998 STOCK INCENTIVE PLAN

     1. Purpose. The purposes of the Lodgian, Inc. 1998 Stock Incentive Plan (the "Plan") are to attract, retain and motivate officers and other key employees and consultants of LODGIAN, INC., a Delaware corporation (the "Company"), and its Subsidiaries (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of stock of the Company.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:

          "Administrator" means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(d).

          "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          "Award" means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee.

          "Award Agreement" means a written agreement or certificate granting an Award. An Award Agreement shall be executed by an officer on behalf of the Company and shall contain such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan. The Committee may in its discretion require that an Award Agreement be executed by the Participant to whom the relevant Award is made.

          "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

          "Board" means the Board of Directors of the Company.

          A "Change in Control" of the Company shall be deemed to have occurred when:

             (a) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an "Acquiring Person"), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company,

             (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), cease for any reason to constitute a majority of the Board,

             (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof or any Parent of such Surviving Entity) at least a majority of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or

             (d) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

Provided, however, that a Change in Control shall not be deemed to have occurred in the event of

     (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or

     (ii) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

          "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

          "Combined Voting Power" means the combined voting power of the Company's or other relevant entity's then outstanding voting securities.

          "Committee" means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan.

          "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

          "Eligible Individuals" means the individuals described in Section 6 who are eligible for Awards under the Plan.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

          "Fair Market Value" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Committee.

          "Incentive Stock Option" means a Stock Option which is an "incentive stock option" within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

          "Nonqualified Stock Option" means a Stock Option which is not an Incentive Stock Option.

          "Parent" means any corporation which is a "parent corporation' within the meaning of Section 424(e) of the Code with respect to the relevant entity.

          "Participant" means an Eligible Individual to whom an Award has been granted under the Plan.

          "Performance Period" means a fiscal year of the Company or such other period that may be specified by the Committee in connection with the grant of a Section 162(m) Award.

          "Performance Share Award" means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 11 hereof.

          "Person" means any person, entity or "group" within the meaning of
     Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

          "Section 162(m) Participant" means, for a given fiscal year of the Company, any Participant designated by the Committee by not later than 90 days following the start of such year as a Participant (or such other time as may be required or permitted by Section 162(m) of the Code) whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

          "Stock Appreciation Right" means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

          "Stock Award" means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

          "Stock Option" means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

          "Subsidiary" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

          "Substitute Award" means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.

     3. Administration of the Plan.  (a) Power and Authority of the
Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, (i) to select Participants from the Eligible Individuals, (ii) to make Awards in accordance with the Plan, (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award, (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant's termination of employment with the Company or, subject to Section 16 hereof, of a Change in Control on the outstanding Awards granted to such Participant, and including the authority to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not prejudicial to the rights of such Participant in such Award, (v) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards, (vi) to construe and interpret any Award Agreement delivered under the Plan, (vii) to prescribe, amend and rescind rules and procedures relating to the Plan, (viii) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions, (ix) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan, and (x) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

     (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

     (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

     (d) Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Individuals (A) who are Section 162(m) Participants or (B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 3(b) and 17 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee's delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

     (e) Liability of Committee. No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

     4. Duration of Plan. The Plan shall remain in effect until terminated by the Board of Directors and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof. Notwithstanding the foregoing, no Awards may be granted under the Plan after the tenth anniversary of the Effective Date (as defined in Section 18(k)).

     5. Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 15(b) hereof, the number of shares of Common Stock that may be issued under the Plan pursuant to Awards shall not exceed, in the aggregate, 3,000,000 shares (the "Section 5 Limit"), of which the number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 3,000,000 shares. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

          (a) the number of Shares subject to outstanding Awards shall be charged against the Section 5 Limit; and

          (b) the Section 5 Limit shall be increased by:

             (i) the number of shares subject to an Award (or portion thereof) which lapses, expires or is otherwise terminated without the issuance of such shares or is settled by, the delivery of consideration other than shares,

             (ii) the number of shares tendered to pay the exercise price of a Stock Option or other Award, and

             (iii) the number of shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award.

In addition, any shares underlying Substitute Awards shall not be counted against the Section 5 Limit set forth in the first sentence of this Section 5.

     6. Eligible Individuals. (a) Eligibility Criteria. Awards may be granted by the Committee to individuals ("Eligible Individuals") who are officers or other key employees or consultants of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries. An individual's status as an Administrator or a member of the Committee will not affect his or her eligibility to participate in the Plan.

          (b) Maximum Number of Shares Per Eligible Individual. In accordance with the requirements under Section 162(m) of the Code, no Eligible Individual shall receive grants of Awards with respect to an aggregate of more than 250,000 shares of Common Stock in respect of any fiscal year of the Company. For purposes of the preceding sentence, any Award that is made as bonus compensation, or is made in lieu of compensation that otherwise would be payable to an Eligible Individual, shall be considered made in respect of the fiscal year to which such bonus or other compensation relates or otherwise was earned.

     7. Awards Generally. Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the award. The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Option or Stock Appreciation Right first becomes exercisable. The date of a Participant's termination of employment for any reason shall be determined in the sole discretion of the Committee. The Committee shall also have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.

     8. Stock Options. (a) Terms of Stock Options Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase the number of shares of Common Stock specified in the applicable Award Agreement and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. Upon satisfaction of the conditions to exercisability specified in the applicable Award Agreement, a Participant shall be entitled to exercise the Stock Option in whole or in part and to receive, upon satisfaction or payment of the exercise price or an irrevocable notice of exercise in the manner contemplated by Section 8(d) below, the number of shares of Common Stock in respect of which the Stock Option shall have been exercised. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options.

     (b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement, provided, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant. Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided that the excess of:

          (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over

          (ii) the aggregate exercise price thereof, does not exceed the excess of:

          (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

          (iv) the aggregate exercise price of such shares.

     (c) Option Term. The term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement; provided, however, that a Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted.

     (d) Method of Exercise. Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof. In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a "cashless exercise" procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option. When payment of the exercise price for a Stock Option consists of shares of the Company's capital stock, such shares will not be accepted as payment unless the Participant has held such shares for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes.

     9. Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the terms and conditions established by the Committee in connection with the Award thereof and specified in the applicable Award Agreement. Upon satisfaction of the conditions to the payment specified in the applicable Award Agreement, each Stock Appreciation Right shall entitle a Participant to an amount, if any, equal to the Fair Market Value of a share of Common Stock on the date of exercise over the Stock Appreciation Right exercise price specified in the applicable Award Agreement. At the discretion of the Committee, payments to a Participant upon exercise of a Stock Appreciation Right may be made in Shares, cash or a combination thereof. A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be cancelled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be cancelled automatically to the extent of the number of shares covered by the Stock Option exercised.

     10. Stock Awards. Stock Awards shall consist of one or more shares of Common Stock granted or offered for sale to an Eligible Individual, and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. The shares of Common Stock subject to a Stock Award may, among other things, be subject to vesting requirements or restrictions on transferability.

     11. Performance Share Awards. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan. Each Award Agreement shall set forth the number of shares of Common Stock to be earned by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at such other time as the Committee shall determine, in shares of Common Stock, in an equivalent amount of cash or in a combination of Common Stock and cash, as the Committee shall determine.

     12. Other Awards. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

     13. Section 162(m) Awards.  (a) Terms of Section 162(m) Awards
Generally. In addition to any other Awards under the Plan, the Company may make Awards that are intended to qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code ("Section 162(m) Awards"). Section 162(m) Awards may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the performance goals specified in Section 13(b) below. Section 162(m) Awards will be made in accordance with the procedures specified in applicable treasury regulations for compensation intended to be "qualified performance-based compensation."

     (b) Performance Goals. For purposes of this Section 13, performance goals shall be limited to one or more of the following: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share,
(xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

     (c) Other Performance-Based Compensation. The Committee's decision to make, or not to make, Section 162(m) Awards within the meaning of this Section 13 shall not in any way prejudice the qualification of any other Awards as performance based compensation under Section 162(m). In particular, Awards of Stock Options may, pursuant to applicable regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to this Section 13.

     14. Non-Transferability. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" ("QDRO") as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Award to a Participant's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; provided, however, that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to, the Participant or, if applicable, the "alternate payee" under a QDRO or the family member or trust to whom such Stock Option, Stock Appreciation Right or other Award has been transferred in accordance with the previous sentence.

     15. Recapitalization or Reorganization. (a) Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Committee, in its discretion, may make (i) such proportionate adjustments it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, the number of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof and/or (ii) such other adjustments as it deems appropriate. The Committee's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

     16. Change in Control. In the event of a Change in Control, (i) all Stock Options or Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Stock Awards then outstanding shall lapse as of the date of the Change in Control, (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of the Change in Control, and (iv) in the case of a Change in Control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or any Parent thereof, each outstanding Stock Option granted under the Plan and not exercised (a "Predecessor Option") will be converted into an option (a "Substitute Option") to acquire common stock of the Surviving

Entity or its Parent, which Substitute Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices.

     17. Amendment of the Plan. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; provided, however, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provided, however, that the Board or Committee may not, without shareholder approval, increase the maximum number of shares issuable under the Plan. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, adversely affect his or her rights under such Awards. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Stock Option to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

     18. Miscellaneous. (a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     (b) Loans. On such terms and conditions as shall be approved by the Committee, the Company may directly or indirectly lend money to a Participant to accomplish the purposes of the Plan, including to assist such Participant to acquire or carry shares of Common Stock acquired upon the exercise of Stock Options granted hereunder, and the Committee may also separately lend money to any Participant to pay taxes with respect to any of the transactions contemplated by the Plan.

     (c) No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

     (d) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

     (e) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company.

     (f) Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

     (g) Compliance with Rule 16b-3. (i) The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. To the extent any provision of the Plan or Award Agreement or any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.

     (ii) Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to
Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

     (h) Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

     (i) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

     (j) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

     (k) Effective Date. The Plan shall be effective as of the date (the "Effective Date") of either (i) the consummation of the proposed reorganization pursuant to which Servico, Inc. and Impac Hotel Group, L.L.C. will become wholly-owned subsidiaries of the Company, contingent upon its prior approval by the shareholders of Servico, Inc. and the unitholders of Impac Hotel Group, L.L.C. or (ii) following such reorganization, on the date of its approval by the shareholders of the Company. If, in either case, shareholder approval is not obtained at or prior to the first annual meeting of the shareholders of the Company to occur after the adoption of the Plan by the Board, the Plan and any Awards thereunder shall terminate ab initio and be of no further force and effect.

                                                                      APPENDIX F

                                 LODGIAN, INC.

                       NON-EMPLOYEE DIRECTORS' STOCK PLAN

                                 LODGIAN, INC.

                       NON-EMPLOYEE DIRECTORS' STOCK PLAN

                                                              PAGE
1. Definitions..............................................
2. Purposes.................................................
3. Administration...........................................
4. Shares Available.........................................
5. Director Shares..........................................
6. Options..................................................
7. Recapitalization or Reorganization.......................
8. Termination and Amendment of the Plan....................
9. Miscellaneous............................................

                                       (i)

                                 LODIGIAN, INC.

                       NON-EMPLOYEE DIRECTORS' STOCK PLAN

     1. Definitions.

     "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     "Annual Fees" means the cash portion of (i) any annual fee payable to a Non-Employee Director for service on the Board, (ii) any other fee determined on an annual basis and payable for service on, or for acting as chairperson of, any committee of the Board and (iii) any similar annual fee payable in respect of service on the board of directors of any Subsidiary or any committee of any such board of directors.

     "Annual Meeting" means an annual meeting of the Company's stockholders.

     "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Combined Voting Power" means the combined voting power of the Company's or other relevant entity's then outstanding voting securities.

     "Committee" means the committee appointed by the Board to administer the Plan, which shall be composed exclusively of members of the Board who are not Non-Employee Directors.

     "Common Stock" means the Common Stock of the Company, par value $.01 per share.

     "Company" means Lodgian, Inc., a Delaware corporation, or any successor to substantially all of its business.

     "Director's Fees" means the aggregate of a Non-Employee Director's Annual Fees and Meeting Fees.

     "Director Shares" means shares of Common Stock granted to a Non-Employee Director, which shall be subject to such terms and conditions as are set forth in Section 5 below.

     "Disability" means eligibility for disability benefits under the terms of the Company's long-term disability plan in effect at the time the Non-Employee Director becomes disabled.

     "Erisa" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Committee.

     "Meeting Fees" means (i) any meeting fee payable in respect of attendance at or participation in meetings of the Board or any committee of the Board or any meeting of the stockholders of the Company and (ii) any similar meeting fee payable in respect of service on the board of directors of any Subsidiary or any committee of any such board of directors.

     "Merger" means the proposed reorganization pursuant to which Servico, Inc. and Impac Hotel Group, L.L.C. will become wholly-owned Subsidiaries of the Company.

     "Non-Employee Director" means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

     "Option" means an option to purchase shares of Common Stock awarded to a Non-Employee Director pursuant to the Plan, which option shall not be intended to qualify, and shall not be treated, as an "incentive stock option" within the meaning of Section 422 of the Code.

     "Parent" means any corporation which is a "parent corporation" within the meaning of Section 424 of the Code with respect to the relevant entity.

     "Person" means any person, entity, or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

     "Plan" means the Lodgian, Inc. Non-Employee Directors' Stock Plan.

     "Retirement" means a Non-Employee Director ceasing to be a member of the Board as a result of retirement from the Board in accordance with the retirement Policy then applicable to Board members.

     "Subsidiary" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or
(ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

     2. Purposes. The purposes of the Plan are to retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to secure for the Company the benefits of the incentives inherent in increased Common Stock ownership by such individuals by awarding such individuals Options to purchase shares of Common Stock.

     3. Administration. (a) Authority. The Committee will be responsible for administering the Plan. The Committee will have authority to adopt such rules as it may deem appropriate to carry out the purposes of the Plan, and shall have authority to interpret and construe the provisions of the Plan and any agreements and notices under the Plan and to make determinations pursuant to any Plan provision. The Committee shall also have the authority to adjust the number of shares subject to an Option related to each Annual Award pursuant to Section 6(a) at any time and from time to time. Each interpretation, determination or other action made or taken by the Committee pursuant to the Plan shall be final and binding on all Persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company's Restated Certificate of Incorporation as it may be amended from time to time.

     (b) Delegation. The Committee may designate a committee composed of one or more members of the Board to carry out its responsibilities under such conditions as it may set.

     4. Shares Available. Subject to the provisions of Section 12 of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 300,000 shares (the "Section 4 Limit"). Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

          (a) the number of shares subject to awards granted under the Plan shall be charged against the Section 4 Limit; and

          (b) the Section 4 Limit shall be increased by:

             (i) the number of shares subject to an Option which lapses, expires or is otherwise terminated without the issuance of such shares,

             (ii) the number of shares tendered to pay the exercise price of an Option, and

             (iii) the number of shares withheld to satisfy any tax withholding obligations of a Non-Employee Director with respect to any shares or other payments hereunder.

     5. Directors Shares. (a) Director Share Awards. A Non-Employee Director may elect to receive all or a specified percentage of his or her Director Fees for each year of service on the Board in Director Shares, in lieu of cash compensation for such portion thereof, rounded up or down to the next whole share in the event of fractional amounts. The number of Director Shares so awarded to each Non-Employee Director shall be determined by dividing the portion of such Non-Employee Director's Director Fees to be paid in Director Shares by the Fair Market Value of a share of Common Stock on the date of award.

     (b) Terms of Director Share Awards. At the time Director Shares are granted to a Non-Employee Director, share certificates representing the appropriate number of Director Shares shall be registered in the name of the Non-Employee Director and shall be delivered to the Non-Employee Director. The Non-Employee Director shall have all the rights and privileges of a stockholder as to such shares, including the right to receive dividends and the right to vote such shares. The Director Shares shall be immediately vested upon grant, shall not be forfeitable to the Company and shall not be subject to any restrictions on transfer (other than those imposed under applicable law or under any trading policy of the Company).

     6. Options. In addition to the awards of Director Shares described above in Section 5, each Non-Employee Director shall also receive awards of Options under the Plan as follows:

          (a) Option Grants. At each Annual Meeting, commencing with the Annual Meeting held in 1999, each Non-Employee Director who will remain on the Board following the date of such Annual Meeting shall receive as of such date an award consisting of an Option to purchase 5,000 shares of Common Stock (or such lesser number determined by multiplying 5,000 by a fraction, the numerator of which is the number of full or partial months since the immediately preceding Annual Meeting during which such individual served on the Board in the capacity of a Non-Employee Director, and the denominator of which is the number of full or partial months since the immediately preceding Annual Meeting). Such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of award and shall be subject to the vesting schedule provided for in Section 6(b) and the other terms and conditions provided for herein.

          (b) Vesting Schedule of Options. Options awarded pursuant to the Plan shall vest and become exercisable in equal installments as of each of the first three Annual Meetings following the date of grant; provided, however, that an Option shall become fully vested and exercisable upon a Non-Employee ceasing to be a member of the Board as a result of death, Disability or Retirement.

          (c) Exercise of Options Following Termination of
     Service. (i) Exercise Following Termination of Service Due to Death, Disability or Retirement. If a Non-Employee Director ceases to be a member of the Board by reason of death, Disability, Retirement or in the event of his involuntary termination of service on the Board other than for cause, all Options awarded to such Non-Employee Director may be exercised by such Non-Employee Director, or by his or her estate, personal representative or beneficiary, as the case may be, at any time within one year after the date of termination of service. At the end of such one-year period the Options shall expire.

          (ii) Exercise Following Other Terminations of Service. If a Non-Employee Director ceases to be a member of the Board for any reason other than as set forth above in subsection (i) hereof, then (A) the Non-Employee Director shall have the right, subject to the terms and conditions hereof, to exercise the Option, to the extent it has vested as of the date of such termination of service, at any time within six months after the date of such termination, and (B) the unvested portion of any Options awarded to the Non-Employee Director shall be forfeited as of the date of termination of service.

          (d) Time and Manner of Exercise of Options.  (i) Notice of
     Exercise. Subject to the other terms and conditions hereof, a Non-Employee Director may exercise any Options, to the extent such Options are vested, by giving written notice of exercise to the Company; provided, however, that in no event shall an Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company receives such written notice or (ii) the date on which the conditions provided in Section 6(d)(ii) are satisfied.

          (ii) Payment.  Prior to the issuance of a certificate pursuant to
     Section 6(d)(v) hereof evidencing the shares of Common Stock in respect of which all or a portion of an Option shall have been exercised, a Non-Employee Director shall have paid to the Company the exercise price of the Option for all such shares purchased pursuant to the exercise of such Option. Payment may be made by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as "cash") payable to the order of the Company in U.S. dollars or in shares of Common Stock already owned by the Non-Employee Director valued at their Fair Market Value as of the last business day preceding the date of exercise, or in any combination of cash or such shares as the Committee in its sole discretion may approve. Payment of the exercise price in shares of Common Stock shall be made by delivering to the Company the share certificate(s) representing the required number of shares, with the Non-Employee Director signing his or her name on the back, or by attaching executed stock powers (the signature of the Non-Employee Director must be guaranteed in either case). When payment of the exercise price for an Option consists of shares of Common Stock, such shares will not be accepted as payment unless the Non-Employee Director has held such shares for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes.

          (iii) Stockholder Rights. A Non-Employee Director shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate evidencing such shares shall have been issued to the Non-Employee Director pursuant to Section 6(d)(v), and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Non-Employee Director shall become the holder of record thereof.

          (iv) Limitation on Exercise. No Option shall be exercisable unless the Common Stock subject thereto has been registered under the Securities Act and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state "blue sky" laws is available.

          (v) Issuance of Shares. Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the exercise price of the Option for the number of shares with respect to which the Option is exercised, the Company shall deliver to the Non-Employee Director (or following the Non-Employee Director's death, such other Person entitled to exercise the Option), at the principal office of the Company or at such other location as may be acceptable to the Company and the Non-Employee Director (or such other Person), one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Non-Employee Director (or such other Person).

     (e) Restrictions on Transfer. An Option may not be transferred, pledged, assigned, or otherwise disposed of, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA ("QDRO"); provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Option to a Non-Employee Director's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. The Option shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director or by the Person to whom the Option has been transferred in accordance with the previous sentence. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a QDRO, shall vest in the assignee or transferee any interest or right in the Option, but immediately upon any attempt to assign or transfer the Option the same shall terminate and be of no force or effect.

     7. Recapitalization or Reorganization. (a) Authority of the Company and Stockholders. The existence of the Plan shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) Change in Capitalization. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Committee, in its discretion, may make (i) such proportionate adjustments as it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Non-Employee Directors under the Plan with respect to the aggregate number of shares of Common Stock authorized to be awarded under the Plan, the number of shares of Common Stock covered by each outstanding Option and the exercise prices in respect thereof, the number of shares of Common Stock covered by future Option awards and the number of Phantom Stock Units credited to a Non-Employee Director's Deferred Compensation Account and/or
(ii) such other adjustments as it deems appropriate. The Committee's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Non-Employee Directors.

     8. Termination and Amendment of the Plan. (a) Termination. The Plan shall terminate as of the tenth anniversary of the Effective Date. Following the Effective Date, no further awards of Director Shares or Options shall be granted pursuant to the Plan.

     (b) General Power of Board. Notwithstanding anything herein to the contrary, the Board or the Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part (including by amending the Plan as provided in Section 3(a)); provided, however, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provided further, that the Board may not, without shareholder approval, increase the maximum number of shares issuable under the Plan except as provided in Section 7(b) above.

     (c) When Non-Employee Directors' Consents Required. The Committee may not alter, amend, suspend, or terminate the Plan without the consent of any Non-Employee Director to the extent that such action would adversely affect his or her rights with respect to Director Shares or Options that have previously been granted.

     9. Miscellaneous. (a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Non-Employee Director for applicable income tax purposes with respect to any award under the Plan, the Non-Employee Director shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Non-Employee Director.

     (b) Loans. On such terms and conditions as shall be approved by the Committee, the Company may directly or indirectly lend money to a Non-Employee Director to accomplish the purposes of the Plan, including to assist such Non-Employee Director to acquire or carry shares of Common Stock acquired upon the exercise of Options granted hereunder, and the Committee may also separately lend money to any Non-Employee Director to pay taxes with respect to any of the transactions contemplated by the Plan.

     (c) No Right to Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any

Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

     (d) Unfunded Plan. This Plan is unfunded. Amounts payable under the Plan will be satisfied solely out of the general assets of the Company subject to the claims of the Company's creditors.

     (e) Other Compensation Arrangements. Payments received by a Non-Employee Director under any award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other arrangement provided by the Company.

     (f) Securities Law Restrictions. The Committee may require each Non-Employee Director purchasing or acquiring shares of Common Stock pursuant to the Plan to agree with the Company in writing that such Non-Employee Director is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

     (g) Compliance with Rule 16B-3. (i) The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. To the extent any provision of the Plan or any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Options) shall be deemed automatically to be incorporated by reference into the Plan.

     (ii) Notwithstanding anything contained in the Plan to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Non-Employee Director pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

     (h) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

     (i) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

     (j) Effective Date. The Plan shall be effective as of the date (the "Effective Date") of either (i) the consummation of the Merger, contingent upon its prior approval by the shareholders of Servico, Inc. and the unitholders of Impac Hotel Group, L.L.C. or (ii) following the Merger, on the date of its approval by the shareholders of the Company. If, in either case, shareholder approval is not obtained at or prior to the first Annual Meeting of the shareholders of the Company to occur after the adoption of the Plan by the Board, the Plan and any awards hereunder shall terminate ab initio and be of no further force and effect.

                                                                      APPENDIX G

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 LODGIAN, INC.
                             ---------------------

                                   ARTICLE I

                                      NAME

     Section 1.1 Name.  The name of the Corporation is Lodgian, Inc.

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

     Section 2.1 Office and Agent. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                  ARTICLE III

                               CORPORATE PURPOSE

     Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

                                   ARTICLE IV

                                 CAPITALIZATION

     Section 4.1 Authorized Capital; Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000), of which Seventy Five Million (75,000,000) shares shall be shares of Common Stock, par value $0.01 per share ("Common Stock"), and Twenty Five Million (25,000,000) shares shall be shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

     Section 4.2 Preferred Stock. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the whole Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof (the number of directors of the Corporation, as so determined from time to time, being referred to herein as the "Whole Board"). Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Restated Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the affirmative vote of the number of directors constituting the majority of the Whole Board prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the DGCL. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.

     Section 4.3 No Preemptive Rights. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation or any securities convertible into or exchangeable for shares of any class of capital stock of the Corporation.

                                   ARTICLE V

                           COMPROMISE OR ARRANGEMENT

     Section 5.1 Compromise or Arrangement. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all the creditors or the members of the class of creditors, and/or on all the stockholders or the members of the class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE VI

                                INDEMNIFICATION

     Section 6.1 Indemnification. (a) General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; PROVIDED, HOWEVER, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) Successful Defense. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Proceedings Initiated by any Person. Notwithstanding anything to the contrary contained in subsections (a) or (b) above, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

     (e) Procedure. Any indemnification under subsections (a) and (b) above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) above. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of a quorum of the directors who are not parties to such action, suit or proceeding, (ii) by a committee of such nonparty directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

     (f) Advancement of Expenses. Expenses (including attorneys' fees) incurred by a director or an officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in form and substance satisfactory to the Corporation by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article VI. Such expenses (including attorneys' fees) incurred by former directors or officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (g) Rights Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (h) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the DGCL.

     (i) Definition of "Corporation". For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (j) Certain Other Definitions. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in this Article VI.

     (k) Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (l) Repeal or Modification. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     (m) Action Against Corporation.  Notwithstanding any provisions of this
Article VI to the contrary, no person shall be entitled to indemnification or advancement of expenses under this Article VI with respect to any action, suit or proceeding, or any claim therein, brought or made by him against the Corporation.

                                  ARTICLE VII

                                   DIRECTORS

     Section 7.1 Director Liability. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

     (b) If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

     (c) Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

     Section 7.2 Removal. Any or all of the directors may be removed only for due cause by vote of the record holders of a majority of the outstanding shares of the Corporation entitled to vote thereon at a meeting of the stockholders; provided, however, that no such removal can be made at such meeting unless the notice thereof specifies such removal and the reasons therefor as one of the matters that shall be considered at such meeting.

                                  ARTICLE VIII

                  MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

     Section 8.1 Management of the Affairs of the Corporation. (a) The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Restated Certificate of Incorporation or by the bylaws of the Corporation (the "Bylaws").

     (b) Election of directors of the Corporation need not be by written ballot, unless required by the Bylaws.

     (c) The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (i) The Bylaws, or any of them, may be altered, amended or repealed, or new bylaws may be made, but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with any provision of this Restated Certificate of Incorporation as it may be amended from time to time, either by the number of directors constituting the majority of the Whole Board or by the stockholders of the Corporation upon the affirmative vote of the holders of at least 80% of the outstanding capital stock entitled to vote thereon.

          (ii) The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1999 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2000 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2001 annual meeting of stockholders. At each annual meeting of stockholders, beginning with the 1999 annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The term of a director elected by stockholders to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the class for which the new directorship is created or in which the vacancy occurred. Any director elected by the Board of Directors to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to
     Section 4.2 of Article IV hereof applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 8.1(c) unless expressly provided by such terms.

          (iii) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding and the notice provisions set forth in
     Section 7.2 of Article VII, any or all of the directors of the Corporation may be removed from office at any time only for cause by the affirmative vote of holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.

          (iv) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or Chief Executive Officer of the Corporation. A special meeting of the stockholders of the Corporation may not be called by any other person or persons.

                                   ARTICLE IX

                                PRIVATE PROPERTY

     Section 9.1 Private Property. The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                                   ARTICLE X

                              SHAREHOLDER CONSENT

     Section 10.1 No Stockholders' Consent in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or special meeting of such stockholders and may not be effected by any consent in writing by any such stockholders.

                                   ARTICLE XI

                                   AMENDMENT

     Section 11.1 Amendments. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, repeal, or adopt any provision inconsistent with, Section 7.2 of Article VII, Section 8.1(c) of Article VIII or this Article XI of this Restated Certificate of Incorporation.

                                  ARTICLE XII

                                 EFFECTIVE DATE

     Section 12.1 Effective Date. This Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

                                                                      APPENDIX H

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    RESTATED

                                     BYLAWS

                                       OF

                                 LODGIAN, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I    OFFICES
  Section 1.      Registered Office in Delaware.........................
  Section 2.      Other Offices.........................................
ARTICLE II   MEETINGS OF STOCKHOLDERS
  Section 1.      Annual Meeting........................................
  Section 2.      Special Meetings......................................
  Section 3.      Notice of Meetings....................................
  Section 4.      Waiver of Notice......................................
  Section 5.      Adjournments..........................................
  Section 6.      Quorum................................................
  Section 7.      Voting................................................
  Section 8.      Proxies...............................................
  Section 9.      Organization..........................................
  Section 10.     Advance Notice of Business to Be Transacted at Annual
                  Meetings..............................................
ARTICLE III  BOARD OF DIRECTORS
  Section 1.      General Powers........................................
  Section 2.      Number and Term of Holding Office.....................
  Section 3.      Nomination of Directors and Advance Notice Thereof....
  Section 4.      Resignation...........................................
  Section 5.      Vacancies.............................................
  Section 6.      Meetings..............................................
  Section 7.      Action by Consent.....................................
  Section 8.      Meetings by Conference Telephone, etc. ...............
  Section 9.      Compensation..........................................
ARTICLE IV   COMMITTEES
  Section 1.      Committees............................................
ARTICLE V    OFFICERS
  Section 1.      Officers..............................................
  Section 2.      Authority and Duties..................................
  Section 3.      Term of Office, Resignation and Removal...............
  Section 4.      Vacancies.............................................
  Section 5.      The Chairman..........................................
  Section 6.      The Chief Executive Officer...........................
  Section 7.      The President.........................................
  Section 8.      Vice Presidents.......................................
  Section 9.      The Secretary.........................................
  Section 10.     Assistant Secretaries.................................
  Section 11.     Chief Financial Officer...............................
  Section 12.     The Treasurer.........................................
  Section 13.     Assistant Treasurers..................................
  Section 14.     Additional Officers...................................
ARTICLE VI   DIVIDENDS, CHECKS, DRAFTS, NOTES AND PROXIES
  Section 1.      Dividends.............................................
  Section 2.      Checks, Drafts and Notes..............................
  Section 3.      Execution of Proxies..................................
ARTICLE VII  SHARES AND TRANSFER OF SHARES
  Section 1.      Certificates of Stock.................................
  Section 2.      Record................................................

                                       (i)

                                                                           PAGE
                                                                           ----
  Section 3.      Transfer of Stock.....................................
  Section 4.      Addresses of Stockholders.............................
  Section 5.      Lost, Destroyed or Mutilated Certificates.............
  Section 6.      Facsimile Signatures..................................
  Section 7.      Regulations...........................................
  Section 8.      Record Date...........................................
  Section 9.      Registered Stockholders...............................
ARTICLE VIII BOOKS AND RECORDS
  Section 1.      Books and Records.....................................
ARTICLE IX   SEAL
  Section 1.      Seal..................................................
ARTICLE X    FISCAL YEAR
  Section 1.      Fiscal Year...........................................
ARTICLE XI   INDEMNIFICATION
  Section 1.      Indemnification.......................................
ARTICLE XII  AMENDMENTS
  Section 1.      Amendments............................................

                                      (ii)

                                RESTATED BYLAWS

                                       OF

                                 LODGIAN, INC.
                 ---------------------------------------------

                                   ARTICLE I

                                    OFFICES

     Section 1. Registered Office in Delaware. The address of the registered office of Lodgian, Inc. (hereinafter called the "Corporation") in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the registered agent in charge thereof shall be The Corporation Trust Company.

     Section 2. Other Offices. The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the "Board") may from time to time determine or the business of the Corporation may from time to time require. Notwithstanding the foregoing, the corporate headquarters of the Corporation shall be initially located in Atlanta, Georgia.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     Section 1. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated by the Board and set forth in the notice or in a duly executed waiver of notice thereof.

     Section 2. Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called at any time by a majority of the members of the Board or by the Chief Executive Officer of the Corporation (the "CEO"). A special meeting of stockholders of the Corporation may not be called by any other person or persons. Any such meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated in the notice or in a duly executed waiver of notice of such meeting. Only such business as is stated in the written notice of a special meeting may be acted upon thereat.

     Section 3. Notice of Meetings. Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is held, shall be given personally or by first class mail to each stockholder entitled to vote at such meeting, not less than 10 nor more than 60 calendar days before the date of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder entitled to vote a written request that notices intended for such stockholder are to be mailed to an address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

     Notice of a special meeting may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, by the Secretary of the Corporation on behalf of such person or persons. If the person or persons calling a special meeting of stockholders gives notice thereof, such person or persons shall forward a copy thereof to the Secretary. Every request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

     Section 4. Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder entitled to vote at such meeting who files a written waiver of notice with the Secretary, duly executed by the person entitled to notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice.

Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except as provided by law.

     Section 5. Adjournments. When a meeting is adjourned to another date, hour or place, notice need not be given of the adjourned meeting if the date, hour and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting.

     When any meeting is convened, the presiding officer, if directed by the Board, may adjourn the meeting if (a) no quorum is present for the transaction of business, or (b) the Board determines that adjournment is necessary or appropriate to enable the stockholders (i) to consider fully information which the Board determines has not been made sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights.

     Section 6. Quorum. Except as otherwise provided by law or the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation"), whenever a class of stock of the Corporation is entitled to vote as a separate class, or whenever classes of stock of the Corporation are entitled to vote together as a single class, on any matter brought before any meeting of the stockholders, whether annual or special, holders of shares entitled to cast a majority of the votes entitled to be cast by all the holders of the shares of stock of such class voting as a separate class, or classes voting together as a single class, as the case may be, outstanding and entitled to vote thereon, present in person or by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter at any such meeting of the stockholders. If, however, such quorum shall not be present or represented, the stockholders entitled to vote thereon may adjourn the meeting with respect to that matter from time to time in accordance with Section 5 of this Article II until a quorum shall be present or represented.

     Section 7. Voting. Unless otherwise provided in the Restated Certificate of Incorporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of capital stock entitled to vote thereat held by such stockholder. Except as otherwise provided by law or the Restated Certificate of Incorporation or these Bylaws, when a quorum is present with respect to any matter brought before any meeting of the stockholders, the vote of the holders of stock casting a majority of the votes present in person or represented by proxy and entitled to be cast on the matter shall decide any such matter. Votes need not be by written ballot, unless the Board, in its discretion, requires any vote or votes cast at such meeting to be cast by written ballot.

     Section 8. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders at such time as the Board may require. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

     Section 9. Organization. Meetings of stockholders of the Corporation shall be presided over by the CEO in accordance with Article V, Section 6, or in the absence of the CEO, by the President, or in the absence of the President by a director chosen by a majority of the directors present at such meeting. The Secretary of the Corporation (the "Secretary"), or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 10. Advance Notice of Business to be Transacted at Annual
Meetings. (a) To be properly brought before the annual meeting of stockholders, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the Board (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 10 and on the record date for the determination of stockholders entitled to vote at

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such meeting and (B) who complies with the notice procedures set forth in this
Section 10. In addition to any other applicable requirements, including but not limited to the requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "ExchangeAct"), for business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of this Section 10(a), such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

     (b) To be timely, a stockholder's notice to the Secretary pursuant to clause (iii) of Section 10(a) must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

     (c) To be in proper written form, a stockholder's notice to the Secretary pursuant to clause (iii) of Section 10(a) must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and
(v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     (d) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting of stockholders except business brought before such meeting in accordance with the procedures set forth in this Section 10; provided, however, that, once business has been properly brought before such meeting in accordance with such procedures, nothing in this Section 10 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of such meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                                  ARTICLE III

                               BOARD OF DIRECTORS

     Section 1. General Powers. The property, business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

     Section 2. Number and Term of Holding Office. The Board of the Corporation shall consist of not less than six members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of all directors of the Corporation then holding office at any special or regular meeting. Any such resolution increasing or decreasing the number of directors shall have the effect of creating or eliminating a vacancy or vacancies, as the case may be, provided that no such resolution shall reduce the number of directors below the number then holding office. Except as provided in Section 5 of this Article III, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office as provided by Article VIII of the Restated Certificate of Incorporation. None of the directors need be stockholders of the Corporation.

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

     Section 3. Nomination of Directors and Advance Notice Thereof. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Restated Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 3. In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to clause (ii) of this
Section 3(a), such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

     (b) To be timely, a stockholder's notice to the Secretary pursuant to clause (ii) of Section 3(a) must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

     (c) To be in proper written form, a stockholder's notice to the Secretary pursuant to clause (ii) of Section 3(a) must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice, (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     (d) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this
Section 3. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

     Section 4. Resignation. Any director may resign at any time by giving written notice to the Board, the CEO, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by action of the Board. Except as aforesaid, acceptance of such resignation shall not be necessary to make it effective.
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

     Section 5. Vacancies. Any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, may be filled by the stockholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall hold office only until the next election of directors by the stockholders. If there are no remaining directors, the vacancy shall be filled by the stockholders.

     Section 6. Meetings. (a) Annual Meetings. As soon as practicable after each annual election of directors, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 7 of this
Article III.

     (b) Other Meetings. Other meetings of the Board shall be held at such times as the Board shall from time to time determine or upon call by the Chairman, the CEO, the President or any two directors.

     (c) Notice of Meetings. Regular meetings of the Board may be held without notice. The Secretary of the Corporation shall give notice to each director of each special meeting, including the time and place of such special meeting. Notice of each such meeting shall be given to each director either by mail, at least two days before the day on which such meeting is to be held, or by telephone, telegram, facsimile, telex or cable not later than the day before the day on which such meeting is to be held or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any meeting shall not be required to be given to any director who shall attend such meeting. A waiver of notice by the person entitled thereto, whether before or after the time of any such meeting, shall be deemed equivalent to adequate notice.

     (d) Place of Meetings. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

     (e) Quorum and Manner of Acting. Except as otherwise provided by law, the Restated Certificate of Incorporation or these Bylaws, a majority of the total number of directors then in office shall be necessary at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the affirmative vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present thereat. Notice of any adjourned meeting need not be given.

     (f) Minutes of Meetings. The Secretary or, in the case of his absence, any person (who shall be an Assistant Secretary, if an Assistant Secretary is present) whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

     Section 7. Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a written consent or consents thereto is signed by all members of the Board or such committee, as the case may be, and such written consent or consents are filed with the minutes of the proceedings of the Board or such committee.

     Section 8. Meetings by Conference Telephone, Etc. Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

     Section 9. Compensation. Each director, in consideration of his serving as such, shall be entitled to receive from the Corporation such amount per annum, if any, or such fees, if any, for attendance at meetings of the Board or of any committee thereof, or both, as the Board shall from time to time determine. The Board may likewise provide that the Corporation shall reimburse each director or member of a committee for any expenses incurred by him on account of his attendance at any such meeting. Nothing contained in this Section 9 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

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                                   ARTICLE IV

                                   COMMITTEES

     Section 1. Committees. The Board, by resolution passed by a majority of the number of directors constituting the whole Board, may designate members of the Board to constitute one or more committees which shall in each case consist of such number of directors, not fewer than two, and, to the extent permitted by law and provided in the resolution establishing such committee, shall have and exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified members at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. A majority of all the members of any such committee may fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board shall otherwise by resolution provide. The Board, upon approval of a majority of the number of directors constituting the whole Board, shall have power to change the members of any such committee at any time, to fill vacancies therein and to discharge any such committee, either with or without cause, at any time. Each committee shall keep regular minutes and report to the Board when required.

                                   ARTICLE V

                                    OFFICERS

     Section 1. Officers. The officers of the Corporation shall be the CEO, the President, the Secretary and a Treasurer and may include one or more Vice Presidents and one or more Assistant Secretaries and one or more Assistant Treasurers. The Board of Directors from time to time may elect a Chairman or Co-Chairmen of the Board. Any two or more offices may be held by the same person.

     Section 2. Authority and Duties. All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent not so provided, by resolution of the Board.

     Section 3. Term of Office, Resignation and Removal. (a) Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until his successor has been appointed and qualified or his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.

     (b) Any officer may resign at any time by giving written notice to the Board, the CEO, the President or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the CEO, the President or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

     (c) All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the recordholders of a majority of the Shares entitled to vote thereon.

     Section 4. Vacancies. Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 3 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of his predecessor expires unless reappointed by the Board.

     Section 5. The Chairman. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to

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him by the Board of Directors. The Board of Directors may appoint more than one person to serve as Co-Chairmen of the Board of Directors. If the Chairman or any Co-Chairman is not available to preside over a meeting of the Board, a director chosen by a majority of the directors present shall preside over the meeting.

     Section 6. The Chief Executive Officer. The CEO shall be the senior officer of the Corporation and, subject to the control of the Board of Directors, shall have general and active management and control of the business and affairs of the Corporation and over its several officers, and shall see that all orders and resolutions of the Board are carried into effect. The CEO shall have the power to call special meetings of stockholders and call special meetings of the Board, shall preside over meetings of the stockholders of the Corporation. The CEO shall have such additional duties specified in any Employment Agreement between the Corporation and such officer in effect from time to time.

     Section 7. The President. The President shall have the power to call special meetings of the Board. If the CEO is not present at a meeting of the stockholders, the President shall preside, and if the President is not present at such meeting, a director or officer chosen by a majority of the directors present shall preside over the meeting. The President shall exercise supervision over the business of the Corporation and over its several officers, subject to the oversight of the CEO. The President shall have such additional duties specified in any Employment Agreement between the Corporation and such officer in effect from time to time.

     Section 8. Vice Presidents. Vice Presidents, if any, in such order as may be determined by the Board, shall generally assist the CEO and the President and perform such other duties as the Board, the CEO, or the President shall prescribe.

     The Board shall have the right to appoint a Vice President of Finance who shall assist the President with respect to financing and capital raising activities.

     Section 9. The Secretary. The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee. He shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board or the CEO and shall act under the supervision of the CEO. He shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation and, when so affixed, the seal shall be attested by his signature or by the signature of the Treasurer of the Corporation (the "Treasurer") or an Assistant Secretary or Assistant Treasurer of the Corporation. He shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board or the CEO may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board or the CEO.

     Section 10. Assistant Secretaries. Assistant Secretaries of the Corporation ("Assistant Secretaries"), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board of the Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.

     Section 11. Chief Financial Officer. The Chief Financial Officer shall exercise supervision over all of the financial affairs of the Corporation, shall perform such other duties as may be prescribed by the Board or the CEO and shall act under the supervision of the CEO.

     Section 12. The Treasurer. The Treasurer shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. He shall disburse the funds of the Corporation under the direction of the Board and the CEO. He shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of his accounts whenever the Board or the CEO shall so request. He shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When
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

required by the Board, he shall give bonds for the faithful discharge of his duties in such sums and with such sureties as the Board shall approve.

     Section 13. Assistant Treasurers. Assistant Treasurers of the Corporation ("Assistant Treasurers"), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe, and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

     Section 14. Additional Officers. The Board or the CEO may appoint such other officers and assistant officers and agents as it or he shall deem necessary, who shall hold their offices for such terms and shall have authority and exercise such powers and perform such duties as shall be determined from time to time by the Board, by resolution not inconsistent with these Bylaws, or by the CEO.

                                   ARTICLE VI

                  DIVIDENDS, CHECKS, DRAFTS, NOTES AND PROXIES

     Section 1. Dividends. Dividends shall be declared only out of any assets or funds of the Corporation legally available for the payment of dividends at such times as the Board shall direct. Dividends shall be paid to holders of the stock of the Corporation in U.S. dollars.

     Section 2. Checks, Drafts and Notes. All checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.

     Section 3. Execution of Proxies. The CEO or, in the absence or disability of the CEO, the President or any Vice President, may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the CEO, the President or any Vice President.

                                  ARTICLE VII

                         SHARES AND TRANSFER OF SHARES

     Section 1. Certificates of Stock. Every owner of shares of stock of the Corporation shall be entitled to have a certificate evidencing the number of shares of stock of the Corporation owned by him or it and designating the class of stock to which such shares belong, which shall otherwise be in such form as the Board shall prescribe. Each such certificate shall bear the signature (or a facsimile thereof) of the CEO, the President or any Vice President and of the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Corporation.

     Section 2. Record. A record shall be kept of the name of the person, firm or corporation owning the stock represented by each certificate evidencing stock of the Corporation issued, the number of shares represented by each such certificate, and the date thereof, and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

     Section 3. Transfer of Stock. (a) The transfer of shares of stock and the certificates evidencing such shares of stock of the Corporation shall be governed by Article 8 of Subtitle I of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time.

     (b) Registration of transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon the surrender of the

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

certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed.

     Section 4. Addresses of Stockholders. Each stockholder shall designate to the Secretary of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to him, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon him by mail directed to him at his post office address, if any, as the same appears on the share record books of the Corporation or at his last known post office address.

     Section 5. Lost, Destroyed or Mutilated Certificates. A holder of any shares of stock of the Corporation shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing all or any such shares of stock. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

     Section 6. Facsimile Signatures. Any or all of the signatures on a certificate evidencing shares of stock of the Corporation may be facsimiles.

     Section 7. Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with the Restated Certificate of Incorporation or these Bylaws, concerning the issue, transfer and registration of certificates evidencing stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures (or a facsimile or facsimiles thereof) of any of them. The Board may at any time terminate the employment of any transfer agent or any registrar of transfers. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, transfer agent or registrar, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed or whose facsimile signature has been placed upon such certificate or certificates had not ceased to be such officer, transfer agent or registrar.

     Section 8. Record Date. In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. A determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

     Section 9. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

                                  ARTICLE VIII

                               BOOKS AND RECORDS

     Section 1. Books and Records. The books and records of the Corporation may be kept at such place or places within or without the State of Delaware as the Board may from time to time determine.

                                   ARTICLE IX

                                      SEAL

     Section 1. Seal. The Board shall provide a corporate seal which shall bear the full name of the Corporation.

                                   ARTICLE X

                                  FISCAL YEAR

     Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change from time to time, by the Board.

                                   ARTICLE XI

                                INDEMNIFICATION

     Section 1. Indemnification. (a) General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) Successful Defense. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Proceedings Initiated by any Person. Notwithstanding anything to the contrary contained in subsections (a) or (b) above, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board.

     (e) Procedure. Any indemnification under subsections (a) and (b) above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of a quorum of the directors who are not parties to such action, suit or proceeding, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

     (f) Advancement of Expenses. Expenses (including attorneys' fees) incurred by a director or an officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in form and substance satisfactory to the Corporation by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article XI. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     (g) Rights not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (h) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

     (i) Definition of "Corporation". For purposes of this Article XI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (j) Certain Other Definitions. For purposes of this Article XI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in this Article XI.

     (k) Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (l) Repeal or Modification. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     (m) Action Against Corporation.  Notwithstanding any provisions of this
Article XI to the contrary, no person shall be entitled to indemnification or advancement of expenses under this Article XI with respect to any action, suit or proceeding, or any claim therein, brought or made by him against the Corporation.

                                  ARTICLE XII

                                   AMENDMENTS

     Section 1. Amendments. These Bylaws, or any of them, may be altered, amended or repealed, or new bylaws may be made, but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with any provision of the Certificate of Incorporation, either by a majority of the number of directors constituting the whole Board or by the stockholders of the Corporation upon the affirmative vote of the holders of 80% of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Certificate of Incorporation provides, and its Restated Certificate of Incorporation (the "Certificate") will provide, that the Registrant shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant's Bylaws provide, and its Restated Bylaws will provide, that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to Section 102(b)(7) of the DGCL, the Certificate will eliminate the liability of a director to the Registrant or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

         The Registrant has obtained primary and excess insurance policies insuring the directors and officers of the Registrant and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) EXHIBITS

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:


EXHIBIT           DESCRIPTION
-------           -----------
2.1               Amended and Restated Agreement and Plan of Merger, dated as of
                  July ____, 1998, among the Registrant, Servico, Inc., Impac
                  Hotel Group, L.L.C., SHG-S Sub, Inc., SHG-I Sub, L.L.C.,
                  Lodgian Holdings, L.L.C., P-Burg Lodging Associates, Inc.,
                  Hazard Lodging Associates, Inc., Memphis Lodging Associates,
                  Inc., Delk Lodging Associates, Inc., Impac Hotel Development,
                  Inc., Impac Design and Construction, Inc. and Impac Hotel
                  Group, Inc. (included as Appendix A to the Prospectus/Proxy
                  Statement/Solicitation of Written Consent which is part of this Registration Statement).*

3.1 Restated Certificate of Incorporation of the Registrant (included as Appendix G to the Prospectus/Proxy
                  Statement/Solicitation of Written Consent which is part of this Registration Statement).*

3.2 Restated Bylaws of the Registrant (included as Appendix H to the Prospectus/Proxy Statement/Solicitation of Written Consent which is part of this Registration Statement).*

5 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the validity of the shares of Lodgian Common Stock being offered.*

8.1 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding certain federal income tax matters.*

8.2 Opinion of Powell, Goldstein, Frazer & Murphy, LLP regarding certain federal income tax matters.*

8.3 Opinion of Lehman Brothers (included as Appendix B to the Prospectus/Proxy Statement/Solicitation of Written Consent which is part of this Registration Statement).*

8.4 Opinion of Allen & Company (included as Appendix C to the Prospectus/Proxy Statement/Solicitation of Written Consent which is part of this Registration Statement).*

10.1 Indenture, dated as of June 17, 1998, between Servico, Inc., the Registrant and Wilmington Trust Company, as Trustee.*

10.2 First Supplemental Indenture, dated as of June 17, 1998, between Servico, Inc., the Registrant and Wilmington Trust Company, as Trustee.*

10.3 Guarantee Agreement, dated as of June 17, 1998, between the Servico, Inc., the Registrant and Wilmington Trust Company, as Guarantee Trustee.*

10.4 Registration Rights Agreement, dated June 17, 1998, among Lodgian Capital Trust I, Servico, Inc. NationsBanc Montgomery Securities, LLC.*

10.5 Amended and Restated Declaration of Trust of Lodgian Capital Trust I, dated as of June 17, 1998, between Servico, Inc., as Sponsor, David A. Buddemeyer, Charles M. Diaz and Phillip Hale, as Regular Trustees, and Wilmington Trust Company, as Delaware Trustee.*

10.6 Form of Lodgian 1998 Short-Term Incentive Compensation Plan (included as Appendix D to the Prospectus/Proxy
                  Statement/Solicitation of Written Consent which is part of this Registration Statement).*

10.7 Form of Lodgian 1998 Stock Incentive Plan (included as Appendix E to the Prospectus/Proxy Statement/Solicitation of Written Consent which is part of this Registration Statement).*

10.8 Form of Lodgian Non-Employee Directors' Stock Plan (included as Appendix F to the Prospectus/Proxy Statement/Solicitation of Written Consent which is part of this Registration Statement).*

10.9              Form of Employment Agreement between the Registrant and David
                  A. Buddemeyer*

10.10             Form of Employment Agreement between the Registrant and Robert
                  S. Cole*

10.11 Form of Registration Rights Agreement between the Registrant and certain unitholders of Impac Hotel Group, L.L.C.*

21                Subsidiaries of the Registrant.*

23.1              Consent of Lehman Brothers.*

23.2              Consent of Allen & Company (included with Exhibit 8.4).*

23.3              Consent of Stearns Weaver Miller Weissler Alhadeff &
                  Sitterson, P.A.*

23.4 Consent of Powell, Goldstein, Frazer & Murphy, LLP (included with Exhibit 8.2).*

23.5              Consent of Ernst & Young, L.L.P.*

23.6              Consent of Coopers & Lybrand, L.L.P.*

27                Financial Data Schedule.*

99.1 Form of Servico, Inc. Common Stock Proxy Card for Special Meeting of Shareholders of Servico, Inc.*

99.2              Form of Written Consent for unitholders of Impac Hotel Group,
                  L.L.C.*

99.3 Consent of Peter R. Tyson, as a person named as about to become a director.*

99.4 Consent of Joseph C. Calabro, as a person named as about to become a director.*

99.5 Consent of Michael Leven, as a person named as about to become a director.*

99.6 Consent of John Lang, as a person named as about to become a director.*

99.7 Consent of Richard H. Weiner, as a person named as about to become a director.*

99.8 Consent of Robert S. Cole, as a person named as about to become a director.*

--------------------
* Previously Filed.

         (b) FINANCIAL STATEMENT SCHEDULES.

         Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

         (c) REPORTS, OPINIONS AND APPRAISALS.

         Omitted because they are included as appendicies to the Prospectus/Proxy Statement/Solicitation of Written Consent which is a part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, whether applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on this 22nd day of July, 1998


                                         LODGIAN, INC.



                                         By: /s/ David A. Buddemeyer
                                            -----------------------------------
                                         David A. Buddemeyer
                                         President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Buddemeyer and Charles M. Diaz, and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                              TITLE                                                  DATE
---------                              -----                                                  ----


/s/ David A. Buddemeyer                President and Chief Executive Officer and              July 22, 1998
--------------------------------       Sole Director
David A. Buddemeyer



/s/ Warren M. Knight                   Vice President Finance (Principal                      July 22, 1998
----------------------------------     Financial and Accounting Officer)
Warren M. Knight